CONFIDENTIAL EXECUTION VERSION TRANSACTION AGREEMENT BY AND AMONG INTERNATIONAL FLAVORS & FRAGRANCES INC., FOXTROT US BIDCO, INC., AND FOXTROT MIDCO LP Dated as of May 28, 2026

i TABLE OF CONTENTS Page Article I DEFINITIONS ..................................................................................................................2 Section 1.1 Definitions..............................................................................................2 Section 1.2 Defined Terms ......................................................................................36 Article II CLOSING ......................................................................................................................46 Section 2.1 Closing .................................................................................................46 Section 2.2 Closing Date.........................................................................................46 Section 2.3 Purchase Price Calculation and Purchase Price Adjustment................48 Section 2.4 French Employee Information and Consultation Matters ....................52 Section 2.5 Purchase Price Allocation ....................................................................53 Section 2.6 Withholding Taxes ...............................................................................53 Article III REPRESENTATIONS AND WARRANTIES OF PARENT ........................................54 Section 3.1 Corporate Existence and Power ...........................................................54 Section 3.2 Corporate Authorization.......................................................................54 Section 3.3 Governmental Authorization ................................................................55 Section 3.4 Non-contravention ...............................................................................55 Section 3.5 Transferred Entities ..............................................................................55 Section 3.6 Financial Data ......................................................................................57 Section 3.7 No Undisclosed Liabilities ...................................................................58 Section 3.8 Absence of Certain Changes ................................................................58 Section 3.9 Sufficiency of Acquired Assets ............................................................58 Section 3.10 Material Contracts ................................................................................59 Section 3.11 Litigation ..............................................................................................61 Section 3.12 Compliance with Laws ........................................................................62 Section 3.13 Tax Representations Relating to the Transferred Entities ....................63 Section 3.14 Properties .............................................................................................65 Section 3.15 Insurance ..............................................................................................67 Section 3.16 Intellectual Property and Data Protection ............................................67 Section 3.17 Material Customers and Suppliers .......................................................70 Section 3.18 Permits .................................................................................................70 Section 3.19 Finders’ Fees ........................................................................................71 Section 3.20 Employee Benefit Plans and Employees .............................................71 Section 3.21 Product Compliance Laws ...................................................................73 Section 3.22 Environmental Compliance .................................................................74 Section 3.23 Related Party Transactions and Agreements ........................................75 Section 3.24 Indebtedness .........................................................................................75 Section 3.25 No Other Representations and Warranties ...........................................75 Article IV REPRESENTATIONS AND WARRANTIES OF BUYER .........................................76 Section 4.1 Existence and Power ............................................................................76 Section 4.2 Authorization .......................................................................................76 Section 4.3 Governmental Authorization ................................................................77

Section 4.4	Non-contravention	77
Section 4.5	Financing	77
Section 4.6	Solvency	79
Section 4.7	Litigation	80
Section 4.8	Finders' Fees	80
Section 4.9	Purchase for Investment	80
Section 4.10	Insurance	80
Section 4.11	No Other Representations and Warranties	80
Section 4.12	Inspections; Independent Investigation; No Reliance	82

Article V COVENANTS ... 83

Section 5.1	Certain Governmental Approvals	83
Section 5.2	Covenants Relating to Conduct of Business	87
Section 5.3	Confidentiality	93
Section 5.4	Access to Information	95
Section 5.5	Separation of Information	100
Section 5.6	Production of Witnesses and Individuals	101
Section 5.7	Publicity	101
Section 5.8	Shared Contracts	102
Section 5.9	Audited and Unaudited Financial Statements; Financial Statements Cooperation	105
Section 5.10	Obligations Regarding Non-Assignable Assets and Non-Assumable Liabilities	106
Section 5.11	Pre-Closing Reorganization	110
Section 5.12	Mail and Other Communications; Payments	113
Section 5.13	Intercompany Agreements	114
Section 5.14	Financial Assurance	115
Section 5.15	Guarantees	116
Section 5.16	Wrong Pockets	117
Section 5.17	Recordation of Transfers of Certain Acquired Assets	118
Section 5.18	Further Assurances	119
Section 5.19	Acquisition Documents	119
Section 5.20	Directors and Officers Indemnification	120
Section 5.21	RWI Policy	121
Section 5.22	Specified Proceedings	122
Section 5.23	Insurance	123
Section 5.24	Inventor Remuneration	124
Section 5.25	Termination of Overhead and Shared Services	124
Section 5.26	Transitional Trademark Rights	124
Section 5.27	Migration	130
Section 5.28	Licenses	131
Section 5.29	Challenge Strains Copy	133
Section 5.30	Termination and Settlement of DPLTA	133
Section 5.31	Transition of the Business	136
Section 5.32	Financing Cooperation	137
Section 5.33	Financing Obligation	141
Section 5.34	PLR Inventory	143

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Section 5.35	Post-Closing Payments	144
Section 5.36	Restructuring Covenant	144

Article VI CERTAIN TAX MATTERS 144

Section 6.1	Tax Indemnification by Parent	144
Section 6.2	Tax Returns	145
Section 6.3	Tax Contests	146
Section 6.4	Straddle Period	148
Section 6.5	Post-Closing Actions	148
Section 6.6	Transfer Taxes and VAT	149
Section 6.7	Tax Cooperation	150
Section 6.8	Refunds, Credits and Carrybacks	151
Section 6.9	Tax Sharing Agreements	152
Section 6.10	German VAT Group; German Tax Allocation Agreements	152
Section 6.11	Certain Tax Elections and Additional Matters	153

Article VII CERTAIN EMPLOYEE MATTERS 154

Section 7.1	Transfer of Business Employees	154
Section 7.2	Post-Closing Protected Period	157
Section 7.3	Service Crediting; Pre-Existing Conditions	158
Section 7.4	Cash Incentives	159
Section 7.5	Establishment of Transferred Entity Benefit Plans; Certain Non-U.S. Matters	159
Section 7.6	Pension Adjustment	160
Section 7.7	Parent Non-Qualified Deferred Compensation Plans; Certain Section 409A Matters	162
Section 7.8	Equity Awards	162
Section 7.9	Benefit Plan Participation; M&A Qualified Beneficiaries	163
Section 7.10	PTO	163
Section 7.11	Payroll and Related Taxes	164
Section 7.12	Labor Matters	164
Section 7.13	Employment Loss or Layoff	165
Section 7.14	Immigration Compliance	166
Section 7.15	No Third-Party Beneficiaries	166
Section 7.16	Workers' Compensation Liabilities	166
Section 7.17	Non-Competition; Non-Solicitation	166

Article VIII CONDITIONS PRECEDENT TO THE CLOSING 170

Section 8.1	Conditions to Each Party's Obligations to Close	170
Section 8.2	Conditions to Obligations of Buyer to Close	171
Section 8.3	Conditions to Obligations of Parent to Close	171
Section 8.4	Frustration of Closing Conditions	172

Article IX TERMINATION; EFFECT OF TERMINATION 172

Section 9.1	Termination	172
Section 9.2	Effect of Termination	173
Section 9.3	Notice of Termination	174

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Section 9.4	Reverse Termination Fee	174
Article X SURVIVAL; INDEMNIFICATION		176
Section 10.1	Survival	176
Section 10.2	Indemnification by Parent	176
Section 10.3	Indemnification by Buyer	177
Section 10.4	Procedures	177
Section 10.5	Exclusive Remedy and Release	178
Section 10.6	Remediation Liability Procedures	179
Section 10.7	Additional Indemnification Provisions	183
Section 10.8	Limitation on Liability	184
Section 10.9	Indemnity Payments	184
Section 10.10	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	184
Article XI GENERAL PROVISIONS		185
Section 11.1	Entire Agreement	185
Section 11.2	Conflicts; Privileges	185
Section 11.3	Assignment	186
Section 11.4	Amendments and Waivers	186
Section 11.5	No Third Party Beneficiaries	187
Section 11.6	Notices	187
Section 11.7	Specific Performance	187
Section 11.8	Governing Law and Jurisdiction	188
Section 11.9	Waiver of Jury Trial	189
Section 11.10	Severability	189
Section 11.11	Counterparts	190
Section 11.12	Expenses	190
Section 11.13	Interpretation; Absence of Presumption	190
Section 11.14	Foreign Exchange Rate	192
Section 11.15	Financing Sources Protective Provisions	192
Section 11.16	No Recourse	194

EXHIBITS

Exhibit A	French Put Option Letter
Exhibit B	Accounting Principles
Exhibit C	Reference Balance Sheet
Exhibit D	Form of Data Transfer Agreement
Exhibit E	Form of Product Manufacturing Agreements
Exhibit F-1	Form of Product Supply Agreements
Exhibit F-2	Form of Product Supply Agreements
Exhibit G	Form of Site Services Agreement
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of Umbrella Secrecy Agreement
Exhibit J	Licensed Marks
Exhibit K	Form of Ground Lease

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v Exhibit L Governance Term Sheet ANNEXES Annex 1 List of Equity Sellers Annex 2 List of Transferred Entities

TRANSACTION AGREEMENT Transaction Agreement, effective as of the date countersigned by Parent as set forth on the signature page hereto (this “Agreement”), by and among International Flavors & Fragrances Inc., a New York corporation (“Parent”), Foxtrot US Bidco, Inc., a Delaware corporation (“Buyer”) and Foxtrot Midco LP, a Delaware limited partnership (“Buyer Parent”). Each of Parent, Buyer and Buyer Parent shall hereinafter be referred to as a “Party” and, together, as the “Parties”. WHEREAS, the Persons identified on Annex 1, as may be updated from time to time by Parent (i) to the extent necessary to consummate the transfer of the Business, subject to providing notice to, and receiving consent from (to the extent required by the terms and conditions of this Agreement), Buyer with respect to any Persons added thereto or (ii) pursuant to any modifications of the Pre-Closing Reorganization Steps in accordance with this Agreement (each, an “Equity Seller” and together with Parent, the “Sellers”) own, or will own immediately prior to the Closing, directly or indirectly, the Equity Interests; WHEREAS, the Sellers and certain of their Subsidiaries are engaged in the Business and utilize the Acquired Assets to operate the Business; WHEREAS, Parent desires to sell and cause the other Sellers to sell to Buyer, and Buyer desires to purchase from the Sellers, the Business through the acquisition of the Equity Interests, upon the terms and subject to the conditions hereinafter set forth (collectively, the “Acquisition”); WHEREAS, the Parties desire that the Transferred Entities assume the Assumed Liabilities and that the Sellers and their Affiliates retain the Retained Liabilities, in the manner and subject to the terms and conditions set forth herein; WHEREAS, prior to the Closing, the Sellers and their Affiliates will undertake the Pre- Closing Reorganization in order to transfer portions of the Business (including certain of the Acquired Assets and Assumed Liabilities) to the Transferred Entities, and enable the Sellers and their Affiliates to retain certain of the Excluded Assets and Retained Liabilities; WHEREAS, as of the date hereof, Parent (and/or its relevant subsidiary), on the one hand, and Buyer on the other hand, have entered into the French put option letter attached hereto as Exhibit A (the “French Put Option Letter”) relating to, upon exercise by Parent of the put option pursuant to the terms and conditions of the French Put Option Letter, as the case may be, the purchase of the Equity Interests in International N&H Denmark ApS, or NH EMEA Holding, in case of implementation of Option 1 or Option 2 (as defined below) respectively (the “Specific Transaction”), it being reminded that (A) Parent may not exercise the Put Option before completion of the French Information and Consultation Process (as defined in Section 2.4 of this Agreement) relating to the French pre-closing reorganization, which shall be carried out in accordance with one of the following two options, as mutually agreed between the Parties prior to the delivery of the Put Option Exercise Notice in accordance with the French Put Option Letter: (i) (x) the carve-out from the French Entity of the French Business to French NewCo, a wholly- held by International N&H Denmark ApS (the “Danish Entity”) and (y) the transfer of the French Entity to NH EMEA Holding (the “Dutch Entity”) (this clause (i), “Option 1”); or (ii) (x) the carve-out from the French Entity of the French Business to French NewCo directly or indirectly

2 owned by the Dutch Entity, and (y) the transfer of the French Entity to a non-Transferred Entity (this clause (ii), “Option 2”) (the “French Pre-Closing Reorganization”) and (B) the closing of the Specific Transaction may not occur before completion of the French Pre-Closing Reorganization; and WHEREAS, concurrently with the execution of this Agreement, the parties thereto (in such capacity, the “Guarantors”) have delivered a limited guaranty (the “Limited Guarantee”) in favor of Parent, pursuant to which the Guarantors have, subject to the terms and conditions therein, guaranteed certain of Buyer’s obligations under this Agreement. NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows: ARTICLE I DEFINITIONS Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below: “Accounting Principles” means the accounting principles, procedures, policies, practices and methods set forth in Exhibit B hereto. “Acquired Assets” means any and all right, title and interest in and to the following assets of Parent and its Subsidiaries (including the Transferred Entities) (but for greater certainty excluding the Excluded Assets): (a) all interests in the capital stock of, or any other equity interests in, the Transferred Entities; (b) all interests in the capital stock of, partnership interests that represent the capital of, or other equity interests in, the Transferred Joint Ventures and, in each case, any and all rights related thereto (including any equity interests of the Transferred Joint Ventures acquired by Parent or any of its Subsidiaries after the date of this Agreement and any contractual rights to acquire the same); (c) any and all assets the ownership of which is expressly transferred or allocated to any Transferred Entity or the Business pursuant to any Acquisition Document, including any and all such rights of any Transferred Entity pursuant to this Agreement or any Acquisition Document; (d) any and all rights, title and interest in and to (i) the Real Property set forth on Section 3.14(a)(i) of the Parent Disclosure Schedule, including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the

3 operation of the land or any improvements thereon, all riparian rights, surface and underground oil, gas, mineral and water rights, and any and all other water rights pertaining to the land, and any and all Business Permits which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Section 3.14(a)(i) of the Parent Disclosure Schedule) (collectively, the “Owned Real Property”), and (ii) under, the Leases pertaining to the Real Property set forth on Section 3.14(a)(ii) of the Parent Disclosure Schedule, including, in each case, to the extent provided for in such Leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all Business Permits which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Section 3.14(a)(ii) of the Parent Disclosure Schedule) (collectively, the “Leased Real Property”), and (iii) the TSA Real Property set forth on Section 3.14(a)(iii) of the Parent Disclosure Schedule pursuant to one or more Transition Services Agreements (or similar temporary licenses); (e) any and all assets in respect of claims (including insurance claims), causes of action, defenses, rights to offset, reimbursement rights, counterclaims, enforcement rights, warranties, contractual indemnities, and other rights similar to the foregoing, in each case, to the extent primarily related to the Business, any Acquired Asset (other than to the extent primarily related to any Retained Liability) or any Assumed Liability; (f) any and all (i) Business Contracts and (ii) the portion of the Shared Contracts in relation to the rights, benefits and obligations under such Contracts in respect of the Business (the “Shared Contract Business Portion”), in the case of each of clauses (i) and (ii), including any claims, rights, benefits or causes of action arising thereunder or related thereto; provided, however, that any such Shared Contracts shall be subject to Section 5.8; (g) any and all Business IT Assets; (h) any and all benefits of any and all credits, prepaid expenses and deposits, rebates, deferred charges and prepaid items, in each case to the extent used or held for use in, or arising out of, the operation or conduct of the Business; (i) any and all accounts and notes receivable (other than intercompany receivables) to the extent solely related to the Business (or otherwise taken into account in the determination of the Final Closing Net Working Capital); (j) Business-Parent Intercompany Receivables and Business-Business Intercompany Receivables;

4 (k) to the extent not already addressed by clauses (f), (h), (i) or (j) above, all Current Assets to the extent included in the determination of Final Closing Net Working Capital, and all Cash Equivalents to the extent included in the determination of Final Closing Cash; (l) any and all Business Intellectual Property, including any Intellectual Property required to be set forth on Section 3.16(a) of the Parent Disclosure Schedule, together with any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation or misuse, with the right but not the obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages; (m) any and all Designated Production Strains and the Challenge Strains Collection; (n) any and all goodwill Related to the Acquired Assets (including all goodwill symbolized by or associated with any Trademarks included in the Business Intellectual Property); (o) any and all Assumed Plans and Transferred Entity Benefit Plans, together with all assets, rights, interests and funding arrangements in connection therewith (including all assets, trusts, insurance policies and administrative service Contracts relating to such Assumed Plans and Transferred Entity Benefit Plans); (p) any and all Permits exclusively related to the Business (including any Environmental Permits or Product Compliance Permits exclusively related to the Business and any pending applications for such Permits, Environmental Permits and Product Compliance Permits) (the “Business Permits”) (but at all times subject to Section 5.10 to the extent also a Shared Permit) to the extent such Business Permits are transferable; (q) subject to Section 5.5, any and all Information (other than Intellectual Property and IT Assets) that is exclusively related to the Business (together, “Business Information”); (r) if, and to the extent, the type of asset is not addressed by clauses (a)-(q) of this definition, any and all assets that are exclusively related to the Business (unless a different standard is provided below), including in the following categories: (i) except for IT Assets and Inventory, any and all owned or leased tangible personal property and interests therein, including machinery, tools, equipment, vehicles, in each case, that is located at (A) an Owned Real Property or a Leased Real Property, (B) the site of a vendor of the Business or (C) the TSA Real Property and, in the case of clause (B) and (C), exclusively held for use, or exclusively used by, the Business;

5 (ii) any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, merchandise, finished goods and products and other inventories (“Inventory”), in each case, that are exclusively held for use, or exclusively used, by the Business and that are in transit to or located at (A) an Owned Real Property or a Leased Real Property, (B) the site of a customer of the Business (provided that title has not transferred, or will not transfer without further action by Parent or the Sellers, to such customer), (C) the site of a vendor of the Business or (D) the TSA Real Property; and (iii) to the extent permitted by applicable Law, the personnel and employee-benefit related records possessed by a Transferred Entity that relate to Business Employees (to the extent practicable and permitted to be transferred in connection with the transactions contemplated by this Agreement and the other Acquisition Documents under applicable Law), unless such Business Employee is ultimately not a Transferred Employee, but excluding medical and performance records. “Acquisition Documents” means this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Limited Guarantee, the Transition Services Agreement, the Data Transfer Agreement, the Umbrella Secrecy Agreement, the Ground Lease, the Commercial Agreements, the French Put Option Letter and the French Transfer Agreement, but shall exclude the Conveyancing and Assumption Instruments. “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, as of and after the Closing, none of the Transferred Entities or Transferred Joint Ventures shall be deemed an Affiliate of Parent. In no event shall (i) Buyer be considered an Affiliate of the Transferred Entities prior to the Closing, (ii) Buyer or any of its Subsidiaries be considered an Affiliate of any member of the CVC Network and (iii) any member of the CVC Network be considered an Affiliate of Buyer or any of its Subsidiaries; provided that clauses (ii) and (iii) shall not apply with respect to Section 5.2(c), Section 5.4, Section 5.6, Section 5.7, Section 5.11(b), Section 5.22, Section 5.32, Section 5.36, Section 9.4, Section 10.2, Section 10.8, Section 10.9, Section 11.2 and Section 11.16. “Ancillary Assets” means any and all assets necessary to perform the services contemplated to be performed by Parent or its Affiliates (other than the Transferred Entities) under the Acquisition Documents. “Antitrust Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the EU Merger Regulations and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

6 “Assumed Liabilities” means any and all Liabilities of Parent and its Subsidiaries (including the Transferred Entities), in the following categories, in each case, regardless of (a) when or where such Liabilities arose or arise (whether arising prior to, at or after the Closing), except to the extent that a specific Liability described herein is expressly qualified with respect to when such Liability arose, (b) where or against whom such Liabilities are asserted or determined, (c) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by Parent and its Subsidiaries (including the Transferred Entities), as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (d) which entity is named in any Action associated with any such Liability: (i) any and all Liabilities that are expressly assumed by or allocated to the Transferred Entities pursuant to this Agreement or any Acquisition Document, including any and all obligations and Liabilities of the Transferred Entities or Transferred Joint Ventures pursuant to this Agreement or any other Acquisition Document; (ii) any and all Indebtedness of the Business; (iii) any and all obligations with respect to any and all credits, prepaid expenses, rebates, deferred charges and prepaid items of any Person other than Parent or its Subsidiaries (including the Transferred Entities) (including any deferred revenue), in each case, to the extent related to, resulting from or arising out of the Business; (iv) all accounts payable (other than intercompany payables) to the extent related to the Business or any Assumed Liability (or otherwise taken into account in the determination of the Final Closing Net Working Capital); (v) Business-Parent Intercompany Payables and Business-Business Intercompany Payables; (vi) any and all Environmental Liabilities to the extent related to the Business or the Real Property, whether such activities occurred prior to, at or after the Closing (other than the Retained Environmental Liabilities); (vii) except as set forth in this Agreement or any other Acquisition Documents, any and all Liabilities to the extent relating to, arising out of or resulting from the operation of the Business as conducted by Buyer, any Transferred Entity, any Transferred Joint Venture and/or their respective Affiliates at any time after the Closing, including any Liability relating to, arising out of or resulting from any act or failure to act by Buyer, its Affiliates or their respective employees or agents after the Closing; (viii) any and all Liabilities arising out of Inventor Remuneration to the extent related to Intellectual Property constituting an Acquired Asset or that is first created, conceived, or developed after the Closing; (ix) any and all Tax Liabilities of the Transferred Entities;

7 (x) any and all Employee Liabilities, whenever incurred, (A) arising out of, relating to, resulting from, or with respect to, any (x) Business Employee’s employment or termination of employment, (y) any Business Contractor’s engagement or termination of engagement, or (z) Non-Consenting Employee’s employment or termination of employment (other than ex gratia payments), (B) arising out of, relating to, resulting from, or with respect to, the employment or engagement or termination of employment or engagement of (x) any Former Business Employee or Former Business Contractor or (y) current or former director in respect of the Business, or any employee or other individual service provider who provided services in respect of the Business who, but for their termination of employment or service, would have been a Business Employee if employed by Parent or its Affiliates as of the Closing Date, (C) primarily relating to or primarily arising out of the Business, (D) that, upon the termination of employment of an individual with Parent or any of its Affiliates (including any Transferred Entity), or any of their respective predecessors or former Affiliates, were Liabilities of a Transferred Entity, (E) as a result of any act or omission of Buyer or its Affiliates, including any breach of the obligations in Article VII or arising from or related to Buyer’s failure to inform or consult with Business Employees or their applicable Employee Representative Body in accordance with applicable Law, including the Transfer Regulations or an applicable CBA or national, sector or industry-level collective bargaining agreement (excluding for the avoidance of doubt, as a result of Parent’s breach of any obligation of Seller or their Affiliates in Article VII or any failures of Seller or its Affiliates to inform or consult with Business Employees or their applicable Employee Representative Body prior to the signing of this Agreement), (F) arising out of, relating to or resulting from any Assumed Plan or Transferred Entity Benefit Plan (other than to the extent arising out of, relating to, resulting from, or with respect to, any Non-Business Employee or Former Non-Business Employee or any Non-Consenting Employee who continues in the employ of Parent or any of its Affiliates following the Closing), or (G) expressly assumed by Buyer or its Affiliates in accordance with the provisions of Article VII, but excluding in the case of each of clauses (A) through (E), any such Liabilities otherwise expressly retained by the Excluded Parent Businesses in accordance with the provisions of Article VII (the Liabilities assumed hereunder, collectively, the “Assumed Employee Liabilities”); and (xi) if and to the extent not addressed by clauses (i)-(x) of this definition or as otherwise expressly provided for in Section 5.8 and Section 5.10, any and all Liabilities or to the extent related to, arising out of or resulting from the Business, including in the following categories: (A) death, personal injury, other injury to Persons or property damage (specifically excluding any Environmental Liabilities) relating to past, current or future use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use;

8 (B) except as set forth in this Agreement, any Action to the extent related to the Business, including such Actions listed on Section 3.11 of the Parent Disclosure Schedule; (C) any warranty, product liability obligations or claims or similar obligations to the extent entered into for, created or incurred by, or otherwise related to, the Business; (D) any past, current or future tort, breach of Contract or violation of, or non-compliance with, any Law or any approval, consent, franchise, license, permit, registration, authorization or certificate or other right issued or granted by any Governmental Entity (specifically excluding any Environmental Liabilities), in each case, to the extent related to the Business; (E) any return, rebate, discount, credit, customer program, or similar matters related to products or services to the extent related to the Business; (F) any of the Business Contracts or the Shared Contract Business Portion of a Shared Contract; and (G) any of the Acquired Assets. Notwithstanding anything in the foregoing, (x) “Assumed Liabilities” shall not include (i) Taxes of Parent or its Subsidiaries (other than those of the Transferred Entities pursuant to clause (ix)), (ii) any Environmental Liabilities of Parent or its Subsidiaries (other than those described in clauses (i), (vi), (vii) or (xi) above) or (iii) non-transferable individual and / or criminal Liabilities under applicable Law and (y) and for greater certainty, “Assumed Liabilities” shall not include any Retained Liabilities provided in clauses (ii) through (x) of the definition of “Retained Liabilities”. “Assumed Plan” means each Business Benefit Plan that is contributed to, sponsored, maintained or entered into by a Seller or a Retained Parent Subsidiary and that will be assigned to, and assumed by, a Transferred Entity. “Automatic Transfer Business Employee” means each Business Employee whose employment is expected to automatically transfer to Buyer, any of Buyer’s Affiliates, any of the Transferred Entities, or any Employer of Record by operation of the Transfer Regulations, as a consequence of the arrangements contemplated by this Agreement. “Benefit Plan” means all compensation and benefit plans, programs, agreements, policies or arrangements, including any employment, severance, welfare (including medical, dental, vision and life insurance), cafeteria, retirement, savings, bonus, equity-based incentive and other deferred compensation plans, programs, agreements, policies or arrangements; provided that such definition shall exclude any such plans that are required to be maintained or contributed to by any Governmental Entity in accordance with applicable Law.

9 “Biopolymer and Polysaccharide Hydrocolloids” means naturally occurring, non-tailored or otherwise modified polysaccharides extracted from plant, algae or conventional microbial fermentation sources and used as bulk texture or stabilization agents (e.g., carrageenan, xanthan, pectin), in each case, other than, for the avoidance of doubt, any molecules, materials or substances produced through genetic modification, enzymatic synthesis, strain engineering or digital biology-enabled design (including outputs of Parent’s Designed Enzymatic Biomaterials (DEB) platform). “Biotech Products” means any product, ingredient, organism, formulation, or solution that is marketed, sold, or positioned primarily based on biotechnology, bioscience, fermentation, microbial, genetic, or enzymatic activity. “Business” means (a) the business, operations and activities of the “Food Ingredients” segment of Parent and its Subsidiaries (as narratively described in Parent’s Form 10-K for the fiscal year ended December 31, 2025), which consists of a diversified portfolio across natural, artificial and plant-based specialty food ingredients that provide functional properties solutions for food and beverage products (in each case, specifically with respect to antimicrobial non-live cell products, fermentates, Biopolymer and Polysaccharide Hydrocolloids, and enzyme ecosystems consisting of improver systems (as such term is customarily understood in the improver industry) for food protection end-use applications), as well as value and specialty soy and pea protein with value-added formulations, emulsifiers (including systems), texturants, and sweeteners and Biopolymer and Polysaccharide Hydrocolloids (in each case, whether for food (including pet food and feed additives) and non-food industrial applications) and others, including (i) natural food protection ingredients, consisting of antimicrobials used for natural food preservation and shelf- life extension for, among other things, beverages, bakery, cosmetic and healthcare products, pet food and feed additives; (ii) inclusion products (such as products combining flavorings with fruit, vegetables and other natural ingredients); and (iii) Biopolymer and Polysaccharide Hydrocolloids for food and non-food industrial applications, and (b) the businesses and product lines described on Section 1.1(a) of the Parent Disclosure Schedule; in each case, (x) as constituted as of the date hereof, as such business, operations and activities have been conducted at any time prior to the Closing by Parent and its Subsidiaries (or any of their respective predecessors), and (y) excluding the businesses and product lines described on Section 1.1(b) of the Parent Disclosure Schedule, any Ancillary Assets and any Excluded Assets (it being understood that no representation is made regarding the financial data of the Food Ingredients segment set forth in the Form 10-K of Parent for the fiscal year ended December 31, 2025 and that such financial data shall not be included in this definition). “Business Benefit Plan” means each Benefit Plan for the benefit of any Business Employee, Former Business Employee or other current or former individual service provider, in each case, of the Transferred Entities (a) that is contributed to, sponsored, maintained or entered into by a Seller or a Retained Parent Subsidiary, a Transferred Entity or any Affiliate of any of them, or (b) to which a Seller or a Retained Parent Subsidiary, a Transferred Entity or any Affiliate of any of them has any Liability. “Business-Business Intercompany Payables” means intercompany payables owed by any Transferred Entity or Transferred Joint Venture to another Transferred Entity or Transferred Joint Venture that are effective or outstanding as of the Closing.

10 “Business-Business Intercompany Receivables” means intercompany receivables owed to any Transferred Entity or Transferred Joint Venture by another Transferred Entity or Transferred Joint Venture that are effective or outstanding as of the Closing. “Business Contractor” means each individual independent contractor engaged by any of the Transferred Entities, either as of the date hereof or by the Closing Date. “Business Contracts” means all Contracts that are exclusively related to the Business. “Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York. “Business Employee” means each employee employed by Parent or any of its Affiliates (including any of the Transferred Entities) who either as of the date hereof or by the Closing Date, (a) is, or is expected as of the Closing Date to be, primarily providing services to the Business as determined by Parent in good faith, or (b) has been or will be reasonably necessary to the Business as determined by Parent in good faith, in each case, including each such employee who is on leave of absence (including medical leave, personal leave, military leave, workers’ compensation leave, short-term disability and long-term disability) or paid or unpaid time off, and in each case, excluding any individual who Parent determines was inappropriately identified as a Business Employee. “Business Intellectual Property” means any and all Intellectual Property (excluding IT Assets that are not Software or data rights) owned (or purported to be owned) by Parent or its Affiliates and Related to the Business, including the Patents, Trademarks, Copyrights and domain names set forth on Section 3.16 of the Parent Disclosure Schedule rights in Proprietary Software. “Business IT Assets” means (a) any and all IT Assets (including, for clarity, any and all mobile phones, tablets, personal computers (whether desktop or laptop) or similar devices) owned, leased, or licensed by Parent or its Affiliates in the possession of any Transferred Employee; (b) any and all IT Assets (including, for clarity, servers, hubs, hardware, etc.) owned, leased or licensed by Parent or its Affiliates and located in any Owned Real Property or Leased Real Property, except as may otherwise be set forth in the Leases pertaining thereto; and (c) all other IT Assets exclusively related to, owned, used, developed, in development or held for use by Parent and its Affiliates exclusively in the conduct of the Business, excluding the IT Assets set forth on Section 1.1(c) of the Parent Disclosure Schedule. “Business Lower Net Working Capital Target” means the amount set forth on Section 1.1(d) of the Parent Disclosure Schedule. “Business Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development, effect or combination of the foregoing that, individually or in the aggregate, (x) has had, or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole or (y) materially impair or materially prevent or delay, or would reasonably be expected to materially impair, prevent or delay the ability of Parent or its Affiliates to consummate the transactions contemplated by this Agreement; provided that no such fact, change, circumstance, event, occurrence, condition, development, effect or combination of the foregoing to the extent resulting

11 or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (a) the general local, regional, national or international conditions in the industries or markets in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) general political, economic, energy, financial or capital market conditions (including the prevailing interest rates, inflation or inflation rates, tariffs, tariff refunds, sanctions, trade wars, credit markets, exchange rates or the prices or availability of commodities, raw materials or energy supply used in the Business); (c) any act of civil unrest, war, military activity, sabotage, cyber-incident, cyber-attacks, in each case, on the United States or any other country by a state or other geopolitical actor, or terrorism, including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war (whether or not declared, and including the current conflicts involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Palestine, Hezbollah, Lebanon, Syria, Iran and/or any other state or non-state actors involved, and any and escalations and effects thereof), the commencement, continuation or escalation of a war, acts of armed hostility, including any material worsening of such conditions threatened or existing as of the date hereof, or changes in such conditions (including in connection with the blockade or closure of the Strait of Hormuz and/or the Red Sea), or any Specified Conflict Measures; (d) any failure in and of itself to meet internal or external budgets, forecasts, projections or predictions or analysts’ expectations or projections for any future period (whether related to the Business or otherwise), changes in credit ratings or changes in the trading price or volume of Parent’s common stock (it being understood that the underlying causes of (i) any such failure to meet budgets, forecasts, projections, predictions, guidance, milestones, budgets or expectations, (ii) any such change in credit ratings or (iii) any such change in trading price or volume of Parent’s common stock may be taken into account in determining whether a Business Material Adverse Effect has occurred, unless such causes are otherwise excepted under this proviso); (e) any actions taken to which Buyer has expressly consented in writing (email being sufficient) or that are taken after the date hereof at the written request of Buyer (email being sufficient); (f) any actions expressly required to be taken by Parent or any of its Affiliates pursuant to the Acquisition Documents (including but not limited to Section 5.1); (g) the execution, announcement or pendency of this Agreement, the Acquisition or the other transactions contemplated hereby, including any impact on relationships, contractual or otherwise, with employees, customers, suppliers, vendors, resellers, contract manufacturers, distributors, financing sources, licensors, licensees or others having relationships with Parent (other than for purposes of Sections 3.3, 3.4, 3.10(b), 3.17 and 3.18 to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the consummation of the Acquisition and the other transactions contemplated hereby); (h) acts of God (including hurricanes, wildfires, blackouts, floods, tornados, earthquakes and other natural disasters) or other calamities, pandemics, epidemics, disease outbreaks or other public health conditions (or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak or other public health conditions), weather-related events, manmade disasters, force-majeure events or other comparable events (or, in each case, the exercise of any contractual rights with respect thereto), or any escalation or worsening or de-escalation or improvement thereof; (i) any labor strike, slow down, lockout or stoppage, pending or threatened, affecting the Business or any Business Employee; or (j) changes in any Law or GAAP or other applicable accounting principles or standard or any interpretations thereof after the date of this Agreement, unless, in the cases of clauses (a), (b), (c), (h) or (j) above, such facts, changes,

12 circumstances, events, occurrences, conditions, developments, effects or combinations of the foregoing have had or would reasonably be expected to have a materially disproportionate impact on the business, properties, financial condition or results of operations of the Business, taken as a whole, relative to other affected participants in the industries in which the Business operates (in which case only such incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect). “Business-Parent Intercompany Payables” means any and all intercompany payables owed by any Transferred Entity, on the one hand, to a Seller or a Retained Parent Subsidiary, on the other hand, that: (a)(i) are in respect of goods or services sold or provided to any Transferred Entity by a Seller or a Retained Parent Subsidiary or (ii) arise as a result of the Pre-Closing Reorganization; and (b) are effective or outstanding as of the Closing. “Business-Parent Intercompany Receivables” any and all intercompany receivables owed to any Transferred Entity, on the one hand, by Parent or a Retained Parent Subsidiary, on the other hand, that: (a)(i) are in respect of goods or services sold or provided by any Transferred Entity to a Seller or a Retained Parent Subsidiary or (ii) arise as a result of the Pre-Closing Reorganization; and (b) are effective or outstanding as of the Closing. “Business Upper Net Working Capital Target” means the amount set forth on Section 1.1(e) of the Parent Disclosure Schedule. “Buyer Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development, effect or combination of the foregoing that, individually or in the aggregate with all other facts, change, circumstances, events, occurrences, conditions, developments or effects, impairs, hinders, delays or adversely affects, or would reasonably be expected to materially impair, materially hinder, materially delay or materially and adversely affect the ability of Buyer and its Subsidiaries to consummate the Acquisition. “Cash Equivalents” means (a) cash and (b) checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity to the extent constituting “Cash Equivalents” under the Accounting Principles. “Challenge Strains Collection” means the dedicated set of pathogenic, contaminant, and spoilage microorganisms maintained in Brabrand and used or held for use for controlled challenge trials to assess process robustness, safety and contamination risks. “Closing Cash” means, as of the Reference Time, an amount equal to the sum of (a) all Cash Equivalents held by the Transferred Entities (excluding any DPLTA Company Claim), (b) the pro rata portion (based on ownership by Sellers and the Transferred Entities) of Cash Equivalents held by the Transferred Joint Ventures, if any, and (c) the amount of Cash Equivalents held by third parties, including in respect of security deposits or similar deposits that constitute Acquired Assets; provided, however, that “Closing Cash” shall: (i) be calculated net of issued but uncleared checks, wire transfers and drafts written or issued by any Transferred Entity at such time (in each case, only to the extent there has been a corresponding reduction of accounts payable and such reduction

13 is taken into account in the determination of Current Liabilities for purposes of calculating Closing Net Working Capital), (ii) include all uncleared checks, wire transfers, drafts deposited or pending deposit for the account of any Transferred Entity or Transferred Joint Venture at such time (in each case, only to the extent there has been a corresponding reduction of accounts receivable of any Transferred Entity or Transferred Joint Venture, as applicable, and such reduction is taken into account in the determination of Current Assets for purposes of calculating Closing Net Working Capital), (iii) be calculated net of any cash used to pay any dividend or distribution, Closing Indebtedness, Closing Transaction Expenses, payables, loans and balances (other than the Surviving Intergroup Accounts) that are required to be settled or terminated pursuant to Section 5.13(a) or other costs, fees or expenses incurred in connection with the Pre-Closing Reorganization, in each case, after the Reference Time and before or at the Closing, and (iv) be calculated net of any Restricted Cash; provided that, in no event shall Estimated Closing Cash or Final Closing Cash be greater than $250,000,000. “Closing Indebtedness” means, without duplication, as of the Reference Time, (a) the amount of the Indebtedness of the Transferred Entities (excluding any DPLTA Company Liability), and (b) the pro rata portion (based on ownership by Sellers and the Transferred Entities) of the Indebtedness of the Transferred Joint Ventures (but excluding any Indebtedness which constitutes a Retained Liability) and (c) any other Indebtedness that otherwise constitutes an Assumed Liability; provided, however, that in no event shall “Closing Indebtedness” include any Buyer Fees and Expenses or any Indebtedness solely among the Transferred Entities or the Transferred Joint Ventures. “Closing Net Working Capital” means the amount equal to: (a) Current Assets; minus (b) Current Liabilities, in each case, as of the Reference Time. “Closing Transaction Expenses” means, except as otherwise set forth in this Agreement or the other Acquisition Documents, the aggregate amount of all out-of-pocket costs, fees and expenses (whether or not invoiced) incurred by, or to be paid by, any of the Transferred Entities in connection with the sale process for the Business or otherwise relating to the negotiation, preparation or execution of this Agreement and any of the Acquisition Documents or any transactions with other potential purchasers or any alternative liquidity event considered with respect to the Business, in each case, solely to the extent unpaid and incurred by, or to be paid by, any of the Transferred Entities, as of immediately prior to the Closing, including: (a) costs, fees and expenses (other than Taxes) (i) of counsel, advisors and consultants, accountants and auditors and experts engaged by, or on behalf of, the Sellers or any Transferred Entity in connection with the transactions contemplated by this Agreement and (ii) in connection with the Pre-Closing Reorganization; and (b) all sale and transaction-related bonuses and retention and other similar payments payable to any Covered Individual as a result of, or in connection with, the consummation of the transactions contemplated hereby (but excluding any post-Closing Liabilities or obligations arising as a result of the occurrence of one or more additional post-Closing events under so-called “double-trigger” severance provisions contained in any Business Benefit Plan), plus the employer portion of any employment, payroll, withholding or other Taxes, that are incurred in connection with the payments under this clause (b) and, whether or not such Taxes are due and payable at the time of payment of the underlying compensation, net of any corresponding Tax Benefit and without duplicating any such items that are included in Current Liabilities or

14 Indebtedness; provided, however, that in no event shall “Closing Transaction Expenses” include any Buyer Fees and Expenses. “Code” means the U.S. Internal Revenue Code of 1986. “Commercial Agreements” means the Product Supply Agreements, the Product Manufacturing Agreements and the Site Services Agreement. “Compliant” means, with respect to the Required Information, as to each day during the Marketing Period the financial information included in the Required Information is sufficient, including sufficiently current, for delivery by the auditors to the Transferred Entities of customary “comfort” letters (including customary “negative assurance” comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information) customarily required for senior secured note issuances pursuant to a private placement under Rule 144A promulgated under the Securities Act. “Consent” means (a) any consent, approval or authorization of, ratification, clearance, permission, notice to or designation, registration, declaration or filing with, any third party, including Business Permits, (b) exemption or waiver thereof or of any other right which in case of its exercise would make illegal, prohibit, enjoin or otherwise prevent the execution, performance or consummation of any transaction, action or measure contemplated by this Agreement or any of the Acquisition Documents, or (c) expiration, lapse, termination, exemption or waiver of any waiting period (including any extension thereof). “Contamination” means the Release of any Hazardous Substance to, on, onto, through or into the environment in concentrations exceeding applicable regulatory risk-based screening levels or, where no regulatory risk-based screening levels exist, applicable background concentrations. “Contract” means any written contract, lease, license, agreement, instrument or other commitment (including purchase orders) that is binding on any Person or entity or any part of its property under applicable Law, other than a Permit. “Control” or “Controlled” means, with respect to any Intellectual Property, such Intellectual Property is both owned by the applicable Person and such Person has the ability to grant a license or other rights in, to and under such Intellectual Property on the terms set forth in Section 5.28 without (i) violating any Contract entered into as of or prior to the Closing Date between such Person or any of its Affiliates, on the one hand, and any third party, on the other hand or (ii) the consent of or payment of a fee or other consideration to such third party or any other third party under such Contracts. “Conveyancing and Assumption Instruments” means, collectively, the various Contracts and other documents (including bills of sale, stock powers, certificates of title, assignments of Contracts, assignments of Intellectual Property, consents (to the extent obtained), permits, easements, leases, deeds and other instruments of conveyance) entered into at, prior to or following the Closing and to be entered into to effect the transfer of Acquired Assets and Excluded Assets (as applicable) and the assumption of Assumed Liabilities and Retained Liabilities (as applicable), in each case, in the manner contemplated by this Agreement and the Pre-Closing Reorganization, including the Pre-Closing Reorganization Steps.

15 “Copyleft Terms” means any and all Open Source Licenses that require, as a condition of or in connection with the use, incorporation, linking, modification, reproduction, or distribution of Open Source Software licensed under such terms, that any Business Intellectual Property (including any proprietary source code therein) that is used with, incorporates, relies on, or is linked to or with, is derived from, or is distributed with such Open Source Software be (i) disclosed, made available, distributed, or offered to any Person in a form other than binary (such as source code form), (ii) redistributable at no or minimal charge to subsequent licensees, (iii) licensed to any Person for the purpose of creating modifications or derivative works or (iv) subject to any other restrictions or limitations on, mandatory future licensing terms or enforcement of any rights in such Business Intellectual Property. “Copyrights” means any and all copyrightable works, copyrights (including in product label or packaging artwork or templates), moral rights and similar rights of attribution or authorship, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof. “Covered Individual” means each Business Employee, former employee of Transferred Entities or other current or former individual service provider of Transferred Entities. “Current Assets” means, as of the Reference Time, the current assets of the Transferred Entities and the pro rata portion (based on ownership by the Transferred Entities) of the current assets of the Transferred Joint Ventures, in each case determined in accordance with the Accounting Principles and solely within the line items included in column labeled “Closing Net Working Capital” in the Reference Balance Sheet attached as Exhibit C. For the purposes of this Agreement, “Current Assets” shall expressly exclude Closing Cash, Business-Business Intercompany Receivables, Excluded Assets, Restricted Cash, all deferred Tax assets and Income Tax assets and all PLR Inventory. “Current Liabilities” means, as of the Reference Time, the current liabilities of the Transferred Entities and the pro rata portion (based on ownership by the Transferred Entities) of the current liabilities of the Transferred Joint Ventures, in each case determined in accordance with the Accounting Principles and solely within the line items included in column labeled “Closing Net Working Capital” in the Reference Balance Sheet attached as Exhibit C. For the purposes of this Agreement and for the avoidance of doubt, “Current Liabilities” shall expressly exclude: (a) Indebtedness; (b) Closing Transaction Expenses; (c) all deferred Tax Liabilities or Income Tax Liabilities; (d) Business-Business Intercompany Payables; (e) Retained Liabilities; and (f) all fees or expenses: (i) incurred by, at the direction of or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, (ii) specified in this Agreement to be incurred at the cost or expense of Buyer or any of its Affiliates, including by reimbursement obligation and (iii) all third party out-of-pocket Enterprise Resource Planning costs (such costs, “ERP Costs”) incurred prior to Closing in connection with the Acquisition to disentangle the IT infrastructure of the Business from the Excluded Parent Business (collectively clauses (f)(i) - (iii), the “Buyer Fees and Expenses”). “CVC Network” means CVC Capital Partners plc, Clear Vision Capital Fund SICAV FIS S.A., each of their respective successors or assigns and any form of entity which is controlled by, or under common control with, any of the foregoing from time to time, together with: (a) any

16 investment funds or vehicles advised or managed by any of the foregoing (“CVC Funds”); (b) any existing or prospective investor in or limited partner of any such CVC Fund; and (c) any portfolio companies of any CVC Fund (including any holding entities of such portfolio companies that are beneficially owned by the relevant investment funds or vehicles) (collectively, the “Portfolio Companies”); provided that for the purpose of this definition, “control” includes the power to (directly or indirectly and whether alone or with others) appoint or remove a majority of an entity’s directors or its general partner, manager, adviser, trustee, founder, guardian, beneficiary or other management officeholder and “controlled” and “controlling” shall be interpreted accordingly; provided, further, that Parent and its Subsidiaries shall not be considered Portfolio Companies or part of the CVC Network. “Data Security Laws” means all applicable Laws governing the privacy of personally identifiable information, personal information, personal data or other similar terms under applicable data privacy laws (“Personal Information”), and governing cybersecurity, including but not limited to if and to the extent applicable, the California Consumer Privacy Act, the General Data Protection Regulation (EU) 2016/679 (“GDPR”) and the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of Section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”). “Data Transfer Agreement” means the agreement relating to the processing of Personal Information provided by Parent to Buyer for planning and integration purposes, entered into as of the date hereof by and between Parent and Buyer attached as Exhibit D hereto. “Delayed Transfer Employee” means any Business Employee (a) who is not actively at work and is receiving (or who has applied for and then receives) short-term or long-term disability income replacement benefits from Parent or a Retained Parent Subsidiary under a Parent Benefit Plan or contractual or statutory leave benefits subject to forfeiture upon transfer of employment, or (b) who is not an Offer Business Employee and who Parent or one of its Affiliates is unable to transfer to a Transferred Entity prior to the Closing Date despite using reasonable best efforts, whether due to administrative delay, leave of absence (other than short-term or long-term disability), immigration processing, and to the extent required or permitted by applicable Law. “Employee Liabilities” means all Liabilities of Parent or any of its Affiliates (including any Transferred Entity), members of their respective groups and predecessors and former Affiliates of the foregoing, arising out of, by reason of, or otherwise in connection with, the employment or engagement of, or termination of the employment or engagement of (including any claim, award, Judgment or agreement for severance or redundancy pay, transitional pay (“transitievergoeding”), damages or compensation for wrongful dismissal, breach of contract or discrimination, or breach of the Transfer Regulations), any employee or individual service provider, or any applicant’s application for employment or engagement. “Employee Representative Body” means any union, works council, or other agency or representative body certified or otherwise legally recognized for the purposes of bargaining collectively, or established for the purposes of consultation, on behalf of any group of employees or workers.

17 “Employer of Record” means any third-party professional employer organization or employer of record (or similar) engaged by Buyer or its Affiliates to employ some or all of the Business Employees. “Employer Substitution Business Employee” means each Business Employee whose employment is expected to transfer to Buyer, any of Buyer’s affiliates, or an Employer of Record by way of employer substitution pursuant to applicable local Law. “Environmental Compliance Liabilities” means any and all Liabilities relating to, resulting from or arising out of actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; provided that Environmental Compliance Liabilities do not include Liabilities that would also constitute Remediation Liabilities. “Environmental Laws” means, collectively, any and all Laws, Judgments or other legal requirements of a Governmental Entity relating to Contamination, pollution, human health or safety, or protection of the environment or natural resources, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, import, registration, notification, labeling, use, treatment, storage, transport, disposal or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances. “Environmental Liabilities” means Remediation Liabilities, Environmental Compliance Liabilities, Hazardous Substance Damage Liabilities and Off-Site Environmental Liabilities. “Environmental Permit” means any Permit, license, approval or other authorization required by or issued under any Environmental Law. “Equity Interests” means all of the issued and outstanding shares of capital stock of, partnership interests that represent the capital of, or other equity interests in, the Transferred Entities. “Equity Investors” means CVC Capital Partners IX (A) L.P., CVC Capital Partners Investment Europe IX L.P., CVC Capital Partners IX (B) SCSP and CVC Capital Partners IX (B) Associates SCSP. “ERISA” means the U.S. Employee Retirement Income Security Act of 1974. “ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with Parent or any of its Affiliates and that, together with Parent or any of its Affiliates, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code. “Estimated Net Working Capital Adjustment” means (a) $0 if Estimated Net Working Capital reflected on the Closing Purchase Price Statement is equal to or greater than the Business Lower Net Working Capital Target and less than or equal to the Business Upper Net Working Capital Target, (b) the amount, if any, by which the Estimated Net Working Capital reflected on

18 the Closing Purchase Price Statement is greater than the Business Upper Net Working Capital Target or (c) the amount, if any, equal to (x) the amount by which the Estimated Net Working Capital reflected on the Closing Purchase Price Statement is less than the Business Lower Net Working Capital Target, multiplied by (y) negative 1 (-1) (it being understood that any amount contemplated by this clause (c) will be negative). “Excluded Assets” means collectively, (a) all assets of Parent and its Affiliates that are not Acquired Assets; (b) all Cash Equivalents of Parent and its Affiliates (except to the extent that Cash Equivalents are taken into account in determining the Closing Cash); (c) Tax Returns and other Tax records of Parent and Parent’s Affiliates (including any Parent Combined Tax Return) other than those relating solely to the Transferred Entities or the Business; (d) all current and prior insurance policies and common law or contractual rights to contribution or indemnification of Parent or any of its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, other than contemplated by clause (e) of the definition of “Acquired Assets”; (e) all legal and beneficial interest in the share capital or equity interests of Retained Parent Subsidiaries; (f) all rights of Parent and its Affiliates (other than the Transferred Entities) under this Agreement, the Acquisition Documents and any documents delivered or received in connection herewith and all Ancillary Assets; (g) any and all causes of action, lawsuits, Judgments, claims and demands of any nature available to or being pursued by Parent or any of its Affiliates (including counterclaims) and defenses against third parties primarily relating to any of the Excluded Assets or the Retained Liabilities as well as any books, records and privileged information relating thereto (unless these are Business Information, in which case Section 5.4(e)(iii) shall apply); (h) the Parent Retained Marks; (i) all Intellectual Property of Parent and its Affiliates other than Business Intellectual Property; (j) all IT Assets of Parent and its Affiliates other than Business IT Assets; (k) any Parent- Business Intercompany Receivables; (l) Parent-Parent Intercompany Receivables; (m) the sponsorship and assets maintained pursuant to or in connection with the Benefit Plans (other than any Assumed Plan or Transferred Entity Benefit Plan); (n) all Permits other than Business Permits; (o) Business Employee medical and performance records; and (p) all books and records that were created prior to January 1, 2024, unless either (i) material to the Business as a whole or (ii) required to be retained by the Business for compliance with any Laws, (q) all emails and files to the extent not related to the Business, and (r) the assets listed on Section 1.1(f) of the Parent Disclosure Schedule. “Excluded Parent Businesses” means all businesses and other activities conducted by Parent and its Subsidiaries as of the date hereof and/or the Closing Date other than the Business. “Export Laws” means all applicable export Laws or programs administered, enacted or enforced by any Governmental Authority, including: (a) the U.S. Export Administration Regulations and the U.S. International Traffic in Arms Regulations; and (b) any other similar export Laws or programs in any relevant jurisdiction to the extent they are applicable to the Parties. “FDA” means the U.S. Food and Drug Administration. “Final Net Working Capital Adjustment” shall mean (a) $0 if the Final Closing Net Working Capital is equal to or greater than the Business Lower Net Working Capital Target and less than or equal to the Business Upper Net Working Capital Target, (b) the amount, if any, by

19 which the Final Closing Net Working Capital is greater than the Business Upper Net Working Capital Target or (c) the amount, if any, equal to (i) the amount by which the Final Closing Net Working Capital is less than the Business Lower Net Working Capital Target, multiplied by (ii) negative 1 (-1) (it being understood that any amount contemplated by this clause (c) will be negative). “Final Purchase Price” means (a) $4,260,000,000; plus (b) the Final Net Working Capital Adjustment (which may be positive or negative); plus (c) the Final Closing Cash; minus (d) the Final Closing Indebtedness; minus (e) the Final Closing Transaction Expenses; minus (f) the Rollover Amount. “Financing Source” means (a) the Persons (including any lender, lead arranger, bookrunner, syndication agent or similar entity) that have committed to provide or arrange the Debt Financing pursuant to the Debt Commitment Letter (the “Financing Entities”), and their respective Representatives and other Affiliates, (b) the Persons, if any, that otherwise have entered into agreements in connection with all or any part of the Debt Financing or any senior secured notes issued as part of or in lieu of all or a portion of the Debt Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, credit agreements, loan agreements, purchase agreements, indentures or similar debt agreements entered into pursuant thereto and (c) the permitted successors and assigns of each of the Persons set forth in clauses (a) and (b); provided that neither Buyer nor any Affiliate thereof shall be a Financing Source. “Foreign Investment Law” means any federal, state, provincial or local foreign investment Law that provides for national security and/or public order reviews in connection with the acquisition of any interests in or assets of a business. “Former Business Contractor” means any individual previously engaged by any Transferred Entity who, but for the termination of their service, would have been a Business Contractor. “Former Business Employee” means any individual who, as of immediately prior to the Closing Date, was a former employee of a Transferred Entity or a former employee of Parent or one of its Affiliates in respect of the Business who, but for the termination of their employment, would have been a Business Employee if employed by Parent or its Affiliates (including any Transferred Entity) as of the Closing Date. “Fraud” means, with respect to a Party, an intentional act of common law fraud by such Party in the making of the representations and warranties contained in Article III, the Acquisition Documents and the certificate required to be delivered pursuant to Section 8.2(c), in the case of Parent, or Article IV, the Acquisition Documents and the certificate required to be delivered pursuant to Section 8.3(c), in the case of Buyer, in each case, with the specific intent to deceive and mislead the other Party with respect to such representations and warranties. In no event shall “Fraud” be deemed to include equitable fraud, constructive fraud or other claim (including fraud) based on negligence, recklessness, constructive knowledge or similar theory.

20 “French Business” means the portion of the Business as currently operated by the French Entity. “French Entity” means Danisco France SAS, a French société par actions simplifiée whose registered office is located at 61 rue de Villiers, 92200 Neuilly-sur-Seine, France, and incorporated with the Nanterre Companies and Trade Registry under number 402 674 329. “French NewCo” means a French company to be newly incorporated and wholly-held by the Danish Entity a Transferred Entity (in case of implementation of Option 1), or a Subsidiary of the Dutch Entity (in case of implementation of Option 2). “French Put Option” means the rights conferred by the French Put Option Letter. “French Transfer Agreement” means a certain local transfer agreement, governing the terms and conditions for the transfer of the French Business from the French Entity to French Transferred Entity, which shall be (a) negotiated in good faith between the Parties after the date of this Agreement and (b) prior agreed between the Parties and executed if and upon the exercise of the French Put Option in accordance with Section 2.4. “GAAP” means United States generally accepted accounting principles, as applied by Parent in respect of the Business from time to time. “Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, regulatory or administrative authority, arbitral body (public or private), agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality (excluding any state-owned enterprise or similar entity). “Ground Lease” means that certain Ground Lease to be entered into by and between Parent and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit K. “Hazardous Substance Damage Liabilities” means any and all Liabilities relating to, resulting from or arising out of claims for personal or bodily injury, wrongful death or property damage associated with the Release or threatened Release of Hazardous Substances to the environment or exposure to or presence of Hazardous Substances. Hazardous Substance Damage Liabilities do not include Liabilities that would also constitute Remediation Liabilities or Liabilities relating to, resulting from or arising out of claims for injuries to persons or property from products sold by the Business. “Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances or polychlorinated biphenyls; or (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, pollutants, contaminants or wastes that are now or hereafter regulated under Environmental Law or become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,”

21 “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import under any Environmental Law. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976. “Income Tax” means any Tax computed in whole or in part based on, by reference to or measured by net or gross income or gains (however denominated) or any other similar Tax (including any franchise or business profits Tax incurred in lieu of a Tax on income). “Income Tax Return” shall mean any Tax Return with respect to any Income Taxes. “Indebtedness” of any Person means, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures, mortgages, bonds or other similar instruments or securities for the payment of which such Person is responsible or liable and (iii) banker’s acceptances, bank guarantees, performance bonds, surety bonds, or letters of credit or similar facilities to the extent drawn upon and unpaid; (b) all obligations of such Person under leases classified as finance leases in accordance with the Accounting Principles (but specifically excluding liabilities associated with operating leases determined in accordance with the Accounting Principles); (c) all obligations of such Person for the reimbursement of any obligor on any funded letter of credit in each case solely to the extent drawn, banker’s acceptance or similar credit transaction; (d) the net amount of the Business-Parent Intercompany Payables minus the Business-Parent Intercompany Receivables (provided, that if such net amount is a negative number, then Indebtedness shall be reduced by such net amount); (e)(i) any unpaid (including contingent) consideration due or that may become due in respect of past acquisitions (including earn-outs and deferred or unpaid purchase price obligations, seller notes, post-Closing true-ups or similar payments) or (ii) any obligations for the deferred purchase price of goods or services, in each case, only to the extent earned, (f) any Transferred Entities Income Taxes, (g) all obligations of the type referred to in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing; and (i) the amounts set forth on Section 1.1(g) of the Parent Disclosure Schedule. “Information” means information, content, and data (including Personal Information) in written, oral, electronic, computerized, digital or other tangible or intangible media, including (a) books and records, whether accounting, legal or otherwise; ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples and flow charts; marketing plans, customer names and information (including prospects); technical information, including such information relating to the design, operation, maintenance, testing, test results, development, and manufacture of any Party’s or its Affiliate’s product or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies, procedures and specifications; maintenance and inspection procedures and records; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms); assembly code,

22 Software, firmware, programming data, databases, and all information referred to in the same; product costs, margins and pricing; product marketing studies and strategies; product stewardship and safety; all other Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; (b) information contained in Patents and Know-How; and (c) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, business strategies, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges. “Intellectual Property” means any and all intellectual property and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, including any and all (a) Patents, (b) Trademarks, (c) Copyrights, (d) rights in Know-How, (e) rights in Software, (f) all registrations and applications for registration of any of the foregoing clauses (a) through (e), and (g) rights of any kind accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world. “Intentional Breach” means, with respect to any covenant or agreement set forth in this Agreement or any Acquisition Document, an action, omission or failure to take action (including a failure to cure circumstances) taken or omitted to be taken after the date hereof that the breaching Person intentionally takes (or intentionally fails to take) and actually knows would, or would reasonably be expected to, cause a material breach of such covenant or agreement set forth in this Agreement or any Acquisition Document. “Inventor Remuneration” means any employee inventor consideration, remuneration or compensation that is required under applicable law for work-for-hire inventions acquired by the employer. Examples may include employee inventions arising in Germany, France, China, Japan and South Korea. “IT Assets” mean any and all (a) Software, computer systems, telecommunications equipment, information and operational technology security systems, databases, internet protocol addresses, servers, networks, workstations, routers, hubs, switches, data communications lines, interfaces, platforms, hardware and equipment, including to process, store, generate, analyze, maintain and operate data or information; (b) documentation, reference, resource and training materials relating thereto; and (c) all Contracts (including Contract rights) relating to any of the foregoing (including Software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, Software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, Permits, radio licenses and telecommunications agreements). “Judgment” means any judgment, injunction, ruling, award, order, determination, decree or writ of any Governmental Entity, arbitrator or arbitral tribunal.

23 “Know-How” means any and all trade secrets and other confidential or proprietary information, know-how and technical data, including any that comprise financial, business, scientific, technical, economic, or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, manufacturing or production files or specifications, plans, drawings, blueprints, design tools, quality assurance and control procedures, simulation capability, research data, manuals, compilations, reports including technical reports and research reports, analyses, formulas, formulations, designs, prototypes, methods, techniques, processes, rights in research, development, manufacturing, financial, marketing and business data, pricing and cost information, customer and supplier lists and information, procedures, inventions, and invention disclosure documents, in each case, other than Patents. “Knowledge” means, with respect to Parent, the knowledge of any Person listed on Section 1.1(h) of the Parent Disclosure Schedule after reasonable inquiry of his or her direct reports, and, with respect to Buyer, the knowledge of any Person listed on Section 1.1(a) of the Buyer Disclosure Schedule after reasonable inquiry of his or her direct reports. “Latest Balance Sheet Date” means December 31, 2025. “Law” means any national, state, local, supranational or foreign law, act, statute, code (including the Code), order, ordinance, common law, rule, ruling, regulation, writ, award, Judgment, injunction, decree or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity. “Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which Parent or any of its Subsidiaries (including any Transferred Entity) holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Parent or any Transferred Entity thereunder. “Liabilities” means any and all Indebtedness, liabilities, guarantees, assurances, commitments and obligations of any kind or nature, whether fixed, contingent, actual or absolute, asserted or unasserted, direct or indirect, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, reflected on a balance sheet or otherwise, whenever or however arising, including but not limited to those arising under any Law or Judgment, Contract or tort based on negligence or strict liability. “Lien” means any mortgage, lien, easement, lease, sublease, right of way, pledge, license, security interest, charge, claim, deed of trust, deed to secure debt, option, restriction on voting, right of first refusal, buy/sell agreement or other similar encumbrance. “Losses” means all losses, Liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), interest, obligations, penalties, fees, Taxes and costs and expenses of any kind (including reasonable accountants’ and attorneys’ fees and disbursements incurred in the defense thereof). “Marketing Period” means the period of fifteen (15) consecutive Business Days throughout and at the end of which the Buyer shall have the Required Information which remains Compliant; provided that (i) the Marketing Period shall not be deemed to commence prior to

24 January 4, 2027, (ii) the Marketing Period shall be deemed to commence on January 4, 2027 to the extent that Parent has provided the Required Information to Buyer on such date and (iii) the Marketing Period shall not be deemed to have commenced if, after the delivery of the Required Information and prior to the date that is fifteen (15) consecutive Business Days immediately succeeding the date on which the Marketing Period is deemed to commence, (A) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the audited financial statements of the Transferred Entities that are included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another nationally-recognized independent public accounting firm and (B) the Parent, the Transferred Entities or any of their Affiliates restates or the board of directors or managers of the Parent, the Transferred Entities or any of their Affiliates has determined to restate or PricewaterhouseCoopers LLP has determined that it is necessary to restate any historical financial statements of the Transferred Entities or that are included in the Required Information or the Parent, the Transferred Entities or any of their Affiliates shall have determined that a restatement of any such historical financial statements is required, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the board of directors or managers of the Parent, the Transferred Entities or any of their Affiliates subsequently concludes that no restatement shall be required in accordance with GAAP; provided further that if the Parent shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to the Buyer a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, subject to clauses (A) and (B) above, the Marketing Period will be deemed to have commenced on the first Business Day immediately following such notice unless the Buyer, in good faith, believes the Marketing Period has not commenced and within two (2) Business Days after the delivery of such notice by Parent, delivers a written notice to the Parent to that effect (setting forth with reasonable specificity why the Buyer believes the Marketing Period has not commenced). “Net Working Capital Target” means the amount set forth on Section 1.1(i) of the Parent Disclosure Schedule. “Non-Business Employee” means each individual who is employed by a Transferred Entity and who is not a Business Employee. “Non-Consenting Employee” means any individual who is a Business Employee, who has the right under applicable Law, an applicable CBA or a national, sector or industry level collective bargaining agreement to object to, opt out of, refuse to consent to, or otherwise fail to acquiesce to, and who has validly (a) objected to, opted out of, refused to consent to, or otherwise failed to acquiesce to, the automatic transfer of their employment to Buyer, any of its Affiliates, a Transferred Entity, or any Employer of Record, by operation of the Transfer Regulations, in cases where such employee is an Automatic Transfer Business Employee, (b) refused to consent to, refused to accept the offer to, refused to execute a tripartite agreement or otherwise failed to acquiesce to, become an employee of Buyer or its Affiliate, a Transferred Entity, or any Employer of Record (including any Delayed Transfer Employee who rejects an offer of employment from Buyer or its Affiliates, any of the Transferred Entities or an Employer of Record pursuant to Section 7.1(d)), or (c) objected to, opted out of, refused to consent to, or otherwise failed to

25 acquiesce to, changes in his or her compensation or employee benefits by validly resigning or terminating his or her employment with, validly withdrawing his or her consent to employment with or validly rejecting his or her transfer to, Buyer or its Affiliate, a Transferred Entity, or any Employer of Record, in accordance with and to the extent permitted by applicable Law, an applicable CBA or a national, sector or industry level collective bargaining agreement. “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control. “Off-Site Environmental Liabilities” means any and all Liabilities relating to, resulting from or arising out of the Release, threatened Release, transport, disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for the same, at Off-Site Locations, including Remediation Liabilities, Environmental Compliance Liabilities and Hazardous Substance Damage Liabilities at such locations. “Off-Site Location” means any third party location that is not now nor has ever been owned, leased or operated by Parent and its Affiliates, including the Transferred Entities, but does not include properties or locations where Contamination has come to be located due to a Release of Hazardous Substances from a facility owned or operated by Parent and its Affiliates, including the Transferred Entities. “Offer Business Employee” means each Business Employee who is not an Automatic Transfer Business Employee, an Employer Substitution Business Employee or a Transferred Entity Business Employee. “Open Source Software” means any and all Software that is licensed or distributed pursuant to any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or any substantially similar license under which such Software or other materials are distributed or licensed as “free software” or “open source software” (“Open Source Licenses”). “Overhead and Shared Services” means the ancillary or corporate shared administrative services or processes that are provided to or used in both (i) the Business and (ii) Excluded Parent Businesses, including services and processes relating to travel, meeting management and entertainment; office supplies (including copiers and faxes); telecommunications (including email); computer, telecommunications, internet and networks maintenance, services and support; Software applications, databases, platforms, data hosting and infrastructure services; fleet management; energy/utilities; procurement and supply arrangements; treasury; public relations, legal and regulatory matters; risk management (including workers’ compensation); payroll; procurement cards and travel cards; telephone/data connectivity; disaster recovery; accounting; tax; internal audit; executive management; quality control and oversight; research and development; engineering; investor relations; human resources and employee relations management; employee benefits; credit, collections and accounts payable; property management; facility management including janitorial services, exercise facilities; site security; environmental, health and safety support (including industrial hygiene and toxicology); freight management; waste incineration or other waste disposal; global trade compliance; and customs and excise matters.

26 “Parent-Business Intercompany Payables” means any and all intercompany payables owed by Parent or a Retained Parent Subsidiary, on the one hand, to a Transferred Entity, on the other hand, that: (a) are in respect of goods or services sold or provided to Parent or a Retained Parent Subsidiary by a Transferred Entity, and (b) are effective or outstanding as of the Closing. “Parent Group” means Parent and its Subsidiaries, other than the Transferred Entities. “Parent Guarantees” means guarantees, indemnities, surety bonds, bank guarantee, keepwell agreement, consumer financing arrangements, obligations under any Contract (other than Parent LCs) or other similar commitment, understanding, agreement or obligation relating to the Assumed Liabilities or the Business for which Parent or any Retained Parent Subsidiary is or may be liable as a guarantor or for which Parent or any Retained Parent Subsidiary is required to provide financial support in any form whatsoever or by reason of performance of guarantees outstanding as of the date hereof or the Closing, but excluding obligations (i) under Shared Contracts and (ii) relating to Indebtedness for borrowed money of Parent and its Subsidiaries that are not Assumed Liabilities. “Parent LCs” means all letters of credit issued by Parent or the Retained Parent Subsidiaries on behalf of or in favor of any of the Transferred Entities or related to the Business. “Parent-Business Intercompany Receivables” means any and all intercompany receivables owed to Parent or a Retained Parent Subsidiary, on the one hand, by a Transferred Entity, on the other hand, that: (a) are in respect of goods or services sold or provided by a Parent or a Retained Parent Subsidiary to a Transferred Entity, and (b) are effective or outstanding as of the Closing. “Parent-Parent Intercompany Payables” means intercompany payables owed by Parent or a Retained Parent Subsidiary to Parent or another Retained Parent Subsidiary that are effective or outstanding as of the Closing. “Parent-Parent Intercompany Receivables” means intercompany receivables owed to Parent or a Retained Parent Subsidiary by Parent or another Retained Parent Subsidiary that are effective or outstanding as of the Closing. “Parent Retained Marks” means the Trademarks set forth on Section 1.1(j) of the Parent Disclosure Schedule and any Trademarks that are confusingly similar thereto or that are translations, transliterations or other localizations of the foregoing. “Parent Trading Price” means the daily volume weighted average of actual trading prices of Parent common stock on the trading market for the ten (10) consecutive trading days immediately prior to the Closing Date. “Patents” means any and all patents, patent applications (including patents issued thereon) and statutory invention registrations, patents of importation, patents of improvements, certificates of addition, design patents and utility models, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals, provisionals and reexaminations thereof.

27 “Pension Assets” means the aggregate fair market value as of the Closing Date of the assets attributable to the Pension Liabilities. “Pension Funding Amount” means the amount, whether positive or negative, of the Pension Liabilities minus the Pension Assets. “Pension Liabilities” means, in respect of the Pension Plans, the projected benefit obligations as of the Closing Date that are assumed by Buyer and its Affiliates (including the Transferred Entities) in accordance with this Agreement. Such projected benefit obligations will be determined on the basis of the methodology and assumptions utilized in the balance sheet of the audited financial statements of Parent for the year ending on the Latest Balance Sheet Date (or, if the Closing Date occurs in 2027, in the balance sheet of the audited financial statements of Parent for the year ending December 31, 2026), the actual demographics as of the Closing Date and with regard to creditable service performed on or before the Closing Date. “Pension Plan” means each Business Benefit Plan, as of the Closing Date, that is a defined benefit pension plan maintained in a jurisdiction outside of the United States. “Permits” means permits, approvals, grants, authorizations, consents, licenses, registrations, exemptions or certificates issued by any Governmental Entity or that are necessary for product labelling or other food safety claims, including halal, kosher, organic or other food safety certifications. “Permitted Liens” means: (a) Liens for Taxes, assessments and similar charges that are not yet due and delinquent or that are being contested in good faith by appropriate proceedings and, if required under GAAP, for which adequate accruals or reserves have been established in accordance therewith, (b) Liens in favor of third party landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or other similar Liens arising or incurred in the ordinary course of business or that relate to obligations that are not yet more than sixty (60) days past due or, if more than sixty (60) days past due, are being contested in good faith by appropriate proceedings for which adequate accruals have been established in accordance therewith, (c) easements, rights-of-way, servitudes, conditions, covenants or other restrictions of record, and easements for streets, alleys, highways, telephone lines, power lines and railways of record, over or in respect of any Real Property that do not materially and adversely impair the occupancy or use of the Real Property, as applicable, for the purposes for which it is currently used in connection with the Businesses, (d) deed restrictions not related to environmental matters limiting the use of Real Property to commercial, industrial or non-residential uses in each case that are consistent with such property’s present use, (e) any restrictions (including those set forth in any deeds) on the use of the Real Property or natural resources contained thereon imposed by Governmental Entities as part of an environmental cleanup that do not materially impair the occupancy or use of the Real Property, as applicable, for the purposes for which it is currently used in connection with the Businesses, (f) with respect to Real Property, Liens and other imperfections of title that would not, individually or in the aggregate, reasonably be expected to materially and adversely impair the present use and operation of such property as currently used or as intended to be used by Buyer, (g) leases, subleases, licenses or other agreements for the use and/or occupancy of the Real Property that are in effect as of the date hereof and are disclosed to Buyer in the Parent Disclosure Schedule, (h) zoning, building codes and other land use laws regulating the use or occupancy of

28 the Real Property or the activities conducted thereon which are imposed by any Governmental Entity in each case which do not materially and adversely impair the current use of the affected asset, (i) Liens that would be disclosed on (or discovered by) an accurate and complete title report (or similar document) and/or inspection or land survey of any Real Property, (j) Liens identified on Section 1.1(k) of the Parent Disclosure Schedule, (k) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (l) licenses or sublicenses of Intellectual Property, IT Assets or Product Compliance Data in the ordinary course of business, (m) in the case of securities, the restrictions imposed by federal, state and foreign securities Laws, (n) Liens arising under any Acquisition Documents, (o) Liens securing Indebtedness that will be released and removed of record, at or prior to the Closing Date, (p) Liens approved in writing by Buyer, (q) with respect to Leased Real Property, Liens arising from the terms of the related Leases and Liens on any fee or other estate or interest superior thereto, (r) Liens (other than with respect to Intellectual Property) incurred in the ordinary course of business which do not materially detract from the value or materially impair the current use, occupancy or operation of the assets subject thereto, (s) Liens with respect to equity interests in the Transferred Joint Ventures pursuant to the Joint Venture Agreements and, as applicable, certificates of incorporation or bylaws or equivalent organizational documents of the Transferred Joint Ventures and (t) Liens which would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole. “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity. “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date. “Pre-Closing Tax Period” means each taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date. “Preliminary Purchase Price” means (a) $4,260,000,000; plus (b) the Estimated Net Working Capital Adjustment (which may be positive or negative); plus (c) the Estimated Closing Cash; minus (d) the Estimated Closing Indebtedness; minus (e) the Estimated Closing Transaction Expenses; minus (f) the Rollover Amount. “Proceeding” means any judicial, administrative or arbitral claims, litigations, demands, actions, suits, arbitrations, hearings or other proceedings by or before any Governmental Entity, arbitrator or arbitral tribunal. “Product Compliance Data” means all studies, data, raw data, reports, reviews or information, in paper, electronic or other format, submitted to, or generated for submission but not submitted to, or received from, a Governmental Entity or a third party consultant, with the aim to apply for, obtain, extend or maintain a Product Compliance Permit, including any internal or external correspondence regarding a Product Compliance Permit, technical information on the product’s chemistry and manufacture, toxicology, metabolism and toxicokinetics, occupational health and safety and environmental effects, including any good laboratory practice data, biological data and local data, regulatory defense strategy documents, modelling, risk assessments,

29 public interest or other benefits documents, as well as any rights for data compensation under applicable Law. “Product Compliance Laws” means all applicable Laws regarding the research, development, manufacture, packaging, distribution, marketing and promotion, labeling, storage, testing, commercialization and safety of the products included in the Business, including Laws relating to the registration, approval, and licensure for such activities and related services, including (a) all Laws issued, administered or enforced by the FDA, the United States Department of Agriculture, or any comparable Governmental Entity; (b) all Laws issued, administered or enforced by the U.S Federal Trade Commission or any comparable Governmental Entity with respect to advertising, marketing and promotional activities applicable to the Business; and (c) any comparable federal, state, provincial, local and foreign Laws; provided, however, that Product Compliance Laws do not include any Laws relating to environmental matters or Hazardous Substances, which Laws are included in the definition of Environmental Law. “Product Compliance Permit” means any Permit, license, approval, registration or other authorization issued under any Product Compliance Law or by any Governmental Entity relating to Product Compliance Laws. “Product Manufacturing Agreements” means those certain Product Manufacturing Agreements to be entered into by and between Parent and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit E, with respect to the sites and product categories on Section 1.1(l) of the Parent Disclosure Schedule. “Proprietary Software” means any and all Software owned (or purported to be owned), in whole or in part, by Parent or its Affiliates and exclusively related to the Business, including any and all custom code or customizations of third-party software to the extent owned by Parent or its Affiliates and exclusively Related to the Business. “Product Supply Agreements” means those certain Product Supply Agreements to be entered into by and between Parent and Buyer, or their respective Affiliates, the forms of which are attached hereto as Exhibit F-1 and Exhibit F-2, with respect to the sites and product categories listed on Section 1.1(m) of the Parent Disclosure Schedule. “Property Taxes” means real, personal and intangible ad valorem property Taxes. “PTO” means vacation and any other paid time off benefits earned or accrued by employees, including but not limited to additional days off accrued under any working time agreement and/or mandatory or customary vacation bonus, as applicable. “Reference Time” means 12:01 a.m., New York City time, on the Closing Date. “Regulatory Approvals” means all consents, permits, authorizations, waivers or approvals from antitrust and other Governmental Entities that are required or advisable under applicable Regulatory Law and set forth on Section 5.1(a) of the Parent Disclosure Schedule. “Regulatory Law” means any Antitrust Law or Foreign Investment Law or Foreign Subsidies Regulation.

30 “Related to the Business” means primarily or exclusively related to, owned, used, developed, in development or held for use in the conduct of the Business. “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing. “Remediation” means all actions to: (a) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (b) perform remedial investigations and post- remedial monitoring and care; or (c) respond to requests of any Governmental Entity for information or documents in any way relating to the investigation, monitoring, cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment. “Remediation Liabilities” means any and all Liabilities relating to, resulting from or arising out of (a) Remediation of Hazardous Substances that are present or have been Released, or as to which there has been or is a threatened Release, at, in, on, under or migrating through, from or to any real property or facility, and (b) natural resource damages associated with the presence or Release or threatened Release of Hazardous Substances in the environment. “Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person. “Required Information” means (A) the Audited Financial Statements, (B) the Unaudited Financial Statements and (C) solely to the extent that the financial statements referenced in clauses (A) and (B) above are no longer Compliant prior to the completion of the Marketing Period, such additional financial statements that would make the Required Information Compliant during such Marketing Period. “Restricted Business Employees” means each Business Employee that is a member of the executive leadership team and their direct reports. “Restricted Cash” means Closing Cash which is not freely usable by Buyer because it is subject to restrictions or limitations on use or distribution by law or contract, including restrictions on dividends and repatriation or any other form of restriction (excluding Taxes, statutory and/or distributable reserves requirements and similar restrictions or limitations and excluding restrictions related to cash collateralization of financial assurances, letters of credit or guarantees prior to the Closing at the request of Buyer) but solely to the extent of such restriction or limitation. “Restructuring Taxes” means any and all Taxes imposed on or with respect to transactions undertaken pursuant to the Pre-Closing Reorganization, including any withholding Tax or other Tax costs with respect to the settlement and termination of all intercompany receivables, payables, loans and balances (other than the Surviving Intergroup Accounts) arising or resulting solely from the Pre-Closing Reorganization, pursuant to Section 5.11 or that are otherwise required to be settled or terminated pursuant to Section 5.13, in each case, to the extent such settlement or termination is required to take place on or prior to the Closing Date. Notwithstanding the foregoing, Restructuring Taxes shall not include (i) any Taxes (A) specifically included in Closing Indebtedness or Closing Net Working Capital (in each case, as finally determined pursuant to Section 2.3), (B) arising from actions taken by Buyer on the Closing Date following the Closing

31 that are outside of the ordinary course of business or not expressly provided for by this Agreement or the Pre-Closing Reorganization Steps, other than any such actions that are taken at the request of Parent or any Affiliate thereof, or (C) arising from any breach of the covenants in this Agreement by Buyer or (ii) any Transfer Taxes of any Transferred Entity which are the responsibility of Buyer pursuant to Section 6.6(a). “Retained Environmental Liabilities” has the meaning set forth on Section 1.1(n) of the Parent Disclosure Schedules. “Retained Liabilities” means the following Liabilities of Parent and its Subsidiaries (including the Transferred Entities), in each case, regardless of (a) when or where such Liabilities arose or arise (whether arising prior to, at or after the Closing), except to the extent that a specific Liability described herein is qualified with respect to when such Liability arose, (b) where or against whom such Liabilities are asserted or determined, (c) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, Fraud or misrepresentation by Parent and its Subsidiaries (including the Transferred Entities), as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (d) which entity is named in any Proceeding associated with any such Liability: (i) any and all Liabilities that are not Assumed Liabilities whether arising before, on or after the Closing Date, (ii) any and all Liabilities relating to, resulting from or arising out of the Excluded Assets or the Excluded Parent Businesses, whether arising before, on or after the Closing Date, (iii) any and all Liabilities relating to Shared Contracts unless forming part of the Shared Contract Business Portion of any Shared Contract, (iv) Parent-Business Intercompany Payables, (v) Parent-Parent Intercompany Payables, (vi) any Closing Transaction Expenses (other than Closing Transaction Expenses to the extent included in the Final Purchase Price), (vii) any and all Liabilities that are expressly assumed by or allocated to Parent or its Affiliates (other than the Transferred Entities or the Transferred Joint Ventures) pursuant to this Agreement or any Acquisition Document, including any and all obligations and Liabilities of Parent or any of its Affiliates (other than the Transferred Entities or the Transferred Joint Ventures) pursuant to this Agreement, any Acquisition Document or the Conveyancing and Assumption Instruments, (viii) other than the Assumed Employee Liabilities, any and all Liabilities arising out of, relating to or resulting from (A) the employment or termination of employment of any current or former employee (including Non- Business Employees), whenever incurred, and (B) any Business Benefit Plan, other than the Assumed Plans and Transferred Entity Benefit Plans whenever incurred, (ix) any and all Liabilities relating to the items set forth on Section 1.1(o) of the Parent Disclosure Schedules, and (x) any and all Retained Environmental Liabilities. “Retained Parent Subsidiary” means any Subsidiary of Parent other than the Transferred Entities. “Rollover Amount” means an amount equal to $200,000,000; provided that to the extent such Rollover Amount would result in Parent, directly or indirectly, holding more than 9.99% of the capital units (excluding any capital interest held by management or any other Person that is not a member of the CVC Network) of the Rollover Entity immediately following the Closing, the Rollover Amount will automatically be reduced to an amount such that Parent would, directly or indirectly, hold 9.99% of Rollover Entity.

32 “RWI Policy” means the buyer-side representations and warranties insurance policy written in favor of Buyer in connection with the transactions contemplated hereby. “Sanctioned Person” means (a) any Person listed on any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, or the United Kingdom (including His Majesty’s Treasury); (b) the Government of Venezuela or any Person that is located, organized, or resident in a Sanctioned Territory; or (c) any Person owned or controlled (as such terms are understood and construed under relevant Sanctions) by any such Person or Persons described in the foregoing clauses (a)-(b). “Sanctioned Territory” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, the so- called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea regions of Ukraine, and the non–government controlled areas of the Kherson and Zaporizhzhia oblasts of Ukraine and, until July 1, 2025, Syria). “Sanctions” means any economic or financial sanctions, trade embargoes, or other restrictive measure imposed, administered or enforced from time to time by the United States (including OFAC or the U.S. Department of State), the United Nations Security Council, the United Kingdom (including His Majesty’s Treasury), the European Union or any European Union member state. “SEC” means the Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933. “Seller Taxes” means (a) any and all Taxes of Parent, Seller or any of their Affiliates (other than a Transferred Entity or Transferred Joint Venture), including (i) for which a Transferred Entity or Transferred Joint Venture is held liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of applicable Tax Law) by reason of such Transferred Entity or Transferred Joint Venture being included in (or ceasing to be a member of) any consolidated, affiliated, combined, unitary or similar Tax group that includes any member of the Parent Group at any time during a Pre-Closing Tax Period, (ii) non-resident capital gains Taxes that are attributable to the direct or indirect transfer of any portion of the Acquired Assets or the Business pursuant to this Agreement and (iii) for which the German Fiscal Parent is primary liable and(b) Taxes of the Transferred Entities or Transferred Joint Ventures arising out of the Excluded Assets or the Excluded Parent Businesses. Notwithstanding the foregoing, Seller Taxes shall not include (i) any Taxes specifically included in Closing Indebtedness or Closing Net Working Capital (in each case, as finally determined pursuant to Section 2.3), or (ii) arising from any breach of the covenants in this Agreement by Buyer. “Site Services Agreement” means that certain Site Services Agreement to be entered into by and between Danisco US Inc. and Taura Natural Ingredients North America Inc., the form of which is attached hereto as Exhibit G, with respect to the site listed on Section 1.1(p) of the Parent Disclosure Schedule.

33 “Software” means any and all (a) computer programs (whether in source code, object code or other form) and software implementations of algorithms, and artificial intelligence or machine learning technologies, including assemblers, applets, compilers, firmware, middleware, applications, utilities, tools, and diagnostics and (b) related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training manuals or materials to the extent related to any of the foregoing. “Specified Conflict Measures” means any actions taken (or not taken) by Parent and its Subsidiaries (including the Transferred Entities), or any of their respective Affiliates in a manner consistent with actions taken prior to the date hereof and with what a similarly situated company in the same industry as the Business acting reasonably would reasonably be expected to do or refrain from doing under similar circumstances, in good faith (after consultation with Buyer for any such action material to the Business taken as a whole) on or after the date hereof to (a) protect the safety of such Persons’ employees and other individuals having business dealings with such Persons and their respective employees, (b) respond to any third party supply or service disruptions, (c) preserve the goodwill relating to the Business (including goodwill of customers and others having business relations with Parent or its Affiliates), (d) implement or align initiatives, policies, plans, strategies or other similar measures across all of Parent’s businesses (provided that the Business shall be treated substantially similar to Parent’s other businesses) or (e) respond to any business closures, changes to business operations, shutdown, closure, sanctions or other similar Law, requirement, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, in each case (clauses (a)-(e)), in response to the Russian-Ukrainian conflict or the US-Israel-Iran conflict and any escalations and effects thereof. “Standard IP Agreements” means, collectively, (a) any “off-the-shelf”, “shrink-wrap”, “click-wrap”, “click through” agreement or license for Software that is generally available; (b) any agreements with any Person (including current or former employees, directors, contractors, consultants, service providers or agents) providing services to or for the benefit of the Business, or who have been employed or engaged by Parent or its Subsidiaries in the conduct of the Business, that have been entered in the ordinary course of business; and (c) any non-exclusive licenses or other grants under any Intellectual Property granted or received in the ordinary course of business. “Straddle Period” means any taxable period that includes, but does not end on, the Closing Date. “Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which such first Person (a) directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) is a general partner or managing member. “Subsidiaries” shall not include the Transferred Joint Ventures. “Tax” means all taxes of any kind, and all duties, assessments, levies, impost or other like governmental charges in the nature of a tax, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, franchise, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, customs duty, net worth, capital gains, transfer, stamp, documentary, social security (or similar), disability,

34 excise, severance, stamp, environmental, alternative or add-on minimum, or occupation taxes or de-grouping charges, whether or not disputed, together with all interest, penalties and additions imposed with respect to such amounts. “Tax Benefit” means, for any Tax year, the amount by which the cash Tax Liability of the relevant Person for such Tax year is actually reduced as a result of the relevant Loss, calculated by comparing the Taxes payable by such Person in respect of such Tax year (a) without giving effect to any deductions or credits for the payment or accrual of the Loss giving rise to the relevant indemnity payment and (b) giving effect to such deductions or credits allowed as a result of such payment or accrual of such Loss and net of any Taxes incurred by such Buyer Indemnified Parties, Buyer Tax Indemnified Parties or Parent Indemnified Parties, as applicable, in connection with obtaining, receiving or accruing such reduction in Tax Liability. “Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof or schedule thereto. “Tax Sharing Agreements” means all Tax sharing, allocation, indemnification or similar agreements that provide for the allocation, apportionment, sharing or assignment of any Tax Liability (other than any Contract entered into in the ordinary course of business a principal purpose of which does not relate to Taxes). “Taxing Authority” means any Governmental Entity responsible for the administration, determination, collection, assessment or imposition of any Tax. “Trademarks” means any and all trademarks, certification marks, service marks, trade names, brand names, corporate names, domain names, favicons, social media addresses, service names, trade dress and logos, slogans, and other indicia of source or origin and includes all goodwill associated therewith or symbolized thereby, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing. “Transfer Regulations” means (a) all laws of any member state of the European Union implementing the European Union Council Directive 2001/23/EC (the “Acquired Rights Directive”), (b) the Transfer of Undertakings (Protection of Employment) Regulations 2006 and (c) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of Law, of employment in the event of a transfer of business. “Transfer Taxes” means any sales, use, transfer, real property transfer, real estate transfer tax, registration, documentary, stamp or other similar Taxes and related fees and costs, other than VAT. “Transferred Employee” means each Business Employee who commences or continues employment with Buyer or any of the Transferred Entities or any of their respective Affiliates, or an Employer of Record, on or immediately following the Closing Date, or in the case of a Delayed Transfer Employee, anytime following the Closing Date, including each (a) Automatic Transfer Business Employee, (b) Employer Substitution Business Employee, (c) Transferred Entity Business Employee, (d) Offer Business Employee who accepts the offer of employment and

35 commences employment with any of the Transferred Entities, Buyer or its Affiliates (or, where applicable, Employer of Record) and (e) each other Business Employee who continues to be employed by Buyer or one of its Affiliates, in each case, immediately after the Effective Time, in each case, except for any Non-Consenting Employee. “Transferred Entities” means the entities listed on Annex 2, and, if and upon exercise of the French Put Option, French NewCo, and each other entity that, between the date hereof and the Closing (i) is either formed or identified pursuant to the Pre-Closing Reorganization (including any permitted modifications to the Pre-Closing Reorganization Steps) in accordance with Section 5.10(h) and (ii) will be directly or indirectly transferred to Buyer as a result of the transactions contemplated by this Agreement. The Transferred Entities shall not include the Transferred Joint Ventures. “Transferred Entities Licensed IP” means (i) any and all Intellectual Property (other than Trademarks) to the extent, as of the Closing Date, such Intellectual Property is both (a) Controlled by the Transferred Entities and (b) used or held for use in, or necessary for the operation or conduct of, the Excluded Parent Businesses and (ii) other than the strains identified in Section 1.1(f) of the Parent Disclosure Schedule as DGCC numbers DGCC13970, DGCC10042 and DGCC14241, the Designated Production Strains (as defined in Section 1.1(f) of the Parent Disclosure Schedule) and all Intellectual Property therein or otherwise related thereto (the “Limited Production Strains”). “Transferred Entities Income Taxes” means, without duplication, the unpaid Income Tax liabilities of each of the Transferred Entities and the pro rata portion (based on ownership by Sellers and the Transferred Entities) of the unpaid Income Tax liabilities of each Transferred Joint Venture for any Pre-Closing Tax Period, which shall be equal to the sum of the amounts separately calculated pursuant to this definition with respect to each jurisdiction (provided that such amount shall not be a negative number in the aggregate). Transferred Entities Income Taxes shall, with respect to each jurisdiction, be determined: (i) with respect to a Straddle Period, using the principles described in Section 6.4(a) (ii) without regard to all deferred Tax liabilities and deferred Tax assets (other than prepayments, net operating losses and Income Tax credits taken into account in clauses (v) and (ix)), (iii) taking into account the transactions contemplated by this Agreement, but excluding the effects of any actions taken outside the ordinary course of business of the applicable Transferred Entity or Transferred Joint Venture on the Closing Date after the Closing, (iv) in accordance with past practices of the applicable Transferred Entity or Transferred Joint Venture, (v) taking into account Transaction Tax Deductions using the principles described in Section 6.4(b) and giving appropriate effect in each applicable jurisdiction to any net operating losses and Income Tax credits available (in each case, subject to applicable limitations) to the applicable Transferred Entity or Transferred Joint Venture to offset applicable income and Income Taxes in such jurisdiction, (vi) solely taking into account Income Tax liabilities of the applicable Transferred Entity or Transferred Joint Venture for jurisdictions where such Transferred Entity has historically filed Income Tax Returns or where such Transferred Entity or Transferred Joint Venture commenced activities in a jurisdiction for which no Income Tax Return for such type of Income Tax was previously filed since after the end of the last Tax period for which an Income Tax Return was due, (vii) solely taking into account Income Tax liabilities of the applicable Transferred Entity or Transferred Joint Venture for which final Income Tax Returns have not yet been filed as of the Closing Date, excluding any Income Tax Returns filed in respect of estimated Income Taxes or extension payments, (viii) taking into account any inclusion by the applicable

36 Transferred Entities or Transferred Joint Ventures under Sections 951 and 951A of the Code with respect to income or earnings accrued for a taxable period (or portion thereof) ending on or before the Closing Date using the principles described in Section 6.4(a) and (ix) by reducing (including below zero) the amount of Income Tax liabilities of the applicable Transferred Entity or Transferred Joint Venture (as otherwise determined) by all estimated Tax payments for, and overpayments and, without duplication, any pending refunds (or credits received in lieu thereof) of Taxes, in each case, made or paid by the applicable Transferred Entity or Transferred Joint Venture prior to the Closing for the taxable periods (or portions thereof) ending on or before the Closing Date. “Transferred Entity Benefit Plan” means each Business Benefit Plan that is sponsored, maintained or entered into by a Transferred Entity. “Transferred Entity Business Employee” means each Business Employee who is employed by a Transferred Entity as of immediately prior to the Effective Time. “Transferred Joint Ventures” means the joint ventures listed on Section 1.1(q) of the Parent Disclosure Schedule. “Transferred Joint Venture Counterparties” means the joint venture counterparties listed on Section 1.1(r) of the Parent Disclosure Schedule. “Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and between Parent and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit H. “Umbrella Secrecy Agreement” means that certain Umbrella Secrecy Agreement to be entered into by and between Parent and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit I. “VAT” means any U.S. and non-U.S. value-added, excise, sales, use, goods and services or similar Taxes (including any tax imposed in compliance with the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and legislation and regulations supplemental thereto) wherever imposed together with any interest, penalties and additions imposed with respect thereto. Section 1.2 Defined Terms. The following terms shall have the meanings ascribed to them in the corresponding Section of this Agreement: Term Section 245A Election......................................................................................................................... 6.11(b) Accessible Policies................................................................................................................. 5.23(b) Accounting Period Start Date .................................................................................................. 2.2(a) Accounting Principles .................................................................................................................. 1.1 Acquired Assets ........................................................................................................................... 1.1 Acquired Rights Directive ........................................................................................................... 1.1' Acquisition ........................................................................................................................... Recitals

37 Acquisition Documents ................................................................................................................ 1.1 Action ....................................................................................................................................... 5.1(e) Affiliate ........................................................................................................................................ 1.1 Agreement .......................................................................................................................... Preamble AktG ................................................................................................................................... 5.30(b)(i) Alternative Financing............................................................................................................. 5.33(c) Alternative Financing Commitment ...................................................................................... 5.33(c) Ancillary Assets ........................................................................................................................... 1.1 ANH Field ..................................................................................................................... 5.26(e)(i)(2) Anti-Corruption Laws ............................................................................................................ 3.12(c) Anti-Money Laundering Laws ............................................................................................... 3.12(d) Antitrust Law ............................................................................................................................... 1.1 Appropriate Remediation Standard ........................................................................................ 10.6(c) Assumed Employee Liabilities .................................................................................................... 1.1' Assumed Liabilities ..................................................................................................................... 1.1 Assumed Plan............................................................................................................................... 1.1 Assumed Vacation Liabilities ................................................................................................ 7.10(a) Audited Financial Statements ...................................................................................................... 5.9 Automatic Transfer Business Employee ...................................................................................... 1.1 Benefit Plan .................................................................................................................................. 1.1 Biopolymer and Polysaccharide Hydrocolloids ........................................................................... 1.1 Biotech Products .......................................................................................................................... 1.1 Business ....................................................................................................................................... 1.1 Business Benefit Plan .................................................................................................................. 1.1 Business Contractor ..................................................................................................................... 1.1 Business Contracts ....................................................................................................................... 1.1 Business Day ................................................................................................................................ 1.1 Business Employee ...................................................................................................................... 1.1 Business Employee List ........................................................................................................... 7.1(a) Business Information ................................................................................................................... 1.1' Business Intellectual Property ...................................................................................................... 1.1 Business IT Assets ....................................................................................................................... 1.1 Business Lower Net Working Capital Target ............................................................................... 1.1 Business Material Adverse Effect ................................................................................................ 1.1 Business Permits .......................................................................................................................... 1.1' Business Registered Intellectual Property ............................................................................. 3.16(a) Business Upper Net Working Capital Target ............................................................................... 1.1 Business-Business Intercompany Payables ................................................................................. 1.1 Business-Business Intercompany Receivables ............................................................................ 1.1 Business-Parent Intercompany Payables ..................................................................................... 1.1 Business-Parent Intercompany Receivables ................................................................................ 1.1 Buyer .................................................................................................................................. Preamble Buyer Action .............................................................................................................................. 5.22 Buyer Disclosure Schedule ............................................................................................... Article IV Buyer Fees and Expenses............................................................................................................. 1.1 Buyer Indemnified Parties ......................................................................................................... 10.2

38 Buyer Material Adverse Effect .................................................................................................... 1.1 Buyer Parent....................................................................................................................... Preamble Buyer Related Parties ............................................................................................................... 9.4(b) Buyer Review Period ............................................................................................................... 2.3(b) Buyer Tax Indemnified Parties ................................................................................................ 6.1(a) Carryback ................................................................................................................................. 6.8(b) Cash Equivalents .......................................................................................................................... 1.1 CBA ............................................................................................................................... 3.10(a)(xiii) Challenge Strains Collection........................................................................................................ 1.1 Challenge Strains Copy.............................................................................................................. 5.29 Claim Certificate ...................................................................................................................... 6.1(b) Closing ..................................................................................................................................... 2.2(a) Closing Cash ................................................................................................................................ 1.1 Closing Date............................................................................................................................. 2.2(a) Closing Indebtedness ................................................................................................................... 1.1 Closing Net Working Capital ....................................................................................................... 1.1 Closing Performance Period .................................................................................................... 7.4(b) Closing Purchase Price Statement ........................................................................................... 2.3(a) Closing Transaction Expenses ..................................................................................................... 1.1 Code ............................................................................................................................................. 1.1 Commercial Agreements .............................................................................................................. 1.1 Company .................................................................................................................................. 7.8(b) Company Equity Award Schedule ........................................................................................... 7.8(c) Compliant ..................................................................................................................................... 1.1 Consent ........................................................................................................................................ 1.1 Contamination .............................................................................................................................. 1.1 Contract ........................................................................................................................................ 1.1 Control ......................................................................................................................................... 1.1 Controlled .................................................................................................................................... 1.1' Conveyancing and Assumption Instruments ................................................................................ 1.1 Copyleft Terms ............................................................................................................................. 1.1 Copyrights .................................................................................................................................... 1.1 Covered Individual....................................................................................................................... 1.1 Cultures Field ................................................................................................................ 5.26(e)(i)(2) Current Assets .............................................................................................................................. 1.1 Current Liabilities ........................................................................................................................ 1.1 CVC Funds................................................................................................................................... 1.1' CVC Network .............................................................................................................................. 1.1 DANISCO ..................................................................................................................... 5.26(e)(i)(1) Danisco Indemnified Parties .................................................................................................. 5.26(f) Danisco Marks .............................................................................................................. 5.26(e)(i)(1) Danish Entity ....................................................................................................................... Recitals Specific Transaction ............................................................................................................. Recitals Data Security Laws ...................................................................................................................... 1.1 Data Security Requirements .................................................................................................. 3.16(f) Data Transfer Agreement ............................................................................................................. 1.1

39 Debt Commitment Letter ......................................................................................................... 4.5(a) Debt Financing ......................................................................................................................... 4.5(a) Debt Financing Commitment ................................................................................................... 4.5(a) Debt Marketing Materials ...................................................................................................... 5.32(a) Definitive Agreements ........................................................................................................... 5.33(a) Delayed Asset......................................................................................................................... 5.10(a) Delayed Excluded Asset ........................................................................................................ 5.10(c) Delayed Reverse Transfer Arrangement ................................................................................ 5.10(d) Delayed Transfer Arrangement .............................................................................................. 5.10(b) Delayed Transfer Employee ......................................................................................................... 1.1 Dispute Notice ......................................................................................................................... 2.3(c) DPLTA ................................................................................................................................... 5.30(a) DPLTA Company Claim ................................................................................................... 5.30(b)(ii) DPLTA Company Liability ................................................................................................ 5.30(b)(i) DPLTA Financial Statements ................................................................................................. 5.30(c) DPLTA Financial Statements Approval Date ......................................................................... 5.30(c) DPLTA Period ................................................................................................................... 5.30(b)(ii) DPLTA Termination Date ....................................................................................................... 5.30(a) DPLTA Termination Documentation ..................................................................................... 5.30(a) Draft Migration Plan .............................................................................................................. 5.27(a) Dutch Entity ......................................................................................................................... Recitals Early Retirement ...................................................................................................................... 7.8(a) Effective Time .......................................................................................................................... 2.2(a) Employee Liabilities .................................................................................................................... 1.1 Employee Representative Body ................................................................................................... 1.1 Employer of Record ..................................................................................................................... 1.1 Employer Substitution Business Employee ................................................................................. 1.1 Enforceability Exceptions ............................................................................................................ 3.2 Environmental Compliance Liabilities ........................................................................................ 1.1 Environmental Laws .................................................................................................................... 1.1 Environmental Liabilities............................................................................................................. 1.1 Environmental Permit .................................................................................................................. 1.1 Equity Financing ...................................................................................................................... 4.5(a) Equity Financing Commitment ................................................................................................ 4.5(a) Equity Interests ............................................................................................................................ 1.1 Equity Investors ........................................................................................................................... 1.1 Equity Seller......................................................................................................................... Recitals ERISA .......................................................................................................................................... 1.1 ERISA Affiliate ............................................................................................................................ 1.1 ERP Costs .................................................................................................................................... 1.1' Estimated Closing Cash ........................................................................................................... 2.3(a) Estimated Closing Indebtedness .............................................................................................. 2.3(a) Estimated Closing Transaction Expenses ................................................................................ 2.3(a) Estimated Net Working Capital ............................................................................................... 2.3(a) Estimated Net Working Capital Adjustment ................................................................................ 1.1 Excluded Assets ........................................................................................................................... 1.1

40 Excluded Parent Businesses ......................................................................................................... 1.1 Excluded Shared Contracts ...................................................................................................... 5.8(g) Export Laws ................................................................................................................................. 1.1 FDA.............................................................................................................................................. 1.1 Final Closing Cash ................................................................................................................... 2.3(b) Final Closing Indebtedness ...................................................................................................... 2.3(b) Final Closing Net Working Capital .......................................................................................... 2.3(b) Final Closing Transaction Expenses ........................................................................................ 2.3(b) Final Net Working Capital Adjustment ........................................................................................ 1.1 Final Purchase Price ..................................................................................................................... 1.1 Final Seller Allocation ................................................................................................................. 2.5 Financial Data .......................................................................................................................... 3.6(a) Financing.................................................................................................................................. 4.5(a) Financing Commitments .......................................................................................................... 4.5(a) Financing Entities ........................................................................................................................ 1.1' Financing Source ......................................................................................................................... 1.1 Financing Source Related Parties ........................................................................................ 11.15(b) Fiscal Unity Tax Audit ........................................................................................................... 5.30(h) Foreign Investment Law .............................................................................................................. 1.1 Foreign National Employees...................................................................................................... 7.14 Form Ancillary Agreement .................................................................................................... 5.19(a) Former Business Contractor ........................................................................................................ 1.1 Former Business Employee ......................................................................................................... 1.1 Fraud ............................................................................................................................................ 1.1 French Business ........................................................................................................................... 1.1 French Entity ................................................................................................................................ 1.1 French Information and Consultation Process ......................................................................... 2.4(a) French NewCo ............................................................................................................................. 1.1 French Offer ............................................................................................................................. 2.4(b) French Pre-Closing Reorganization ..................................................................................... Recitals French Put Option ........................................................................................................................ 1.1 French Put Option Exercise ..................................................................................................... 2.4(b) French Put Option Letter ..................................................................................................... Recitals French Transfer Agreement.......................................................................................................... 1.1 GAAP ........................................................................................................................................... 1.1 GDPR ........................................................................................................................................... 1.1' German Company .................................................................................................................. 5.30(a) German Fiscal Parent ............................................................................................................. 5.30(a) German Tax Allocation Agreement ........................................................................................ 6.10(d) German VAT Group ................................................................................................................... 6.10 German VAT Group Liability................................................................................................. 6.10(a) Governance Term Sheet ......................................................................................................... 5.19(a) Governmental Entity .................................................................................................................... 1.1 Ground Lease ............................................................................................................................... 1.1 Guarantors ............................................................................................................................ Recitals Hazardous Substance Damage Liabilities .................................................................................... 1.1

41 Hazardous Substances .................................................................................................................. 1.1 HSR Act ....................................................................................................................................... 1.1 Income Tax ................................................................................................................................... 1.1 Income Tax Return ....................................................................................................................... 1.1 Indebtedness ................................................................................................................................. 1.1 Indemnified Party................................................................................................................... 10.4(a) Indemnified Person ................................................................................................................ 5.20(a) Indemnified Taxes .................................................................................................................... 6.1(a) Indemnifying Party ................................................................................................................ 10.4(a) Indemnity Payment .................................................................................................................. 10.10 Independent Accounting Firm .................................................................................................. 2.3(c) Independent Actuary .......................................................................................................... 7.6(b)(iii) Information .................................................................................................................................. 1.1 Insurance Proceeds................................................................................................................... 10.10 Intellectual Property ..................................................................................................................... 1.1 Intentional Breach ........................................................................................................................ 1.1 Intercompany Agreements ......................................................................................................... 3.23 Internal Control Audit and Management Assessments ........................................................ 5.4(e)(i) Inventor Remuneration ................................................................................................................ 1.1 Inventory ...................................................................................................................................... 1.1' IT Assets ....................................................................................................................................... 1.1 Joint Action ................................................................................................................................ 5.22 Joint Venture Agreements ................................................................................................ 3.10(a)(iv) Joint Venture Financial Information ........................................................................................ 3.6(a) Judgment ...................................................................................................................................... 1.1 Know-How ................................................................................................................................... 1.1 Knowledge ................................................................................................................................... 1.1 Latest Balance Sheet Date ........................................................................................................... 1.1 Law .............................................................................................................................................. 1.1 Lay Off Rules ............................................................................................................................. 7.13 Leased Real Property ................................................................................................................... 1.1' Leases ........................................................................................................................................... 1.1 Liabilities ..................................................................................................................................... 1.1 Licensed Marks ...................................................................................................................... 5.26(d) Lien .............................................................................................................................................. 1.1 Limited Guarantee ............................................................................................................... Recitals Limited Production Strains .......................................................................................................... 1.1' Losses ........................................................................................................................................... 1.1 Marketing Period ......................................................................................................................... 1.1 Material Contract ................................................................................................................... 3.10(b) Material Customer ................................................................................................................. 3.17(a) Material Supplier ................................................................................................................... 3.17(b) Migration Plan ....................................................................................................................... 5.27(b) Net Working Capital Target ......................................................................................................... 1.1 New Business Contracts .......................................................................................................... 5.8(b) New Contract ....................................................................................................................... 5.8(a)(i)

42 Non-Assumable Liability ....................................................................................................... 5.10(a) Non-Assumable Retained Liability ........................................................................................ 5.10(c) Non-Business Employee .............................................................................................................. 1.1 Non-Consenting Employee .......................................................................................................... 1.1 Non-Disclosure Agreement ...................................................................................................... 5.3(a) Nonqualified Plan Participant .................................................................................................. 7.7(a) Non-Restricted Parent Businesses .................................................................................... 7.17(b)(ii) Normal Retirement................................................................................................................... 7.8(a) OFAC ........................................................................................................................................... 1.1 Offer Business Employee............................................................................................................. 1.1 Offer Deadline ......................................................................................................................... 7.1(c) Off-Site Environmental Liabilities .............................................................................................. 1.1 Off-Site Location ......................................................................................................................... 1.1 Open Source Licenses .................................................................................................................. 1.1' Open Source Software ................................................................................................................. 1.1 Option 1 ............................................................................................................................... Recitals Option 2 ............................................................................................................................... Recitals Outside Date............................................................................................................................. 9.1(d) Overhead and Shared Services ..................................................................................................... 1.1 Owned Real Property ................................................................................................................... 1.1' Parent ................................................................................................................................. Preamble Parent Action .............................................................................................................................. 5.22 Parent Benefit Plans ..................................................................................................................... 7.9 Parent Combined Tax Return ................................................................................................... 6.2(a) Parent Disclosure Schedule............................................................................................... Article III Parent Exclusive Field .................................................................................................. 5.26(e)(i)(2) Parent Group ................................................................................................................................ 1.1 Parent Guarantees ........................................................................................................................ 1.1 Parent Indemnified Parties ......................................................................................................... 10.3 Parent Law Firms ........................................................................................................................11.2 Parent LCs .................................................................................................................................... 1.1 Parent Licensed Marks ........................................................................................................... 5.26(d) Parent Marks ...................................................................................................................... 5.26(a)(i) Parent Policies ........................................................................................................................ 5.23(a) Parent Related Parties .............................................................................................................. 9.4(b) Parent Retained Marks ................................................................................................................. 1.1 Parent Review Period ............................................................................................................... 2.3(c) Parent Tax Refunds .................................................................................................................. 6.8(a) Parent Trading Price ..................................................................................................................... 1.1 Parent Transaction Employee ............................................................................................ 7.17(d)(i) Parent Transition Period ......................................................................................................... 5.26(f) Parent’s Auditors .................................................................................................................. 5.4(e)(i) Parent’s Collection Fees and Expenses .................................................................................... 9.4(b) Parent-Business Intercompany Payables ..................................................................................... 1.1 Parent-Business Intercompany Receivables ................................................................................ 1.1 Parent-Parent Intercompany Payables ......................................................................................... 1.1

43 Parent-Parent Intercompany Receivables .................................................................................... 1.1 Partial Assignments and Releases ....................................................................................... 5.8(a)(ii) Parties ................................................................................................................................. Preamble Party ................................................................................................................................... Preamble Past Fiscal Year .................................................................................................................. 5.30(b)(i) Past Year DPLTA Financial Statements ................................................................................. 5.30(c) Patents .......................................................................................................................................... 1.1 Pension Assets .............................................................................................................................. 1.1 Pension Funding Amount ............................................................................................................. 1.1 Pension Funding Dispute Notice ............................................................................................. 7.6(b) Pension Funding Review Period .............................................................................................. 7.6(b) Pension Funding Statement...................................................................................................... 7.6(a) Pension Liabilities ........................................................................................................................ 1.1 Pension Plan ................................................................................................................................. 1.1 Performing Party .................................................................................................................... 10.6(b) Periodic Groundwater Monitoring ..................................................................................... 10.6(c)(i) Permits ......................................................................................................................................... 1.1 Permitted Liens ............................................................................................................................ 1.1 Person ........................................................................................................................................... 1.1 Personal Information .................................................................................................................... 1.1' Plan Account ............................................................................................................................ 7.7(a) PLR Inventory ............................................................................................................................ 5.34 Pooling Arrangements Indebtedness ................................................................................... 5.2(b)(x) Portfolio Companies .................................................................................................................... 1.1' Post-Closing Entity ................................................................................................................ 7.11(b) Post-Closing Tax Period............................................................................................................... 1.1 Pre-Closing Claims ................................................................................................................ 5.23(b) Pre-Closing Reorganization ................................................................................................... 5.11(b) Pre-Closing Reorganization SteerCo ..................................................................................... 5.11(e) Pre-Closing Reorganization Steps ......................................................................................... 5.11(b) Pre-Closing Tax Claim ............................................................................................................. 6.3(b) Pre-Closing Tax Period ................................................................................................................ 1.1 Pre-Closing Tax Return ............................................................................................................ 6.2(a) Preliminary Purchase Price .......................................................................................................... 1.1 Prior Performance Period ......................................................................................................... 7.4(a) Probiotics Field ............................................................................................................. 5.26(e)(i)(2) Proceeding.................................................................................................................................... 1.1 Product Compliance Data ............................................................................................................ 1.1 Product Compliance Laws ........................................................................................................... 1.1 Product Compliance Permit ......................................................................................................... 1.1 Product Manufacturing Agreements ............................................................................................ 1.1 Product Supply Agreements ......................................................................................................... 1.1 Prohibited Modification ......................................................................................................... 5.33(b) Property Taxes .............................................................................................................................. 1.1 Proposed Final Statement ........................................................................................................ 2.3(b) Proprietary Software .................................................................................................................... 1.1

44 PTO .............................................................................................................................................. 1.1 Real Property ......................................................................................................................... 3.14(a) Reference Time ............................................................................................................................ 1.1 Regulatory Approvals .................................................................................................................. 1.1 Regulatory Law ............................................................................................................................ 1.1 Related to the Business ................................................................................................................ 1.1 Release ......................................................................................................................................... 1.1 Remediation ................................................................................................................................. 1.1 Remediation Liabilities ................................................................................................................ 1.1 Replacement Award ................................................................................................................. 7.8(a) Representatives ............................................................................................................................ 1.1 Required Amount ..................................................................................................................... 4.5(b) Required Information ................................................................................................................... 1.1 Restricted Activity ................................................................................................................. 7.17(a) Restricted Business Employees ................................................................................................... 1.1 Restricted Cash ............................................................................................................................ 1.1 Restricted Period .................................................................................................................... 7.17(a) Restructuring Taxes ...................................................................................................................... 1.1 Retained Environmental Liabilities ............................................................................................. 1.1 Retained Liabilities ...................................................................................................................... 1.1 Retained Parent Subsidiary .......................................................................................................... 1.1 Reverse Termination Fee ......................................................................................................... 9.4(a) Rollover Disclosure Schedule .................................................................................................... 5.36 Rollover Entity ........................................................................................................................... 5.36 Rollover Membership Interests .................................................................................................. 5.36 Rollover Transferred Equity Interests ........................................................................................ 5.36 RWI Policy ................................................................................................................................... 1.1 Sanctioned Person ........................................................................................................................ 1.1 Sanctioned Territory ..................................................................................................................... 1.1 Sanctions ...................................................................................................................................... 1.1 SEC .............................................................................................................................................. 1.1 Securities Act ............................................................................................................................... 1.1 Seller Equity Award ................................................................................................................. 7.8(a) Seller Taxes .................................................................................................................................. 1.1 Sellers ................................................................................................................................... Recitals Shared Contract ........................................................................................................................ 5.8(a) Shared Contract Business Portion ................................................................................................ 1.1' Shared Permit ......................................................................................................................... 5.10(e) Site Services Agreement .............................................................................................................. 1.1 Skadden .......................................................................................................................................11.2 Software ....................................................................................................................................... 1.1 Solvent ......................................................................................................................................... 4.6 Specified Business Information ............................................................................................... 5.4(a) Specified Conflict Measures ........................................................................................................ 1.1 Specified Restructuring Transactions ...................................................................................... 6.5(b) Standard IP Agreements ............................................................................................................... 1.1

45 Straddle Period ............................................................................................................................. 1.1 Straddle Period Tax Return ...................................................................................................... 6.2(b) Sublicensee ............................................................................................................................ 5.28(c) Subsidiary .................................................................................................................................... 1.1 Surviving Intercompany Agreements .................................................................................... 5.13(a) Surviving Intergroup Accounts .............................................................................................. 5.13(b) Tax ................................................................................................................................................ 1.1 Tax Benefit ................................................................................................................................... 1.1 Tax Claim ................................................................................................................................. 6.3(a) Tax Notice ................................................................................................................................ 6.3(a) Tax Return .................................................................................................................................... 1.1 Tax Sharing Agreements .............................................................................................................. 1.1 Taxing Authority .......................................................................................................................... 1.1 Third Party Claim .................................................................................................................. 10.4(a) Third Party Consent ............................................................................................................... 5.10(a) Third Party Proceeds ................................................................................................................ 10.10 Trademark Licensee ............................................................................................................... 5.26(d) Trademark Licensor ............................................................................................................... 5.26(d) Trademark Licensor Indemnified Parties ............................................................................... 5.26(d) Trademark Transition Period ................................................................................................. 5.26(d) Trademarks ................................................................................................................................... 1.1 Transaction Tax Deductions ..................................................................................................... 6.4(b) Transfer Regulations .................................................................................................................... 1.1 Transfer Taxes .............................................................................................................................. 1.1 Transferred Employee .................................................................................................................. 1.1 Transferred Entities ...................................................................................................................... 1.1 Transferred Entities Income Taxes ............................................................................................... 1.1 Transferred Entities Licensed IP .................................................................................................. 1.1 Transferred Entities Licensed Marks ..................................................................................... 5.26(d) Transferred Entity Benefit Plan ................................................................................................... 1.1 Transferred Entity Business Employee ........................................................................................ 1.1 Transferred Joint Venture Counterparties .................................................................................... 1.1 Transferred Joint Ventures ........................................................................................................... 1.1 Transition Manager .................................................................................................................... 5.31 Transition Period .................................................................................................................... 5.26(c) Transition Services ..................................................................................................................... 5.31 Transition Services Agreement .................................................................................................... 1.1 TSA Real Property ................................................................................................................. 3.14(a) UK GDPR .................................................................................................................................... 1.1' Umbrella Secrecy Agreement ...................................................................................................... 1.1 Unaudited Financial Statements .................................................................................................. 5.9 United States person .......................................................................................................... 2.2(c)(vi) VAT .............................................................................................................................................. 1.1 WARN Act ................................................................................................................................. 7.13

46 ARTICLE II CLOSING Section 2.1 Closing. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent hereby agrees to cause the Equity Sellers to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Parent, the Equity Interests, free and clear of all Liens (other than those created by Buyer or any restrictions on transfer under any applicable securities Laws). (b) Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) Buyer shall assume, and agrees to satisfy and discharge when due, the Assumed Liabilities to the extent any such Assumed Liabilities were not assumed by the Transferred Entities pursuant to a Conveyancing and Assumption Instrument and (ii) Parent shall assume, and agrees to satisfy and discharge when due, the Retained Liabilities to the extent any such Retained Liabilities were not assumed by Parent or its Affiliates pursuant to a Conveyancing and Assumption Instrument. (c) In the event that Parent exercises the French Put Option pursuant to the terms and conditions of the French Put Option Letter and this Agreement, and upon completion of the French Pre-Closing Reorganization and subject to Section 2.2(a), Buyer will complete the Specific Transaction under the terms of this Agreement; provided that the Parties acknowledge and agree that the Specific Transaction and the Closing shall be completed simultaneously. Section 2.2 Closing Date. (a) The closing of the Acquisition (the “Closing”) shall be effected by the exchange of documents and signatures by electronic transmission or, if such exchange is not practicable, such Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 9:00 a.m. (New York Time), on the third Business Day following the date on which the last of the conditions set forth in Article VIII (other than any condition which by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) or at such other place, time and date as may be agreed in writing between Parent and Buyer; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, (i) the Closing Date shall not occur on any date prior to February 28, 2027; provided that notwithstanding the foregoing, the Closing shall not occur if the Marketing Period shall not have occurred and been completed at such time (and in such case, shall instead occur on the earlier of (x) a date during the Marketing Period specified by Buyer on no fewer than three (3) Business Days’ notice to Parent (unless a shorter period shall be agreed to by Buyer and Parent) and (y) the third Business Day following the final day of the Marketing Period), subject, in each case, to the satisfaction or waiver of all conditions set forth in Article III (other than those to be satisfied at the

47 Closing, but subject to the satisfaction or waiver of those conditions), and (ii) Parent may postpone the Closing Date to the first Business Day following the last day of the calendar month in which the Closing would otherwise occur (but not past the Outside Date) (the “Accounting Period Start Date”). In any instance in which Parent determines to postpone the Closing Date in accordance with the proviso in the immediately preceding sentence, Parent shall provide written notice to Buyer at least two (2) Business Days prior to the date on which the Closing would otherwise be scheduled to occur. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Except to the extent expressly set forth in this Agreement to the contrary (including in respect of the measurement times for the components of the Preliminary Purchase Price and the Final Purchase Price), and notwithstanding the actual occurrence of the Closing at any particular time, the Closing shall be deemed to occur and be effective (for accounting purposes only), in the United States, as of 12:01 a.m. (New York time) and, in any jurisdiction outside of the United States, as of the time at which the books of the Business are normally closed in such jurisdiction, in each case, on the Closing Date (the “Effective Time”); provided that, in the event the Closing Date is extended to the Accounting Period Start Date, for purposes of this Agreement, the “Closing” shall be deemed to occur (for accounting purposes only) and be effective, in the United States, as of 11:59 p.m. (New York time), and, in any jurisdiction outside of the United States, as of the time at which the books of the Business are normally closed in such jurisdiction, in each case, on the last day of the calendar month immediately preceding the Accounting Period Start Date. All transactions taking place at the Closing shall be deemed to occur simultaneously. The Parties hereby acknowledge and agree that the Specific Transaction and the Acquisition shall be completed simultaneously, such that neither shall be deemed to have occurred unless both are consummated at the same time. (b) At the Closing, Buyer shall deliver, or cause to be delivered, to Parent (or, at the option of Parent, one or more Subsidiaries designated by Parent) the following: (i) the Preliminary Purchase Price in U.S. dollars in immediately available funds by wire transfer to an account or accounts at such bank or banks specified by Parent at least two (2) Business Days prior to the Closing Date; (ii) the certificate required to be delivered pursuant to Section 8.3(c); and (iii) subject to the completion in accordance with Section 5.19, each of the Acquisition Documents, duly executed by Buyer and/or its applicable Subsidiaries, as applicable; and (iv) the Rollover Membership Interests, in accordance with Section 5.36. (c) At the Closing, Parent shall deliver, or cause to be delivered, to Buyer (or, at the option of Buyer, one or more Subsidiaries designated by Buyer) the following: (i) the certificate required to be delivered pursuant to Section 8.2(c);

48 (ii) subject to completion in accordance with Section 5.19, each of the Acquisition Documents, duly executed by Parent and/or its applicable Subsidiaries, as applicable; (iii) evidence of the release, discharge and termination effective as of the Closing Date (which evidence shall include, to the extent applicable, UCC-3 terminations, intellectual property security agreement terminations, account control agreement terminations, mortgage release and landlord waiver terminations) of (i) all Liens on any Transferred Entity (including any asset, liability or equity interest thereof) or any Acquired Asset, in each case other than any Permitted Liens, or any Indebtedness solely among the Transferred Entities and (ii) any guarantees made by any of the Transferred Entities; provided that, for greater certainty, no such evidence shall be required to the extent no such Liens or Guarantees exist; (iv) (A) stock or equity certificates representing Equity Interests contemplated by Section 2.1(a) of this Agreement (if such equity interests are certificated or required to be certificated), together with a stock or equity power endorsed in blank or other appropriate instrument of assignment in respect of the equity interest of the Transferred Entities and (B) to the extent required by applicable Law in any jurisdiction, such other instruments of transfer, notarial deeds, resolutions, registry filings or other documents as may be necessary under applicable local Law to effect the valid transfer of such Equity Interests; (v) duly executed letters of resignation, in form and substance reasonably satisfactory to Buyer, effective as of the Closing, from the officers and directors of the Transferred Entities (in their capacities as such) which are identified by Buyer to Parent in writing at least 20 Business Days prior to Closing; and (vi) from each Seller (1) that is a “United States person” for U.S. federal income tax purposes, a properly completed and duly executed IRS Form W-9 and (2) that is not a “United States person” for U.S. federal income tax purposes, a properly completed applicable IRS Form W-8; provided that if any relevant Seller fails to deliver a certificate required by this Section 2.2(c)(vi), the sole remedy of Buyer and its Affiliates for such failure shall be the entitlement to withhold any amounts required to be withheld under Sections 1445 and 1446(f) of the Code and the Treasury Regulations thereunder on payments to such party. Section 2.3 Purchase Price Calculation and Purchase Price Adjustment. (a) No later than three (3) Business Days, but no more than five (5) Business Days prior to the anticipated Closing Date, Parent shall, at its expense, prepare and submit to Buyer a written statement setting forth, in reasonable detail, Parent’s good faith estimates of the amounts of (i) Closing Cash (“Estimated Closing Cash”), Closing Net Working Capital (“Estimated Net Working Capital”), Closing Indebtedness (“Estimated Closing Indebtedness”), Closing Transaction Expenses (“Estimated Closing Transaction Expenses”) and the resulting good faith calculation of the Preliminary Purchase Price as of the Closing Date and (ii) the PLR Inventory, together with the allocation of the

49 Preliminary Purchase Price among the Sellers, determined in accordance with Section 2.5 (together with reasonable supporting detail and documentation, the “Closing Purchase Price Statement”) in each case prepared in accordance with the Accounting Principles and the provisions and definitions of this Agreement. Buyer may provide Parent with comments to the Closing Purchase Price Statement, and Parent and Buyer shall cooperate reasonably and in good faith to address any such comments, and Parent shall reflect any mutually agreed upon changes in the Closing Purchase Price Statement. If Parent and Buyer fail to agree upon the amounts set forth in the Closing Purchase Price Statement at least one (1) Business Day prior to the Closing Date, then, subject to the satisfaction or waiver (if permissible) of the conditions set forth in Article VIII at the Closing, the Closing Date shall proceed at the agreed upon time and the Preliminary Purchase Price set forth in the Closing Purchase Price Statement delivered by Parent shall be the Preliminary Purchase Price. (b) Promptly following the Closing, but in no event later than one hundred and twenty (120) days after the Closing (the “Buyer Review Period”), Buyer shall, at its expense, prepare and submit to Parent one (1) written statement, using the format set forth in the Closing Purchase Price Statement (the “Proposed Final Statement”) containing Buyer’s calculation of (A) the Closing Cash (the “Final Closing Cash”), (B) the Closing Net Working Capital (the “Final Closing Net Working Capital”), (C) the Closing Indebtedness (the “Final Closing Indebtedness”), (D) the Closing Transaction Expenses (the “Final Closing Transaction Expenses”) and (E) the resulting proposed Final Purchase Price, together with the allocation of the Final Purchase Price among the Sellers, in each case, determined in accordance with Section 2.5, all prepared on a basis consistent with the Accounting Principles and this Agreement. During the Buyer Review Period and Parent Review Period, Parent or Buyer, as applicable, shall (and shall cause their Affiliates and Representatives to), at the reasonable prior written request of the reviewing Party (email being sufficient), provide the reviewing Party and its Representatives with copies of work papers (subject to execution of customary access letters) and books and records of Parent, Buyer, the Transferred Entities and their respective Affiliates, as applicable, solely to the extent Related to the Business for the sole purpose of the reviewing Party’s review and evaluation of the Closing Purchase Price Statement or Proposed Final Statement, as applicable, and preparation of the Proposed Final Statement or any objection thereto, and Parent or Buyer, as applicable, shall, upon the reasonable prior written request of the reviewing Party (email being sufficient), make reasonably available during normal business hours individuals in its and its Affiliates’ employ as well as Representatives of its independent accountants responsible for, and knowledgeable about, the information used in, and the preparation of, the Closing Purchase Price Statement or Proposed Final Statement, as applicable, to respond to the reasonable inquiries of, or reasonable requests for information by, Buyer or Parent, as applicable, or their Representatives for the sole purpose of Parent’s review and evaluation of the Closing Purchase Price Statement and preparation of the Proposed Final Statement or Buyer’s review and evaluation of the Proposed Final Statement and preparation of any objection thereto; provided that any such access or cooperation granted pursuant to this clause (b) shall be subject to the same access or investigation restrictions applicable to Buyer in Section 5.4, mutatis mutandis. (c) In the event Parent disputes the correctness of the calculations in the Proposed Final Statement, Parent shall notify Buyer in writing of its objections within sixty

50 (60) days after receipt of the Proposed Final Statement (the “Parent Review Period”), and shall set forth, in writing and in reasonable detail, the reasons for Parent’s objections and Parent’s proposed adjustments to the Proposed Final Statement (the “Dispute Notice”); provided, however, that only one (1) Dispute Notice is permitted hereunder and the Dispute Notice shall include only objections based on (i) non-compliance with this Agreement (including the Accounting Principles) or (ii) mathematical errors in the calculation of the amounts in the Proposed Final Statement. To the extent Parent does not object within the Parent Review Period to a matter in, or component of, the Proposed Final Statement, Parent shall be deemed to have accepted Buyer’s calculation and presentation in respect of the matter or component and the matter or component shall be deemed accepted by Parent and shall be conclusive and binding on the Parties. Parent and Buyer shall negotiate in good faith to resolve any disputed matters set forth in a Dispute Notice within thirty (30) days after Buyer’s receipt of Parent’s notice of objections. If Parent and Buyer are unable to resolve such disputed matters in writing within such thirty (30) day negotiation period, Parent and Buyer jointly shall, as soon as practicable and in any event within fifteen (15) days after the expiration of such thirty (30) day negotiation period, engage a nationally known independent accounting firm mutually agreed in writing by Parent and Buyer, which firm shall not be the then regular auditors of, or have any material relationship with, Parent or Buyer (the firm so engaged, “Independent Accounting Firm”), to resolve solely the matters set forth in the Dispute Notice that remain in dispute (in accordance with this Section 2.3(c)). Parent and Buyer shall collectively engage the Independent Accounting Firm and each of them agree to execute, if requested by the Independent Accounting Firm, a commercially reasonable engagement letter with the Independent Accounting Firm (including customary indemnities in favor of the Independent Accounting Firm). Promptly after collective engagement of the Independent Accounting Firm, Parent and Buyer shall provide the Independent Accounting Firm with a copy of this Agreement, the Accounting Principles, the Proposed Final Statement and Parent’s written notice of objections thereto. Each of Parent and Buyer shall deliver to the Independent Accounting Firm and to the other Party simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may be different than the position set forth in or contemplated by the Proposed Final Statement or Parent’s notice of objections, but may not be outside of the range of the applicable amount as set forth in the Proposed Final Statement and the calculation of such amounts set forth in Parent’s Dispute Notice) within fifteen (15) days of the engagement of such Independent Accounting Firm. Each of Parent and Buyer shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Independent Accounting Firm and to the other Party simultaneously within fifteen (15) days of the delivery of the Parties’ initial submissions to the Independent Accounting Firm and each other. The Independent Accounting Firm may request additional information from either Party solely to the extent necessary to resolve the matters in dispute, and absent a response to such a request neither Parent nor Buyer may make (nor permit any of their Affiliates or Representatives to make) any additional submission to the Independent Accounting Firm. Neither Parent nor Buyer shall (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Independent Accounting

51 Firm unless a copy of such submission is simultaneously provided to the other Party. The parties shall instruct the Independent Accounting Firm to deliver its written determination within thirty (30) days following submission of the rebuttals. In making its determination, the Independent Accounting Firm shall act as an expert and not as an arbitrator, and shall be expressly authorized to calculate the amounts of the relevant items in accordance with the terms of this Section 2.3 (including any limitations set forth herein) and to resolve disputes with respect to whether the individual disputed items on the Proposed Final Statement were prepared in accordance with the terms of this Agreement (including whether any event or amount is properly the subject matter of any applicable definition or term giving rise to an adjustment under this Agreement) including, as may be necessary in connection therewith, to interpret the definitions of “Accounting Principles,” “Closing Cash,” “Closing Net Working Capital,” “Closing Indebtedness,” and “Closing Transaction Expenses”; provided that such thirty (30) day period may be extended by one (1) fifteen (15) day period by the Independent Accounting Firm in its reasonable discretion upon written notice to the Parties. The Independent Accounting Firm shall resolve the differences regarding the Proposed Final Statement based solely on the information provided to the Independent Accounting Firm by Parent and Buyer and their respective Representatives pursuant to the terms of this Agreement and not by independent review. In resolving each disputed item, the Independent Accounting Firm may not assign a value for any item that is greater than the greatest value claimed for such item by either Parent or Buyer or smaller than the smallest value for such item claimed by Parent or Buyer. The determination of the Independent Accounting Firm in respect of the correctness of each matter remaining in dispute, and any required adjustments resulting therefrom, shall be final, conclusive and binding on Parent and Buyer and (other than manifest error with respect to a mathematical calculation (and not the substantive determination of a disputed amount by the Independent Accounting Firm)) not subject to appeal by any of them, and judgment thereof may be entered or enforced in any court of competent jurisdiction. With respect to any “estimated” item, such item shall be “final” pursuant to this Section 2.3(c) for purposes of calculating the Final Closing Cash, Final Closing Net Working Capital, the Final Closing Indebtedness, the Final Closing Transaction Expenses and the resulting Final Purchase Price whether by failure of Parent to deliver an objection to the Proposed Final Statement, by mutual agreement between Parent and Buyer or by determination of the Independent Accounting Firm. (d) The costs and expenses of the Independent Accounting Firm shall be borne by Buyer and Parent based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer claims the Closing Net Working Capital is $1,000 less than the amount determined by Parent, and Parent contests only $500 of the amount claimed by Buyer, and the Independent Accounting Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Independent Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Parent and forty percent (40%) (i.e., 200 ÷ 500) to Buyer. (e) Not later than five (5) Business Days after the applicable final determination of the Final Purchase Price pursuant to Section 2.3(c), a payment by wire transfer of immediately available funds in respect thereof shall be made as follows:

52 (i) if the Final Purchase Price is greater than the Preliminary Purchase Price, then an amount equal to such excess shall be paid by Buyer (or caused to be paid by Buyer) to Parent; and (ii) if the Preliminary Purchase Price is greater than the Final Purchase Price, then an amount equal to such excess shall be paid by Parent to Buyer. Section 2.4 French Employee Information and Consultation Matters. (a) The Parties acknowledge that, under French labor laws, the central works council (comité social et économique central) and the site works council (comité social et économique d’établissement) of Neuilly-sur-Seine, Dange Saint Romain and Melle of the French Entity will need to be informed and consulted on the French Pre-Closing Reorganization, prior to any decision regarding (i) the exercise of the French Put Option and (ii) the French Pre-Closing Reorganization, including the execution of the French Transfer Agreement, pursuant to Articles L. 2312-8 et seq. of the French Labor Code (the “French Information and Consultation Process”). Notwithstanding anything to the contrary in this Agreement, the Parties expressly agree and acknowledge that, (i) Parent may in its absolute discretion decide whether or not to exercise the offer by Buyer to proceed with the Specific Transaction upon completion of the French Pre-Closing Reorganization, made pursuant to the French Put Option Letter, (ii) as of the date hereof, none of Parent or any of its Affiliates is bound to proceed with the French Pre-Closing Reorganization or the Specific Transaction and (iii) unless and until Parent (and/or its relevant Subsidiary) has exercised the French Put Option, (A) the French Business will not be considered to be part of (and shall be excluded from) the Business for the purposes of this Agreement and any reference to the Pre-Closing Reorganization in this Agreement shall be deemed to exclude the French Business, and (B) French NewCo will not be considered to constitute a Transferred Entity. (b) On the terms and conditions set forth in the French Put Option Letter and the offer by Buyer or its applicable Subsidiary or Affiliate set forth therein (the “French Offer”), Buyer or its applicable Subsidiary or Affiliate has irrevocably offered to acquire, as the case may be, (i) in the event the French Pre-Closing Reorganization is carried out in accordance with Option 1, the Equity Interests in the Danish Entity or (ii) in the event the French Pre-Closing Reorganization is carried out in accordance with Option 2, the Equity Interests in the Dutch Entity, in each case in accordance with this Agreement and the French Put Option Letter, and to have the provisions of this Agreement apply to the French Business upon the exercise of the French Put Option by Parent (and/or its relevant Subsidiary) and the completion of the French Pre-Closing Reorganization. Subject to acceptance of the French Offer by Parent (and/or its relevant Subsidiary), following the completion of the French Information and Consultation Process described in this Section 2.4 and upon delivery to Buyer of an exercise notice under the French Put Option Letter (the “French Put Option Exercise”), this Agreement shall apply to (i) the French Business and (ii) the French NewCo shall be included in the Transferred Entities; provided that any representation or warranty or any covenant in relation to the French Business and/or the French NewCo shall be deemed given at the signing date of the French Put Option Letter, if and upon exercise of the French Put Option.

53 (c) The applicable option, as described in the Preamble, pursuant to which the French Pre-Closing Reorganization shall be carried out, shall be determined by mutual agreement in good faith between the Parties prior to the French Put Option Exercise by Parent in accordance with the provisions of the French Put Option Letter, it being specified that (i) the French Pre-Closing Reorganization shall in any event be carried out in accordance with the terms of this Agreement and the French Transfer Agreement and (ii) the Parties shall amend the Pre-Closing Restructuring Steps accordingly to reflect the applicable option so determined and notably, in the case of Option 2, to transfer prior to the completion of the Specific Transaction any entities owned directly or indirectly by the Dutch Entity that do not constitute Transferred Entities. Notwithstanding the foregoing, in the event that the Parties have not reached mutual agreement on the applicable option and the determination of the French Pre-Closing Reorganization within thirty (30) days from the date hereof, Option 1 shall be deemed to apply and the French Pre-Closing Reorganization shall be determined and implemented accordingly. Section 2.5 Purchase Price Allocation. All items that are treated as consideration to the Sellers for Tax purposes as of the Closing Date shall be allocated among the Sellers, and further allocated among the Acquired Assets in accordance with Section 1060 of the Code (and, as application Sections 751 and 755 of the Code) and Section 2.5 of the Parent Disclosure Schedule. After the Closing Date, the Parties agree to make any adjustments to such allocations (among the Sellers and among the Acquired Assets) as may be necessary to reflect the final determination of the Final Purchase Price and any other adjustments to any amount treated as consideration to any Seller (such allocation, including adjustments (if any), the “Final Seller Allocation”). Parent shall deliver the Final Seller Allocation to Buyer within ninety (90) days after the determination of the Final Purchase Price pursuant to Section 2.3 and shall consider in good faith any comments from Buyer with respect thereto. The Final Seller Allocation shall be conclusive and binding on the Parties, and none of Parent, Buyer or any of their respective Affiliates shall take any position inconsistent with such allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provisions of state, local or non-U.S. Tax Law). Parent, Buyer or any of their respective Affiliates shall promptly inform the other of any challenge by any Governmental Entity to the Final Seller Allocation and agree to consult and keep the other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. Section 2.6 Withholding Taxes. Buyer, Parent, the Transferred Entities, the Transferred Joint Ventures and their respective Affiliates, representatives and agents each shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, the applicable Party shall use commercially reasonable efforts to (1) provide the other Party with at least thirty (30) days advance notice of intent to make such deduction or withholding and (2) work in good faith to avoid or minimize the need to make such deduction or withholding to the extent permitted by applicable Law (other than (A) as a result of Parent’s failure to provide the certificate described in Section 2.2(c)(vi) or (B) any amounts treated as compensatory for Tax purposes). To the extent that amounts are so deducted or withheld by the applicable payor, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of which

54 the applicable payor made such deduction and withholding. As of the date hereof, neither Parent nor Buyer is aware of any obligation to withhold from any amount payable with respect to the sale of the Equity Interests under applicable Law. If Buyer becomes aware that it is or may be obligated to deduct and withhold any amounts from the payment to be made pursuant to this Article II, it shall inform Parent in writing as soon as reasonably practicable thereafter. ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT Except as set forth in the disclosure schedule delivered to Buyer prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (but subject to Section 11.13), Parent represents and warrants to Buyer as of the date hereof and as of the Closing Date (unless such representation and warranty is expressly made as of a different date as set forth in this Article III, in which case, such representation or warranty is made only as of such express date) that: Section 3.1 Corporate Existence and Power. (a) Parent is a legal entity duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, formation or incorporation, as applicable, and has all requisite corporate or other organizational powers and authority required to own, lease, use and operate its properties including, as applicable, the Acquired Assets that it owns, leases, uses or operates, and carry on the Business as presently operated and conducted. (b) Each Transferred Entity is duly qualified or licensed to do business and is in good standing (or similar status to the extent such status exists in such entity’s jurisdiction of organization, formation or incorporation, as applicable) in any jurisdiction in which the nature or location of the business conducted by it or the property it owns, leases, uses or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Parent or any of its Affiliates is a party. Section 3.2 Corporate Authorization. Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and performance by Parent of its obligations hereunder have been duly and validly authorized and approved by all necessary corporate action. The Parent Group has all requisite power and authority to execute and deliver each other Acquisition Document to which Parent or the applicable Affiliate is a party and to consummate the transactions contemplated thereby, and the execution, delivery and performance by Parent and such Affiliates of their obligations thereunder have been duly and validly authorized and approved by all necessary corporate action. Assuming due and valid execution by each other Party hereto, this Agreement constitutes a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent

55 transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Acquisition Document to which the Parent Group is a party constitutes or, upon the execution and delivery thereof by Parent and any such Affiliate, shall constitute, a valid and legally binding agreement of the Parent Group, enforceable against Parent and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions. Section 3.3 Governmental Authorization. The execution, delivery and performance by Parent and its Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, consent of, notification to, authorizations or approvals of, or filing, designations, declarations or registrations with, any Governmental Entity, other than (a) compliance with any applicable requirements of the HSR Act; (b) compliance with any other applicable Regulatory Laws set forth on Section 3.3 of the Parent Disclosure Schedules (it being agreed (i) that Buyer may amend such schedule, acting in good faith, within seventy-five (75) days of the date hereof; provided that it reasonably consults with Parent, and (ii) that all references herein to such schedule shall be to the schedule as amended); and (c) any such action, filing, Consent, waiver, approval, license, authorization or permit as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. Section 3.4 Non-contravention. The authorization, execution, delivery and performance by Parent and its Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters or actions referred to in Section 3.3, Section 5.1 and Section 5.10 and completion of the Pre-Closing Reorganization in accordance with Section 5.10(h), (a) violate the certificate of incorporation or bylaws (or equivalent governing instruments) of Parent, the applicable Affiliate or any Transferred Entity or any Transferred Joint Venture, (b) violate any applicable Law, (c) conflict with, require any consent or other action by any Person under, constitute a default (with or without notice or lapse of time, or both) under or result in any breach of, or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of Parent, the applicable Affiliate or any Transferred Entity, or to a loss of any benefit to which Parent, the applicable Affiliate, or any Transferred Entity is entitled under, any Material Contract (other than any Material Contract that is terminable without cause by the counterparty thereto on 30 days’ (or less) advance notice or has a remaining term of one year or less), (d) require a vote of, or consent by, the holders of any class or series of capital stock of Parent, or (e) result in the creation or imposition of any Lien on any Acquired Asset or on any asset of any Transferred Entity, except for any Permitted Liens, with such exceptions, in the case of each of clauses (b), (c) and (e), as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. Section 3.5 Transferred Entities. (a) Each Transferred Entity is, or following the Pre-Closing Reorganization will be (i) duly organized and validly existing and in good standing (or similar status to the extent such status exists in such entity’s jurisdiction of organization, formation or

56 incorporation, as applicable) under the laws of its jurisdiction of organization, formation or incorporation, as applicable, and has, or following the Pre-Closing Reorganization will have, all requisite corporate or other organizational powers and authority to own, pledge, lease, license, use, operate and dispose of its properties and carry on the Business as presently operated and conducted, and (ii) duly qualified or licensed to do business and in good standing (or similar status to the extent such status exists in such entity’s jurisdiction of organization, formation or incorporation, as applicable) in any jurisdiction in which the nature or location of the business conducted by it or the property it owns, leases, uses or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Parent or any of its Affiliates is a party. (b) Section 3.5(b) of the Parent Disclosure Schedule sets forth, as of the date hereof, the name of each Transferred Entity in existence as of the date hereof, its jurisdiction of organization. As of June 24, 2026 and as of the Closing, Parent and its Subsidiaries (other than any Transferred Joint Ventures) shall own 100% of the authorized and outstanding shares of capital stock of, or other equity interests or voting interests in, each Transferred Entity, including each such Transferred Entity set forth on Section 3.5(b) of the Parent Disclosure Schedule. All of the outstanding shares of capital stock of, or other equity or voting interests in, each of the Transferred Entities have been, or following the Pre-Closing Reorganization, will have been, duly authorized and validly issued and, to the extent applicable, fully paid and nonassessable and not issued in violation of any Contract or in violation of any preemptive or similar rights and are, or following the Pre-Closing Reorganization will be, owned, directly or indirectly, by Parent free and clear of any Lien (except for Liens under applicable securities Laws). At the Closing, there will be no outstanding or authorized (i) calls, agreements, subscriptions, conversion, exchange, rights (including any preemptive right), agreement or commitment of Parent or other securities of Parent or any Retained Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of any Transferred Entity or (ii) options, warrants, stock based performance units, phantom awards, profit participation or other similar rights to acquire from Parent or any Transferred Entity, or other obligation of Parent or any of its Subsidiaries to issue or sell or otherwise dispose of or redeem or otherwise acquire, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Transferred Entity. There are no outstanding or authorized obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Equity Interests. No Transferred Entity has any outstanding indebtedness for borrowed money, outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with equityholders of such Transferred Entity. At the Closing, there will be no irrevocable proxies and no equityholders agreements, voting agreements or trusts, registration rights agreements or other agreements or understandings relating to the issuance, sale, transfer, voting or registration of any capital stock of, or other equity or voting interests in, any Transferred Entity. Except in accordance with Section 5.10, the

57 Equity Sellers or Transferred Entities, as applicable, own or, following the Pre-Closing Reorganization, will own, all of the Equity Interests in each case free and clear of all Liens (except for Liens under applicable securities Laws). Other than the Equity Interests in respect of the Transferred Entities, the Transferred Entities do not own, or have any interest in any equity or other ownership interests in any other Person. (c) The certificate of incorporation or bylaws (or equivalent governing instruments) of the Transferred Entities are in full force and effect, none of Parent or its Subsidiaries are in violation of such documents and Parent has made (or in the case of any Transferred Entity to be established after the date hereof, will as of the Closing make) available to Buyer true and complete copies of such documents as currently in effect. As of the Closing, the Transferred Entities organized outside the United States will be, taken together, in material compliance with all statutory minimum capitalization requirements under all applicable Laws, and, as of the Closing, there will be no requirement under any applicable Law for any Person to make material contributions of capital to, or to provide letters of support or comfort in respect of any material obligations of, such Transferred Entities in order to comply with all such statutory minimum capitalization requirements (based on facts and circumstances in existence as of immediately prior to the Closing). (d) Section 3.5(d) of the Parent Disclosure Schedule sets forth, as of the date hereof, the name of each Transferred Joint Venture, its jurisdiction of organization, the authorized and outstanding shares of capital stock of, or other equity interests or voting interests in, each such Transferred Joint Venture, and the corresponding ownership percentage, owned by Parent, any Transferred Entity, any other Transferred Joint Venture or any Subsidiary thereof. Except as set forth on Section 3.5(d) of the Parent Disclosure Schedule or in the Joint Venture Agreements, there are no agreements in effect with respect to the voting or transfer of the shares (or other equity interests) of any of the Transferred Joint Ventures. Section 3.6 Financial Data. (a) The financial data set forth on Section 3.6(a) of the Parent Disclosure Schedule (the “Financial Data”) were prepared in good faith and derived from the books and records of Parent and its Subsidiaries. The Financial Data are (a) unaudited, (b) have been prepared in accordance with GAAP in all material respects on a consistent basis for each period presented and (c) were prepared solely for this Agreement. The Financial Data fairly present in all material respects the combined financial position, assets and liabilities and the results of operations and cost base of the Business as of the dates and for the fiscal periods presented therein, subject to the fact that (i) the Business was not operated on a stand-alone basis during such periods and stand-alone financial data has not been historically prepared for the Business, (ii) the Financial Data (including the allocations and estimations made by the management of Parent in preparing such Financial Data) (A) are not necessarily indicative of the financial position and results of operations of the Business that would have resulted if the Business had been operated on a stand-alone basis during such periods and (B) may not be indicative of what the financial position and results of operations of the Business will be in the future, and (iii) the Financial Data does not contain the statements of cash flows and shareholders’ equity and all footnotes and other

58 presentation items required under GAAP. Except for those representations and warranties contained in this Section 3.6(a), Parent makes no other representations or warranties in this Section 3.6 with respect to the Financial Data or, any financial information relating to the Transferred Joint Ventures or their respective Subsidiaries (“Joint Venture Financial Information”) which is included in the Financial Data or as to other information included therein which is based upon or includes the Joint Venture Financial Information. (b) Since January 1, 2024, no employee of Parent or the Business or, to the Knowledge of Parent, external auditor, external accountant or similar authorized representative of Parent or the Business, has received any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Business or its respective internal accounting controls, including any material complaint, allegation or claim that Parent or the Business has engaged in questionable accounting or auditing practices. (c) When delivered pursuant to Section 5.9, the Audited Financial Statements will have been prepared in accordance with GAAP, on a consistent basis for each period presented (except as expressly noted therein), and present fairly in all material respects the financial position and results of operations of the Business as of the dates and for the periods presented on the basis by which the Audited Financial Statements were prepared. Section 3.7 No Undisclosed Liabilities. There are no Liabilities of the Business of any kind required to be recorded on a balance sheet prepared in accordance with GAAP other than: (a) Liabilities incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date (none of which relates to breach of Contract, breach of warranty, tort, infringement or violation of Law) or pursuant to this Agreement; (b) Retained Liabilities; (c) Liabilities of the Transferred Joint Ventures or their Subsidiaries; (d) Liabilities as of the Latest Balance Sheet Date as reflected and reserved against, or disclosed in the Financial Data (including the notes thereto); and (e) any Liability which would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. Section 3.8 Absence of Certain Changes. Since the Latest Balance Sheet Date, (a) the Business has been conducted in all material respects in the ordinary course of business other than (w) in respect of Specified Conflict Measures, (x) in connection with the negotiation of this Agreement and the other Acquisition Documents and the implementation of the transactions contemplated hereby and thereby or (y) actions expressly required to be taken (or not taken) after the date hereof pursuant to the Acquisition Documents, and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. Section 3.9 Sufficiency of Acquired Assets. (a) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business as a whole, the Transferred Entities, Parent and the Retained Parent Subsidiaries (with respect to the Business), in the aggregate, own, lease, license or have good and valid title and the legal right to use, and, subject to Buyer, the Transferred Entities or one of their Affiliates obtaining any non-transferrable Business

59 Permits, Buyer or the Transferred Entities will, at or immediately prior to the Closing, own, lease, license or have good and valid title and the legal right to use, all tangible Acquired Assets, free and clear of all Liens, other than Permitted Liens. (b) Any tangible Acquired Assets have been maintained in, and are currently in, good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are used, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Business taken as a whole. (c) The Acquired Assets that will be held, leased or licensed by the Transferred Entities, together with all assets, and rights and services, the benefit of which will be provided to Buyer or one of its Subsidiaries (including the Transferred Entities) pursuant to this Agreement or the other Acquisition Documents will constitute, as of the Closing, all material properties, assets, legal interests and rights (other than (i) Overhead and Shared Services, (ii) the services to be provided pursuant to any Acquisition Document, including “Excluded Services” under the Transition Services Agreement, (iii) the services of Governmental Entities or third party utility providers (and assets of Governmental Entities or third party utility providers related to the provision of such services) provided to the Business of a type generally provided by Governmental Entities or third party utility providers to similarly situated Persons, (iv) Excluded Shared Contracts, and (v) subject to the limits and conditions on operations of the Business after the Closing imposed pursuant to this Agreement, any of the other Acquisition Documents, or by a Governmental Entity in connection with the parties obligations pursuant to Section 5.1 (Certain Governmental Approvals)) that are (x) owned, leased, licensed, used or held for use by Parent and its Affiliates in connection with the operation of the Business substantially in manner in which the Business is conducted as of the date hereof (other than Excluded Assets) and (y) otherwise required for Buyer and its Subsidiaries (including the Transferred Entities) to operate and conduct the Business in substantially the same manner as it is conducted on the date hereof and as of the Closing Date; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property. Section 3.10 Material Contracts. (a) Section 3.10(a) of the Parent Disclosure Schedule sets forth as of the date hereof a true and complete list of the following Contracts (other than purchase orders and invoices entered into in the ordinary course of business) to which, after giving effect to the Pre-Closing Reorganization, Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries is bound that is Related to the Business (other than any Contract that is a Benefit Plan, is an Excluded Asset, constitutes an Acquisition Document or Conveyancing and Assumption Instrument, or, prior to giving effect to the Closing, is only between a Parent and its Affiliates, on the one hand, and a Transferred Entity, on the other hand): (i) all Contracts for the purchase of materials, supplies, goods, services, equipment or other tangible assets requiring payments by Parent and its Subsidiaries as applicable of $10,000,000 or more in the year ended December 31, 2025;

60 (ii) all sales or other similar Contract (excluding purchase orders entered into in the ordinary course of business) providing for the sale or license by Parent or any of its Subsidiaries of materials, supplies, goods, services, equipment or other tangible assets requiring either payments to Parent and its Subsidiaries, as applicable, of $20,000,000 or more in the year ended December 31, 2025; (iii) all Contracts with any Material Supplier or Material Customer; (iv) all partnership, joint venture, material strategic alliance or other collaboration or other similar Contracts (A) Related to the Business or (B) relating to any Transferred Joint Venture (the Contracts under this clause (B), the “Joint Venture Agreements”); (v) all Contracts entered into by a Transferred Entity under which such Transferred Entity has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any guaranties or suretyships of the Business in excess of $5,000,000 (other than intercompany loans and advances); (vi) all Contracts that materially limit in any way the freedom of Parent or any of the Transferred Entities to compete in any line of business or with any Person or in any area and which would so limit the freedom of Buyer or its Affiliates (including the Transferred Entities after the Closing Date), other than Contracts that can be terminated (including such restrictive provisions) by the applicable Transferred Entity on ninety (90) (or fewer) days’ notice without payment by the applicable Transferred Entity of any material penalty or Contracts that have a remaining term of one year or less; (vii) all Contracts granting to any Person a first refusal, first offer, or similar preferential right to purchase or acquire any ownership interests of any Transferred Entity; (viii) all Contracts with any Governmental Entity; (ix) all Contracts with any management service, financial advisory or similar firm or any investment or commercial banks, in each case, with material outstanding obligations on the Business or on the Transferred Entities; (x) all Contracts relating to capital equipment or expenditures or other purchases of other capital assets or properties or services in excess of $1,000,000 in the aggregate; (xi) all Contracts (including any binding letters of intent) relating to the acquisition or disposition of (x) any material business (whether by merger, sale of stock, sale of assets or properties, including any option to acquire (other than by lease) or otherwise) entered into on or after January 1, 2024 or (y) any business (whether by merger, sale of stock, sale of assets or properties, including any option to acquire (other than by lease) or otherwise) with respect to which any Transferred Entity will have any material liabilities or obligations after giving effect to the Closing (other than confidentiality obligations);

61 (xii) all Contracts pursuant to which Parent or any of its Subsidiaries (x) licenses or receives other material rights under any material Intellectual Property from a third party, excluding Standard IP Agreements or (y) licenses or grants of other material rights under any material Intellectual Property to a third party, excluding Standard IP Agreements; (xiii) all collective bargaining agreement or other material Contract with any labor union, labor organization, or works council (other than any national, sector or industry level agreement) to which a Transferred Entity is, or is reasonably expected to be as of the Closing Date, a party, in each case, with respect to the Business Employees (each a “CBA”); (xiv) all Contracts involving the resolution or settlement, conciliation or similar of any actual or threatened Action, pursuant to which the Business or Transferred Entities will have a payment obligation in excess of $2,500,000, or will be subject to any material limitations on the conduct of operations after the Closing; and (xv) any outstanding commitment to enter into any Contract of a type described in clauses (i) through (xiv) of this Section 3.10(a). (b) Each agreement, contract, lease or commitment required to be disclosed pursuant to this Section 3.10 (each, a “Material Contract”) is a legal, valid and binding agreement of Parent or its Affiliates and is in full force and effect, and is enforceable against Parent or its applicable Affiliate, and to the Knowledge of Parent, each of the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions, (i) none of Parent or, to the Knowledge of Parent as of the date hereof, any other party thereto (with or without the lapse of time or the giving of notice, or both) is in default or breach in any respect under the terms of any such Material Contract, (ii) to the Knowledge of Parent, no event or circumstance has occurred that, individually or together with other events, would reasonably be expected to result in a breach of or a default under or, give rise to a right of termination, cancellation or acceleration under any Material Contract (with or without the lapse of time or the giving of notice, or both) and (iii) none of Parent or the Transferred Entities has received any written or to the Knowledge of Parent, oral claim or notice of breach of, or default under, or intention or decision to terminate, any Material Contract, except in each case, clauses (i) through (iii), as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. Parent has made available to Buyer, to the extent permissible by applicable Law, copies of each Material Contract that are true, correct and complete (including all amendments, modifications and waivers thereto) in all material respects. Section 3.11 Litigation. There are no, and since January 1, 2024, there have been no Actions involving the Business, any Transferred Entities, any Acquired Assets or any Assumed Liabilities or that would reasonably be expected to materially adversely affect the reputation of the Business or the Transferred Entities, nor is any Action pending against or, to the Knowledge of Parent, threatened against, Parent or any of its Affiliates (including the Transferred Entities) or any of their respective assets or rights relating to the Business, including the Acquired Assets or the Equity Interests. None of the Transferred Entities, the Business, the Acquired Assets or the

62 Assumed Liabilities are currently subject to any Judgment entered by or with any Governmental Entity, and there is no such Judgment against, or to the Knowledge of Parent, threatened against, or affecting Parent or any of its Affiliates (including the Transferred Entities) or any of their respective assets or rights relating to the Business, including the Acquired Assets or the Equity Interests, except for such matters as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. Section 3.12 Compliance with Laws. Other than with respect to any Excluded Asset or Retained Liability, and except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect: (a) No Transferred Entity, nor, with respect to the Business, Parent or any of Parent’s Affiliates, is or has been since January 1, 2024 in violation of, and to the Knowledge of Parent, is not under investigation with respect to and has not since January 1, 2024 been threatened to be charged with or given notice of any violation of, any applicable Law relating to the conduct of the Business or the ownership and use of the Acquired Assets and the Assumed Liabilities. (b) Since January 1, 2024, none of Parent or any of its Affiliates (in respect of the Business) or Transferred Entity has received any warning letters, written notices of adverse findings, or similar documents relating to the Business, the Acquired Assets or the Assumed Liabilities that assert a lack of material compliance with any applicable Laws, and there is no pending, or to the Knowledge of Parent, threatened in writing, material regulatory investigation or inquiry of any sort (other than non material routine or periodic inspections, reviews or audits) against Parent or any of its Affiliates (in respect of the Business) or any Transferred Entity relating to the Business, the Acquired Assets or the Assumed Liabilities. (c) Neither the Transferred Entities, nor any of their respective directors, officers, employees in such capacity, nor, to the Knowledge of Parent, any of its or their agents, distributors, or any other Person when acting on behalf of the Business, in connection with the conduct of the Business, is or at any time in the last five (5) years has been in violation of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder, the UK Bribery Act of 2010 or its predecessor laws, or any analogous anti- corruption law (collectively, the “Anti-Corruption Laws”). (d) Since January 1, 2024, no Transferred Entity has (i) been assessed civil or criminal penalties under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other Laws governing such activities (collectively, “Anti-Money Laundering Laws”) or (ii) had any of its funds seized or forfeited in a Proceeding under any Anti-Money Laundering Laws. (e) The Transferred Entities and their respective directors, officers, and employees, and, to the Knowledge of Parent, their agents, distributors, or any other Person when acting on behalf of the Business, with respect to the Business, are and have at all times since January 1, 2023, been in compliance in all material respects with applicable Sanctions and Export Laws, and none of any (i) Transferred Entity or any of their

63 respective directors, officers or employees, or (ii) to the Knowledge of Parent, their agents, distributors, or any other Person when acting on behalf of the Business, with respect to the Business, is or in the last five (5) years has been a Sanctioned Person. Since January 1, 2023, (i) none of the Transferred Entities have filed any voluntary disclosures with any Governmental Entity regarding alleged violations of Sanctions or Export Laws, and (ii) no investigation, charge, proceeding, investigation, or inquiry by any Governmental Entity administering Sanctions or Export Laws with respect to an apparent or actual violation of any applicable Sanctions or Export Laws is now pending or has been asserted or threatened with respect to any Transferred Entity. (f) Since April 24, 2019, none of the Transferred Entities have filed any voluntary disclosures with any Governmental Entity regarding alleged violations of Sanctions or Export Laws. (g) No investigation, charge, proceeding, investigation, or inquiry by any Governmental Entity administering Sanctions or Export Laws with respect to an apparent or actual violation of any applicable Sanctions or Export Laws is now pending or, has been, since April 24, 2019, asserted in writing or threatened in writing with respect to any Transferred Entity. (h) The Transferred Entities have in place, policies, systems, controls and procedures reasonably designed to promote compliance with Sanctions and Export Laws. Section 3.13 Tax Representations Relating to the Transferred Entities. Except as set forth in Section 3.13 of the Parent Disclosure Schedule, and as to matters that would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, Parent hereby represents and warrants to Buyer that: (a) Each of the Transferred Entities has filed, or caused to be filed, with the appropriate Taxing Authorities, all Tax Returns that it is required to be filed by, or with respect to, it. Each such Tax Return is true, correct and complete in all respects. (b) All Taxes (whether or not shown on any Tax Return) due and payable by each Transferred Entity have been timely paid in full. No claim has been made in writing by any Governmental Entity in any jurisdiction where a Transferred Entity does not file Tax Returns that such Transferred Entity, as applicable, is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction, which such claim has not been fully resolved. (c) All amounts of Taxes required by applicable Law to be withheld or collected by each Transferred Entity in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been withheld or collected, and have been paid over to the proper Taxing Authority to the extent due and payable. (d) There is no claim, audit, action, suit, examination, investigation or other Proceeding ongoing or pending or, to the Knowledge of Parent, threatened against or with respect to any of the Transferred Entities, in each case, in respect of any Tax. No deficiency

64 for any Taxes has been asserted or assessed by any Governmental Entity against any of the Transferred Entities which deficiency has not been fully resolved. No Transferred Entity has made any requests for rulings or determinations, with respect to any Taxes or Tax Returns of or related to any Transferred Entity that are currently pending before a Taxing Authority or will be in effect after the Closing Date. (e) No Transferred Entity is a party to, is otherwise bound by or has any obligation under, any Tax Sharing Agreement (other than (i) a Tax Sharing Agreement exclusively between or among Parent or an Equity Seller and any of Parent’s Subsidiaries, which will be terminated prior to the Closing Date with respect to any of the Transferred Entities or (ii) a Tax Sharing Agreement exclusively between or among the Transferred Entities). No Transferred Entity has any liability for the Taxes of any Person (other than the Taxes of the Parent Group) pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a result of being a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business a principal purpose of which does not relate to Taxes), by operation of applicable Law or otherwise. (f) No Transferred Entity has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provision of state, local or non-U.S. Tax Law). (g) No Transferred Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying, in whole or in part, for tax- free treatment under Section 355 of the Code (or any corresponding or similar provisions of applicable Tax Law) in the two (2) years preceding the Closing Date. (h) There are no Liens for Taxes on any of the assets of the Transferred Entities or the Acquired Assets, other than Permitted Liens. (i) Solae Holdings LLC has, or will have for its taxable year in which the Closing Date occurs, a valid election in effect under Section 754 of the Code. (j) No Transferred Entity conducts a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), operates or conducts business through any branch or is otherwise subject to taxation in any country, in each case, other than the country of its formation. (k) No Transferred Entity has been granted or requested any extension or waiver of (i) any statute of limitations or (ii) the time for assessment, payment or collection, in each case, in respect of any Taxes or any Tax Return, which such extension or waiver has not yet expired. (l) No Transferred Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in, or use of an improper, method of accounting, including under Section 481(a) of the Code for a Pre-Closing Tax Period; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of applicable

65 Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) advance or prepaid amount received or deferred revenue accrued outside the ordinary course of business on or before the Closing Date, (v) “gain recognition agreement” as described in Treasury Regulations Section 1.367(a)-8 (or any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date or (vi) inclusion under Section 951 or 951A of the Code with respect to income earned or accrued in a Pre-Closing Tax Period. (m) The Transferred Entities have complied with escheatment and other unclaimed property Tax Laws in all respects. (n) None of the Transferred Entities that is treated as a corporation for U.S. federal income tax purposes and is not a “United States person” for U.S. federal income tax purposes is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code. Notwithstanding anything to the contrary contained herein, nothing in this Agreement (including in this Section 3.13(e) and Section 3.20) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or availability of (or limitation on) any net operating losses, Tax basis or similar Tax attributes of the Transferred Entities, or the ability of Buyer or any of its Affiliates (including the Transferred Entities) to utilize such Tax attributes or Tax assets after the Closing Date. Section 3.14 Properties. (a) A true, correct and complete list, as of the date hereof, of all real property related to the Business and owned, leased (as tenant) or subleased (as subtenant) or otherwise used or occupied by Parent or its Subsidiaries (including the Transferred Entities), in each case, that any of the Transferred Entities, immediately prior to the Closing and after giving effect to the Pre-Closing Reorganization and the Acquisition Documents, will, if such real property (or to the extent any portion thereof) is Related to the Business, (i) own, lease (as tenant) or sublease (as subtenant) or otherwise use or occupy is set forth on Section 3.14(a)(i) and Section 3.14(a)(ii) of the Parent Disclosure Schedule (the real property that any Transferred Entity will so own, lease, sublease, use or occupy, collectively, the “Real Property”) or (ii) have a right to temporarily use or occupy pursuant to the Transition Services Agreement (or similar temporary license) is set forth on Section 3.14(a)(iii) of the Parent Disclosure Schedule (the real property that any Transferred Entity will have such right to temporarily use or occupy, collectively, the “TSA Real Property”). (b) The Real Property constitutes all the material real property that is Related to the Business and is used or held for use primarily in the conduct of the Business as currently conducted. With respect to the Real Property, except as set forth on Section 3.14(a)(i) or Section 3.14(a)(ii) of the Parent Disclosure Schedule: (i) after giving effect to the Pre-Closing Reorganization and the Acquisition Documents, no Person other than the Transferred Entities will have a right to use or occupy the Real Property, except

66 for (A) in the case of Leased Real Property, any such use or occupancy rights in respect of common areas, shared facilities or similar spaces, as reflected in the applicable Leases pertaining thereto, and (B) temporary access or use rights customarily granted in the operation of the Business or granted pursuant to the Transition Services Agreement; (ii) neither Parent nor any Transferred Entity is a party to any Contract granting any outstanding rights or other options in favor of any Person (other than a Transferred Entity) to purchase, lease, use or occupy any Real Property, except for (A) in the case of Leased Real Property, any such rights reflected in the applicable Leases pertaining thereto, including in respect of common areas, shared facilities or similar spaces, and (B) temporary access or use rights customarily granted in the operation of the Business or granted pursuant to the Transition Services Agreement; (iii) with respect to the Owned Real Property (and, to the Knowledge of Parent, the Leased Real Property), there are no condemnation proceedings, expropriation or other proceeding in eminent domain pending or, to the Knowledge of Parent, threatened; (iv) the buildings, structures, fixtures and other improvements located on any Owned Real Property and the current use of the Owned Real Property do not violate any planning, building, health, fire, zoning or similar land use restrictions of any Governmental Entity, in each case, in any material respect; and (v) to the Knowledge of Parent, all of the buildings, structures, appurtenances and other improvements comprising any Real Property have been maintained in all material respects in accordance with the usual business practices of Parent or the relevant Transferred Entity or Retained Parent Subsidiary, and Parent or the relevant Transferred Entity or Retained Parent Subsidiary has reasonably adequate rights of ingress and egress for the operation of its business in the ordinary course of business for the purposes for which they are presently being used, except, in each of clauses (i) through (v), as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. Except for the transactions contemplated by this Agreement or any other Acquisition Document, as of the date hereof, no Transferred Entity has entered into (or is currently subject to) any written commitments, contracts or options to purchase or acquire any material real property or any direct or indirect interest therein that would constitute an Acquired Asset or Assumed Liability. (c) Parent or one of the Transferred Entities or Retained Parent Subsidiaries, as the case may be, has good and marketable fee simple title (or foreign equivalent thereof) to, or in the case of any Leased Real Property, has valid leasehold or subleasehold interests (or the right to occupy the Leased Real Property under a services agreement or license) in, all Real Property, except where the failure to have such title or valid leasehold or subleasehold interests would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. Parent has, in all material respects, made available to Buyer a true, correct and complete copy of each Lease pertaining to any Leased Real Property (including any material amendments or guaranties related thereto), in each case, in Parent’s reasonable possession as of the date hereof. With respect to each Lease pertaining to any Leased Real Property, as of the date hereof, assuming due authorization and delivery by the counterparty thereto, such Lease constitutes the valid and legally binding obligation of Parent or one of the Transferred Entities or Retained Parent Subsidiaries, as applicable, and, to the Knowledge of Parent, the counterparty thereto, enforceable against such entity and, to the Knowledge of Parent, such counterparty in accordance with its terms and conditions, subject to the Enforceability Exceptions. With

67 respect to each Lease for Leased Real Property, and except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect: (i) Parent or the relevant Transferred Entity or Retained Parent Subsidiary currently has possession and quiet enjoyment of the Leased Real Property under such Lease and to the Knowledge of Parent, there are no disputes with the counterparties to such Lease; (ii) to the Knowledge of Parent, none of Parent, the relevant Transferred Entity or Retained Parent Subsidiary, or any other party to such Lease, is in breach or default thereunder; and (iii) the relevant Transferred Entity has not subleased the applicable Leased Real Property to any Person. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, the material items of equipment included in the Acquired Assets (i) are in reasonably good operating condition and repair, ordinary course wear and tear excepted and (ii) are reasonably adequate and suitable in all material respects for the purposes for which they are presently being used. (d) No Real Property is subject to any Lien, other than Permitted Liens. Section 3.15 Insurance. Section 3.15 of the Parent Disclosure Schedule sets forth a true and complete list of all material occurrence-based insurance policies in effect as of the date hereof maintained by Parent or any Retained Parent Subsidiaries for the benefit of the Business (other than any self-insurance, fronted insurance or captive insurance or any insurance policy that is part of a Business Benefit Plan), specifying with respect to each such policy the insurer(s) and policy term. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business, (a) all such policies are, as of the date of this Agreement, legal, valid, binding and enforceable in accordance with their terms and are in full force and effect; (b) all premiums due thereunder have been paid; (c) no written notice of cancellation or termination from the applicable insurer(s) has been received by Parent or any of the Transferred Entities with respect to any such policy (other than in connection with renewals); (d) neither Parent nor any Transferred Entity has taken any action or failed to take any action which would constitute a material breach of or default under any such policy or permit the termination of such policy in any material respect; (e) there are no material claims relating to the Business by Parent or any Transferred Entity pending under any such policies as to which coverage has been denied by the underwriters of such policies; and (f) to the Knowledge of Parent, the Transferred Entities and the Acquired Assets are insured in amounts sufficient for compliance with applicable Law and any Contract to which any Transferred Entity is a party. Section 3.16 Intellectual Property and Data Protection. (a) Section 3.16(a) of the Parent Disclosure Schedule contains a true, complete and accurate (in all material respects) list, as of the date hereof, of all registrations and applications for registration of Patents, Trademarks, material domain names and Copyrights included in the Business Intellectual Property (the “Business Registered Intellectual Property”), including for each, as applicable, the application or registration number and the filing and registration or grant date, and the jurisdiction, in each case, included in the Business Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, (i) Parent or one of the Transferred Entities solely and exclusively owns all Business Intellectual Property, free and clear of all Liens other than Permitted Liens, and has a valid license to

68 use all other Intellectual Property to the extent used in the conduct of the Business; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property, and (ii) all Business Registered Intellectual Property is subsisting and, to the Knowledge of Parent, valid and enforceable. (b) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, excluding ordinary course and routine office actions and other similar proceedings that may be pending before the United States Patent and Trademark Office or its foreign equivalents, no Proceedings are pending or, to the Knowledge of Parent, threatened in writing since January 1, 2024 which challenge the validity, ownership, or enforceability of any rights in respect of any of the Business Registered Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, (i) none of Parent nor its Subsidiaries in the conduct of the Business, nor the conduct of the Business (including the sale of products and services in the conduct thereof), infringes, misappropriates or otherwise violates any Intellectual Property of any Person nor has since January 1, 2024, (ii) to the Knowledge of Parent, no Person is infringing, misappropriating or violating any Business Intellectual Property nor has since January 1, 2024, and (iii) since January 1, 2024, none of Parent or any of the Transferred Entities has received or sent any written allegations, and there are no currently pending Proceedings with any allegations, relating to the foregoing clauses (i)-(ii). (c) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, since January 1, 2024, (i) Parent and the Transferred Entities have taken commercially reasonable measures to establish and preserve in all material respects their ownership of the Business Intellectual Property (including by obtaining assignments of material Business Intellectual Property from all Persons (including all current and past employees, consultants and contractors of Parent or its Subsidiaries) who contributed to the creation or development of such material Business Intellectual Property, through written agreements or by operation of Law), including to protect the confidentiality and value of all trade secrets and other material Know-How included in the Business Intellectual Property, and (ii) to the Knowledge of Parent, no Person is in violation or breach of any agreements to the extent described in the foregoing with respect to material Business Intellectual Property. (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, (i) no Business Intellectual Property was developed with funding from, or using the facilities or resources of, any Governmental Entity or university, college, or other educational institution in a manner that provides such Governmental Entity, university, college or other educational institution any ownership claim in or to such Business Intellectual Property, and (ii) Parent is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any Business Intellectual Property to any Person. (e) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, the Business IT Assets are adequate

69 and sufficient in all material respects for, and operate and perform in all material respects as required (including in conformance with their documentation and functional specifications) in connection with, the operation of the Business as currently conducted. (f) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, since January 1, 2024, (i) the Business has complied in all respects with all Data Security Laws, publicly posted privacy policies and contractual requirements relating to cybersecurity, data protection and the processing of Personal Information in all relevant jurisdictions, in each case to the extent applicable (collectively, “Data Security Requirements”), (ii) no claims, complaints, investigations or notices have been asserted or threatened in writing against Parent, any of its Affiliates or any of the Transferred Entities regarding any non-compliance by all or any part of the Business or any Transferred Entity with any Data Security Requirements, and (iii) neither Parent nor any of its Affiliates (with respect to the Business) nor any of the Transferred Entities has notified in writing, or been required by applicable Law or Contract to notify in writing, any Person of any Personal Information or information security-related incident. (g) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, since January 1, 2024, (i) neither the Business nor any Transferred Entity has experienced any information security incident involving unauthorized access to, or unauthorized disclosure, loss or breach of security of, any Personal Information or sensitive or proprietary information in the possession, custody or control of the Business or any Transferred Entity or that has compromised the integrity or availability of any Business IT Assets, (ii) tthe Business IT Assets do not contain any “viruses,” “worms,” “trojan horses,” “bugs,” “back doors,” “trap doors,” or other similar contaminants or spyware that are designed to materially disrupt or disable the Business IT Assets or enable any Person to access without authorization the Business IT Assets, and (iii) Parent and its Affiliates have taken commercially reasonable steps in the conduct of the Business (including implementing and monitoring compliance with commercially reasonable measures with respect to technical and physical security) in accordance with applicable Law to protect the confidentiality, integrity and availability of Personal Information in their respective possession or control against loss and against unauthorized access, use, modification or disclosure and the integrity and availability of Business IT Assets. (h) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, (i) no material proprietary source code included in the Business Intellectual Property is subject to any Copyleft Terms and (ii) Parent and its Affiliates (in the conduct of the Business) are in compliance with the terms and conditions of Open Source Licenses applicable to Open Source Software included or incorporated into the Business Intellectual Property. (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, Parent or one of its Subsidiaries is, and immediately following the Closing, Buyer, the Transferred Entities or one of their respective Affiliates will be, the sole and exclusive owner of all Business Intellectual

70 Property, and Parent and its Affiliates have, and, subject to Section 5.8, Section 5.10, Section 5.27 and Section 5.28 and the terms and conditions of any Acquisition Documents, immediately following the Closing, Buyer, the Transferred Entities or one of their respective Affiliates will have the right to use all other Intellectual Property and IT Assets necessary for the operation of the Business as currently conducted, in each case, free and clear of any Liens other than Permitted Liens. (j) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, (i) Parent and its Affiliates have fully paid, satisfied, and discharged all Inventor Remuneration due and owing to any Person prior to the date hereof with respect to any material Intellectual Property constituting an Acquired Asset, and (ii) no such Inventor Remuneration remains outstanding, unpaid, or is subject to any pending or, to the Knowledge of Parent, threatened claim. Section 3.17 Material Customers and Suppliers. (a) Section 3.17(a) of the Parent Disclosure Schedule sets forth a true and complete list of the ten (10) largest customers of the Business on a consolidated basis (based on the dollar amount of sales) during the 12 months ended December 31, 2025 (each, a “Material Customer”). In the past twelve (12) months, neither Parent nor any of its Affiliates have received any written or, to the Knowledge of Parent, oral, notice, letter or complaint from any Material Customer that it has or intends to cancel or terminate its relationship with any Transferred Entity or the Business. (b) Section 3.17(a) of the Parent Disclosure Schedule sets forth a true and complete list of the ten (10) largest suppliers of the Business on a consolidated basis (based on the dollar amount of sales) during the 12 months ended December 31, 2025 (each, a “Material Supplier”). In the past twelve (12) months, neither Parent nor any of its Affiliates have received any written or to the Knowledge of Parent, oral, notice, letter or complaint from any Material Supplier that it has changed, modified, amended or reduced its business relationship with Parent or any of its Affiliates in a manner that is adverse in any material respect to the Business or otherwise terminated or intends to cancel or terminate its relationship with any Transferred Entity or the Business. Section 3.18 Permits. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect: (a) (i) each of the Transferred Entities, Parent or their respective Affiliates hold all Permits that are necessary for the operation of the Business as currently conducted or that are necessary for the lawful ownership of the Acquired Assets, (ii) each of which is valid and in full force and effect and (iii) each of the Sellers and their respective Subsidiaries are not in default, and no fact, situation, circumstance, condition, or other basis exists that with notice or lapse of time or both would constitute a breach, violation or default, under such Permits; and

71 (b) taken together, the Transferred Entities, Buyer or one of its Affiliates will, following completion of the Pre-Closing Reorganization and Closing, after giving effect to the Pre-Closing Reorganization and (where reasonably required) subject to suitable workaround procedures (taking into account the other Acquisition Documents), possess all Permits that are necessary for the operation of the Business as currently conducted or that are necessary for the lawful ownership of the Acquired Assets. Section 3.19 Finders’ Fees. Except for JPMorgan Chase & Co. and BofA Securities, Inc., whose fees shall be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Acquisition Document. Section 3.20 Employee Benefit Plans and Employees. (a) Section 3.20(a) of the Parent Disclosure Schedule lists each material Business Benefit Plan as of the date hereof (with forms thereof to the extent that the terms of the applicable form do not materially differ between individual employees or service providers). For each such material Business Benefit Plan, Parent has made available to Buyer a summary of the benefits provided under such plan or a copy of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) together with all material amendments thereto. (b) To the Knowledge of Parent, no Business Benefit Plan has been declared to be fully or partially wound up, nor has any act or event occurred which would cause any such plan to be wound up under its plan documents or pursuant to which any such plan could reasonably be expected to be ordered to be wound up, in whole or in part, by any Governmental Entity. To the Knowledge of Parent, no Business Benefit Plan is expected to face material Liabilities’ increase. (c) To the Knowledge of Parent, each material Business Benefit Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and no condition exists nor has an event occurred that could reasonably be expected to result in the loss or revocation of such status. Each Business Benefit Plan that is required to be registered has been registered and has been maintained in all material respects in good standing with all applicable regulatory authorities. To the Knowledge of Parent, each Transferred Entity Benefit Plan and Assumed Plan has been maintained in compliance with its terms and applicable Law in all material respects and no event has occurred and no condition exists with respect to any Benefit Plan that could subject the Business to any material tax, fine, lien, penalty or other Liability imposed by applicable Law. (d) Except as would not reasonably be expected, individually or in the aggregate, to result in any material Liabilities to any Transferred Entity or any of their Affiliates, no Proceeding or Action by or before any Governmental Entity is (i) pending against or involves any Business Benefit Plan or (ii) to the Knowledge of Parent, is threatened against or threatened to involve, any Business Benefit Plan.

72 (e) No Business Benefit Plan is, and no Transferred Entity or any ERISA Affiliate thereof has or has had within the past six (6) years any liability with respect to: (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in each case that could reasonably be expected to result in any Liability to Buyer, any Transferred Entity or any of their Affiliates. (f) The Transferred Entities and the Retained Parent Subsidiaries (with respect to the Business Employees, Former Business Employees, Business Contractors, Former Business Contractors and the Business) are, and for the past three (3) years have been, in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, worker classification (including contractor classification), tax withholding, unemployment insurance, workers’ compensation, plant closings, mass layoffs, safety and health and continuation coverage under group health plans, except for failures to comply that would not reasonably be expected, individually or in the aggregate, to result in any material Liabilities to Buyer, any Transferred Entity or any of their respective Affiliates. (g) Section 3.20(g) of the Parent Disclosure Schedule lists each CBA to which a Transferred Entity is, or is reasonably expected to be as of the Closing Date, a party, in each case, with respect to the Business Employees. To the Knowledge of Parent, except as listed in Section 3.20(g) of the Parent Disclosure Schedule, no Business Employees are, or are reasonably expected to be as of the Closing Date, represented by any Employee Representative Body (other than any national, sector or industry level organization) with respect to their employment with any Transferred Entity. To the Knowledge of Parent, in the past three (3) years, there have been no material labor organizing activities with respect to any Business Employees. To the Knowledge of Parent, in the past three (3) years, there have been no actual or threatened, in each case, material unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting any Transferred Entity with respect to any Business Employees. (h) None of the execution, delivery or performance of this Agreement could reasonably be expected to (either alone or in conjunction with any other event, such as a termination of employment) (i) result in any payment or equity award (including without limitation severance, parachute or otherwise) becoming due to any Business Employee or other current or former service provider of any Transferred Entity under any Transferred Entity Benefit Plan, (ii) increase any compensation or benefits otherwise payable to any Business Employee, Business Contractor, Former Business Employee or Former Business Contractor or other current or former service provider of any Transferred Entity under any Transferred Entity Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits to any Business Employee, Business Contractor, Former Business Employee or Former Business Contractor or other current or former service provider of any Transferred Entity under any Transferred Entity Benefit

73 Plan, (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, (v) result in the forgiveness of any loan or indebtedness owed to the Transferred Entities by any Business Employee, Business Contractor, Former Business Employee or Former Business Contractor or other individual in respect of their service to the Transferred Entities or (vi) result in the limitation or restriction of the rights of the Transferred Entities to merge, amend or terminate any Transferred Entity Benefit Plan or Assumed Plan. (i) In the three (3) years prior to the date hereof, to the Knowledge of Parent, (i) no material allegations of sexual harassment or assault have been made against any current director or executive officer of the Business, and (ii) Parent and its Affiliates (including the Transferred Entities) have investigated all material allegations of sexual harassment that have been properly reported through the designated internal complaint reporting channels against any current or former director or executive officer of the Business. (j) Neither Parent or any of its Affiliates (including the Transferred Entities) is a party to, or otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A, 457A, or 4999 of the Code (or any corresponding provisions of foreign, state or local Laws) or otherwise to any Business Employee or Former Business Employee. Section 3.21 Product Compliance Laws. With respect to the Business, the Acquired Assets and the Transferred Entities, and except as to matters that would not reasonably be expected, individually or in the aggregate, to be material to the Business (taken as a whole): (a) Parent and its Subsidiaries have been and currently are in compliance with all Product Compliance Laws, no audit or review by any Governmental Entity relating to non-compliance with a Product Compliance Law is ongoing, pending or threatened against Parent or any Subsidiaries alleging any failure to so comply, no investigation or inquiry of or relating to non-compliance with a Product Compliance Law is ongoing, pending or threatened, and no violation of any Product Compliance Law is reasonably expected to be alleged by any Governmental Entity based upon any actions or omissions with respect to any Product Compliance Law; (b) since January 1, 2024, there have been no voluntary or mandatory recalls, safety alerts, market withdrawals, modifications, cancellations, corrections, suspensions, removals, actionable complaints or notifications to any Governmental Entity, whether undertaken at the initiative of a Governmental Entity, Parent or any Subsidiary, or any other Person, pertaining to any products included in the Business nor, to the knowledge of Parent, by any subsequent seller of any items which incorporate those products, and to the Knowledge of Parent, no facts or circumstances exist that would reasonably be expected to result in any of these actions; (c) Parent and its Subsidiaries have not made an untrue statement of material fact or fraudulent statement, or failed to disclose a material fact required to be disclosed,

74 to the FDA, the United States Department of Agriculture or any other Governmental Entity with respect to the Business or any of its products or services; and (d) Parent and its Subsidiaries maintain and implement policies, procedures and controls designed to ensure compliance by each of Parent, the Subsidiaries, and their respective directors, officers, employees and persons acting for or on their behalf, with applicable Product Compliance Laws. There have been no material breaches of these policies, procedures and controls since January 1, 2024. Section 3.22 Environmental Compliance. (a) With respect to the Business, the Acquired Assets and the Transferred Entities, and except as to matters that would not reasonably be expected, individually or in the aggregate, to be material to the Business (taken as a whole) or as disclosed in Section 3.22(a) of the Parent Disclosure Schedule: (i) with respect to the Business, the Acquired Assets and the Transferred Entities, Parent and its Subsidiaries are and have been since January 1, 2021 in compliance with all applicable Environmental Laws; (ii) with respect to the Business, (x) the Acquired Assets and the Transferred Entities, Parent and its Subsidiaries, possess and are in compliance with and since January 1, 2021 have possessed and been in compliance with all Environmental Permits required by all applicable Environmental Laws; (y) all such Permits are valid and in full force and effect; and (z) neither Parent nor any of its Subsidiaries is in default of such Permits; (iii) (x) no written notice, order, request for information, complaint or penalty has been received by Parent or any of its Subsidiaries, (y) there has been no Action pending or, to the Knowledge of Parent, threatened, and (z) there has been no order, writ, Judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Entity, in the case of each of (x), (y) and (z), which (A) relates to an actual or alleged violation of or Liability under any Environmental Law, (B) relates to the Business, the Acquired Assets, the Transferred Entities or the Real Property and (C) has not been settled, dismissed, paid or otherwise fully and finally resolved; (iv) to the Knowledge of Parent, there is no Contamination at, in, on, under or migrating from any Real Property or other facility used in connection with the Business that (A) is required to be investigated, monitored or remediated under applicable Environmental Law or by any Governmental Entity, or (B) none of the Business, any Acquired Asset or any Transferred Entity is currently conducting any Remediation as the result of any actual or suspected Release of Hazardous Substances. (b) To the extent in the possession or reasonable control of Parent or its Subsidiaries, as of the date hereof, Parent has provided, or made available to Buyer the most recent, if any, Phase I and Phase II reports relating to the Real Property, the Acquired Assets, and the operation of the Business that have been prepared since January 1, 2021 and all other final material environmental, health or safety documents bearing on a matter

75 which is not disclosed in the foregoing and would reasonably be expected to give rise to any material Liability under Environmental Laws. Section 3.23 Related Party Transactions and Agreements. Section 3.23 of the Parent Disclosure Schedule lists, as of the date hereof, all Contracts between Parent and its Affiliates (to the extent not engaged in the conduct of the Business), on the one hand, and any Transferred Entity (to the extent engaged in the conduct of the Business), on the other hand (other than in respect of the Pre-Closing Reorganization to the extent executed on or after the date hereof) (collectively, “Intercompany Agreements”) that are material to the Business and will survive the Closing, as contemplated in Section 5.13. To the Knowledge of Parent, none of the Sellers, nor any of their respective Affiliates possess, directly or indirectly, any financial interest in or is a director, officer, manager or employee of any Person which is a material client, supplier, customer, lessor, lessee, financial source or competitor of the Business or has any other material commercial or business relationship with the Business. Section 3.24 Indebtedness. There is no indebtedness for borrowed money or of the type contemplated by clause (ii) of the definition of Indebtedness at any of the Transferred Entities. Section 3.25 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, THE OTHER ACQUISITION DOCUMENTS OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT (IN EACH CASE, AS DISCLOSED AGAINST IN THE PARENT DISCLOSURE SCHEDULE), NEITHER PARENT NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT OR ITS AFFILIATES, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE EQUITY INTERESTS, THE ACQUIRED ASSETS, THE TRANSFERRED ENTITIES, THE TRANSFERRED JOINT VENTURES, THE REAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED OR ASSUMED PURSUANT HERETO, AND PARENT DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, BUDGETS, FORECASTS, PREDICTIONS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE OR FURNISHED BY PARENT OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR REPRESENTATIVES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, THE OTHER ACQUISITION DOCUMENTS OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT (IN EACH CASE, AS DISCLOSED AGAINST IN THE PARENT DISCLOSURE SCHEDULE), NONE OF PARENT, ITS SUBSIDIARIES OR THEIR RESPECTIVE AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO TRANSFERRED JOINT VENTURES, EXCLUDED ASSETS OR RETAINED LIABILITIES.

76 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER Except as set forth in the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), each of Buyer Parent and Buyer (with respect to itself) represents and warrants to Parent as of the date hereof and as of the Closing Date (unless such representation and warranty is expressly made as of a different date as set forth in this Article IV, in which case, such representation or warranty is made only as of such express date) that: Section 4.1 Existence and Power. Buyer is (a) a Delaware corporation, duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer Parent is a Delaware limited partnership duly organized and validly existing and in good standing under the laws of its jurisdiction of formation. Each of Buyer Parent and Buyer and has all requisite corporate or other organizational powers and authority required to own, lease, use and operate its properties and carry on its business as presently operated and conducted, and (b) duly qualified or licensed to do business and is in good standing (or similar status to the extent such status exists in such entity’s jurisdiction of formation) in any jurisdiction in which the nature or location of the business conducted by it or the property it owns, leases, uses or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. Buyer Parent indirectly wholly owns and indirectly wholly controls Buyer. Section 4.2 Authorization. Buyer Parent and Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and performance by Buyer and Buyer Parent, as applicable, of its obligations hereunder have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer and Buyer Parent (as applicable) to authorize the execution and delivery of, and performance by, Buyer and Buyer Parent under this Agreement and the transactions contemplated hereby. Buyer, Buyer Parent and each of their respective Affiliates have all requisite power and authority to execute and deliver each other Acquisition Document to which Buyer, Buyer Parent and their respective Affiliates is a party and to consummate the transactions contemplated thereby, and the execution, delivery and performance by Buyer, Buyer Parent and their respective Affiliates of their obligations thereunder have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer, Buyer Parent and any such Affiliates. Assuming due and valid execution by each other Party hereto, this Agreement constitutes a valid and legally binding agreement of Buyer and Buyer Parent enforceable against Buyer and Buyer Parent in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto, each other Acquisition Document to which Buyer, Buyer Parent or any of their respective Affiliates is a party constitutes or, upon the execution and delivery thereof by Buyer, Buyer Parent and any such Affiliate, shall constitute, a valid and legally binding agreement of Buyer, Buyer Parent and any such Affiliate, enforceable against Buyer, Buyer Parent and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions. No other corporate proceedings on the part of Buyer or Buyer Parent (and no action on part of any equityholders of Buyer or Buyer Parent) or any Affiliate thereof are

77 necessary to authorize the execution and delivery of this Agreement and performance of this Agreement and the other Acquisition Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby. Section 4.3 Governmental Authorization. The execution, delivery and performance by Buyer, Buyer Parent and each of their respective Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, consent of, notification to, authorizations or approvals of, or filing, designation, declaration or registrations with, any Governmental Entity, other than (a) compliance with any applicable requirements of the HSR Act; (b) compliance with any other applicable Regulatory Laws set forth on Section 4.3 of the Parent Disclosure Schedules (it being agreed (i) that Buyer may amend such schedule, acting in good faith, within seventy-five (75) days of the date hereof; provided that it reasonably consults with Parent, and (ii) that all references herein to such schedule shall be to the schedule as amended); and (c) any such action, filing, consent, waiver, approval, license, authorization or permit as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. Section 4.4 Non-contravention. The authorization, execution, delivery and performance by Buyer, Buyer Parent and each of their respective Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters or actions referred to in Section 4.3, (a) violate the certificate of incorporation or bylaws (or equivalent governing instruments) of Buyer, Buyer Parent or the applicable Affiliate, (b) violate any applicable Law, (c) require any consent or other action by any Person under, constitute a default (with or without notice or lapse of time, or both) under or result in any breach of, or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of Buyer, Buyer Parent or such Affiliate or to a loss of any benefit to which Buye, Buyer Parent or such Affiliate is entitled under, any of the terms conditions or provisions of any Contract to which Buyer or such Affiliate is a party or by which Buyer, Buyer Parent or such Affiliate or any of its or their properties or assets may be bound, (d) require a vote of, or consent by, the holders of any class or series of capital stock of Buyer or Buyer Parent or (e) result in the creation or imposition of any Lien on any asset of Buyer, Buyer Parent or such Affiliate, except for any Permitted Liens, with such exceptions, in the case of each of clauses (b), (c) and (e), as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. Section 4.5 Financing. (a) Buyer Parent has delivered to Parent true, complete and correct fully executed copies of (i) the debt commitment letter, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, and together with all exhibits, schedules and annexes thereto, the “Debt Commitment Letter”), from the Financing Entities and (ii) any fee letters related thereto (redacted, in the case of such fee letters, solely with respect to the amounts and percentages of the fees and other economic terms (and financial “market flex” provisions) that are customarily redacted in connection with similar financings; provided that such redactions could not be reasonably expected to adversely affect the conditionality,

78 enforceability, termination or amount of the Debt Financing) (such Debt Commitment Letter and each such fee letter, collectively, the “Debt Financing Commitment”), pursuant to which the Financing Entities have committed, subject to the terms and conditions set forth therein (including any “market flex” provisions that are contained in the fee letters delivered to Parent pursuant to this Section 4.5(a)), to provide debt financing in the amounts set forth therein to Buyer Parent for the purposes of, among other things, financing the transactions contemplated by this Agreement and the other Acquisition Documents and related fees and expenses (such debt financing, the “Debt Financing”). Buyer Parent has delivered to Parent true, complete and correct fully executed copies of the equity financing commitment letters (including all exhibits, schedules and annexes thereto, the “Equity Financing Commitment”, and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Equity Investors have committed, subject to the terms and conditions set forth therein, to invest in Buyer Parent the cash amounts set forth therein in connection with the Transactions (the “Equity Financing”, and together with the Debt Financing, the “Financing”). (b) As of the date hereof, (1) the Financing Commitments constitute the legal, valid, binding and enforceable obligations of Buyer Parent, (2) the Equity Financing Commitment constitutes the legal, valid, binding and enforceable obligations of the other parties thereto and (3) to the Knowledge of Buyer, the Debt Financing Commitments constitute the legal, valid, binding and enforceable obligations each of the other parties thereto (in each case, subject to the Enforceability Exceptions). As of the date hereof, (i) the Financing Commitments are in full force and effect, and (ii) the Financing Commitments have not been terminated, withdrawn, rescinded or otherwise amended or modified in any respect and the commitments contained therein have not been terminated, withdrawn, rescinded, reduced or otherwise amended or modified in any respect (and no such termination, withdrawal, rescission, reduction, amendment or modification thereof is contemplated). There are no side letters or other Contracts, agreements, arrangements or understandings of any kind (written or oral) directly or indirectly related to the Financing Commitments or the Financing. Buyer Parent has fully paid any and all commitment fees or other fees or expenses in connection with the Financing that are payable on or prior to the date hereof. There are no conditions precedent or other contingencies related to the funding of the Required Amount on the Closing Date (after taking into account amounts otherwise available under the Financing Commitments and other sources of cash available to Buyer Parent), other than as expressly set forth in the Debt Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, (i) constitutes, or would reasonably be expected to constitute, a default or breach on the part of Buyer Parent or, to the Knowledge of Buyer, any other party thereto under any term or condition of the Financing Commitments or (ii) would reasonably be expected to (A) result in any of the conditions in the Financing Commitments not being satisfied on a timely basis or (B) otherwise result in the Financing not being available in accordance with the terms of the Financing Commitments in the amount needed to fund the Required Amount. As of the date hereof, neither the Equity Investors nor any Financing Entity has notified Buyer Parent of its intention to terminate any of the Financing Commitments or not to provide all or any portion of the Financing. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 of this Agreement, Buyer Parent has no reason to believe that any of the conditions to the Debt Financing

79 contemplated by the Debt Commitment Letter will not be fully satisfied on a timely basis or that the Financing will not be made fully available to Buyer Parent on or prior to the Closing. The Financing, when funded in accordance with the Financing Commitments, shall provide Buyer Parent and its Subsidiaries with cash proceeds on the Closing Date sufficient for the satisfaction of all of their respective obligations under this Agreement, the other Acquisition Documents and the Financing Commitments on the Closing Date, including the (i) payment of the Preliminary Purchase Price (as well as the Final Purchase Price) and the repayment or refinancing of any outstanding Indebtedness contemplated or required to be repaid or otherwise satisfied in connection with the consummation of the transactions contemplated hereby, (ii) payment of any and all fees and expenses of or required to be paid by Buyer Parent, its Subsidiaries or any of their respective Affiliates in connection with the transactions contemplated hereby and by the Financing and (iii) satisfaction of all other payment obligations of Buyer Parent, its Subsidiaries and/or any of their respective Affiliates contemplated hereunder and under the other Acquisition Documents and under the Financing Commitments required to be made at or in connection with the Closing (the amounts contemplated by clauses (i) through (iii), the “Required Amount”). (c) The Equity Financing Commitment designates, and will continue to designate, Parent as an intended third party beneficiary thereof who may enforce the rights of Buyer Parent pursuant to such Equity Financing Commitment as if Parent was a party thereto. (d) Concurrently with the execution of this Agreement, the Guarantors have delivered to Parent the duly executed Limited Guarantee. As of the date hereof, the Limited Guarantee (x) is in full force and effect, (y) is a legal, valid and binding obligation of the Guarantors, duly authorized by all necessary action on the part of the Guarantors and duly executed and delivered by the Guarantors and (z) is enforceable against the Guarantors in accordance with its terms, subject to the Enforceability Exceptions. (e) Buyer Parent acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Buyer Parent to consummate the transactions contemplated hereby. Section 4.6 Solvency. Assuming (i) the accuracy of the representations and warranties of Parent pursuant to Section 8.3(a), and (ii) the performance and compliance by Parent with its obligations contained in this Agreement, Buyer and its Subsidiaries, including the Transferred Entities and the Business, taken as a whole, will be Solvent immediately after Closing. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (as such term is generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors) of the assets of such Person and its Subsidiaries, on a consolidated basis will, as of such date, exceed (i) the value of all Liabilities of such Person and its Subsidiaries, on a consolidated basis, including contingent and other Liabilities, as of such date, and (ii) the amount that will be required to pay the probable Liabilities of such Person on its existing debts (including contingent Liabilities, it being understood that the amount of contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time,

80 represents the amount that can reasonably be expected to become an actual or matured liability) as such debts become absolute and matured in the ordinary course of business, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its Liabilities, including contingent and other Liabilities, as they mature in the ordinary course of business. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates. Section 4.7 Litigation. There are no Actions pending against or, to the Knowledge of Buyer, threatened against, Buyer, Buyer Parent or any of their respective Affiliates, and there is no Judgment entered by or with any Governmental Entity, except for such matters as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. Section 4.8 Finders’ Fees. Except for Citigroup, Inc., whose fees shall be paid by Buyer, Buyer Parent or one of their Affiliates, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer, Buyer Parent or any of their respective Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Acquisition Document. Section 4.9 Purchase for Investment. Buyer is acquiring the Business, including the Equity Interests, Acquired Assets and Transferred Entities, with the present intention of holding such securities investment purposes for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable foreign securities Law. Buyer acknowledges that the Equity Interests are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Law, and that such Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable. Buyer (either alone or together with its advisors) has sufficient such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Business and is capable of bearing the economic risks of such investment. Section 4.10 Insurance. Buyer acknowledges and agrees that from and after the Closing, it is responsible for securing all insurance it considers appropriate for its operation of the Transferred Entities and the Business. Section 4.11 No Other Representations and Warranties. (a) BUYER ACKNOWLEDGES AND AGREES THAT NEITHER PARENT NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, THE EQUITY INTERESTS, TRANSFERRED ENTITIES, ACQUIRED ASSETS, ASSUMED LIABILITIES, TRANSFERRED JOINT VENTURES OR OTHER MATTERS THAT IS NOT SPECIFICALLY INCLUDED IN THIS AGREEMENT, THE PARENT DISCLOSURE SCHEDULE, THE OTHER ACQUISITION DOCUMENTS OR ANY CERTIFICATE

81 DELIVERED PURSUANT TO THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARENT NOR ANY OTHER PERSON HAS MADE A REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO, AND NEITHER PARENT NOR ANY OTHER PERSON, SHALL BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM, PARENT OR ITS REPRESENTATIVES MAKING AVAILABLE TO BUYER, (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS FOR THE TRANSFERRED ENTITIES OR THE BUSINESS, OR (II) ANY MATERIALS, DOCUMENTS OR INFORMATION RELATING TO THE TRANSFERRED ENTITIES, ACQUIRED ASSETS, ASSUMED LIABILITIES, TRANSFERRED JOINT VENTURES, THE EQUITY INTERESTS, PARENT OR THE BUSINESS MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS IN CERTAIN DATA ROOMS, OFFERING MEMORANDUM, CONFIDENTIAL INFORMATION MEMORANDUM, MANAGEMENT PRESENTATIONS OR OTHERWISE, IN EACH CASE, EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE OTHER ACQUISITION DOCUMENTS OR ANY CERTIFICATE PURSUANT TO THIS AGREEMENT. IN CONNECTION WITH BUYER’S INVESTIGATION OF THE BUSINESS, PARENT HAS DELIVERED, OR MADE AVAILABLE TO BUYER AND ITS RESPECTIVE AFFILIATES, AGENTS AND REPRESENTATIVES, CERTAIN BUDGETS, PROJECTIONS AND FORECASTS, INCLUDING, BUT NOT LIMITED TO, PROJECTED FINANCIAL STATEMENTS, CASH FLOW ITEMS AND OTHER DATA OF PARENT AND ITS SUBSIDIARIES RELATING TO THE BUSINESS AND CERTAIN BUSINESS PLAN INFORMATION OF THE BUSINESS. BUYER ACKNOWLEDGES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH BUDGETS, PROJECTIONS AND FORECASTS AND PLANS AND ACCORDINGLY IS NOT RELYING ON THEM, THAT BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, THAT BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL BUDGETS, PROJECTIONS AND FORECASTS AND PLANS SO FURNISHED TO IT, AND THAT BUYER AND ITS AFFILIATES, AGENTS AND REPRESENTATIVES SHALL HAVE NO CLAIM AGAINST ANY PERSON WITH RESPECT THERETO. ACCORDINGLY, BUYER ACKNOWLEDGES THAT, WITHOUT LIMITING THE GENERALITY OF SECTION 3.25, NEITHER PARENT NOR ANY OF ITS REPRESENTATIVES, AGENTS OR AFFILIATES HAVE MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH BUDGETS, PROJECTIONS AND FORECASTS AND PLANS. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF THE PARTIES THAT PARENT IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE III OF THIS AGREEMENT, THE OTHER ACQUISITION DOCUMENTS AND ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, NON-INFRINGEMENT, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE ACQUIRED ASSETS AND, EXCEPT AS EXPRESSLY PROVIDED BY A REPRESENTATION OR WARRANTY IN ARTICLE III OF THIS

82 AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR THE OTHER ACQUISITION DOCUMENTS AND SUBJECT TO THE TERMS AND CONDITIONS OF ARTICLE III OF THIS AGREEMENT AND ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT AND THE OTHER ACQUISITION DOCUMENTS, AS APPLICABLE, IT IS UNDERSTOOD THAT BUYER IS ACQUIRING THE BUSINESS, INCLUDING THE TRANSFERRED ENTITIES, TRANSFERRED JOINT VENTURES, ACQUIRED ASSETS AND THE EQUITY INTERESTS, “AS IS” AND “WHERE IS” WITH ALL FAULTS AS OF THE CLOSING DATE WITH ANY AND ALL DEFECTS. (b) THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER AND BUYER PARENT IN THIS ARTICLE IV (IN EACH CASE, AS DISCLOSED AGAINST IN THE BUYER DISCLOSURE SCHEDULE) ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY BUYER AND BUYER PARENT UNDER THIS AGREEMENT. BUYER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITSELF UNDER THIS AGREEMENT. Section 4.12 Inspections; Independent Investigation; No Reliance. (a) Buyer is an informed and sophisticated purchaser with knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of this Agreement and the other Acquisition Documents and the transactions contemplated hereby and thereby, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Acquired Assets, Transferred Entities and the Equity Interests as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the other Acquisition Documents. Buyer confirms that Parent has made available to Buyer (i) the opportunity to ask questions of the officers and management employees of Parent and its Affiliates, including the Business, and to acquire additional information about the business and financial condition of the Business, and (ii) in the electronic data room maintained in connection with the transactions contemplated by this Agreement, information and documents, including written responses to questions submitted by, or on behalf of, Buyer, relating to the Business, Acquired Assets, Transferred Entities, Transferred Joint Ventures and the Equity Interests. Buyer expressly acknowledges that, prior to entering into this Agreement, (x) it has completed all inquiries and investigations as it has deemed required to be conducted prior to the Closing, and, based thereon, has formed an independent judgment concerning each Transferred Entity, and (y) it and its Representatives have been afforded all access Buyer requires to the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Business, the Transferred Entities, the Acquired Assets and the Assumed Liabilities for purposes of conducting a due diligence investigation, and that Buyer has conducted to its satisfaction an independent due diligence investigation of the Transferred Entities and has received satisfactory answers to the inquiries it requires prior to the Closing related to the Business, the Transferred Entities, the Acquired Assets and the Assumed Liabilities.

83 (b) Buyer hereby expressly acknowledges that its purchase of the Equity Interests and the consummation of the transactions contemplated hereby are not done in reliance upon any representation or warranty or omission by, or information from, Parent, its Representatives, its Affiliates or any other Person, whether oral or written, express or implied, except for the representations and warranties of Parent specifically and expressly set forth in Article III and any certificate delivered pursuant to this Agreement, and Buyer hereby expressly acknowledges that Parent, its Representatives and its Affiliates expressly disclaim any other representations and warranties and Buyer expressly disclaims any reliance thereon. ARTICLE V COVENANTS Section 5.1 Certain Governmental Approvals. (a) Subject to the terms and conditions set forth in this Agreement and including Section 5.1(f) below, Parent and Buyer shall use their respective reasonable best efforts (subject to, and in accordance with, Regulatory Laws) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner possible the Acquisition and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices, in draft form where appropriate, required to be filed to consummate the Acquisition and the other transactions contemplated by this Agreement in connection with any Regulatory Laws set forth on Section 5.1(a) of the Parent Disclosure Schedule (it being agreed (i) that Buyer may amend such schedule, acting in good faith, within seventy-five (75) days of the date hereof; provided that it reasonably consults with Parent, and (ii) that all references herein to such schedule shall be to the schedule as amended), (ii) subject to Section 5.1(f), taking actions (which actions shall include furnishing the information as may be reasonably required in connection with Consents under Regulatory Laws set forth on Section 5.1(a) of the Parent Disclosure Schedule) necessary to obtain (and cooperating with each other in obtaining) any approval of any third party, including any Governmental Entity, required to be obtained or made by Parent or Buyer or any of their respective Subsidiaries in connection with the Acquisition or the other transactions contemplated by this Agreement in connection with any Regulatory Laws set forth on Section 5.1(a) of the Parent Disclosure Schedule, (iii) causing the expiration or termination of any applicable waiting periods under the HSR Act or any other applicable Regulatory Law set forth on Section 5.1(a) of the Parent Disclosure Schedule, (iv) avoiding or eliminating each and every impediment under the Regulatory Laws set forth on Section 5.1(a) of the Parent Disclosure Schedule that may be asserted by any Governmental Entity or any other Person and (v) subject to Section 5.1(f) and Section 5.17, the execution and delivery of any additional instruments necessary to consummate the Acquisition and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Unless otherwise expressly agreed herein, neither Parent nor any of its respective Affiliates shall be obligated to grant any consideration, or pay any fee or other similar payment to any third party from whom Consent is required or requested from or by such third Person in connection with the

84 consummation of the transactions contemplated by this Agreement in order to obtain any such Consent (and no such consideration, fees or similar payments shall be made without the prior written consent of Buyer, such consent not to be unreasonably withheld). (b) Without limiting the generality of the undertaking pursuant to Section 5.1(a), in connection with the matters contemplated by this Section 5.1, Parent and Buyer shall each keep the other apprised of the status of matters relating to the completion of the Acquisition and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals and causing the expiration or termination of any applicable waiting periods under the HSR Act or any other applicable Regulatory Law. In that regard, subject to the Non-Disclosure Agreement and Section 5.3, each Party shall promptly consult with the other Party to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or their counsel) copies of) all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or material correspondence with, a Governmental Entity in connection with this Agreement, the Acquisition and the other transactions contemplated by this Agreement. Subject to the Non- Disclosure Agreement and Section 5.3 of this Agreement, in connection with the matters contemplated by this Section 5.1, each Party shall promptly (A) inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally and in writing of) any substantive communication from or with any Governmental Entity regarding the Acquisition and the other transactions contemplated by this Agreement (including copies of all material correspondence, filings and material communications, and memoranda setting forth the substance thereof, between it and any such Governmental Entity with respect to the subject matter of this Section 5.1) and (B) furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity, and permit the other Party to review and discuss sufficiently in advance of submission, and consider in good faith and take into account the views of the other Party, in connection with any proposed communication (whether written or oral) with any such Governmental Entity related to the subject matter of this Section 5.1. If either Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity in connection with the matters contemplated by this Section 5.1 with respect to the Acquisition or the other transactions contemplated by this Agreement, then such Party will use its reasonable best efforts to make, or cause to be made, promptly and after reasonable consultation with the other Party, an appropriate response in compliance with such request (and in any event, as soon as reasonably practicable certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act unless otherwise agreed to by the other Party in writing). Neither Party hereto nor its Representatives shall participate in any substantive meeting or discussion with any Governmental Entity or representative thereof in connection with this Agreement, the Acquisition or any of the other transactions contemplated by this Agreement related to the subject matter of this Section 5.1 (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other Party sufficiently in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat under the Buyer’s direction.

85 Parent and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance in writing from the source of the materials (Parent or Buyer, as the case may be); provided that materials provided pursuant to this Section 5.1(b) may be redacted (i) to remove references concerning the valuation of or future plans for the Business, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns. Buyer shall solely be responsible for determining (A) the strategy for obtaining any approvals under Regulatory Laws set forth on Section 5.1(a) of the Parent Disclosure Schedule or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses) any Governmental Entity in connection with this Agreement and the transactions contemplated hereby related to the subject matter of this Section 5.1, including determining the strategy, timing, form and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to this Section 5.1 (including directing the timing, nature and substance of all such responses, including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with the subject matter of this Section 5.1) and the strategy, timing, form and content of any divestitures or other remedial undertakings made for the purpose of securing any required Consents under Regulatory Laws and (B) the defense and settlement of any action brought by or before any Governmental Entity that has authority to enforce any Regulatory Laws; provided that Buyer shall consult with and consider Parent’s views in good faith and keep Parent reasonably informed with respect to the foregoing. Notwithstanding the foregoing, the Parties agree no Party shall extend, directly or indirectly, any waiting period under the HSR Act (including by withdrawing its filing under the HSR Act) or any other Regulatory Laws or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the other Parties. (c) Parent and Buyer shall, as promptly as practicable, but in no event later than (i) twenty (20) Business Days after the date hereof, file the notification and report form pursuant to the HSR Act and (ii) as soon as reasonably practicable after the date hereof, submit all other notifications (in final form or, where applicable, draft form) or registrations to obtain the Regulatory Approvals, in each case as required for the transactions contemplated hereby. (d) Parent and Buyer shall use reasonable best efforts to cooperate with each other in (i) determining whether any filings are required to be made with, or Consents are required to be obtained from, any (x) third parties or (y) other Governmental Entities under any other applicable Regulatory Law, in each case of clause (x) and (y) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (including any post-Closing filings) and (ii) timely

86 making all such filings and timely seeking all such Consents in accordance with this Section 5.1. (e) Each of Parent and Buyer shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Acquisition or any of the other transactions contemplated by this Agreement under any Regulatory Laws. In connection therewith, if any Proceeding, audit, review, inquiry, examination, or investigation (“Action”) is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Regulatory Laws, each of Parent and Buyer shall cooperate and use their respective reasonable best efforts to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any Judgment whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Acquisition or any of the other transactions contemplated by this Agreement, including by reasonably pursuing administrative and judicial appeal. (f) Without limiting Section 5.1(e) in any respect, Buyer shall, at Buyer’s sole cost, use its reasonable best efforts to take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all Regulatory Approvals (and cause to expire or terminate all applicable waiting periods under the HSR Act or any other applicable Regulatory Law) in connection with the consummation of the Acquisition, as promptly as practicable. In furtherance of the foregoing, Buyer shall proffer to, and shall, and shall cause its Subsidiaries to, (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses constituting the Acquired Assets or any other assets or businesses now owned or presently or hereafter sought to be acquired by Buyer or its Subsidiaries; (ii) create, terminate or divest relationships, contractual rights or obligations of the Business or Buyer or any of its Subsidiaries; (iii) take any and all actions and make any and all behavioral commitments, whether or not they limit or modify Buyer’s or its Subsidiaries’ rights of ownership in, or ability to conduct the business of, one or more of its or their operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the Business or any of the Acquired Assets; and (iv) enter into agreements, including with the relevant Governmental Entity, giving effect to the foregoing clauses (i) through (iii), in each case as promptly as practicable (but in any event prior to the Outside Date) after it is determined that such action is necessary to obtain approval for consummation of the transactions contemplated by this Agreement by any Governmental Entity; provided that Buyer does need to take any such action described in the foregoing clauses (i) through (iii) that is not conditioned upon the Closing, nor may Buyer take any such action described in the foregoing clauses (i) through (iii) with respect to the Acquired Assets that is not conditioned upon the Closing, except with the prior written consent of Parent. In furtherance of the foregoing, Buyer shall, and shall cause its Subsidiaries to, keep Parent fully informed of all material matters, discussions and activities relating to any of the matters described in or contemplated by clauses (i) through (iv) of this Section 5.1(f). Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the taking of any action by, including the offering of any remedy with respect to, the CVC Network.

87 (g) During the period from the date hereof until the Closing Date (or such later date on which all transfers of the Business and Acquired Assets contemplated by Section 5.16 have been completed), except as required by this Agreement, each of Buyer and Parent shall not, without the prior written consent of the other Party, engage in any action or enter into any Contract, transaction or permit any action to be taken or transaction to be entered into, that would reasonably be expected to have a Buyer Material Adverse Effect or a Business Material Adverse Effect under clause (y) of the definition thereof, as applicable. Without limiting the generality of the foregoing, Buyer shall not, and shall not cause any Person to, undertake any actions, including entering into any Contract, transaction or any Contract to effect any transaction (including any acquisition, merger, consolidation, stock or asset purchase), that would reasonably be expected to (i) materially increase the risk of failing to obtain any Consents, orders or declarations of any Governmental Entity necessary or advisable to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under any Regulatory Law set forth on Section 5.1(a) of the Parent Disclosure Schedule as promptly as practicable and in any event prior to the Outside Date; (ii) materially increase the risk of any Governmental Entity entering an order restraining, delaying or prohibiting (whether temporary, preliminary or permanently), the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to vacate, lift, reverse or overturn any such order on appeal or otherwise as promptly as practicable and in any event prior to the Outside Date; or (iii) materially delay or prevent the consummation of the transactions contemplated by this Agreement. Section 5.2 Covenants Relating to Conduct of Business. (a) Except (i) as set forth on Section 5.2(a) of the Parent Disclosure Schedule, (ii) as Buyer may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed; it being understood that the failure of Buyer to respond to a written request for consent (email being sufficient) within five (5) Business Days thereafter shall be deemed to constitute consent for all purposes hereunder), (iii) as required by applicable Law, Judgment, Governmental Entity or any Contract or as a result of or pursuant to Specified Conflict Measures, (iv) as exclusively related to the Excluded Parent Business, Excluded Assets and / or Retained Liabilities, (v) as necessary to implement the Pre-Closing Reorganization in accordance with the Pre-Closing Reorganization Steps (and subject to the limitations set forth in Section 5.11) or (vi) as otherwise expressly contemplated or expressly required by the terms of this Agreement (including Sections 5.1, 5.2(c) and 5.10) or any other Acquisition Documents (including the French Put Option Letter) in existence as of the date hereof, from the date hereof to the Closing, Parent shall, and shall cause its Subsidiaries to conduct the Business in all material respects in the ordinary course of business; provided, however, (A) that no action by Parent or any of its Subsidiaries with respect to matters specifically addressed by Section 5.2(b) shall be deemed to be a breach of this Section 5.2(a) unless such action would constitute a breach of Section 5.2(b), (B) the failure of Parent or any of its Affiliates (including the Transferred Entities) to take any action prohibited by Section 5.1(b) shall in no circumstances be deemed a breach of this Section 5.2(a) and (C) Buyer’s consent with respect to any action or matter pursuant to Section 5.2(b) shall be deemed to constitute consent for all such purposes under this Agreement, including for purposes of this Section 5.2(a).

88 (b) Except (i) as set forth on Section 5.2(b) of the Parent Disclosure Schedule, (ii) as Buyer may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed; it being understood that the failure of Buyer to respond to a written request for consent (email being sufficient) within five (5) Business Days thereafter shall be deemed to constitute consent for all purposes hereunder), (iii) as required by applicable Law, Judgment, Governmental Entity or any Contract (or, with respect to Section 5.2(b)(vii)(B)(y), (viii)(B), (xii), (xiv), (xviii) and (xxi) (but solely as applied to the foregoing), as a result of or pursuant to Specified Conflict Measures), (iv) as exclusively related to the Excluded Parent Businesses, Excluded Assets and/or Retained Liabilities, (v) as necessary to implement the Pre-Closing Reorganization in accordance with the Pre-Closing Reorganization Steps (and subject to the limitations set forth in Section 5.11) or (vi) as otherwise contemplated, required or permitted by the terms of this Agreement (including Sections 5.1, 5.2(c) and 5.9) or any other Acquisition Documents in existence as of the date hereof and, if and upon exercise of the French Put Option, by the French Transfer Agreement, solely with respect to the Business, the Acquired Assets and the Assumed Liabilities, from the date hereof to the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed; it being understood that the failure of Buyer to respond to a written request for consent (email being sufficient) within five (5) Business Days thereafter shall be deemed to constitute consent for all purposes hereunder): (i) make any material amendment to the certificate of incorporation or bylaws or equivalent organizational documents of any Transferred Entity, other than in a manner that is not adverse to Buyer, the Transferred Entities or the Business; (ii) form any subsidiary; (iii) authorize for issuance, issue, sell, deliver, transfer, pledge or otherwise dispose of or grant any encumbrance with respect to any capital stock, voting interests or other equity interests of the Transferred Entities, or grant any rights, options, warrants, calls, subscriptions or other rights to acquire any such capital stock, voting interests or other equity interests or securities or any instrument convertible into or exchangeable or exercisable for, or evidence the right to subscribe for, any capital stock, voting interests or other equity interests or phantom stock or similar equity-based payment option of any Transferred Entity; (iv) redeem, purchase or otherwise acquire any of the outstanding capital stock, voting interests or other equity interests of any Transferred Entity, or any rights, warrants or options to acquire any such capital stock, voting interests or other equity interests; (v) declare, pay or set aside any non-cash dividend in-kind of any Acquired Assets or make any distribution in-kind of any Acquired Assets or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any shares of capital stock of, or other equity or voting interest in, the Transferred Entities, or make any other change in the capital structure of the Transferred Entities;

89 (vi) propose or adopt or enter into a plan of agreement of, or otherwise effect, any plan of complete or partial liquidation, dissolution, merger, stock split, restructuring, recapitalization, bankruptcy, receivership, insolvency or similar proceeding with respect to any Transferred Entity or otherwise related to the Business; (vii) except (A) in the ordinary course of business with respect to Business Employees with annual base salary equal to or less than $200,000, (B) as may be required under applicable Law, an applicable CBA, a national, sector or industry level collective bargaining agreement or any Business Benefit Plan, (C) for any compensation or benefits provided to Business Employees (excluding Restricted Business Employees) that constitutes a Closing Transaction Expense or for which Parent or its Subsidiaries shall be solely obligated to pay and which does not increase Buyer or its Affiliates’ (including the Transferred Entities) financial obligations with respect to such Business Employees following the Closing, or (D) to implement the obligations of Parent or its Affiliates under Article VII of this Agreement: (1) increase or decrease, or grant any additional compensation or benefits to be paid or provided to any Business Employees or Business Contractors, other than increases in annual base salary or wage rate for Business Employees (excluding Restricted Business Employees) (x) in the ordinary course of business consistent with past practice not to exceed five percent (5%) of the total cost of compensation for all Business Employees in the aggregate or (y) in the ordinary course of business consistent with past practice in connection with promotions (provided, a promotion to a senior management position needs the consent of Buyer, not to be unreasonably withheld, and that any such increase shall be consistent with similarly situated employees, after taking into account such promotion), or where a Business Employee has threatened to resign provided that such increase is reasonably necessary to retain such Business Employee (and subject to prompt notice to Parent regarding such increase with respect to any Business Employee with annual base salary in excess of $200,000), (2) adopt, enter into, amend or terminate any material Transferred Entity Benefit Plan or Assumed Plan (other than in accordance with Section 7.5), or adopt, enter into, or amend any Business Benefit Plan that materially increases the cost of the Transferred Entities providing benefits to the Business Employees, (3) take any action to accelerate the time of payment, vesting or funding of any material compensation or benefits to any Business Employee under any Business Benefit Plan or otherwise, (4) transfer the employment or engagement of any individual who as of the date hereof is, or becomes as of any date thereafter prior to the Closing Date, a Business Employee from the Transferred Entities to Parent or a Retained Parent Subsidiary, (5) transfer the employment or engagement of any individual who is not a Business Employee to the Transferred Entities (other than to fill any vacancy or requisition); or (6) effectuate, announce, implement or provide notice of any mass layoff, reductions in force, redundancies, furloughs, collective salary or wage reductions that would trigger any collective consultation requirements under any applicable Law; (viii) (A) hire any individual who would be a Restricted Business Employee or a Business Employee with annual base salary in excess of $200,000 (other than the hiring of any such individual to replace any Restricted Business Employee or Business Employee, as applicable, who resigns or whose employment is terminated, and to fill any vacancy or requisition, in each case on the same or substantially similar terms

90 and conditions of employment as the Restricted Business Employee or Business Employee, as applicable, being replaced, including base compensation and bonus opportunity, if applicable), or (B) terminate (other than for cause or other circumstances where Parent or its Affiliates are entitled to dismiss without notice, or lack of work or redundancy) any Restricted Business Employee or any Business Employee with annual base salary in excess of $200,000; (ix) except as in the ordinary course of business or as may be required under applicable Law, an applicable CBA, or a national, sector or industry level collective bargaining agreement, enter into, adopt or amend any CBA with an Employee Representative Body, except renewals of existing CBAs in accordance with the terms thereof and provided that costs are not materially increased thereunder, or recognize or certify any Employee Representative Body as the bargaining representative for any Business Employees; (x) except for transactions among Parent and its Affiliates in the ordinary course of business which do not result in or create any Assumed Liabilities, issue any note, bond or other debt security, or create, incur, assume or guarantee, or otherwise become liable for, any Indebtedness thereof in excess of $5,000,000 owing to the Transferred Entities or the Business, or (other than in the ordinary course of business) make any loans or advances to any Person, in each case, other than (A) Current Liabilities, (B) intercompany loans and intercompany advances, (C) Retained Liabilities, (D) in connection with one or more of the pooling arrangements under the Contracts set forth on Section 5.2(b)(x) of the Parent Disclosure Schedule (the “Pooling Arrangements Indebtedness”) provided that any such Pooling Arrangements Indebtedness will be repaid, discharged or terminated prior to the Closing, and (E) Indebtedness that will be repaid prior to or at the Closing Date; (xi) make any acquisition (by merger, consolidation or acquisition of stock or assets or otherwise) of any Person, corporation, partnership, limited liability company or other business organization or division thereof, assets or businesses, which would be part of the Business, other than in the ordinary course of business, in each case, in excess of $10,000,000; (xii) sell, transfer, lease, let lapse, abandon, pledge or dispose of, any assets, including the Acquired Assets (excluding Business Intellectual Property), other than in the ordinary course of business; (xiii) incur or create, assume or guarantee any Lien (other than Permitted Liens) with respect to any material Acquired Assets; (xiv) (A) sell, assign, transfer, license or sublicense, covenant not to assert, pledge or otherwise encumber with a Lien (other than a Permitted Lien), abandon, cancel, permit to lapse or otherwise dispose of any material Business Intellectual Property (other than in the ordinary course of business or pursuant to Contracts in existence and made available to Buyer as of the date hereof) or (B) disclose any material Know-How included in the Business Intellectual Property to a third party other than in the ordinary

91 course of business pursuant to a written Contract or by operation of Law restricting the disclosure and use of such Know-How by such Person; or (C) use or incorporate any Open Source Software with or into material Proprietary Software in a manner that subject any such Proprietary Software to Copyleft Terms; (xv) make any capital expenditures in excess of $5,000,000 in the aggregate, except (x) as set forth in the budget set forth on Section 5.2(b)(xv) of the Parent Disclosure Schedule or (y) amounts to be paid in full prior to the Closing or reflected as a Current Liability in Closing Net Working Capital; (xvi) enter into any settlement, compromise or release with respect to any pending or threatened material Proceeding (other than with respect to Taxes, which are governed by clause (xxii) below) relating to the Business to the extent constituting an Assumed Liability unless (A) such settlement or compromise involves solely (1) the payment of monetary amounts of less than $750,000 individually and $2,000,000 in the aggregate (in each case, net of insurance recoveries) and (2) if applicable, immaterial limitations on the Business, or (B) such Proceeding and any associated liabilities are Retained Liabilities; (xvii) enter into any new material line of business other than logical extensions of the Business (to the extent involving Acquired Assets or Assumed Liabilities); (xviii) amend or modify in any material respect, waive any material provision of, terminate (other than by expiration) or extend (other than by automatic extension or renewal) any Material Contract, other than in each case in the ordinary course of business and except for renewals, terminations or expirations in accordance with the terms of any Material Contract; provided that this Section 5.2(b)(xviii) shall not apply to amendments, modifications, terminations or the entry into Shared Contracts that are not Related to the Business if such amendment, modification or termination would not reasonably be expected to be adverse and material to the Business taken as a whole; (xix) other than in the ordinary course of business, enter into any Contract which would have been a Material Contract if entered into prior to the date hereof; (xx) make any material change in any method of financial accounting or financial accounting practice, principles or policy applicable to the Business or to the methodology and assumptions utilized in relation to the Pension Plans, other than (A) such changes as are required by GAAP or applicable Law, or any interpretation or enforcement thereof and (B) changes that are being made to Parent’s businesses generally in the ordinary course of business; (xxi) amend or modify in any material respect, waive any material provision of, terminate (other than by expiration) or extend (other than by automatic extension or renewal) any Surviving Intercompany Agreement; (xxii) except in the ordinary course of business, (A) make, change or revoke any material Tax election of the Transferred Entities (other than (1) any elections

92 on any Parent Combined Tax Returns, (2) any elections on Tax Returns requiring consistent filing across an affiliated, consolidated or other similar group that includes any member of the Parent Group, (3) for the avoidance of doubt, any entity classification election consistent with the Pre-Closing Reorganization and (4) any election by or with respect to a Transferred Entity appropriate or advisable in implementing the Pre-Closing Reorganization (regardless of whether such election is explicitly set forth in the Pre- Closing Reorganization Steps); provided that any election set forth in this clause (4) shall be subject to principles set forth in Section 5.11), (B) change any of the Transferred Entities’ method of accounting for Tax purposes, (C) enter into any closing or similar agreement with any Taxing Authority in respect of the Transferred Entities, (D) settle or compromise any audit, examination, claim, assessment or other Proceeding with respect to material Taxes, including surrendering any claim for any material Tax refund (other than by the expiration of the statute of limitations with respect to Tax refunds for which no claims have been filed), of any Transferred Entity, (E) initiate any voluntary disclosure program or similar program with any Governmental Entity with respect to material Taxes of any Transferred Entity, (F) consent to any waiver of the limitations period applicable to any audit, examination or other Proceeding with respect to a material Tax of any Transferred Entity or (G) file any material amended Tax Return of any Transferred Entity, in the case of each of clauses (A) through (G), except for any action that would not reasonably be expected to result in a material increase in the Tax Liability of any of the Transferred Entities or the Business for any Post-Closing Tax Period or of Buyer and its Affiliates (or any direct or indirect equity owner of Buyer or any of its Affiliates); provided that, notwithstanding the foregoing, the Transferred Entities are permitted to make any entity classification elections pursuant to Treasury Regulations Section 301.7701-3(c) permitted by applicable Law prior to the Closing; or (xxiii) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions. (c) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the business of Parent or its Subsidiaries, except solely with respect to the conduct of the Business, the Acquired Assets and the Assumed Liabilities (other than any actions exclusively with respect to Excluded Assets and/or Retained Liabilities, which shall not be prohibited or restricted in any way). For the avoidance of doubt, notwithstanding any provision herein to the contrary, but subject to Section 5.11 (including the consultation and consent requirements referenced therein) and the obligations and requirements set forth in the Pre-Closing Reorganization Steps, prior to the Closing, without the consent of Buyer, Parent and its Subsidiaries will be permitted to (i) declare and pay dividends and distributions of, or otherwise transfer or advance, to Parent or any Subsidiary thereof, any Cash Equivalents (including in connection with any “cash sweep” or cash management practices) or Excluded Assets, in each case, prior to the Reference Time, (ii) make any payments under, or repay (in part or in full), refinance or replace any Indebtedness or intercompany receivables, payables, loans, notes and balances (including those that would, after the Closing, be Surviving Intergroup Accounts), in each case, prior to the Reference Time, (iii) execute, deliver and perform obligations under any agreement entered into in connection with the Pre-Closing Reorganization and (iv) take any action expressly required pursuant to Section 5.11

93 (including any action with respect to, or implementing, the Pre-Closing Reorganization in accordance with the Pre-Closing Reorganization Steps (and subject to the limitations set forth in Section 5.11)). (d) To the extent permitted under applicable Law, Parent and its applicable Affiliates shall vote against taking (or refraining from taking) any action with respect to the exercise of management, voting, consent or similar rights that would cause (or permit, if Parent or its applicable Affiliate could prevent such action by taking or not voting in a particular manner) the Transferred Joint Ventures to take any action (or inaction) that, if taken (or not taken) by a Transferred Subsidiary, would be prohibited pursuant to Section 5.2(b); provided that no Person shall be required to take (or not take) any action that would reasonably be expected to constitute or result in a breach of any of the organizational documents of such Transferred Joint Venture, any applicable Joint Venture Agreement, any Contract between the Transferred Joint Ventures and Parent or its Affiliates, or such Person’s fiduciary or similar duties to the Transferred Joint Venture or the party to such Transferred Joint Venture that is not an Affiliate of Parent. Section 5.3 Confidentiality. (a) Buyer acknowledges that the information being provided to it in connection with the Acquisition and the other transactions contemplated hereby is subject to the terms of the Non-Disclosure Agreement between Parent and CVC Advisors (U.S.) Inc., dated as of June 17, 2025 (the “Non-Disclosure Agreement”), the terms of which are incorporated herein by reference in their entirety; provided that actions taken by the Parties hereunder to the extent necessary in order to comply with their respective obligations under Section 5.1 hereunder shall not be deemed to be in violation of this Section 5.3 or the Non- Disclosure Agreement. Effective upon, and only upon, the Closing, the Non-Disclosure Agreement shall terminate with respect to information to the extent relating to the Business, the Acquired Assets or the Assumed Liabilities; provided that Buyer acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Parent or any of its Subsidiaries or Representatives (other than solely with respect to the Business) shall continue to remain subject to the terms and conditions of the Non-Disclosure Agreement. (b) (i) For a period of five (5) years from and after the Closing (and for trade secrets for so long as they remain trade secrets under applicable Law), Parent shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence, and (ii) from and after the Closing until the fifth (5th) anniversary of the Closing, Parent shall not, and shall cause each of its Affiliates not to, use for the benefit of Parent or any of its Affiliates or to the detriment of Buyer, any of its Affiliates (including the Transferred Entities) or the Businesses, any and all information, whether written or oral, to the extent exclusively relating to the Business, the Acquired Assets or the Assumed Liabilities (including any Know-How to the extent included in the Acquired Assets), except in the case of each of clause (i) and (ii), (x) as expressly permitted pursuant to the terms of any Acquisition Documents or any other agreement between the Parties, (y) to the extent that such information (A) is generally available to the public through no fault of Parent, any of its Affiliates or their respective

94 Representatives; (B) is lawfully acquired by Parent, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not, to the Knowledge of Parent, prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (C) is independently developed by Parent or any of its Affiliates from and after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 5.3; (D) is required to be disclosed by Law or to a Governmental Entity or otherwise in connection with compliance, tax or regulatory activity; or (z) Parent or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a Proceeding with respect to (and solely to the extent related to) a claim for indemnification pursuant to Section 10.2 of this Agreement; provided that such information may only be used (i) if the Proceeding relates to the scope of any Excluded Assets or any Retained Liabilities (but not with respect to any breach of any post- Closing covenant or agreement of Parent contained in the Agreement) or (ii) if otherwise properly obtained through discovery in a Proceeding between the Parties; provided that, in the event that any demand or request for disclosure of such information is made pursuant to clause (D) above, Parent shall promptly notify Buyer in writing of the existence of such request or demand and shall provide Buyer a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will reasonably cooperate in obtaining (each at their own expense). In the event that such appropriate protective order or other remedy is not obtained, Parent shall disclose only that portion of such information which Buyer is advised by its outside counsel is legally required to be disclosed. Notwithstanding the foregoing, nothing herein shall prevent Parent or its Subsidiaries or Affiliates or their respective Representatives from disclosing or using any Information used or held for use in any Excluded Parent Business, solely to the extent that such Information does not constitute an Acquired Asset. (c) (i) For a period of five (5) years from and after the Closing (and for trade secrets for so long as they remain trade secrets under applicable Law), Buyer shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence, and (ii) from and after the Closing until the fifth (5th) anniversary of the Closing, Buyer shall not, and shall cause each of its Affiliates not to, use for the benefit of Buyer or any of its Affiliates or to the detriment of Parent, any of its Affiliates or the Excluded Parent Businesses, any and all information, whether written or oral, to the extent exclusively relating to the Excluded Parent Businesses, the Excluded Assets or the Retained Liabilities (including any Know-How to the extent included in the Excluded Assets), except in the case of each of clause (i) and (ii), (x) as expressly permitted pursuant to the terms of any Acquisition Documents or any other agreement between the Parties, (y) to the extent that such information (A) is generally available to the public through no fault of Buyer, any of its Affiliates or their respective Representatives; (B) is lawfully acquired by Buyer, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not to Buyer’s Knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (C) is independently developed by Buyer or any of its Affiliates from and after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 5.3; (D) is required to be disclosed by Law or to a Governmental Entity or otherwise in connection with compliance, tax or regulatory activity; or (z) Buyer or any of its Affiliates, on the one hand, and Parent or any of its

95 Affiliates, on the other hand, are adverse parties in a Proceeding with respect to (and solely to the extent related to) a claim for indemnification pursuant to Section 10.3 of this Agreement; provided that such information may only be used (i) if the Proceeding relates to the scope of any Assumed Liabilities or any Acquired Assets (but not with respect to any breach of any post-Closing covenant or agreement of Parent contained in the Agreement) or (ii) if otherwise properly obtained through discovery in a Proceeding between the Parties; provided that, in the event that any demand or request for disclosure of such information is made pursuant to clause (D) above, Buyer shall promptly notify in writing Parent of the existence of such request or demand and shall provide Parent a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will reasonably cooperate in obtaining (each at their own expense). In the event that such appropriate protective order or other remedy is not obtained, Buyer shall disclose only that portion of such information which Parent is advised by its outside counsel is legally required to be disclosed. Notwithstanding the foregoing, nothing herein shall prevent Buyer or its Subsidiaries or Affiliates or their respective Representatives from disclosing or using any Information used or held for use in the Business, solely to the extent that such Information does not constitute an Excluded Asset or Retained Liability. (d) Notwithstanding the foregoing in this Section 5.3, to the extent that an Acquisition Document is governed by the Umbrella Secrecy Agreement or another Contract pursuant to which a Party hereto or its Affiliate is bound that specifically provides that certain information covered under this Section 5.3 shall be held confidential on a basis that is more protective of such information or for a longer period of time than provided for in this Section 5.3, then the applicable provisions contained in such Acquisition Document or other Contract shall control with respect thereto. Section 5.4 Access to Information. (a) During the period prior to the Closing Date, to the extent permitted by Law, Parent shall, and shall cause its Subsidiaries to, afford Buyer, its Affiliates and its Representatives, during normal business hours, upon reasonable notice, subject to the terms of the Data Transfer Agreement and solely to the extent permitted under applicable Law (including, for the avoidance of doubt, Data Security Laws), reasonable access to Information as may be reasonably requested relating to (x) Buyer’s determination of whether to amend Section 5.1(a) of the Parent Disclosure Schedule (“Regulatory Due Diligence”) or (y) the Transferred Entities, Business, Acquired Assets, Assumed Liabilities and senior-level Business Employees (but solely to the extent (1) Related to the Business, (2) necessary for Buyer to (i) reasonably prepare to integrate or operate the Business after the Closing and the Transferred Entities into its own business following the Closing Date and (ii) material to the Business taken as a whole (the “Specified Business Information”)); provided that prior to the Closing Date, none of Buyer or any of its Affiliates shall conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of air, soil, sediment, surface water, ground water or other environmental media or building material at, on, under or within the Real Property or any facility on the Real Property; provided, further, that Parent and its Affiliates shall not be required to provide Buyer, its Affiliates or its Representatives with (i) any information related to competing bids in respect of the Acquisition or Parent’s or its Representatives’ evaluation thereof,

96 including projections, financial or other Information related thereto (other than (A) projections, financial or other information prepared in the ordinary course of the Business without being primarily prepared for the Acquisition or (B) financial information required to be delivered pursuant to Section 5.9), (ii) any information requested in connection with any actual or purported due diligence investigation after the date hereof (other than Regulatory Due Diligence), or (iii) any financial or operating information other than Regulatory Due Diligence or as required pursuant to the terms and conditions of this Agreement, including Sections 5.9, 5.13(a) and 5.32; provided, further, that, neither Parent nor any of its Affiliates shall be required to disclose any such Information: (A) if doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject or, upon the advice of legal counsel, would jeopardize attorney-client privilege or contravene any Laws or violate any Contract to which Parent or any of its Affiliates (including the Transferred Entities) is party or by which any of the assets or properties of Parent or any of its Affiliates (including the Transferred Entities) are bound, (B) if Parent or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto, (C) if such Party reasonably determines in good faith that such information is competitively sensitive or (D) to the extent related to the Excluded Parent Businesses, the Excluded Assets or the Retained Liabilities (provided, in the case of clauses (A)-(D), Parent or any of its Affiliates, as applicable, shall use their commercially reasonable efforts to develop an arrangement to communicate (and then to communicate), to the extent feasible, the applicable information or a portion thereof in a manner that would not violate the foregoing (A) – (D)). Buyer agrees that any investigation undertaken pursuant to the access granted under this Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or the Excluded Parent Businesses. No review by Buyer or its Representatives of Information pursuant to this Section 5.4(a) shall affect (x) the representations and warranties made by Parent pursuant to this Agreement or (y) the conditions to the obligations of Parent contained in this Agreement. Nothing in this Section 5.4(a) shall limit any rights of Buyer set forth in Section 5.11. Any request for Information pursuant to this Section 5.4(a) shall be submitted pursuant to the instructions set forth in Section 5.4(a) of the Parent Disclosure Schedule. (b) During the period prior to the Closing Date or until the termination of this Agreement, without the prior written consent of Parent (email being sufficient) (which consent may be withheld for any reason) Buyer shall, (i) not, and shall cause its Affiliates and its Representatives not to, contact any vendor, supplier, landlord, customer, employee or contractual partner of the Business, Parent, any of their Affiliates (including the Transferred Entities) or any of their Representatives regarding the business, operations or prospects of the Business or the Transferred Entities or this Agreement, the Acquisition Documents or the transactions contemplated hereby or thereby, and (ii) have no right to perform any investigations at any Real Property; provided that this sentence shall not prohibit any contact by Buyer or any of its Affiliates or its and their Representatives with such Person (x) in the ordinary course of business of such Persons unrelated to the transactions contemplated by this Agreement or (y) as otherwise expressly permitted under or expressly required by this Agreement or the Pre-Closing Reorganization Steps.

97 (c) For a period of five (5) years after the Closing, Parent shall, and shall cause its Affiliates to, afford Buyer, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, reasonable access and duplicating rights (with copying costs to be borne by Buyer) to Specified Business Information for the period prior to the Closing and not otherwise in the possession of, or previously made available to (including via an electronic file sharing or file transfer site or similar methodology), Buyer, its Affiliates or its Representatives. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be required to disclose any information: (i) if doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject or, upon the advice of counsel, jeopardize attorney-client privilege or contravene any Laws or violate any Contract to which Parent or any of its Affiliates is party or by which any of the assets or properties of Parent or any of its Affiliates are bound, (ii) if Buyer or any of its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto (other than a Proceeding with respect to a claim for indemnification under this Agreement), or (iii) if Parent reasonably determines in good faith that such information is competitively sensitive or that sharing such information could violate or prejudice the rights of its or its Affiliates’ customers or other commercial counterparties in any material respect. In any such event, at Buyer’s reasonable request and at Buyer’s sole cost and expense, Parent or any of its Affiliates, as applicable, shall use their commercially reasonable efforts to develop an arrangement to communicate (and communicate), to the extent feasible, the applicable information or a portion thereof in a manner that would not violate the foregoing clauses (i) – (iii). Parent agrees to hold any Specified Business Information existing on the Closing Date that is in its possession after giving effect to the Closing (other than information already in the possession of, or previously provided or made available to (including via an electronic file sharing or file transfer site or similar methodology) Buyer, its Affiliates or Representatives) and not to destroy or dispose of any portion thereof to the extent related to the Business, the Acquired Assets or Assumed Liabilities (other than to the extent exclusively related to a Retained Liability or the operation of the Excluded Parent Businesses) for a period of five (5) years from the Closing Date; provided that prior to the end of such period (but not earlier than the date that is the first anniversary of the Closing Date), Parent may destroy or dispose of all or any portion of such books, records and Information at or after such time as it is no longer required to retain pursuant to Parent’s bona fide record and archive retention policies aimed at compliance (as in effect prior to the Closing) if (other than with respect to email and other unstructured data archives, for which no prior notice shall be required) Parent gives Buyer at least twenty (20) Business Days advance notice in writing and, if Buyer responds within twenty (20) Business Days requesting such access, affords Buyer access of the type required under this Section 5.4(c) to copy (at Buyer’s expense) the information to which Buyer is entitled pursuant to this Section 5.4(c) for a reasonable period of time prior to the destruction or disposition thereof. Notwithstanding anything to the contrary in this Section 5.4, (A) Parent shall not be required to provide (and shall be permitted to redact and exclude from access) copies of or access to Information that is an Excluded Asset to which neither Buyer nor the Transferred Entities have a license or right pursuant to any Acquisition Document (to the extent such Information is not reasonably necessary to exercise a license or right pursuant to any Acquisition Document) and (B) with respect to any Information to which Buyer or a

98 Transferred Entity, as applicable, has a license pursuant to any Acquisition Document (or such Information is reasonably necessary to exercise such license or right), such Information shall be delivered only to the extent of such license or right (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Acquisition Document. (d) For a period of five (5) years after the Closing, Buyer shall, and shall cause its Affiliates to, afford Parent, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, reasonable access and duplicating rights (with copying costs to be borne by Parent) to Business Information (i) solely to the extent related to the Excluded Parent Businesses and the period prior to the Closing and not otherwise in the possession of Parent, its Affiliates and their respective Representatives or (ii) solely for the purposes described in the penultimate sentence of this Section 5.4(d) or to the extent reasonably necessary for the Parties to complete the separation of assets as contemplated by this Agreement, to the extent related to the Business for the period prior to the Closing (or for such other reasonable purposes as may be agreed in writing by the Parties). Notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall be required to disclose any information: (i) if doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject or, upon the advice of counsel, jeopardize attorney-client privilege or contravene any Laws, (ii) if Parent or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto (other than a Proceeding with respect to a claim for indemnification under this Agreement) or (iii) if Buyer reasonably determines in good faith that such information is competitively sensitive or that sharing such information could violate or prejudice the rights of its or its Affiliates’ customers or other commercial counterparties in any material respect. In any such event, at Parent’s reasonable request and at Parent’s sole cost and expense, Parent or any of its Affiliates, as applicable, shall use their commercially reasonable efforts to develop an arrangement to communicate (and communicate), to the extent feasible, the applicable information or a portion thereof in a manner that would not violate the foregoing (i) – (iii). Without limiting the generality of the foregoing, information may be requested under this Section 5.4(d) to the extent necessary in connection with Parent’s or its Subsidiaries’ preparation of amendment of Tax Returns or preparation of financial statements and in connection with Proceedings to which neither Buyer nor any of its Affiliates is party, as well as for purposes of fulfilling SEC and statutory audit disclosure and reporting obligations. Buyer agrees to hold all books and records existing on the Closing Date that are transferred to Buyer (whether directly or indirectly through the possession thereof by the Transferred Entities) and not to destroy or dispose of any portion thereof that relates to the Excluded Parent Businesses, Excluded Assets or Retained Liabilities for a period of five (5) years from the Closing Date without the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). (e) Auditors and Audits; Annual and Quarterly Financial Statements and Accounting. Without limiting Section 5.4(d) in any respect, Buyer agrees (on behalf of itself and each Transferred Entity) that, following the Closing until the completion of Parent’s audit for the fiscal year of Parent in which the Closing occurs and in any event solely with respect to (i) any statutory audit with respect to any fiscal year ending on or

99 prior to December 31 of the calendar year in which the Closing occurs for any portion of a fiscal year prior to the Closing, (ii) the preparation and audit of Parent’s financial statements for the year ended December 31, 2026, the fiscal year of Parent in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after the Latest Balance Sheet Date, or amendments thereto and (iii) the audit of Parent’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of Parent’s disclosure controls and procedures in respect of the year ended December 31, 2026, the fiscal year of Parent in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after the Latest Balance Sheet Date; provided that in the event that any Parent changes its auditors within one (1) year of the completion of Parent’s audit for the fiscal year ended most recently prior to the Closing, then Parent may request reasonable access on the terms set forth in this Section 5.4 for a period of up to one hundred and eighty (180) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 5.4 shall be afforded by Buyer to Parent (from time to time following the Closing), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the SEC, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law: (i) Annual Financial Statements. Without limiting Section 5.4(c) in any respect, (A) Buyer shall provide or provide access to Parent on a timely basis Information reasonably required to meet Parent’s schedule for the preparation, printing, filing, and public dissemination of Parent’s annual financial statements for the fiscal year ending December 31, 2026, the fiscal year of Parent in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after the Latest Balance Sheet Date, and for management’s assessment of the effectiveness of Parent’s disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K of the Securities Act and, to the extent applicable to Parent, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”) for the fiscal year ending December 31, 2026, the fiscal year of Parent in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after the Latest Balance Sheet Date and (B) without limiting the generality of the foregoing clause (i), Buyer shall use its reasonable best efforts to provide required financial and other Information with respect to itself and the Transferred Entities to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Parent’s auditors (“Parent’s Auditors”) with respect to Information to be included or contained in Parent’s annual financial statements for the fiscal year ending December 31, 2026, the fiscal year of Parent in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after the Latest Balance Sheet Date, and to permit Parent’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required.

100 (ii) Access to Personnel and Records. Subject to the confidentiality provisions of this Agreement and any other Acquisition Document, and to the extent it relates to the time prior to the Closing, Buyer shall (A) authorize and request its respective auditors to make reasonably available to Parent’s Auditors, during normal business hours and upon reasonable written notice, both the personnel who performed or are performing the annual audits of the Transferred Entities and work papers (subject to the execution of customary access letters, if applicable) related to the annual audits of the Transferred Entities, in all cases within a reasonable time prior to the Transferred Entities auditors’ opinion date, so that Parent’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Transferred Entities’ auditors as it relates to their auditors’ report on Parent’s financial statements, all within sufficient time to enable such Parent to meet its timetable for the printing, filing and public dissemination of its annual financial statements with the SEC for the fiscal year ending December 31, 2026, the fiscal year of Parent in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after the Latest Balance Sheet Date, and (B) use commercially reasonable efforts to make reasonably available to Parent’s Auditors and management, during normal business hours and upon reasonable written notice, its personnel and records in a reasonable time prior to Parent’s Auditors’ opinion date and the Transferred Entities management’s assessment date so that Parent’s Auditors and the Transferred Entities’ management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments. (iii) Parent agrees (at Parent’s sole expense) that any requests for information or access granted pursuant to this clause (e) of Section 5.4 shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or business of the Transferred Entities and their Affiliates. Section 5.5 Separation of Information. (a) Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to deliver or make available (including electronically) to Buyer or a Transferred Entity as promptly as reasonably practicable (and in no event later than the first (1st) anniversary of the Closing) all Information that constitutes an Acquired Asset, but is commingled in Parent’s and the Retained Parent Subsidiaries’ current records or archives (whether stored with a third party or directly by Parent or any Retained Parent Subsidiary) provided Parent may redact Information that is an Excluded Asset to which Buyer, the Transferred Entities does not have a license or right pursuant to any Acquisition Document; provided, further, that with respect to any Information to which Buyer or a Transferred Entity, as applicable, has a license or right pursuant to any Acquisition Document, such Information shall be delivered only to the extent of such license or right (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Acquisition Document. (b) If Buyer identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that Buyer reasonably believes constitutes an Acquired Asset (or to which Buyer, a Transferred Entity or another

101 Affiliate of Buyer has a license or right pursuant to an Acquisition Document), but is held by or on behalf of Parent or a Retained Parent Subsidiary, Parent shall, and shall cause the Retained Parent Subsidiaries to, request that the archive holder deliver such item to Parent for review as soon as reasonably practicable, and Parent shall review such request and deliver the requested material to Buyer, as applicable, as promptly as reasonably practicable and in any event within ten (10) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, Parent shall deliver the material to Buyer, as applicable, as promptly as reasonably practicable and shall notify Buyer of the expected timeframe to allow Buyer to narrow such request if desired; provided, further, that with respect to any Information to which Buyer or a Transferred Entity has a license or right pursuant to any Acquisition Document, such Information shall be delivered only to the extent of such license or right or access and otherwise subject to the terms of the applicable Acquisition Document; provided, further, that if such requested material does not constitute an Acquired Asset or Assumed Liability (and Buyer or a Transferred Entity is not otherwise granted a license or right pursuant to an Acquisition Document), Parent shall not deliver the material to Buyer but shall provide Buyer with an explanation in reasonable detail of such determination and discuss with Buyer in good faith. (c) Parent shall (and shall procure that its Subsidiaries shall) make all transfers or disclosures of Information pursuant to this Section 5.5 in compliance with applicable Data Security Laws. Section 5.6 Production of Witnesses and Individuals. From and after the Closing Date, Parent and Buyer shall use and shall cause their respective Subsidiaries to use commercially reasonable efforts to make available to each other, upon written request, their respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Proceedings in which the requesting Party may from time to time be involved relating to the conduct of the Business or the Excluded Parent Businesses. Parent and Buyer agree to reimburse each other for reasonable and documented out-of-pocket costs and expenses (other than officers’ or employees’ salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 5.6. Notwithstanding the foregoing, the provisions of this Section 5.6 shall not apply to Proceedings brought between Parent and its Affiliates (but not including the Transferred Entities), on the one hand, and Buyer and its Affiliates (including after the Closing Date, the Transferred Entities) on the other hand. Section 5.7 Publicity. Each of the Parties hereby agrees with the other Party (a) to coordinate with the other Party on the Parties’ respective initial press releases with respect to the Acquisition and (b) that no press release or similar public announcement or communication shall, if prior to or after the Closing, be made or be caused to be made (including by such Party’s Affiliates) concerning the execution or performance of this Agreement until such Party has received consent from the other Party (not to be unreasonably withheld, conditioned or delayed), and provided meaningful opportunity for review and given due consideration to reasonable comment by the other Party. Notwithstanding the foregoing (i) either Party may make or cause to be made any press release or similar public announcement or communication as may be required

102 to comply with the requirements of any applicable Laws or the rules and regulations of the stock exchange upon which the securities of one of the Parties (or its ultimate parent company) is listed, (ii) either Party (and its respective Affiliates) may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of such Party’s status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; provided that, to the extent practicable, such Party will attempt in good faith to remain within the bounds of the Parties’ prior disclosures (except to the extent it relates to Parent’s or Buyer’s activities with respect to the effect on Parent or Buyer (as applicable) of the separation or disposition, or the acquisition (as applicable), of the Business), (iii) Buyer may disclose this Agreement and the Acquisition Documents and its and their terms to its Affiliates (including members of the CVC Network) and its and its Affiliates (including members of the CVC Network) respective equityholders, general partners, managers, directors, officers, advisors and employees, in each case who are bound by customary confidentiality obligations and the CVC Network may provide general information about the subject matter of this Agreement to any current or prospective investors and limited partners, in each case who are bound by customary confidentiality obligations, in connection with customary fundraising, marketing, fund management compliance, exit, informational or reporting activities, (iv) either Party may make or cause to be made any press release or similar public announcement or communication where such press release or other public statements are consistent with previous press releases, public disclosures or public statements issued or made in accordance with this Agreement (including any filings with the SEC) and (v) either Party may make or cause to be made any press release or similar public announcement or communication if Buyer or any of its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding (other than a Proceeding with respect to a claim for indemnification under this Agreement) and such press release or public statement is reasonably pertinent thereto; provided, further, that, in the case of clauses (i)-(v) above, to the extent in the good faith judgment of such Party it is reasonably practicable to do so, such Party (A) provides the other Party with a reasonable opportunity in light of the circumstances to review such Party’s intended communication and (B) considers in good faith modifications to the intended communication that are requested by the other Party. Section 5.8 Shared Contracts. (a) Buyer acknowledges that Parent or its Subsidiaries are party to certain Contracts (including sales orders and purchase orders) that relate both to the Business (other than in a de minimis respect) and one or more of the Excluded Parent Businesses (other than in a de minimis respect) (each, excluding IT Assets and Overhead and Shared Services, a “Shared Contract”). Prior to the Closing and until the earlier of the expiration or termination date of the applicable Shared Contract or the termination of this Agreement in accordance with its terms, each of Parent and Buyer shall, and shall cause their respective Subsidiaries to, use their respective commercially reasonable efforts to obtain from, and to cooperate in obtaining from, and shall, and shall cause their respective Affiliates to, enter into with each third party to a Shared Contract, either: (i) a separate new contract or agreement to be entered into with a Transferred Entity and effective at or prior to the Closing (a “New Contract”) that allocates the rights and obligations of Parent and its Subsidiaries under each such Shared Contract

103 as between the Business, on the one hand, and the Excluded Parent Businesses, on the other hand, and which are otherwise substantially similar in all material respects to such Shared Contract (or on terms that are otherwise reasonably acceptable to Buyer and Parent); or (ii) a contract or agreement effective as of the Closing (the “Partial Assignments and Releases”) that (A) assigns the Shared Contract Excluded Parent Business Allocation under such Shared Contract solely to the extent Related to the Business and arising after the Closing to Buyer and its applicable Subsidiaries and (B) releases Parent and its Subsidiaries, and Buyer and its Affiliates (including the Transferred Entities), as applicable, from all liabilities or obligations with respect to the Business or the Excluded Parent Businesses, respectively, that arise after the Closing (or on terms that are otherwise reasonably acceptable to Buyer and Parent). (b) Any New Contracts that relate to the Business (the “New Business Contracts”) shall be entered into by one of the Transferred Entities effective as of the Closing and shall allocate to the Transferred Entities (as applicable) all rights and obligations of Parent and its Subsidiaries (as applicable) under the applicable Shared Contract being replaced to the extent such rights and obligations relate to the Business and arise after the Closing. All purchase commitments under the Shared Contracts shall be allocated under the New Business Contracts or the Partial Assignments and Releases as between the Business, on the one hand, and the Excluded Parent Businesses, on the other hand, in an equitable manner that is mutually and reasonably agreed to in writing by Parent and Buyer. In connection with the entering into of New Business Contracts, the Parties shall use their reasonable best efforts to negotiate that Parent and its Subsidiaries, and Buyer and its Affiliates (including the Transferred Entities), as applicable, are released by the third party with respect to all liabilities and obligations related to the Business or the Excluded Parent Businesses, respectively, and arising after the Closing. (c) In the event that any third party under a Shared Contract does not agree to enter into a New Business Contract or a Partial Assignment and Release consistent with Section 5.8(a) and Section 5.8(b), the Parties shall, until the expiration or termination date of the applicable Shared Contract, cooperate with each other and, following good faith discussions between the Parties, seek to reasonably obtain or structure alternative arrangements for the applicable member of Parent or any of its Subsidiaries (or Buyer or its Affiliates, including the Transferred Entities) such that the applicable member of Parent or any of its Subsidiaries (or Buyer or its Affiliates, including the Transferred Entities) receive the rights and benefits, and bear the liabilities and obligations, of the applicable Shared Contract to the extent related to their respective business (provided that such arrangements shall not result in a breach or violation of such Shared Contract by Parent or its Subsidiaries). Such alternative arrangements may include a subcontracting, sublicensing, subleasing or other similar arrangement under which Buyer and its applicable Subsidiaries would, in compliance with applicable Law, obtain the rights and benefits under, and, to the extent first arising after the Closing, assume the obligations and bear the economic burdens associated with, such Shared Contract to the extent Related to the Business (or applicable portion thereof) and under which Parent and its Subsidiaries would, upon the request of Buyer, enforce for the benefit (and at the expense) of Buyer and its Subsidiaries any and all of Parent and its Subsidiaries rights against such third party under

104 such Shared Contract to the extent Related to the Business (or applicable portion thereof), and Parent and its Subsidiaries would promptly pay to Buyer and its applicable Subsidiaries when received all monies received by them (net of any applicable Taxes imposed on Parent and its Subsidiaries) from time to time under such Shared Contract to the extent Related to the Business (or applicable portion thereof). (d) With respect to Liabilities, rights and benefits pursuant to, under or relating to a given Shared Contract from and after the Closing, to the extent a New Contract or a Partial Assignment and Release has not been entered into in respect to such Shared Contract in accordance with Section 5.8(a) and Section 5.8(b), such Liabilities, rights and benefits shall, unless otherwise allocated pursuant to this Agreement or any other Acquisition Document, be allocated between Parent and Buyer as follows: (i) If a Liability is incurred, or if a right or benefit is obtained, in each case exclusively in respect of the Business or exclusively in respect of the Excluded Parent Businesses, such Liability, right or benefit shall be allocated to Buyer or its applicable Subsidiary (including the Transferred Entities) (in respect of the Business) or Parent or its applicable Subsidiary (in respect of the Excluded Parent Businesses); (ii) If a Liability, right or benefit cannot be so allocated under clause (i) above, such Liability, right or benefit shall be allocated to Parent or Buyer or one or more of their respective Subsidiaries, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the Closing Date, measured as of the date of the allocation) by the Business or the Excluded Parent Businesses (as applicable) under the relevant Shared Contract. Notwithstanding the foregoing, each of Parent and Buyer shall be responsible for any or all Liabilities to the extent related to, resulting from, or arising out of its (or its Subsidiaries’, including, with respect to Buyer, the Transferred Entities) direct or indirect breach of, or actions under, the relevant Shared Contract to which this Section 5.8 otherwise pertains. (e) If, after the Closing, Parent or any of its Subsidiaries, on the one hand, or Buyer or any of its Subsidiaries (including the Transferred Entities), on the other hand, receives any benefit or payment which under any Shared Contract was intended for the other (i.e., related to the Business or the Excluded Parent Businesses, as applicable), Parent and Buyer will, and will cause their respective Subsidiaries to (including, with respect to Buyer, the Transferred Entities), deliver such benefit or payment to the other Party. (f) None of Parent, any Transferred Entity or their Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third Person to (i) obtain any New Contract or Partial Assignment and Release with respect to any Shared Contract, as the case may be or (ii) obtain any Regulatory Approvals necessary to enter into an acceptable alternative arrangement contemplated by Section 5.8(c); provided, however, any Party to which the benefit of a New Contract, Partial Assignment and Release or acceptable alternative arrangement would inure pursuant to this Section 5.8(f) may request that the Party that is allocated such Shared Contract as an Acquired Asset or Excluded Asset commence litigation, which request shall be considered in good faith by such Party; provided, further,

105 that such Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 5.8(f). (g) Notwithstanding anything to the contrary herein, the Parties agree that the Contracts listed on Section 5.8(g) of the Parent Disclosure Schedule (collectively “Excluded Shared Contracts”) shall not be deemed to be Acquired Assets or Shared Contracts hereunder. (h) Parent and its Affiliates will not terminate or cancel without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) any Shared Permit, Shared Contract, Business Permit or other Business Contract; provided that such consent right does not apply to any Shared Contract, Shared Permit or other Business Permit or Business Contract that expires or automatically terminates pursuant to its terms; provided, further that Parent shall inform Buyer reasonably in advance of such expiration or termination in order to allow Buyer to renew or extend, or request from Parent to renew or extend (or procure such renewal or extension by the relevant Transferred Entity or Retained Parent Subsidiary), in each case, at Buyer’s sole expense. Section 5.9 Audited and Unaudited Financial Statements; Financial Statements Cooperation. (a) Parent shall use reasonable best efforts to deliver, or cause to be delivered, to Buyer, no later than September 30, 2026 a copy of the audited carve-out combined statements of operations, balance sheets, statements of cash flows and statements of equity of the Transferred Entities and the Business and associated footnotes and schedules thereto for the fiscal years ended December 31, 2025 and 2024, prepared in accordance with GAAP (taking into account its materiality standards) and SEC Regulation S-X, together with an audit report containing an unqualified opinion on such financial statements from the independent auditors for the Transferred Entities (collectively, the “Audited Financial Statements”) (it being understood, however, that the Transferred Entities have not been operating historically as a separate “standalone” entity and, therefore, the Audited Financial Statements will reflect certain cost, charges, credits and other allocations made that may not reflect what would have been incurred if the Transferred Entities had operated as a standalone business during the period covered by the Audited Financial Statements); and (b) Parent shall use reasonable best efforts to deliver, or cause to be delivered, to Buyer, no later than November 30, 2026 a copy of the unaudited carve-out combined statements of operations, balance sheets, statements of cash flows and statements of equity of the Transferred Entities and the Business and associated footnotes and schedules thereto (to the extent required) for each of the nine months ending September 30, 2026 and 2025, prepared in accordance with GAAP (taking into account its materiality standards) and SEC Regulation S-X (collectively, the “Unaudited Financial Statements”), which Unaudited Financial Statements shall have been SAS 100 reviewed by the independent auditors for the Transferred Entities. Parent shall use reasonable best efforts to furnish (or cause to be furnished) readily available historical financial information reasonably necessary to prepare pro forma financial information and customarily required for senior secured note issuances pursuant to a private placement under Rule 144A promulgated under the Securities Act. Other than the Required Information, nothing contained herein shall require Parent or any subsidiary of Parent to deliver any financial statements with respect to the Transferred Entities.

106 Section 5.10 Obligations Regarding Non-Assignable Assets and Non-Assumable Liabilities. (a) To the extent that any transfers of Acquired Assets to or assumptions of Assumed Liabilities by the Transferred Entities shall not have been consummated at or prior to the Closing, the Parties shall, subject to Section 5.10(b), use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Closing as shall be practicable. Notwithstanding anything else in this Agreement to the contrary, to the extent that the sale, conveyance, assignment or transfer or attempted sale, conveyance, assignment or transfer of any Acquired Asset (including any Business Permit or any other Permit which Buyer must obtain in order to conduct the Business as conducted as of the date hereof) or Assumed Liability (i) is prohibited by or would contravene any applicable Law, Permit (including, for the avoidance of doubt any Environmental Permit or Product Compliance Permit), Judgment or Contract, or (ii) would require any Consent of any Governmental Entity or other third party (or, in each case any claim or right or benefit arising thereunder or resulting therefrom that is subject to any such prohibition, contravention or Consent requirement, “Third Party Consent”) (such Acquired Asset, a “Delayed Asset” and such Assumed Liability, a “Non-Assumable Liability”), then (but with respect to those constituting Delayed Assets and Non-Assumable Liabilities due to a Third Party Consent requirement, unless and until such Consents have been obtained) this Agreement and the other Acquisition Documents shall not constitute an agreement to sell, assign, license, sublicense, lease, sublease, convey or transfer at the Closing any Acquired Asset (excluding Transferred Entities) or Assumed Liability; provided that to the extent not inconsistent with the terms of any Delayed Asset, Non-Assumable Liability or applicable Law, the Parties shall treat Buyer, with respect to a Delayed Asset or Non-Assumable Liability, as the owner / debtor thereof for Tax purposes as of the Closing Date; provided, further, that, except as otherwise expressly provided herein, neither Parent or any of its Affiliates nor Buyer or any of its Affiliates shall (nor shall without the prior written consent of the other Party) be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Delayed Asset or Non-Assumable Liability. Without limiting the generality of Section 5.1, Parent and Buyer shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such Third Party Consent for the transfer of any Acquired Asset or the assumption of any Assumed Liability as soon as reasonably practicable after the date hereof and continue to do so, including after the Closing Date through the date that is twelve (12) months after the Closing Date (or, (i) in the case of a Contract, until the expiration of the term of such Contract (without giving effect to any extensions thereof following the Closing), or (ii) subject to the other terms and conditions of this Agreement and the Transition Services Agreement, in the case of a Business Permit, until the transfer, assignment, or reissuance of the Business Permit is complete) (provided that, except as required by applicable Law, Buyer shall be solely responsible for preparing and submitting on a timely basis, all post-Closing filings required to effect the transfer or reissuance of all Business Permits to a Transferred Entity following the Closing). Upon obtaining the requisite Third Party Consent unless otherwise provided in any Acquisition Document, such Delayed Asset or Non-Assumable Liability shall be automatically transferred and assigned to Buyer hereunder without additional consideration therefor.

107 (b) Following the Closing and continuing until the date that is twelve (12) months after the Closing Date (or, (i) in the case of a Contract, until the expiration of the term of such Contract (without giving effect to any extensions thereof following the Closing) and (ii) in the case of a Business Permit, until the transfer, assignment or reissuances of the Business Permit is complete), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Acquisition Documents, cooperate in any arrangement (such arrangement complying with this Section 5.10 and Section 5.11, a “Delayed Transfer Arrangement”), reasonable and lawful as to Parent and Buyer so that Buyer (or the relevant Transferred Entity) shall obtain the benefits (as determined on an after-Tax basis taking into account solely items related to such Delayed Transfer Arrangement) and bear the burdens relating to such Delayed Asset or Non-Assumable Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Asset or Non-Assumable Liability, such that the Parties would be placed in a substantially similar position as if such Delayed Asset or Non-Assumable Liability had been conveyed at the Closing; provided that none of Parent or any Retained Parent Subsidiary shall be required to (and shall not without the prior written consent of Buyer) (i) pay any consideration therefor, (ii) commence, defend or participate in any Proceeding, (iii) offer or grant any accommodation (financial or otherwise) to any third party in connection therewith, (iv) unreasonably interfere with any customer or other commercial relationship of Parent or any of its Affiliates, (v) take any action which would result in a violation or breach of, or default under, applicable Law, Judgment or Contract, (vi) amend, renew, terminate or otherwise modify any Contract (unless required to do so pursuant to Section 5.8), (vii) relinquish, waive or forbear any rights other than in de minimis respects or (viii) pay any costs or expenses of any Person resulting from the process of obtaining such Third Party Consent or amendment, or negotiating, designing, establishing and implementing any Delayed Transfer Arrangement, all of which costs and expenses (if any) shall be borne exclusively by Buyer; provided that Buyer shall not be required to pay for any costs attributable to the employees or other internal costs and expenses of Parent or any of its Affiliates. Subject to the terms of the Acquisition Documents, (A) Parent shall, and shall cause its Subsidiaries to, without further consideration therefor, pay and remit to Buyer promptly all monies, rights and other consideration received in respect of its performance of this Section 5.10(b), and (B) Buyer, or a Transferred Entity shall, or shall cause its Subsidiaries to, pay or reimburse Parent or any of its Subsidiaries for all amounts paid or incurred by Parent or its Subsidiaries in connection with the retention of such Non- Assumable Liability. In furtherance of the foregoing, Buyer shall, or shall cause a designee to, promptly pay, perform or discharge when due any Liability arising under any Delayed Asset from and after the Closing Date. Subject to the terms of the Acquisition Documents, Buyer shall pay, perform and discharge fully, promptly when due, all of the obligations of Parent or its Subsidiaries in respect of the performance of their obligations pursuant to this Section 5.10(b), and Buyer shall be responsible for all Assumed Liabilities related thereto and shall indemnify the Parent Indemnified Parties for all Losses arising out of or relating to any actions (or omissions to act) (1) of Buyer and its Subsidiaries and of Parent or any of its Affiliates arising out of the performance by Buyer and its Subsidiaries or any Parent Indemnified Party, respectively, of this Section 5.10(b), including any Delayed Asset held by such Person for the benefit of Buyer or its Affiliates pursuant to and arising during the

108 term of any related Delayed Transfer Arrangement, or (2) taken by any Parent Indemnified Party at the written direction of Buyer or any of its Subsidiaries, except, in the case of clause (1) and clause (2), to the extent arising out of or resulting from the gross negligence or willful misconduct in respect of such performance by such Parent Indemnified Party (for which Parent shall indemnify Buyer). (c) To the extent that the sale, conveyance, assignment or transfer or attempted sale, conveyance, assignment or transfer of any Excluded Assets to, or assumptions of Retained Liabilities by, Parent or Retained Parent Subsidiaries is prohibited by or would contravene any applicable Law, Permit (including, for the avoidance of doubt any Environmental Permit), Judgment or Contract, or would require any Consent of any Governmental Entity or other third party (or, in each case any claim or right or benefit arising thereunder or resulting therefrom that is subject to any such prohibition, contravention or other Third Party Consent requirement) (such Acquired Asset, a “Delayed Excluded Asset” and such Retained Liability, a “Non-Assumable Retained Liability”), then (but with respect to those constituting Delayed Assets and Non-Assumable Liabilities due to a Consent requirement, unless and until such Consents have been obtained) this Agreement and the other Acquisition Documents shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at the Closing any Excluded Asset or Retained Liability; provided that to the extent not inconsistent with the terms of any Delayed Excluded Asset, Non-Assumable Retained Liability or applicable Law, the Parties shall treat Parent, with respect to a Delayed Excluded Asset or Non-Assumable Retained Liability, as the owner / debtor thereof for Tax purposes as of the Closing Date; provided, further, that, except as otherwise expressly provided herein, neither Parent or any of its Affiliates nor Buyer or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Delayed Excluded Asset or Non- Assumable Retained Liability. Without limiting the generality of Section 5.1, Parent and Buyer shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such Third Party Consent for the transfer of any Excluded Asset or the assumption of any Retained Liability as soon as reasonably practicable after the date hereof and continue to do so, including after the Closing Date through the date that is twelve (12) months after the Closing Date (or, (i) in the case of a Contract, until the expiration of the term of such Contract (without giving effect to any extensions thereof following the Closing) or (ii) subject to the other terms and conditions of this Agreement, in the case of an excluded Business Permit, until the transfer, assignment or reissuances of the Permit is complete). Upon obtaining the requisite Third Party Consents, unless otherwise provided in any Acquisition Document, such Delayed Excluded Asset or Non-Assumable Retained Liability shall be transferred and assigned to Parent hereunder without additional consideration therefor. (d) Following the Closing and continuing until the date that is twelve (12) months after the Closing Date (or, (i) in the case of a Contract, until the expiration of the term of such Contract (without giving effect to any extensions thereof following the Closing) or (ii) in the case of an excluded Business Permit, until the transfer, assignment or reissuances of the Permit is complete), Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Acquisition

109 Documents, cooperate in any arrangement (such arrangement complying with this Section 5.10, a “Delayed Reverse Transfer Arrangement”), reasonable and lawful as to Parent and Buyer so that Parent (or the relevant Retained Parent Subsidiary) shall obtain the benefits (as determined on an after-Tax basis taking into account solely items related to such Delayed Reverse Transfer Arrangement) and bear the burdens relating to such Delayed Excluded Asset or Non-Assumable Retained Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Excluded Asset or Non-Assumable Retained Liability, such that the Parties would be placed in a substantially similar position as if such Delayed Excluded Asset or Non- Assumable Retained Liability had been conveyed at the Closing; provided that none of Buyer or any Transferred Entity shall be required to (i) pay any consideration therefor, (ii) commence, defend or participate in any Proceeding, (iii) offer or grant any accommodation (financial or otherwise) to any third party in connection therewith, (iv) unreasonably interfere with any customer or other commercial relationship of Buyer or any of its Affiliates, (v) take any action which would result in a violation or breach of, or default under, applicable Law, Judgment or Contract, (vi) amend, renew, terminate or otherwise modify any Contract, (vii) relinquish, waive or forbear any rights other than in de minimis respects or (viii) pay any costs or expenses of any Person resulting from the process of obtaining such Third Party Consent or amendment, all of which costs and expenses (if any) shall be borne exclusively by Parent; provided, further, that Buyer shall pay or otherwise incur all costs and expenses associated with negotiating, designing, establishing and implementing any such Delayed Reverse Transfer Arrangement; provided that Buyer shall not be required to pay for any costs attributable to the employees or other internal costs and expenses of Parent or any of its Affiliates. Subject to the terms of the Acquisition Documents, (i) Buyer shall, and shall cause its Subsidiaries to, without further consideration therefor, pay and remit to Parent promptly all monies, rights and other consideration received in respect of its performance of this Section 5.10(d), and (ii) Parent shall or shall cause a Retained Parent Subsidiary to, pay or reimburse Buyer or any of its Subsidiaries for all amounts paid or incurred in connection with the retention of such Non- Assumable Retained Liability. In furtherance of the foregoing, Parent shall, or shall cause a designee to, promptly pay, perform or discharge when due any Liability arising under any Delayed Excluded Asset from and after the Closing Date. Subject to the terms of the Acquisition Documents, Parent shall pay, perform and discharge fully, promptly when due, all of the obligations of Buyer or its Subsidiaries in respect of the performance of their obligations, pursuant to this Section 5.10(d), and Parent shall be responsible for all Retained Liabilities related thereto and shall indemnify the Buyer Indemnified Parties for all Losses arising out of or relating to any actions (or omissions to act) (A) of Parent and its Subsidiaries and of Buyer or any of its Affiliates arising out of the performance by Parent and its Subsidiaries or any Buyer Indemnified Party, respectively, of this Section 5.10(d), including any Delayed Excluded Asset held by such Person for the benefit of Parent or its Affiliates pursuant to and arising during the term of any related Delayed Reverse Transfer Arrangement, or (B) taken by any Buyer Indemnified Party at the written direction of Parent or any of its Subsidiaries, except, in the case of clause (A) and clause (B), to the extent arising out of or resulting from the gross negligence or willful misconduct in respect of such performance by such Buyer Indemnified Party (for which Buyer shall indemnify Parent).

110 (e) Notwithstanding anything to the contrary set forth in this Agreement, but in furtherance of the foregoing, in the case of any Business Permits (including Environmental Permits and Product Compliance Permits) which are related to both the Excluded Parent Business and the Business (a “Shared Permit”) Parent shall be entitled to elect (after consultation with Buyer) whether the holder of the applicable Shared Permit shall (x) transfer the applicable Shared Permit to a Transferred Entity or Buyer and to procure for itself (or a Retained Parent Subsidiary) any new Permits or (y) procure the issuance for the Transferred Entity or Buyer of such new Permits, including Environmental Permits and Product Compliance Permits, related to the existing Shared Permits (to the extent necessary for the conduct of the Business as it is conducted as of the time of the Closing after giving effect to the Acquisition Documents); provided that, in each case, and for the avoidance of doubt, if there is any delay in the transfer or procurement of such Permit, this Section 5.10 shall continue to apply. (f) The provisions of this Section 5.10 shall not be interpreted to derogate from, or create, any rights or obligations of the Parties inconsistent with the rights and obligations of the Parties or their respective Subsidiaries set forth in the Acquisition Documents. (g) Notwithstanding anything else set forth in this Section 5.10, none of Parent, Buyer or their respective Subsidiaries shall be required by this Section 5.10 to take any action that may, in the good faith judgment of such Person or such Subsidiary, (i) result in a violation of any Contract which Parent or any such Subsidiary has to any third party or (ii) violate applicable Law or Judgment. (h) Subject to the other Party’s compliance with its obligations under this Section 5.10, each of Parent and Buyer further agrees that no representation, warranty or covenant of Parent or Buyer, as applicable, contained in this Agreement shall be breached or deemed breached, and no condition to Parent’s or Buyer’s obligations to close the Acquisition shall be deemed not satisfied as a result of (i) the failure to obtain any such Third Party Consent or amendment or as a result of any resulting default or termination or (ii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Consent or amendment or any resulting default or termination; provided that nothing in this sentence shall be deemed to waive any of the conditions set forth in Article VIII. Nothing in this Section 5.10 shall be deemed to (A) require or permit any delay of the Closing or adjustment to the Preliminary Purchase Price or the Final Purchase Price, (B) result in a determination that Parent or Buyer, as applicable, has not complied with its obligations under this Agreement, (C) conflict with or override the provisions of any Acquisition Document, or (D) require (x) Parent or any of its Affiliates to renew (fully or in part) any Delayed Asset or Non-Assumable Liability once its term has expired or commence any Proceeding in connection with any such Delayed Asset or Non-Assumable Liability or (y) require Buyer or any of its Affiliates to renew (fully or in part) any Delayed Excluded Asset or Non-Assumable Retained Liability once its term has expired or commence any Proceeding in connection with any such Delayed Excluded Asset or Non-Assumable Retained Liability; provided that nothing in this clause (h) shall be deemed to waive any of the conditions set forth in Article VIII. Section 5.11 Pre-Closing Reorganization.

111 (a) At or prior to the Closing, Parent shall, and shall cause each of its applicable Subsidiaries to, subject to Section 5.8 and Section 5.10, transfer, convey, deliver and assign to (i) a Transferred Entity all of their respective rights, title and interest in and to the Acquired Assets, free and clear of all Liens (other than Permitted Liens), and cause a Transferred Entity to assume, all of the Assumed Liabilities and (ii) the Sellers or Affiliates thereof (other than a Transferred Entity) all of their respective rights, title and interest in and to any Excluded Assets held by any of the Transferred Entities, and cause the Sellers or Affiliates thereof (other than a Transferred Entity) to assume, and satisfy and discharge when due, all of the Retained Liabilities, in the case of each of clauses (i) and (ii), in accordance with the Pre-Closing Reorganization Steps and pursuant to such Conveyancing and Assumption Instruments as may be required by applicable Law to effect the transfer, conveyance, delivery or assignment of the Acquired Assets or Excluded Assets, or assumption of Assumed Liabilities or Retained Liabilities, as applicable. The Parties intend that the transfer and sale of the Transferred Entities and the Transferred Joint Ventures shall result in an indirect transfer of only those assets of the Transferred Entities or the Transferred Joint Ventures that would otherwise (that is, if the Parties were transferring assets of the Transferred Entities and not their equity interests) fall within the definition of “Acquired Assets” (and not “Excluded Assets”), and in an indirect transfer of only those Liabilities of the Transferred Entities or the Transferred Joint Ventures that would otherwise fall within the definition of “Assumed Liabilities” (and not “Retained Liabilities”). (b) Parent shall, and shall cause each of its applicable Subsidiaries to complete the separation of the Business from the Excluded Parent Business in accordance with the terms and conditions of this Agreement (the “Pre-Closing Reorganization”) in accordance with the plan and steps set forth in Section 5.11(b) of the Parent Disclosure Schedule (the “Pre-Closing Reorganization Steps”); provided that where the Pre-Closing Reorganization Steps indicates that a particular step or steps are optional or provides two or more alternative steps for a particular step, Parent may, in good faith (taking into account the impact on the Business and the Excluded Parent Business), select whether to undertake such an optional step or which alternative step to undertake; provided, further, that (x) as soon as reasonably practicable (and in any event within five (5) Business Days) after determining whether any such optional or alternative step that is material (excluding, for the avoidance of doubt, any optional step solely relating to funding of a Transferred Entity) will be undertaken (and before actually undertaking such optional or alternative step), Parent shall provide to Buyer an updated draft of the Pre-Closing Reorganization Steps reflecting the optional or alternative step to be undertaken and (y) Parent and its applicable Subsidiaries (including the Transferred Entities) shall not have any obligation under or pursuant to or as a result of this Section 5.11 to take any action which will result in a violation or breach of, or default under, applicable Law, Judgment or Contracts. Subject to reasonable advance prior consultation with Buyer (and taking into account the reasonable considerations of Buyer), Parent may modify the Pre-Closing Reorganization Steps as reasonably determined prior to Closing, subject to the following sentence. Notwithstanding anything to the contrary set forth in this Agreement (i) Buyer’s prior written consent (which consent shall not be unreasonably withheld) shall be required for any modifications that would reasonably be expected to be material and adverse to Buyer, its Affiliates (including any Transferred Entities), or (2) the Business (in each case of clauses (1) and (2), taking

112 into account the Tax impact of any such modifications, or (ii) Parent and its Subsidiaries may only modify or amend the Pre-Closing Reorganization or the implementation thereof so long as each of the Business, the Transferred Entities and Buyer will be economically, in all material respects, in such position as they would be in if the Pre-Closing Reorganization would have been implemented, effected, executed and completed in a manner that is substantially in accordance with (A) Section 5.11(b) of the Parent Disclosure Schedule or (B) any modification or amendment in accordance with this Section 5.11(b). Parent and Buyer shall cooperate in good faith on the Pre-Closing Reorganization. Parent shall consider in good faith any requests from Buyer to modify the Pre-Closing Reorganization Steps. Parent shall not be required to consider or implement any modifications proposed by Buyer that subjects Parent or its Affiliates (other than the Transferred Entities) to any un-reimbursable additional costs that are more than de minimis in amount determined in good faith. For purposes of determining whether Buyer, its Affiliates or the Business would be reasonably expected to suffer a material and adverse impact from any change to the Pre-Closing Reorganization Steps, the Parties agree that the Pre-Closing Reorganization Steps are not intended to deliver any particular quantum of NoLs, tax credits, tax basis and similar attributes and tax classification of the Transferred Entities to Buyer and its Affiliates for any period after the Closing. (c) Subject to the terms and conditions of this Agreement and the reasonable advance prior consultation with Buyer (and taking into account in good faith the reasonable considerations of Buyer), Parent and its Subsidiaries may, when implementing the Pre- Closing Reorganization prior to the Closing: (i) take such reasonably appropriate actions that are (A) necessary to ensure that, upon the Closing, each Transferred Entity shall have the entity classification for U.S. federal income tax purposes shown for each Transferred Entity in the Pre-Closing Reorganization Steps, and (B) reasonably necessary to transfer the employment of any Business Employee to a Transferred Entity or to transfer the employment of any employee who is not a Business Employee out of a Transferred Entity; (ii) (A) enter into any Contract with service providers to stand-up Transferred Entities for employment, including but not limited to with respect to payroll, benefits and human resource information systems, (B) form new entities (including entities that constitute “Transferred Entities”), (C) transfer equity interests in any of the Transferred Entities to Parent or any of its Subsidiaries or (D) enter into any other Contract necessary to effectuate the Pre-Closing Reorganization; and (iii) (A) distribute and otherwise transfer excess cash from any of the Transferred Entities to Seller and its Subsidiaries, (B) transfer of cash to the Transferred Entities (by way of contributions, loans or settlement of payables) to fund the Transferred Entities as needed to implement the Pre-Closing Reorganization, (C) make payments or other forms of monetary transfers to the Transferred Entities to reduce or eliminate any intercompany indebtedness or other intercompany accounts; and

113 (iv) take such other actions necessary to ensure that, upon the Closing, the Transferred Entities do not own any Excluded Parent Businesses or hold any Excluded Assets or Retained Liabilities. Notwithstanding anything to the contrary set forth in this Section 5.11(c), Buyer’s prior written consent (which consent shall not be unreasonably withheld) shall be required (i) for any such actions contemplated by clauses (i) through (iv) above that would reasonably be expected to be material and adverse to (1) Buyer or its Affiliates (including any Transferred Entities), or (2) the Business (in each case of clauses (1) and (2), taking into account the Tax impact of any such actions) or, or (ii) if such actions would reasonably be expected to result in each of the Business, the Transferred Entities or Buyer not being economically, in all material respects, in the position contemplated by Section 5.11(b) of the Parent Disclosure Schedule. (d) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, unless and until Parent (and/or its relevant subsidiary) has executed and delivered to Buyer the French Put Option Exercise under the terms and conditions provided by the French Put Option Letter, the French Business will not be considered to be part of (and shall be excluded from) the Business for the purposes of this Agreement and the Pre- Closing Reorganization Steps shall be deemed not to include any steps in respect of the French Business. Upon exercise of the French Put Option, any reference to the Pre-Closing Reorganization in this Agreement shall be deemed to include the French Business. (e) The Parties shall implement a steering committee (“Pre-Closing Reorganization SteerCo”) and Parent shall use commercially reasonable efforts to keep Buyer, via the Pre-Closing Reorganization SteerCo, reasonably informed on a reasonably regular basis of the status and progress of the implementation of the Pre-Closing Reorganization. The Parties acknowledge and agree that, during the implementation of the Pre-Closing Reorganization, matters may arise which are not adequately addressed in the Pre-Closing Reorganization Steps. The Parties shall use commercially reasonable efforts to discuss such matters in good faith in the Pre-Closing Reorganization SteerCo. (f) To the extent, Parent or its Affiliates hold any Business Permit (other than a Shared Permit), Parent shall, and shall cause that is Affiliates (including the Transferred Entities up to Closing) prepare and submit, on a timely basis, all regulatory filings and take all commercially reasonably steps required to effect the transfer, assignment or reissuance of all Business Permits to a Transferred Entity prior to Closing. Section 5.12 Mail and Other Communications; Payments. (a) From and after the Closing Date, Parent and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to Buyer and its Affiliates. From and after the Closing Date, Buyer and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to Parent and its Affiliates. Accordingly, at all times from and after the Closing Date, each of Parent and Buyer authorizes the other and their respective Affiliates to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 5.12(a), open all mail, packages and other

114 communications received by it and not unambiguously intended for the other Party (or its Affiliates) or any of the other Party’s (or its Affiliates’) officers or directors, and to retain the same to the extent that they relate to the Business (in the case of receipt by Buyer and its Affiliates) or the Excluded Parent Businesses (in the case of receipt by Parent and its Affiliates), or to the extent that they do not relate to the Business (in the case of receipt by Buyer and its Affiliates) or the Excluded Parent Businesses (in the case of receipt by Parent and its Affiliates), the receiving Party shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the Business and the Excluded Parent Businesses, copies thereof) to the other Party. The provisions of this Section 5.12(a) are not intended to, and shall not be deemed to, constitute an authorization by either Parent or Buyer (or any of their respective Affiliates) to permit the other (or its Affiliates) to accept service of process on its behalf, and neither Party is or shall be deemed to be the agent of the other for service of process purposes. (b) Parent shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Buyer (or its designated Affiliates) any monies or checks that have been received by Parent or any of its Affiliates after the Closing Date to the extent they are (or represent the proceeds of) an Acquired Asset. (c) Buyer shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Parent (or its designated Affiliates) any monies or checks that have been received by Buyer or any of its Affiliates (including the Business) after the Closing Date to the extent they are (or represent the proceeds of) an Excluded Asset. Section 5.13 Intercompany Agreements (a) Except for (i) the Intercompany Agreements listed on Section 5.13(a) of the Parent Disclosure Schedule, (ii) the Conveyancing and Assumption Instruments, (iii) any other Contract or other arrangement between Parent and its Affiliates (excluding the Transferred Entities), on the one hand, and a Transferred Entity, on the other hand, concluded after the date hereof and agreed in writing between Parent and Buyer (such as intercompany agreements required to be entered into in connection with the Pre-Closing Reorganization, other than the Conveyancing and Assumption Instruments) or as may otherwise be consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed) (all such agreements, Contracts and other arrangements, the “Surviving Intercompany Agreements”), Parent shall take such actions as are necessary to cause each Intercompany Agreement to be terminated and of no force and effect effective as of the Closing, without any party thereto having any continuing Liabilities to the other (for the avoidance of doubt, the foregoing does not apply to any agreement that, as of the Closing, is solely between Parent and Retained Parent Subsidiaries) and may, in accordance with Section 5.13(b), provide evidence of the same to Buyer prior to, or at, the Closing; provided that any Surviving Intergroup Accounts thereunder shall remain outstanding and shall be settled in accordance with their terms, as further specified in Section 5.13(b).

115 (b) Any and all intercompany receivables, payables, loans and balances (other than the Business-Parent Intercompany Receivables, the Business-Parent Intercompany Payables, the Parent-Business Intercompany Receivables and the Parent-Business Intercompany Payables (collectively, the “Surviving Intergroup Accounts”)) between Parent or any Retained Parent Subsidiary, on the one hand, and any Transferred Entity, on the other hand, as of immediately prior to the Closing shall be settled by means of a cash payment, dividend, capital contribution, any combination of the foregoing or otherwise in any other manner determined by Parent in its sole discretion (and in accordance with the Pre-Closing Reorganization). The Surviving Intergroup Accounts (i) shall remain an effective, outstanding obligation of the applicable obligor as of immediately prior to the Closing (and each of Parent and Buyer agrees to cause each such obligor that is, from and after the Closing, a Subsidiary of Parent or Buyer, respectively, to satisfy such obligation in full when due and payable) in accordance with the terms and conditions applicable to such obligation (or, if the terms and conditions of such Surviving Intergroup Account are not set forth in writing, such obligation shall be satisfied within sixty (60) days of a written request by the beneficiary of such obligation (or Parent or Buyer on behalf of any such beneficiary that is its Subsidiary from and after the Closing) given to the corresponding obligor thereunder) and (ii) shall be for each relevant Party (or the relevant Subsidiary of such Party) an obligation to a third party and shall no longer be an intercompany account. (c) To the extent there exist any Liens in respect of indebtedness for borrowed money of Parent or its Subsidiaries (other than the Transferred Entities) on the Acquired Assets, Parent shall use commercially reasonable efforts to extinguish any such Liens on or prior to the Closing Date, in each case without further recourse to or any Liability of any Transferred Entities and, on or prior to the Closing Date, Parent shall deliver to Buyer customary evidence of release of any such Liens, or authorization to release such Liens effective upon the satisfaction of the applicable secured obligations on or prior to the Closing Date; provided that such evidence shall not be required to include any filed or recorded release instruments to the extent such filings or recordings are customarily made after the Closing. Section 5.14 Financial Assurance. Subject to Article X, as required by applicable Law and as soon as practicable after Closing, but in any event no later than sixty (60) days after Closing unless otherwise allowed by applicable Law, Buyer or a Transferred Entity shall submit to the appropriate regulatory agencies documentation satisfactory to such agencies that it has procured financial assurance, in compliance with applicable Laws and Business Permits, to replace the financial assurance provided by Parent or its Subsidiaries (other than the Transferred Entities) pursuant to such Laws and Business Permits. A schedule of the financial assurance required to be obtained by Buyer or a Transferred Entity as of the date hereof is set forth on Section 5.14 of the Parent Disclosure Schedule, and to the extent other financial assurances are required between the date of this Agreement and Closing, Parent shall give prompt written notice (and in any event written notice within 30 Business Days) to Buyer. Subject to Section 10.6, to the extent that a Liability is a Retained Liability, Parent or its Subsidiaries (other than a Transferred Entity) shall remain liable for the costs and expenses associated with maintaining such financial assurance, even in circumstances where an Indemnified Party is required as a matter of applicable Law or Business Permit to obtain such financial assurance.

116 Section 5.15 Guarantees. (a) After the date hereof, Parent shall not enter into any Parent Guarantees without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), other than (i) any Parent Guarantees (or renewal or extension thereof) that will terminate or expire prior to the Effective Time, (ii) new guarantees in connection with any customer financing program, (iii) any Parent Guarantees in connection with the Pre- Closing Reorganization and (iv) any Parent Guarantees (other than those contemplated by clause (b) hereof) so long as Parent provides written notice five (5) days prior to entering into any such Parent Guarantee provided in the ordinary course of business (excluding any existing Parent Guarantees as of the date hereof). Prior to the Closing Date, Parent, Buyer and the Transferred Entities shall cooperate and Buyer shall use its reasonable best efforts to terminate, or, if the Parties are unable to so terminate, Buyer shall use its reasonable best efforts to cause the replacement, in each case, effective as of the Closing, of all Parent Guarantees provided by Parent or any of its Affiliates (other than the Transferred Entities) in respect of the Business, the Transferred Entities, other than in respect of the Excluded Parent Business, and the Acquired Assets, on a like-for-like basis, which replacement shall include a release, in a form reasonably acceptable to Parent, of all obligations of Parent and its Affiliates (other than the Transferred Entities) thereunder effective as of the Closing. (b) To the extent any Parent Guarantees remain outstanding after the Closing Date, (i) Parent and Buyer shall continue to cooperate until the date that is nine (9) months after the Closing Date (after which Parent may determine how to proceed in its sole discretion) and Buyer shall use its reasonable best efforts to terminate, or, if the Parties are unable to so terminate, Buyer shall use its reasonable best efforts to cause the replacement, effective as of the Closing, of all Parent Guarantees provided by Parent or any of its Affiliates (other than the Transferred Entities) in respect of the Business, the Transferred Entities, other than in respect of the Excluded Parent Business, and the Acquired Assets, on a like-for-like basis, which replacement shall include a release, in a form reasonably acceptable to Parent, of all obligations of Parent and its Affiliates (other than the Transferred Entities) thereunder effective as of the Closing, (ii) Buyer shall indemnify and hold harmless Parent Indemnified Parties for amounts required to be paid under such Parent Guarantees in connection with the operation of the Business by, and actions of, Buyer and its Subsidiaries from and after the Closing, (iii) Buyer shall pay to Parent a fee payable at the end of each calendar quarter, commencing with the first calendar quarter beginning after the third (3rd) month following the Closing Date, based on a rate of 10% per annum on the average outstanding amount of the third party indebtedness guaranteed by Parent during such quarter under any outstanding Parent Guarantees or any additional Parent Guarantees entered into pursuant to the second sentence of Section 5.15(b) and (iv) Buyer shall not permit any of the Transferred Entities or any of their Affiliates to (A) renew or extend the term of, (B) increase its obligations under, (C) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement or (D) transfer to another third party other than Buyer or the Transferred Entities any loan, Contract or other obligation for which Parent or any Retained Parent Subsidiary is or would reasonably be expected to be liable under such Parent Guarantee. To the extent that Parent or the Retained Parent Subsidiaries have performance obligations under any Parent Guarantee, Buyer will use commercially reasonable efforts to (x) perform such obligations

117 on behalf of Parent and the Retained Parent Subsidiaries or (y) otherwise take such action as reasonably requested by Parent so as to put Parent and the Retained Parent Subsidiaries in the same position as if Buyer or a Transferred Entity, and not Parent or a Retained Parent Subsidiary, had performed or were performing such obligations. (c) After the date hereof, Parent shall not issue any Parent LC without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), other than any Parent LCs that will terminate or expire prior to the Effective Time. Prior to the Closing Date, Parent, Buyer and the Transferred Entities shall cooperate and Buyer shall use its reasonable best efforts to cause the replacement, effective as of the Closing, of all Parent LCs provided by Parent or any of its Affiliates (other than the Transferred Entities) in respect of the Business, the Transferred Entities, other than in respect of the Excluded Parent Business, and the Acquired Assets, on a like-for-like basis, which replacement shall include a release, in a form reasonably acceptable to Parent, of all obligations of Parent and its Affiliates (other than the Transferred Entities) thereunder effective as of the Closing. With respect to any Parent LCs that remain outstanding after the Closing Date, (i) Buyer shall indemnify and hold harmless Parent Indemnified Parties for any drawing under any such letters of credit, (ii) Buyer shall pay to Parent a fee payable at the end of each calendar quarter, commencing with the first calendar quarter beginning after the third (3rd) month following the Closing Date, based on a rate of 10% per annum on the average outstanding amount during such quarter of any outstanding Parent LCs and (iii) without the prior written consent of Parent, Buyer and its Subsidiaries (including Buyer and the Transferred Entities) shall not, and shall not permit any of the Transferred Entities or any of their Affiliates to, enter into renew or extend the term of, amend so as to increase its obligations under, or transfer to a third party other than Buyer or its Subsidiaries (including Buyer and the Transferred Entities), any loan, lease, Contract or other obligation in connection with which Parent or any Retained Parent Subsidiary has issued any letters of credit which remain outstanding. The Parties agree that neither Parent nor any of the Retained Parent Subsidiaries will have any obligation to renew any letters of credit issued on behalf of any Transferred Entity or the Business after the expiration of any such letter of credit. Section 5.16 Wrong Pockets. (a) If at any time within thirty-six (36) months after the Closing, either Party discovers that any Acquired Asset or Assumed Liability is held by, or any Business Employee (excluding any Non-Consenting Employee) is employed by, Parent or any of its Affiliates, Parent will (subject to Section 5.8 and Section 5.10, or if required by applicable Law, subject to the consent or non-objection of the Business Employee) promptly procure the transfer of the relevant Acquired Asset or Business Employee to, and Buyer will promptly procure the assumption of the Assumed Liability by, as applicable, a Transferred Entity, Buyer or an Affiliate of Buyer nominated by Buyer for no additional consideration, and Buyer will accept, or cause such Transferred Entity or Affiliate to accept and, if applicable, take possession of, such Acquired Asset or employ such Business Employee; provided that neither Parent or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in connection therewith and (shall not do so without the prior written consent of Buyer).

118 (b) If at any time within thirty-six (36) months after the Closing, either Party discovers that any Excluded Asset or Retained Liability is held by, or any Non-Business Employee is employed by, a Transferred Entity or Buyer, or any of their other Affiliates, Buyer will (subject to Section 5.8 and Section 5.10, or if required by applicable Law, subject to the consent or non-objection of the Non-Business Employee) promptly procure the transfer of the relevant Excluded Asset or Non-Business Employee to Parent or an Affiliate of Parent nominated by Parent for no additional consideration and Parent will promptly procure the assumption of the Retained Liability or employ such Non-Business Employee, as applicable; provided that neither Buyer or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in connection therewith and (shall not do so without the prior written consent of Parent). (c) In the case of any trade accounts receivable (whether current or non-current) and trade accounts payable of the Transferred Entities as of the Closing that are Excluded Assets or Retained Liabilities, Buyer shall, or cause its applicable Subsidiary (including the relevant Transferred Entity) to, use commercially reasonable efforts to collect such accounts receivable and pay such accounts payable as promptly as reasonably practicable and, upon such collection or payment, pay the funds received therefor (net of any applicable Taxes that are Retained Liabilities) to Parent or its designee or submit an invoice to Parent for any such payment made (which Parent shall pay as promptly as reasonably practicable), as applicable (it being understood and agreed that any such amounts collected or otherwise received shall be paid and delivered, and any amounts paid shall be invoiced as promptly as reasonably practicable). (d) In the case of any trade accounts receivable (whether current or non-current) and trade accounts payable as of the Closing that are Acquired Assets or Assumed Liabilities of Parent or a Retained Parent Subsidiary, Parent shall, or cause its applicable Affiliates to, as applicable, use commercially reasonable efforts to collect such accounts receivable and pay such accounts payable as promptly as reasonably practicable and, upon such collection or payment, pay the funds received (net of any applicable Taxes that are Assumed Liabilities) therefor to Buyer (or the Transferred Entities) or submit an invoice to Buyer for any such payment made (which Buyer shall pay as promptly as reasonably practicable), as applicable (it being understood and agreed that any such amounts collected or otherwise received shall be paid and delivered, and any amounts paid shall be invoiced as promptly as reasonably practicable). Section 5.17 Recordation of Transfers of Certain Acquired Assets. Buyer shall be responsible, at its sole cost and expense, up to $1,000,000 (with any costs and expenses above $1,000,000 borne by Parent) for all applicable recordations and perfection of the assignment of the Business Intellectual Property and Real Property from Parent or one or more of its Subsidiaries to a Transferred Entity, as determined by Buyer, and, at Buyer’s reasonable request, Parent agrees to, and to cause its Subsidiaries to, use reasonable best efforts (at Buyer’s sole expense) to assist Buyer to complete any requisite recordation or perfection of the assignment of the Business Intellectual Property and Real Property to a Transferred Entity, to the extent required following the Closing Date.

119 Section 5.18 Further Assurances. Except as otherwise provided in this Agreement and subject to Section 5.10, each of the Parties agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including but not limited to (a) the satisfaction of the conditions precedent to the obligations of any of the Parties set forth in Article VIII; and (b) the execution and delivery of such instruments, and the taking of such other actions, as the other Party hereto may reasonably require in order to carry out the intent of this Agreement. Section 5.19 Acquisition Documents. (a) Notwithstanding anything to the contrary, (i) Parent and Buyer shall cooperate to, as promptly as practicable and in good faith, finalize the definitive form of each Acquisition Document (including all annexes, appendices, exhibits and schedules thereto) and definitive agreement in respect of the Governance Term Sheet attached to this Agreement as Exhibit L (the “Governance Term Sheet”) that is attached as an exhibit to this Agreement (each a “Form Ancillary Agreement”, to be executed and delivered by Parent, Buyer or their applicable Affiliates (including the Transferred Entities)) at the Closing, and (ii) with respect to each Form Ancillary Agreement, Buyer and Parent shall cause the applicable parties thereto to execute and deliver such Form Ancillary Agreement at the Closing in accordance with the terms hereof in the form attached hereto as an Exhibit, with only such ministerial additions, deletions and modifications as necessary for the parties thereto, acting in good faith and reasonably, to complete the missing terms contemplated by the form to be completed by the parties thereto or to correct any scrivener’s errors, unless further changes are mutually agreed by the applicable parties (provided that the Parties shall act reasonably and in good faith in discussing further clarifications around any such other Acquisition Document if and to the extent reasonably requested by the other Party; provided that not agreeing to any such further clarifications shall not, in and of itself, be deemed a breach hereof or impact the closing conditions set forth in Article VIII or otherwise delay the Closing hereunder); provided, further, that the Parties agree that any annexes, appendices, exhibits or schedules to the Acquisition Documents that are not included (or included only in term sheet format) in the forms of such Acquisition Documents attached hereto as Exhibits shall be completed by the Parties, acting reasonably and in good faith, with such terms as are customary for agreements of the nature contemplated thereby and otherwise consistent with the terms hereof (and in the event of any such annexes, appendices, exhibits and schedules that are included in term sheet format, consistent with the applicable term sheet therefor included in the form of such Acquisition Document attached hereto as an Exhibit). (b) If the applicable parties to an Acquisition Document and Governance Term Sheet attached hereto as an Exhibit are unable to reach agreement on any term or condition of such Acquisition Document such that a definitive agreement is not executed and delivered at or prior to the Closing, the Closing shall not be delayed but instead the applicable form of such Acquisition Document attached hereto as an exhibit (or any updated version thereof as may be agreed by Buyer and Parent prior to Closing) shall become, as of the Closing, a binding obligation as the applicable Acquisition Document

120 contemplated hereunder and shall remain in effect until a definitive agreement replacing such form agreement has been mutually negotiated and executed by all parties thereto. Section 5.20 Directors and Officers Indemnification. (a) From and after the Effective Time until the date that is six (6) years after the Closing, Buyer shall cause the Transferred Entities to maintain the provisions with respect to indemnification, advancement of expenses and exculpation from liability as set forth in the certificates of incorporation, bylaws and other organizational documents of the Transferred Entities as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any present or former director, officer, member, manager or employee of the Transferred Entities entitled to indemnification hereunder (each such person, an “Indemnified Person”) without his or her written consent except to the extent required by applicable Law. (b) From and after the Effective Time until the date that is six (6) years after the Closing, each of the Transferred Entities shall, and Buyer shall cause the Transferred Entities to, indemnify, exculpate and hold harmless the Indemnified Persons in respect of any acts, omissions or other matters occurring at or prior to the Effective Time in the event of any threatened or actual claim, suit, action, litigation, proceeding, investigation or other matter, whether civil, criminal, administrative or otherwise, based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that such Indemnified Person is or was a director, officer, member or manager of a Transferred Entity or such Indemnified Person is or was serving, at the request or with the knowledge and consent of a Transferred Entity, as a director, officer, member, manager or fiduciary of any other Person, against any and all losses, damages, liabilities, costs and expenses to the fullest extent permitted by applicable Law. The Transferred Entities shall, and Buyer shall cause the Transferred Entities to, advance reasonable expenses on a current basis (but no later than thirty (30) days after the submission of invoices) to the fullest extent permitted by applicable Law, subject to Buyer’s receipt of an undertaking by or on behalf of such Indemnified Person (which shall not require any security) to repay such Indemnified Losses if it is ultimately determined by a final and non-appealable order or of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under applicable Law. Notwithstanding anything to the contrary in this Agreement, Buyer and the Transferred Entities shall not (and Buyer shall cause the Transferred Entities not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding, investigation or other matter in which such Indemnified Person sought or could have sought indemnification, unless such settlement, compromise, consent or termination includes a full and unconditional release of all such Indemnified Persons. (c) If Buyer, the Transferred Entities or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, proper

121 provisions shall be made so that the successors and assigns of Buyer or the Transferred Entities, as the case may be, shall assume the obligations set forth in this Section 5.20. (d) The rights of each Indemnified Person under this Section 5.20 (i) shall survive consummation of the transactions contemplated by this Agreement; (ii) are intended to benefit, and shall be enforceable by, each Indemnified Person and their respective heirs, administrators, executors, successors, assigns and representatives (who shall be third party beneficiaries of this Section 5.20); and (iii) are in addition to, and not in substitution for, any other rights to indemnification, contribution or insurance that any such Indemnified Person (and their respective heirs, administrators, executors, successors, assigns and representatives) may have by contract or otherwise. Nothing in this Agreement is intended to relieve, or shall be construed as relieving, any insurer of its coverage obligations existing now or in the future. Notwithstanding anything to the contrary in this Agreement, if any Indemnified Person notifies Buyer or any of the Transferred Entities on or prior to the sixth (6th) anniversary of the Closing Date of a matter in respect of which such Indemnified Person may seek indemnification pursuant to this Section 5.20, the provisions of this Section 5.20 shall continue in full force and effect until the final disposition of such matter. (e) Buyer and the Transferred Entities shall advance, and cause to be paid, on a current basis (but no later than thirty (30) days after the submission of invoices) all reasonable and out-of-pocket attorneys’ fees, costs and expenses that may be incurred by any Indemnified Person in enforcing his or her rights under this Section 5.20; provided that such Indemnified Person shall, prior to advancement, agree upon request (without the necessity of posting a bond or any other security) that if such Indemnified Person is found in a final, non-appealable order from a court of competent jurisdiction not to be entitled to such advancement, such Indemnified Person shall reimburse Buyer or the applicable Transferred Entity the amount of such fees, costs and expenses so advanced. Section 5.21 RWI Policy. Buyer shall use commercially reasonable efforts to obtain the RWI Policy to provide Buyer with insurance coverage in respect of any inaccuracy or breach of any of the representations and warranties of Parent contained herein and in the certificates delivered pursuant to Section 8.2 and with respect to Taxes of the Transferred Entities for Pre- Closing Tax Periods, subject to the terms of such RWI Policy. Buyer shall make a true and complete copy of the RWI Policy available to Parent promptly following its inception. Buyer acknowledges and agrees that, except in the case of Fraud (and then only to the extent of such Fraud), from and after the Closing, the RWI Policy (whether or not it is ultimately bound, and whether or not the RWI Policy is sufficient to cover any Losses of Buyer or any of its Affiliates) shall be the sole and exclusive remedy of Buyer and its Affiliates and its and their respective Representatives, successors and assigns of whatever kind and nature, at Law, in equity or otherwise, known or unknown, which such Persons have now or may have in the future, resulting from, arising out of, or related to any inaccuracy or breach of any representation or warranty of Parent contained in this Agreement or the certificates delivered pursuant to Section 8.2, and none of such Persons nor any other Person (including any insurer(s) of the RWI Policy) shall have any recourse against Parent or any of its Affiliates with respect thereto. The RWI Policy shall explicitly provide that (i) the RWI Policy insurer(s) irrevocably waives and agrees not to pursue, directly or indirectly, any and all rights of subrogation, contribution and any other rights the RWI Policy insurer(s) might have

122 against Parent or its Representatives in connection with this Agreement and the transactions contemplated hereby, other than in the case of Fraud by any such Person, and then only to the extent of such Fraud by such Person; and (ii) Parent and its Representatives are third party beneficiaries of the foregoing waiver, and the foregoing waiver may not be amended by any party in any manner adverse to Parent or any of its Representatives without Parent’s prior written consent (which consent shall be in the sole and absolute discretion of Parent). Buyer shall provide Parent with a reasonable opportunity to review the draft RWI Policy and shall accept Parent’s reasonable comments thereon in respect of Parent’s rights pursuant to the immediately preceding sentence. Buyer shall be solely responsible for all costs to procure, maintain and make claims under the RWI Policy, including all premiums, retentions, taxes, broker’s fees, expenses and costs of any nature whatsoever. In no event shall Buyer obtaining the RWI Policy be a condition to Closing. Section 5.22 Specified Proceedings. Without limiting Section 5.6, following the Closing Date, (a) Parent shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all then pending or threatened Proceedings primarily relating to or primarily arising in connection with the Excluded Parent Businesses, the Excluded Assets or the Retained Liabilities, including Proceedings involving the matters set forth on Section 5.22(a) of the Parent Disclosure Schedule (each, a “Parent Action”), and, to the extent (i) Parent acknowledges in writing that any Proceeding is a Retained Liability and (ii) any settlement, compromise or judgment in connection with such Proceeding includes a full and unconditional release of Buyer, its Affiliates and the Transferred Entities and does not impose current or future material costs (unless constituting Retained Liabilities or otherwise indemnified by Parent), restrictions, requirements or non-monetary obligations on Buyer, its Affiliates or the Business or materially limit, hinder or interfere with the continued use of any of their properties or facilities, Parent may settle or compromise, or consent to the entry of any judgment with respect to any such Proceeding without the consent of Buyer, and (b) Buyer shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all then pending or threatened Proceeding primarily relating to or primarily arising in connection with the Business, the Acquired Assets or the Assumed Liabilities (each, a “Buyer Action”), and, to the extent (i) Buyer acknowledges in writing that any Proceeding is an Assumed Liability and (ii) any settlement, compromise or judgment in connection with such Proceeding includes a full and unconditional release of Parent and its Subsidiaries and does not impose current or future material costs (unless constituting Assumed Liabilities or otherwise indemnified by Buyer), restrictions, requirements or non- monetary obligations on Parent or its Affiliates or materially limit, hinder or interfere with the continued use of any of their properties or facilities, Buyer may settle or compromise, or consent to the entry of any judgment with respect to any such Proceeding without the consent of Parent. Notwithstanding anything to the contrary herein, if both Parent (or a Retained Parent Subsidiary) and Buyer (or any of its Subsidiaries, including the Transferred Entities) are named as parties to any Parent Action or Buyer Action (“Joint Action”), a Party shall not, following the Closing Date, settle such Joint Action without the written consent of the other (not to be unreasonably withheld) unless such settlement releases the other Party (or such of its Subsidiaries named as parties) in connection with such Joint Action and provides relief consisting solely of money damages borne by the Party (or its applicable Subsidiary). Without the other Party’s prior written consent, neither Buyer, Parent nor any of their respective Affiliates shall, following the Closing Date, communicate regarding any Parent Action or Buyer Action (as applicable) with any third party or make any public statement about any Parent Action or Buyer Action (as applicable), in each case except as required by Law, the rules of any stock exchange or any Governmental Entity (subject to first

123 consulting with, and considering in good faith the views of, Parent (in respect of a Parent Action) or Buyer (in respect of a Buyer Action) to the extent legally permissible) or to the extent necessary as part of the investigation, prosecution, defense and appeal of a pending or threatened Proceeding; provided that Buyer may make communicate regarding any Buyer Action to its Affiliates (including members of the CVC Network) and its and its Affiliates’ (including members of the CVC Network) respective equityholders, general partners, managers, directors, officers and employees, in each case who are bound by customary confidentiality obligations. Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with this Section 5.22. Section 5.23 Insurance. (a) From and after the Closing, except as expressly provided in Section 5.23(b), the Transferred Entities shall cease to be insured by any of Parent or its Affiliates’ current and historical insurance policies, including any self-insurance, fronted insurance, or captive insurance policy or program (collectively, the “Parent Policies”), and neither Buyer nor its Affiliates (including the Transferred Entities) shall have any access, right, title or interest to or in any such Parent Policies (including the right to make claims or receive proceeds thereunder) to cover the Transferred Entities or any Liability arising from the operation of the Business at any time, whether before, at or after the Closing. Parent or any of its Affiliates may, to be effective at the Closing, amend any insurance policies in the manner Parent deems appropriate to give effect to this Section 5.23. At the Closing, Buyer agrees to take over and assume all of the incurred but not reported claims of the Transferred Entities and the Business that are Assumed Liabilities, which have been incurred as of the Closing Date, and Buyer agrees to be solely responsible to pay such claims until they are finally resolved. Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of any Transferred Entity and the Business under or in respect of any Parent Policy, except as expressly provided in Section 5.23(b). (b) From and after the Closing, Parent shall use commercially reasonable efforts to cooperate with Buyer and the Transferred Entities, at Buyer’s written request, to allow Buyer and the Transferred Entities to pursue insurance claims under the occurrence-based Parent Policies (other than any self-insurance, fronted insurance or captive insurance) (such policies, the “Accessible Policies”) for occurrences relating to the Transferred Entities or the Business that occurred prior to the Closing (such claims, the “Pre-Closing Claims”), subject to the terms and conditions of such Accessible Policies and this Agreement, to the extent such coverage is available; including by: (i) making available relevant policies and claims information, and (ii) executing customary consents and authorizations. Notwithstanding the foregoing, Buyer shall exclusively bear, or cause the applicable Transferred Entity to exclusively bear, the amount of any deductibles, retentions, claims handling fees or any other amounts incurred or payable relating to any such Pre- Closing Claims; and (ii) Parent shall remit to Buyer any applicable insurance proceeds recovered by Parent or any of its Affiliates for any Pre-Closing Claim, net of any amounts incurred or payable by Parent or any of its Affiliates with respect thereto. (c) Notwithstanding anything contained herein, (i) Parent and its Affiliates shall have no liability to Buyer or the Transferred Entities for any Pre-Closing Claims, or portions thereof, not covered under an Accessible Policy for any reason; (ii) Buyer shall indemnify and hold harmless Parent and its Affiliates with respect to any loss, liability, cost or expense incurred or

124 payable by Parent or its Affiliates relating to any cooperation and pursuit of any Pre-Closing Claims; and (iii) Parent and its Affiliates shall retain all rights to control the Accessible Policies, including the right to amend, erode, exhaust, settle, release, commute, buy back or resolve disputes with respect to the Accessible Policies, notwithstanding the rights of Buyer and the Transferred Entities set forth in Section 5.23. Section 5.24 Inventor Remuneration. Each of Parent and Buyer shall, and shall cause its respective Affiliates to, as applicable, reasonably cooperate with each other and shall use commercially reasonable efforts, on and after the Closing Date, to take, or cause to be taken, and without any further consideration, from and after the Closing Date to provide assistance and deliver, and cause to be delivered, all Information, Contracts, reports, records and other materials reasonably necessary to determine and pay Inventor Remuneration, including (a) the Inventor Remuneration due to each such inventor, (b) the calculations of such Inventor Remuneration, (c) the last available contact information of each such inventor, (d) when such Inventor Remuneration is or was due to be paid, (e) the milestones at which each such inventor was or is owed such Inventor Remuneration and the payments due at such milestones, and (f) any pending or threatened Action arising out of such Inventor Remuneration. From and after the Closing, at the request of a Party, the other Party shall, and shall cause their respective Affiliates to, as applicable, reasonably cooperate to maintain such Information as confidential, including by permitting such Information to be provided directly to the inventor and permitting a Party or its Affiliates to directly compensate such inventor, and permitting such inventor to be subject to reasonable confidentiality arrangements. Section 5.25 Termination of Overhead and Shared Services. Buyer acknowledges and agrees that, except as otherwise expressly provided in any Acquisition Document, effective as of the Closing Date, all Overhead and Shared Services provided to the Transferred Entities shall cease and Parent and any of its Affiliates shall have no further obligation to provide, or any Liabilities in connection with, any such Overhead and Shared Services to the Transferred Entities. Section 5.26 Transitional Trademark Rights. (a) Subject to Section 5.26(b), Section 5.26(c) and Section 5.26(d), the Parties expressly acknowledge and agree that: (i) Except for all Trademarks included in the Business Intellectual Property, Buyer and its Affiliates (including, following the Closing, the Transferred Entities) shall not have any right, title or interest (express or implied) in, to or under, or right to use, the Parent Retained Marks (individually and collectively, the “Parent Marks”); and (ii) Buyer shall not, and shall cause its Affiliates (including, following the Closing, the Transferred Entities) not to, adopt, use, apply to register or register, or authorize, incentivize or encourage others to adopt, use, apply to register or register, any Parent Mark. (b) No later than three (3) months following the Closing Date, Buyer shall cause the Transferred Entities to, and the Transferred Entities shall, change their corporate names,

125 trade names and fictitious names, and cause their certificates of incorporation (or equivalent organizational documents), as applicable, to be amended to remove any reference to the Parent Marks. Notwithstanding the foregoing, if and to the extent that, as of the Closing Date, a Transferred Entity holds a Regulatory Approval in a corporate name that includes a Parent Mark, and the applicable Governmental Entity does not permit the Transferred Entity to adopt a new corporate name without loss or violation of such Regulatory Approval, such period shall be extended solely until thirty (30) days after the date upon which a new or amended Regulatory Approval can be secured by such Transferred Entity that enables it to adopt a new corporate name; provided that (i) the Transferred Entities are using their commercially reasonable efforts to promptly secure the necessary new or amended Regulatory Approval, (ii) use of such corporate name is solely to the extent necessary to comply with such Regulatory Approval and otherwise is in compliance with Section 5.26(c), and (iii) in no event shall such use extend beyond the date that is thirty-six (36) months following the Closing Date. Immediately following the Closing Date, Buyer shall cause the Transferred Entities to cease to hold themselves out as being affiliated with the Parent Group. (c) Parent hereby, effective as of the Closing Date, grants to the Transferred Entities a limited, non-exclusive, non-transferable, sublicensable (but solely to (i) their Affiliates and (ii) third parties for the benefit of the Transferred Entities in a manner consistent with the sublicensing practice in connection with the Business as of immediately prior to the Closing Date, but not for the independent use of such third parties), worldwide and royalty-free license under the Parent Retained Marks to the extent used in the Business immediately prior to the Closing Date for a period of twenty-four (24) months following the Closing Date (such period, the “Transition Period”), solely for use in connection with the Business in the ordinary course consistent with the conduct of the Business as of immediately prior to the Closing Date. Buyer shall, and shall cause its Affiliates (including, following the Closing, the Transferred Entities) and their respective sublicensees to, as soon as reasonably practicable, and in any event no later than the end of the Transition Period, (A) transition from and phase-out use of the Parent Retained Marks, and (B) remove, strike over, or otherwise obliterate all Parent Retained Marks from all assets and other materials used or held for use in the Businesses or otherwise owned by Buyer or any of its Affiliates, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, Software and other materials and systems. Any use by Buyer, the Transferred Entities, or their respective sublicensees of any of the Parent Retained Marks pursuant to Section 5.26(b) or this Section 5.26(c) is subject to their use of the Parent Retained Marks in all material respects in a form and manner, and with standards of quality, of that in effect for the Parent Retained Marks as of immediately prior to the Closing Date, and otherwise in compliance in all material respects with Parent’s written guidelines that are generally applicable for the form and manner in which the Parent Retained Marks are presented (as provided by Parent). Buyer shall not, and shall cause its Affiliates (including, following the Closing, the Transferred Entities) and their respective sublicensees not to, use the Parent Retained Marks in any manner that may reflect negatively on the Parent Retained Marks or any other Trademarks owned by the Parent Group, or on Parent or any other members of the Parent Group. Parent may terminate the rights and licenses granted pursuant to Section 5.26(b) or this Section 5.26(c), effective immediately upon notice to Buyer, if

126 Buyer or any of its Affiliates (including, following the Closing, the Transferred Entities) fail to comply in all material respects with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of Parent or any other member of the Parent Group in relation to the use of the Parent Retained Marks. Effective as of and after the Closing, Buyer shall indemnify, defend and hold harmless the Parent Indemnified Parties from and against any and all Losses incurred or suffered by any of the Parent Indemnified Parties, to the extent arising out of, relating to or resulting from the use by Buyer, any of its Affiliates or their respective sublicensees of the Parent Retained Marks. (d) Effective as of the Closing Date, each of Parent (on the one hand) and the Transferred Entities (on the other hand) (each, a “Trademark Licensor”) hereby grants to the other (each, a “Trademark Licensee”) a limited, non-exclusive, non-transferable, sublicensable (but solely to (i) the Trademark Licensee’s Affiliates and (ii) third parties for the benefit of the Trademark Licensee in a manner consistent with the sublicensing practice in connection with the Business of the Transferred Entities (with respect to the Transferred Entities as Trademark Licensee), or the Excluded Parent Businesses (with respect to Parent as the Trademark Licensee), as applicable, as of immediately prior to the Closing Date, but not for the independent use of such third parties), worldwide and royalty-free license under the Trademarks included in the Excluded Assets and set forth on Exhibit J with respect to Parent as the Trademark Licensor (the “Parent Licensed Marks”) and the Trademarks included in the Acquired Assets and set forth on Exhibit J with respect to the Transferred Entities as Trademark Licensor (the “Transferred Entities Licensed Marks”, and, together with the Parent Licensed Marks, the “Licensed Marks”), as applicable, as of the Closing, solely for use in connection with those products and services bearing such Licensed Mark offered by the Trademark Licensee in the Business (with respect to the Transferred Entities as Trademark Licensee) or Excluded Parent Businesses (with respect to Parent as the Trademark Licensee) immediately prior to the Closing Date, in each case in the ordinary course consistent with the conduct of the applicable business as of immediately prior to the Closing Date, for no longer than (x) twenty-four (24) months after the Closing Date or (y) if an applicable Regulatory Approval does not permit the Trademark Licensee to use a new or different Trademark in place of an applicable Licensed Mark without loss or violation of such Regulatory Approval, and despite such Trademark Licensee’s commercially reasonable efforts such Trademark Licensee is unable to secure a new or amended Regulatory Approval by the end of such twenty-four (24)-month period and such Trademark Licensee provides written notice thereof to the Trademark Licensor no later than sixty (60) days prior to the end of such twenty-four (24)-month period, then the date that is thirty-six (36) months after the Closing Date solely to the extent necessary for the Trademark Licensee to comply with such Regulatory Approval (such period the “Trademark Transition Period”). Each Trademark Licensee shall, and shall cause its Affiliates and respective sublicensees to, as soon as reasonably practicable, and in any event for each Licensed Mark, no later than the end of the applicable Trademark Transition Period for such Licensed Mark, (A) transition from and phase-out use of such Licensed Mark (and any Trademarks incorporating, confusingly similar thereto or dilutive thereof and any translations, transliterations or other localizations thereof), and (B) remove, strike over, or otherwise obliterate all Trademarks described in the foregoing clause (A) from all assets and other materials used or held for use in the applicable business or otherwise owned by the applicable Trademark Licensee or any of its Affiliates, including any

127 vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, Software and other materials and systems. Any use by the Trademark Licensee, its Affiliates, or its or their respective sublicensees of any of the Licensed Marks pursuant to this Section 5.26(d) is subject to their use of the Licensed Marks in all material respects in a form and manner, and with standards of quality, of that in effect for the Licensed Marks as of immediately prior to the Closing Date. The Trademark Licensee shall not, and shall cause its Affiliates and its and their respective sublicensees not to, use the Licensed Marks in any manner that may reflect negatively on the Licensed Marks or Trademark Licensor or its Affiliates. Effective as of and after the Closing, the Trademark Licensee shall indemnify, defend and hold harmless the Trademark Licensor and its Affiliates and its and their respective directors, officers, agents, successors and representatives (the “Trademark Licensor Indemnified Parties”) from and against any and all Losses incurred or suffered by any of the Trademark Licensor Indemnified Parties, to the extent arising out of, relating to or resulting from the use by the Trademark Licensee, any of its Affiliates or their respective sublicensees of the Licensed Marks licensed to the Trademark Licensee pursuant to this Section 5.26(d). (e) DANISCO Marks. (i) For purposes of this Section 5.26(e), the following terms shall have the following meanings: (1) “Danisco Marks” means any Trademark included in the Acquired Assets that contain or comprise “DANISCO” (whether in standard character or design format) and any transliteration or translation thereof, and any logos, stylization or trade dress to the extent related thereto. (2) “Parent Exclusive Field” means: (x) the field of global research, development, manufacture, formulation, sourcing, supply, marketing, distribution and commercialization of products, services and solutions for improving the health, nutrition, performance, welfare and sustainability of animals, including without limitation: (1) feed additives and functional ingredients, such as enzymes, cultures, probiotics, postbiotics, yeast-based products, fermentation-derived ingredients, and other microbiome solutions intended to enhance feed efficiency, nutrient utilization, gut health and overall animal performance; (2) health solutions, including non-pharmaceutical products designed to support animal immunity, disease prevention, stress management and overall physiological function; (3) nutritional systems and blends, including premixes, customized formulations and integrated solutions combining multiple ingredients or technologies;

128 (4) biotechnology and fermentation-based products, including microbial strains, metabolites, fermentation broths, extracts and derivatives used in animal nutrition and health applications; and (5) digital, technical and advisory services, including formulation support, data- driven optimization tools, and farm-level or customer support services related to the use of the foregoing products; in each case, for use in livestock, aquaculture, pet food, and other animal applications, across all species and life stages (collectively, the “ANH Field”); (y) the field of global research, development, selection, propagation, manufacture, formulation, preservation, sourcing, supply, marketing, distribution and commercialization of microbial cultures and related solutions for use in dairy and dairy-alternative applications, including without limitation: (1) primary and co-cultures, including bacterial, yeast and other microbial strains used in the production of fermented dairy products such as yogurt, cheese, fermented milks and cream-based products, as well as plant-based fermented alternatives; (2) functional and protective cultures, including cultures designed to deliver texture, flavor development, acidification, shelf-life extension, food safety, phage control, and bioprotection; and (3) fermentation-derived components, including concentrates, starters, semi- finished culture formats (e.g., frozen, freeze-dried, bulk starters), and related media or carriers used in culture production or application (collectively, the “Cultures Field”); and (z) the field of global research, development, discovery, characterization, manufacture, formulation, processing, sourcing, supply, marketing, distribution and commercialization of live microorganisms and related products and solutions intended to confer a health or performance benefit to the host, including without limitation: (1) probiotic strains and compositions, including bacterial, yeast and other live microorganisms, whether single-strain or multi-strain, for use in human, animal or other applications; (2) finished and semi-finished probiotic products, including dietary supplements, food and beverage applications, sachets, capsules, tablets, powders, premixes, and bulk formats; (3) adjacencies to probiotics, including synbiotics (combinations with prebiotics), postbiotics (non-viable microbial products and metabolites), and microbiome- related solutions to the extent positioned as part of the probiotics portfolio;

129 (4) fermentation-derived outputs and intermediates, including concentrates, biomass, cultures, and related formats used in the manufacture or application of probiotic products; and (5) clinical, regulatory and scientific substantiation activities, including clinical studies, health claim development, regulatory dossiers and supporting scientific data related to probiotic products (collectively, the “Probiotics Field”). (f) The Transferred Entities hereby, effective as of the Closing Date, grant to Parent a limited, non-exclusive (except as expressly set forth below in Section 5.26(e)(iii)), non-transferable, sublicensable (but solely to (i) its Affiliates and (ii) third parties for the benefit of Parent in a manner consistent with the sublicensing practice in connection with the Excluded Parent Businesses as of immediately prior to the Closing Date, but not for the independent use of such third parties), worldwide and royalty-free license under the Danisco Marks to the extent used in the Excluded Parent Businesses immediately prior to the Closing Date for (x) a period of thirty-six (36) months following the Closing Date or (y) if an applicable Regulatory Approval does not permit Parent to use a new or different Trademark in place of an applicable Danisco Mark without loss or violation of such Regulatory Approval, and despite Parent’s commercially reasonable efforts Parent is unable to secure a new or amended Regulatory Approval by the end of such thirty-six (36)- month period and Parent provides written notice thereof to any of the Transferred Entities no later than sixty (60) days prior to the end of such thirty-six (36)-month period, then the date that is forty-eight (48) months after the Closing Date solely to the extent necessary for Parent to comply with such Regulatory Approval (such period, the “Parent Transition Period”), solely for use in connection with the Excluded Parent Businesses in the ordinary course consistent with the conduct of the Excluded Parent Businesses as of immediately prior to the Closing Date. Parent shall, and shall cause its Affiliates (excluding, for clarity, the Transferred Entities) and their respective sublicensees to, as soon as reasonably practicable, and in any event no later than the end of the Parent Transition Period, (A) transition from and phase-out use of the Danisco Marks, and (B) remove, strike over, or otherwise obliterate all Danisco Marks from all assets and other materials used or held for use in the Excluded Parent Businesses or otherwise owned by Parent or any of its Affiliates, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, Software and other materials and systems. Any use by Parent, its Affiliates (excluding, for clarity, the Transferred Entities), or their respective sublicensees of any of the Danisco Marks pursuant to this Section 5.26(e) is subject to their use of the Danisco Marks in all material respects in a form and manner, and with standards of quality, of that in effect for the Danisco Marks as of immediately prior to the Closing Date. Parent shall not, and shall cause its Affiliates and its and their respective sublicensees not to, use the Danisco Marks in any manner that may reflect negatively on the Danisco Marks or the Transferred Entities or their Affiliates. Effective as of and after the Closing, Parent shall indemnify, defend and hold harmless the Transferred Entities and their Affiliates and their respective directors, officers, agents, successors and representatives (the “Danisco Indemnified Parties”) from and against any and all Losses incurred or suffered by any of the Danisco Indemnified Parties, to the extent arising out of, relating to or resulting from the use by Parent, any of

130 its Affiliates or their respective sublicensees of the Danisco Marks licensed to Parent pursuant to this Section 5.26(e). (g) The foregoing license granted in Section 5.26(e)(ii) shall be exclusive in the Parent Exclusive Fields during the Parent Transition Period. Section 5.27 Migration. (a) As soon as reasonably practicable following the date hereof, and in any event no later than the Closing Date, Buyer shall provide to Parent a written migration plan (the “Draft Migration Plan”) concerning the migration of data, systems, networks and processes to wind down Buyer’s and its Affiliates’ (including, following the Closing, the Transferred Entities) receipt of services from Parent and its Affiliates under the Transition Services Agreement (which Draft Migration Plan shall include any reasonable input received from Parent pursuant to this Section 5.27). Parent shall use commercially reasonable efforts to (i) timely comment on the Draft Migration Plan; and (ii) provide reasonable information, to the extent reasonably requested by Buyer, about the services to be provided under the Transition Services Agreement as required for the planning of such migration, subject to any obligations of confidentiality. Each of Buyer and Parent shall designate at least one (1) representative to coordinate between the Parties as reasonably required with respect to the preparation of the Draft Migration Plan, and each Party’s designated representative shall use commercially reasonable efforts to be available to engage with the other Party’s designated representative on a reasonably regular basis as needed during the period prior to the Closing Date to facilitate the completion and approval thereof as soon as reasonably practicable following the date hereof. (b) The Draft Migration Plan shall become effective with the written approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed) on the later to occur of (i) the Closing Date and (ii) the date on which Parent provides such approval (such approved Draft Migration Plan, the “Migration Plan”); provided that either Party may propose changes to or revisions to the scope of the Migration Plan after its approval, which shall become effective upon the written approval of the other Party acting reasonably. (c) The Migration Plan shall include, among other things, the following with respect to Buyer’s and its Affiliates’ (including, following the Closing, the Transferred Entities) migration from the services provided by Parent and its Affiliates and responsibilities under the Transition Services Agreement, in each case to the extent applicable: (i) the phases of implementation; (ii) milestones; (iii) expected involvement from Parent and its Affiliates; (iv) service interdependency issues; (v) contingencies; (vi) test and acceptance criteria for determining whether the relevant activity has been completed; and (vii) developing plans to independently receive such services. (d) Notwithstanding anything to the contrary, Parent shall only have obligations under the Migration Plan if and to the extent reasonably necessary to enable the Transferred Entities to conduct the Business on a standalone basis following the Closing. Each of Buyer and Parent shall cooperate in good faith in the implementation of the Migration Plan in

131 accordance with its terms. Parent shall have no duties or obligations under this Section 5.27 until after the Closing, except that prior to the Closing, Parent shall use commercially reasonable efforts to undertake preparatory activities supporting the migration. To the extent Parent is requested to provide any services in connection with the Migration Plan that are not included in the Migration Plan, to the extent such services are not included in Exhibit B (Services Parent to the Company) or Exhibit A (Excluded Services) to the Transition Services Agreement on the date of such request, then such requested services shall be treated as requests for Out-of-Scope Services (as defined in the Transition Services Agreement and subject to Article III thereof). (e) Notwithstanding anything herein to the contrary, each Party shall be responsible for its own costs associated with drafting, reviewing, approving, supporting and performing under the Migration Plan (including any modifications thereto pursuant to Section 5.27(b)); provided that any ERP Costs in connection with this Section 5.27 are deemed Buyer Fees and Expenses. (f) Buyer will promptly reimburse Parent and its Subsidiaries upon the earlier of the valid termination of this Agreement and the Closing, for any reasonable and documented out-of-pocket costs or expenses (including out of pocket attorney’s fees and accounting expenses) incurred or otherwise payable by Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives in connection with any ERP Costs. Parent and its Subsidiaries shall obtain Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) prior to entering into any Contracts in respect of, or incurring, any ERP Costs. (g) Notwithstanding anything to the contrary in this Agreement, Parent shall, and shall cause its respective Affiliates, to reasonably cooperate with Buyer and Buyer’s consultants, at Buyer’s expense, in the creation of a dedicated cloned LP1 ERP instance on terms (including with respect to pricing, timing and project planning) to be negotiated and agreed by the Parties following the date hereof; provided that, in the event of a conflict between Parent’s separation obligations pursuant to this Agreement and Parent’s cooperation and support obligations under this Section 5.27, Parent’s separation obligations shall take priority and Parent shall not be required to take any action that would reasonably be expected to delay or impede the Closing. Such reasonable cooperation by Parent shall include providing reasonable access and support and directly undertaking such services as are reasonably agreed by the Parties. Any information shared pursuant to this Section 5.27 shall be subject to the confidentiality provisions set forth in Section 5.3. Neither Parent nor its affiliates shall be required to take any action pursuant to this Section that would reasonably be expected to (i) create material risk to the integrity, security or stability of their respective IT systems or (ii) interfere with their respective ongoing business activities. Section 5.28 Licenses. (a) Licenses to Parent. Effective as of the Closing Date, and subject to this Section 5.28, for the applicable term as set forth Section 5.28(d), the Transferred Entities hereby grant to Parent an irrevocable, royalty-free, fully paid-up, sublicensable (to the extent permitted in Section 5.28(c)), transferable (to the extent permitted in subject to

132 Section 5.28(e)), worldwide, non-exclusive license in, to and under the Transferred Entities Licensed IP for any and all uses solely in the field of the Excluded Parent Businesses and natural evolutions thereof that are not substantially different from the Excluded Parent Business; provided that, with respect to the Limited Production Strains, such license shall be limited to the field of non-live microorganism applications. (b) Limitations. (i) Except as expressly set forth otherwise in this Agreement, all rights and licenses granted by the Transferred Entities to Parent pursuant to this Section 5.28 are granted “as is” and without any representation or warranty of any kind. (ii) Except as expressly set forth in this Agreement or any other Acquisition Document, the Transferred Entities reserve their and their Affiliates’ rights in and to all Intellectual Property that is not expressly licensed pursuant to this Section 5.28. Without limiting the foregoing, this Agreement and the licenses and rights granted in this Section 5.28 do not, and shall not be construed to, confer any rights upon Parent or its Affiliates by implication, estoppel, or otherwise as to any of the Transferred Entities’ or their Affiliates’ Intellectual Property, except to the extent expressly set forth herein. (c) Sublicenses. Parent may not sublicense the licenses and rights granted under the licenses set forth in Section 5.28(a) other than (i) to its Affiliates (for clarity, only for so long as such entity is an Affiliate, and any sublicense to such entity shall terminate immediately and without further action upon such entity ceasing to be an Affiliate of Parent) and (ii) to third parties in the ordinary course of business, to the extent solely for the benefit of Parent or its Affiliates (and not for the independent use or benefit of any third party), in each case (the foregoing (i) and (ii)) through multiple tiers (each such Affiliate or third party, a “Sublicensee”). Each sublicense granted under the Transferred Entities Licensed IP shall be granted pursuant to an agreement which does not conflict with the terms of this Section 5.28. For clarity, granting a sublicense shall not relieve Parent of any obligations hereunder and Parent shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms of this Section 5.28 applicable to Parent. (d) License Term. The terms of the licenses and other grants of rights (and related obligations) under this Section 5.28 shall remain in effect (i) with respect to the Patents and Copyrights licensed hereunder, on a Patent-by-Patent and Copyright-by- Copyright basis, until expiration, invalidation or abandonment of such Patent or Copyright (as applicable), and (ii) with respect to all other Transferred Entities Licensed IP, in perpetuity. Each of the Parties acknowledges and agrees that the licenses granted hereunder (x) are irrevocable and (y) may not be terminated for any reason (even in the event of a material breach). (e) Transferability of Licenses. The license granted under this Section 5.28 may not be assigned, in whole or in part, by operation of Law or otherwise, by either Party without the prior written consent of the other Party (which consent may be granted or withheld in the Transferred Entities’ sole discretion); provided, however, that Parent may,

133 without the Transferred Entities’ consent, assign or transfer such licenses, in whole or in part, to (i) an Affiliate or (ii) in connection with the sale (whether by asset transaction, stock sale, merger or otherwise) to a third party of the part of its business to which such license relates; provided, further, that (x) Parent shall promptly notify the Transferred Entities in writing of any assignments it makes under this Section 5.28(e) and (y) in either case of (i) or (ii), the party to which the license is assigned shall agree in writing to be bound by the terms of this Section 5.28 as if named as a party hereto with respect to all or the portion of the license so assigned. This Section 5.28 will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any assignment of the rights, interests or obligations under this Section 5.28 shall not relieve the assignor of its obligations hereunder. Any purported assignment without such consent shall be null and void ab initio. If the Transferred Entities or any of their Affiliates assign any of the Transferred Entities Licensed IP, such assignment shall be subject to the license granted to such Intellectual Property under this Section 5.28 and the assignee of such Transferred Entities Licensed IP shall be deemed to assume the applicable obligations under this Section 5.28 automatically with respect thereto. (f) Disclaimer. For clarity, nothing in this Agreement shall be construed as requiring the securing or maintaining in force of any of the Transferred Entities’ Intellectual Property (including filing, prosecution or maintenance thereof) or the enforcement or defense thereof with respect to any actual or alleged infringement thereof or challenge thereto. Section 5.29 Challenge Strains Copy. The Parties acknowledge and agree that following the Closing, Parent shall have a copy of the Challenge Strains Collection and all data necessary or useful for Parent’s and its Affiliates’ use and exploitation thereof (the “Challenge Strains Copy”), and that the Challenge Strains Copy shall be the sole and exclusive property of Parent and its Affiliates. Effective as of the Closing Date, Buyer hereby grants to Parent an irrevocable, royalty- free, fully paid-up, sublicensable, transferable, worldwide, non-exclusive license in, to and under the Challenge Strains Collection and any Intellectual Property and data therein or related thereto. Without limiting any of Parent’s rights and remedies hereunder, in the event the Challenge Strains Copy is not made and delivered to Parent prior to the Closing, Buyer shall (i) promptly make and deliver the Challenge Strains Copy to Parent and (ii) enable Parent and its Affiliates to access and use the Challenge Strains Collection for any and all uses. For avoidance of doubt, Parent and its Affiliates shall have the right to use the Challenge Strains Copy for any and all uses, and the Transferred Entities shall have the right to use the Challenge Strains Collection for any and all uses. Section 5.30 Termination and Settlement of DPLTA. (a) Parent shall cause the domination and profit and loss transfer agreement between Danisco Deutschland GmbH (the “German Fiscal Parent”) and Walsroder CMC GmbH (the “German Company”) dated August 19, 2025 (the “DPLTA”) to be terminated no later than with effect as of the Closing Date. For that purpose, notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to change the fiscal year of the German Company and to take all steps necessary or beneficial to terminate the DPLTA as of the end of the respective fiscal year, or shortened fiscal year by mutual consent

134 or unilateral termination declaration (Kündigung), including to hold shareholder meetings, pass shareholder resolutions and request the consent of the tax authorities (the end of the day on which the DPLTA terminates, the “DPLTA Termination Date”; all documentation in relation to the DPLTA termination “DPLTA Termination Documentation”). Upon request by Buyer, Parent shall deliver (or cause to be delivered) to Buyer copies of the DPLTA Termination Documentation once available. (b) Within fifteen (15) Business Days after a DPLTA Financial Statements Approval Date (as defined below), (i) Buyer shall cause the German Company to (x) fulfill its respective obligation, if any, pursuant to Section 301 of the German Stock Corporation Act (“AktG”) or the respective provision in the DPLTA in respect of the DPLTA Period (as defined below) or any previous fiscal year (“Past Fiscal Year”) if not yet settled (each such profit transfer obligation of the German Company, a “DPLTA Company Liability”), and (y) pay the amount of the respective DPLTA Company Liability to the German Fiscal Parent in cash; or (ii) Parent shall cause the German Fiscal Parent to (x) fulfill its respective obligation, if any, pursuant to Section 302 AktG or the respective provision in the DPLTA in respect of the DPLTA Period or any Past Fiscal Year if not yet settled (each such loss compensation claim of the German Company, a “DPLTA Company Claim”) and (y) pay the amount of the respective DPLTA Company Claim to the German Company in cash, (the period ending on the DPLTA Termination Date “DPLTA Period”), as the case may be, and in each case of (i) or (ii), as determined based on the DPLTA Financial Statements (as defined below) or the Past Year DPLTA Financial Statements, as applicable. The settlement of all claims under the DPLTA shall be conducted exclusively in accordance with the provisions of this Section 5.30(b), and, for the avoidance of doubt, (A) none of the DPLTA Company Liabilities shall be treated as Closing Indebtedness, and (B) none of the DPLTA Company Claims shall be treated as Closing Cash in the calculation of the Closing Purchase Price. (c) In order to determine the DPLTA Company Liability or, as the case may be, the DPLTA Company Claim, Buyer shall cause the German Company, subject to the following sentence of this Section 5.30(c), to (w) prepare (aufstellen) or (in respect of the Past Fiscal Year, if applicable) complete the preparation, as soon as reasonably practical after the DPLTA Termination Date, the financial statements of the German Company for the DPLTA Period (such financial statements, the “DPLTA Financial Statements”) and, if applicable, the Past Fiscal Year (“Past Year DPLTA Financial Statements”), in each case pursuant to the German Commercial Code (Handelsgesetzbuch) and German generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung) in accordance with past practice (x) have such financial statements audited by the auditors that completed the most recent audit of the German Company, to the extent such audit is required under applicable Law, (y) approve (feststellen) such financial statements by a shareholder resolution of the German Company, and (z) provide Parent with copies of such approved financial statements of the German Company promptly thereafter (each date on which such financial statements have been approved, a “DPLTA Financial Statements

135 Approval Date”). From Closing, Buyer shall (i) keep Parent reasonably informed of the steps taken in connection with any of the foregoing, (ii) give Parent the opportunity to review and comment on the final draft of the DPLTA Financial Statements and, if applicable, Past Year DPLTA Financial Statements before they are submitted to the auditor (to the extent such audit is required under applicable Law), and (iii) procure that all reasonable comments on such final draft DPLTA Financial Statements and, if applicable, Past Year DPLTA Financial Statements provided by Parent be implemented and reflected unless such comments contradict applicable law or applicable accounting principles. (d) The Parties agree and shall procure that, unless applicable law and/or the preservation of the validity of the German fiscal unity (Organschaft) require otherwise, upon profit transfer by the German Company, or loss compensation by the German Fiscal Parent, pursuant to Section 5.30(b), all rights and obligations between the German Fiscal Parent and the German Company related to any profit transfer or loss compensation or any other claim under the DPLTA shall be finally settled and that the DPLTA Financial Statements, the Past Year DPLTA Financial Statements or any financial statements of the German Company as of any previous date shall not be challenged by Buyer or Parent or by or on behalf of the German Company or the German Fiscal Parent after the Closing Date. (e) With effect from the Closing Date, Buyer shall procure, and hereby guarantees, that the German Company will not assert any claims against the German Fiscal Parent, and Buyer shall indemnify and hold harmless the Parent Indemnified Parties (including the German Fiscal Parent) from and against (i) any obligation under Section 303 para. 1 AktG in connection with the termination of the DPLTA to provide security to creditors of the German Company, (ii) any obligation pursuant to Section 302 AktG or the relevant provision in the DPLTA or in connection with the DPLTA (other than the German Fiscal Parent’s obligation to fulfill the DPLTA Company Claim), or (iii) any Losses (including any Taxes and any other Tax-related disadvantages) caused by a violation of the covenants of Buyer or any of its Affiliates (including, after the Closing Date, the German Company) set forth in this Section 5.30. With effect from the Closing Date, Parent shall procure, and hereby guarantees, that the German Fiscal Parent and its Affiliates will not assert any claims against the German Company, and Parent shall indemnify and hold harmless the Buyer Indemnified Parties (including the German Company) from and against (i) any obligation pursuant to Section 301 AktG or the relevant provision in the DPLTA or in connection with the DPLTA (other than German Company’s obligation to fulfill the DPLTA Company Liability), and (ii) any Losses (including any Taxes and any other Tax- related disadvantages) caused by a violation of the covenants of Seller or any of its Affiliates set forth in this Section 5.30. (f) If and to the extent, after Closing, (i) the German Fiscal Parent is required to pay, or has paid, an amount to the German Company in fulfillment of any claim of the German Company under the DPLTA (e.g., in fulfillment of any DPLTA Company Claim or due to an amendment of any financial statements of the German Company for a period before Closing), Buyer shall promptly indemnify and reimburse Parent (or its designee) for such amount (such payment being deemed a retroactive increase of the Purchase Price); or

136 (ii) the German Company is required to pay, or has paid, an amount to the German Fiscal Parent in fulfillment of any liability of the German Company under the DPLTA (e.g., in fulfillment of any DPLTA Company Liability), Parent shall promptly indemnify and reimburse Buyer (or its designee) for such amount (such payment being deemed a retroactive decrease of the Purchase Price). For the avoidance of doubt, nothing in this Section 5.30 shall affect or limit the indemnification obligations of the Parties under Section 10.2 or Section 10.3. (g) The Parties acknowledge and agree that the DPLTA shall be performed in accordance with its contractual terms and the legal requirements (tatsächlich durchgeführt) based on the respective audited financial statements of the German Company (including the DPLTA Financial Statements) until and including the DPLTA Termination Date (including, for the avoidance of doubt, any previous fiscal year), with a view to ensure that the fiscal unity for German corporate income tax and trade tax purposes between the German Fiscal Parent and the German Company will not be adversely affected. The Parties shall take all reasonable actions which are required to ensure that such fiscal unity is and will remain recognized for the period until and including the DPLTA Termination Date. (h) In relation to any audits, adjustments, assessments, examinations or proceedings (whether judicial or administrative) for Pre-Closing Tax Periods which may affect the liability for Taxes of the German Fiscal Parent or any of its Affiliates after the Closing Date as a result of the fiscal unity (Organschaft) between the German Fiscal Parent and the German Company for German corporate income, trade tax or VAT purposes (a “Fiscal Unity Tax Audit”), Section 6.3 and Section 6.7 shall apply mutatis mutandis and Seller shall control any Fiscal Unity Tax Audit. (i) Notwithstanding anything to the contrary in this Agreement, any rights or claims of the Parties under this Section 5.30 shall not be subject to any limitations or cap under this Agreement. Section 5.31 Transition of the Business. Within ten (10) Business Days after the date of this Agreement, Buyer and Parent shall each appoint individuals to lead the coordination of their respective activities under the Transition Services Agreement and Site Services Agreement (each, a “Transition Manager”), and each Transition Manager shall be an individual with sufficient expertise and skill to provide input and information concerning matters relating to the provision or receipt of the services expressly identified and specified in the service level agreements to the Transition Services Agreement and Site Services Agreement (the “Transition Services”), as applicable. Each Transition Manager will (i) serve as the primary contact for any issues arising out of the preparation for the Transition Services Agreement and Site Services Agreement, and (ii) be primarily responsible for (A) general coordination of the preparation for the delivery of the Transition Services, and (B) keeping Buyer and Parent reasonably informed regarding the preparation for the performance of the Transition Services. The Transition Managers shall meet in person or by videoconference at least bi-weekly as needed (or such other frequency as Buyer and Parent may mutually agree in writing (email being sufficient)) to discuss and seek to resolve any such issues with the preparation for the Transition Services. Each of Buyer and Parent may replace its Transition Manager at any time by giving written notice (email being sufficient) thereof to the

137 other. If there is a vacancy at a Transition Manager position, whichever of Buyer or Parent has the vacancy shall give prompt notice to the other of such vacancy and shall have ten (10) Business Days to fill such vacancy. Section 5.32 Financing Cooperation. (a) From the date hereof until the Closing, Parent shall use its reasonable best efforts to provide, shall cause the Transferred Entities to use reasonable best efforts to provide, and shall use reasonable best efforts, and to the extent reasonably necessary, to cause each of their respective Representatives to use reasonable best efforts to provide, at Buyer Parent’s sole cost and expense, customary cooperation, to the extent reasonably requested by Buyer Parent in writing, necessary for the arrangement of the Debt Financing and, for the avoidance of doubt, in connection with any senior secured notes issued in lieu of all or a portion of the Debt Financing, including using reasonable best efforts to do the following: (i) causing appropriate members of senior management of the Business to participate in a reasonable number of lender marketing meetings, roadshows, presentations, due diligence sessions, drafting sessions and calls and sessions with prospective lenders, investors and ratings agencies, in each case, in connection with the Debt Financing and any senior secured notes issued in lieu of all or a portion of the Debt Financing, and with reasonable advance notice and at mutually agreed times and locations (it being understood that any such meetings may take place via videoconference or web conference at Parent’s option), (ii)(x) providing, at least four (4) Business Days prior to the Closing Date, all information regarding the Transferred Entities and the Business in connection with the Debt Financing and any senior secured notes issued in lieu of all or a portion of the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time), 31 C.F.R.§1010.230, in each case, as reasonably requested by Buyer Parent in writing at least nine (9) Business Days prior to the Closing Date and (y) furnishing Buyer Parent the Required Information and readily available historical financial information reasonably necessary to prepare pro forma financial information and customarily required for senior secured note issuances pursuant to a private placement under Rule 144A promulgated under the Securities Act, (iii) providing customary and reasonable assistance, including providing reasonable information and materials with respect to the Transferred Entities to Buyer Parent to be used in Buyer Parent’s preparation of customary lender and investor presentations and roadshows, rating agency presentations, bank information memoranda, offering memoranda or private placement memoranda and other customary offering documents for the Debt Financing and any issuance of senior secured notes in lieu of all or a portion of the Debt Financing (collectively, the “Debt Marketing Materials”), including (x) a “private” supplement to any such materials, (y) furnishing (A) information reasonably necessary to prepare risk factors, (B) records, data or other information necessary to support any statistical information or claims relating to the Transferred Entities or the Business appearing in the Debt Marketing Materials, to the extent such statistical information or claims are furnished by or based on statements of the Transferred Entities or the Business, and (C) executed certificates of the chief financial officer (or other comparable officer) of the Transferred Entities with respect to financial information included in the Debt Marketing Materials, to the extent reasonable and necessary, and

138 (z) customary authorization letters related thereto authorizing the distribution of information to prospective lenders and investors (including customary representations to the Financing Sources with respect to the absence of material non-public information in the public-side versions of documents and the absence of material misstatements or omissions); provided that any such information distributed (including any authorization letters) shall contain customary language which shall exculpate Parent and its Representatives and Affiliates with respect to any liability related to or responsibility for the contents of such information or related marketing materials by the recipients thereof, (iv) (x) causing the Transferred Entities’ management teams, with appropriate seniority and expertise, to assist in the preparation of the principal Definitive Agreements and (y) solely with respect to the obligors under the Definitive Agreements and those actions that may be taken by officers of the Transferred Entities, facilitating the execution and delivery at the Closing of the Definitive Agreements, including by requesting that the appropriate officers of the Transferred Entities be available upon reasonable notice to Buyer Parent and its counsel to sign the Definitive Agreements and related customary officer’s certificates, secretary’s certificates and perfection certificates (provided that each such document shall be held in escrow subject to the Closing and no obligations under any such document will take effect until the Closing) in anticipation of the Closing, to the extent customary and necessary for the Debt Financing, (v) to the extent required by the Debt Financing, reasonably facilitating the pledging, granting and perfection of security interests in, and otherwise granting of liens on, collateral of the Transferred Entities, effective no earlier than the Closing, (vi) causing the Transferred Entities to take all reasonable and customary corporate, limited liability company, partnership or other similar actions, as applicable, subject to the occurrence of the Closing, reasonably requested to permit the consummation of the Debt Financing or any senior secured notes issued in lieu of all or a portion of the Debt Financing, (vii) causing PricewaterhouseCoopers LLP to the extent financial statements audited or reviewed by such auditor are included in any offering memorandum to (x) consistent with the customary practice, furnish customary comfort letters (including customary “negative assurance” comfort and change period comfort, it being understood that monthly financial statements will not be separately prepared) and consents, together with drafts of such comfort letters that such independent auditors of the Transferred Entities and the Business are prepared to deliver upon “pricing” and “closing” of any issuance of senior secured notes in lieu of all or a portion of the Debt Financing, and deliver such comfort letters upon the “pricing” and “closing” of any such issuance of senior secured notes in lieu of all or a portion of the Debt Financing, with respect to financial information relating to the Transferred Entities and the Business, as necessary and customary, and (y) attend a reasonable number of accounting due diligence and drafting sessions and (viii) cooperating with the Financing Entities’ due diligence efforts, to the extent reasonable and customary; provided that nothing in this Agreement (including this Section 5.32) will require any such cooperation or action to the extent that it could (A) create an obligation to provide any financial statements other than the Required Information (and Parent’s obligation to deliver the Audited Financial Statements and the Unaudited Financial Statements (including the timing thereof) shall be governed solely by Section 5.9), (B) require Parent or any of its Affiliates or any of their respective Subsidiaries or officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other Representatives to pay (or agree to pay) any

139 commitment or other fee, make any other payment, provide (or agree to provide) any indemnities, reimburse any expenses or otherwise incur any liability or other obligation in connection with the Debt Financing, including under any certificate agreement, arrangement, document or instrument related thereto, (C) require Parent or any of its Affiliates or any of their respective Subsidiaries or any individual who is a member of the board of directors (or other similar governing body) of such entities to pass resolutions or consents to approve, or authorize the execution of, the Debt Financing or any Definitive Agreement related to the Debt Financing (other than with respect to the Transferred Entities only, any such resolutions or consents that (x) are passed by Persons who will continue as members of the board of directors (or other similar governing body) of the Transferred Entities after the occurrence of the Closing and (y) are subject to and conditioned upon, and do not become effective until, the occurrence of the Closing), (D) require Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to enter into, execute or deliver any Contract or other documentation (other than (1) the authorization letters referred to in clause (iii) of this Section 5.32(a)) and (2) with respect to the Transferred Entities only, any such documents that (x) are executed or delivered, as applicable, by Persons who will continue as officers or members of the board of directors (or other similar governing body) of the Transferred Entities after the occurrence of the Closing and (y) are subject to and conditioned upon, and do not become effective until, the occurrence of the Closing, (E) impose any actual or potential personal liability on the officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other Representatives of Parent, its Affiliates or its Subsidiaries, (F) unreasonably disrupt or interfere with the operation of the business of Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives, (G) cause any representation or warranty in this Agreement to be breached by Parent, its Affiliates or its Subsidiaries or require any waiver or amendment of the terms of this Agreement or any Contract to which Parent, its Subsidiaries or any of their respective Affiliates is a party, (H) conflict with or result in any violation of the organizational documents of Parent or its Subsidiaries or any of their respective Affiliates or any Law, (I) result in the contravention of, or result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which Parent, its Subsidiaries or any of their respective Affiliates is party or by which it is bound, (J) provide access to or disclose information that Parent or its Subsidiaries reasonably determines would jeopardize any attorney-client or similar privilege or protection of Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives, (K) require Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to provide any solvency or other similar certificate of its chief financial officer or similar Representative, (L) require Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to provide or prepare any projections, pro forma financial statements or other forward-looking financial information (M) require Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to provide or deliver or cause to be delivered any opinion of counsel of internal or external counsel, (N) require Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to change any of their respective fiscal periods, (O) require Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to provide or prepare consolidating and other financial statements and data that would be required by Rules 3-09, 3-10, 3-16, 13-01 and 13-02 of Regulation S-X under

140 the Securities Act or any segment information, and (P) require Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to cause any condition to the Closing to not be satisfied, cause any breach of this Agreement or waive or amend any terms of this Agreement. Notwithstanding anything to the contrary herein, the failure of Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives to comply with this Section 5.32 shall not give rise to the failure of a condition precedent set forth in Section 8.2(b) or termination right pursuant to Section 9.1(c) unless Buyer Parent’s failure to obtain the Debt Financing or issue any senior secured notes as part of or in lieu of all or a portion of the Debt Financing was due solely to the material breach of the obligations of Parent to comply with its obligations under this Section 5.32 (after notice and opportunity to cure). Unless otherwise agreed by Parent in writing or as otherwise permitted under clause (c) below, all non-public or other confidential information provided by Parent or the Transferred Entities to Buyer Parent and its Affiliates pursuant to this Section 5.32(a) shall be kept confidential in accordance with the Non-Disclosure Agreement. (b) Parent and the Transferred Entities hereby consent to the reasonable and customary use of their logos in connection with the Debt Financing and any senior secured notes issued in lieu of all or a portion of the Debt Financing prior to the Closing Date; provided that such logos are used solely in a manner that is not intended or reasonably likely to (i) harm or disparage Parent or its Subsidiaries or their reputation, goodwill or marks, (ii) otherwise materially adversely affect Parent or any of its Subsidiaries or (iii) in any manner, violate any existing contractual obligations of Parent or any of its Subsidiaries. (c) Notwithstanding any other provision set forth herein or in any other agreement between Parent and Buyer Parent (or their respective Affiliates), Parent and the Transferred Entities agree that Buyer Parent and its Affiliates may share any confidential information with respect to Parent, the Transferred Entities and the Business with (i) any Financing Sources, and that Buyer Parent and their respective Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts with respect to the Debt Financing and any senior secured notes issued in lieu of all or a portion of the Debt Financing and (ii) rating agencies, direct or indirect bona fide contractual counterparties to any swap or derivative transaction and accountants, in each case as may be customary, in connection with the Debt Financing and, with respect to clause (ii), to the extent permitted under the Debt Commitment Letter; provided that the recipients of such information and any other confidential information contemplated to be provided by Parent and the Transferred Entities or any of their respective Affiliates pursuant to this Section 5.32 agree to customary confidentiality arrangements consistent with market practice or otherwise reasonably satisfactory to Parent, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books. (d) Buyer Parent will (i) promptly reimburse Parent and its Subsidiaries upon the earlier of the valid termination of the Agreement and the Closing for any reasonable and documented out-of-pocket costs or expenses (including out-of-pocket attorney’s fees and accounting expenses) incurred or otherwise payable by Parent or any of its Affiliates or any of their respective Subsidiaries or Representatives in connection with their

141 cooperation or efforts pursuant to this Section 5.32 and (ii) indemnify, defend and hold harmless Parent and its Affiliates and their respective Subsidiaries and Representatives, and the successors and assigns of each of the foregoing Persons from and against any and all liabilities, losses, damages, claims, costs, expenses (including out-of-pocket attorney’s fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the cooperation or efforts pursuant to this Section 5.32 or otherwise in complying with their obligations in connection with the arrangement of the Debt Financing and any senior secured notes issued in lieu of all or a portion of the Debt Financing (including actions taken in accordance with this Section 5.32) or any information used or misused in connection therewith, except to the extent that any of the foregoing arises from the bad faith, gross negligence, material breach or willful misconduct of Parent or its Subsidiaries, in each case, as determined by a court of competent jurisdiction in a final and non- appealable decision. (e) The Parties hereto acknowledge and agree that the provisions contained in this Section 5.32 represent the sole obligation of Parent and its Affiliates and any of their respective Subsidiaries or Representatives with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing and any senior secured notes issued in lieu of all or a portion of the Debt Financing) to be obtained by Buyer Parent with respect to the transactions contemplated by this Agreement (including the Debt Financing Commitment), and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Debt Financing Commitment shall be deemed to expand or modify such obligations. Section 5.33 Financing Obligation. (a) Buyer Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions in the Financing Commitments on a timely basis but in any event prior to the Closing Date, including (i) complying with its obligations under the Financing Commitments, (ii) maintaining in effect the Financing Commitments and the definitive financing agreements related to the Financing (the “Definitive Agreements”) in accordance with the terms and conditions thereof, (iii) negotiating, entering into and delivering the Definitive Agreements on a timely basis on terms and conditions (including the flex provisions contained in the Debt Financing Commitment) contained in the Financing Commitments and without any Prohibited Modification, (iv) satisfying on a timely basis all conditions applicable to Buyer Parent and/or its Subsidiaries contained in the Financing Commitments and the Definitive Agreements within their control, including the payment of any commitment, engagement or placement fees required as a condition to the Financing, (v) enforcing all of its rights under the Financing Commitments and the Definitive Agreements and (vi) consummating, and obtaining the proceeds of, the Financing at or prior to the Closing in the amount necessary to fund the Required Amount (taking into account the proceeds of the Financings then available). Buyer Parent shall keep Parent reasonably informed on a current and timely basis and in reasonable detail of the status of its efforts to obtain the Financing (including, upon reasonable request, providing Parent with copies of all Definitive Agreements and other documents related to the Financing) and

142 of developments concerning the timing of the closing of the Financing. Without limiting the generality of the foregoing, Buyer Parent shall give Parent prompt written notice (A) of any actual or threatened violation, breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any violation, breach or default) by any party to the Financing Commitments or any Definitive Agreement or any termination of the Financing Commitments or any Definitive Agreement, (B) of any actual or threatened reduction, withdrawal, repudiation or termination of the Financing by any party to the Financing Commitments or (C) if at any time for any reason Buyer Parent has determined in good faith that it will not be able to obtain all or any portion of the Financing in the amount necessary to fund the Required Amount (taking into account the proceeds of the Financings then available) on the terms, in the manner or from the sources contemplated by the Financing Commitments or any Definitive Agreement. As soon as reasonably practicable, but in any event within two (2) Business Days following delivery by Parent to Buyer Parent of written request therefor, Buyer Parent shall provide any information reasonably requested by Parent relating to any circumstance referred to in clauses (A) through (C) of the immediately preceding sentence. (b) Buyer Parent shall not, without the prior written consent of Parent: (i) amend, modify, supplement or waive any of the conditions to funding contained in the Financing Commitments or any Definitive Agreement or any other provision of, or remedies under, the Financing Commitments or any Definitive Agreement or replace all or any portion of the Financing, in each case, to the extent such amendment, modification, supplement, replacement or waiver would reasonably be expected to have the effect of (A) reducing the amount of the Financing, (B) adding new or additional conditions or amending, modifying, supplementing or waiving any of the existing conditions to the Financing, (C) preventing, delaying or impeding the Closing or making the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (D) adversely affecting the ability of Buyer Parent to enforce its rights against the other parties to the Financing Commitments or the Definitive Agreements (the effects described in clauses (A) through (D), collectively, the “Prohibited Modification”); or (ii) terminate the Financing Commitments or any Definitive Agreement; provided, however, subject to compliance with the other provisions of this Section 5.33, Buyer Parent may (A) amend, modify, supplement or waive any provision of the Debt Commitment Letter to add Financing Sources that have not executed the Debt Commitment Letter as of the date hereof or (B) amend the Definitive Agreements related to the Debt Financing to implement any flex provisions contained in the Debt Financing Commitment. Buyer Parent shall promptly deliver to Parent copies of any such amendment, modification, supplement, replacement or waiver. In the event Buyer Parent amends, modifies, supplements, replaces or waives the Financing Commitments or any Definitive Agreement in accordance with this Section 5.33, references to “Debt Financing,” “Equity Financing,” “Financing,” “Financing Sources,” “Definitive Agreements,” “Debt Financing Commitment,” “Equity Financing Commitment” and “Financing Commitments” (and other like terms in this Agreement) as used in this Agreement shall be deemed to refer to the Financing as so amended, modified, supplemented, replaced or waived. In the event all conditions to the Financing Commitments have been satisfied (or waived) and all of the conditions set forth in Section 8.1 and Section 8.2 (not including conditions which are to be satisfied by the delivery of documents, or taking of any other action, at the Closing by any Party) have

143 been satisfied (or waived), Buyer Parent shall use its reasonable best efforts to cause the Financing Sources and the Equity Investors to fund the Financing for purposes of consummating the transactions contemplated by this Agreement in an amount not less than the Required Amount (taking into account the proceeds of the Financings then available). (c) If all or any portion of the Financing becomes unavailable for any reason Buyer Parent shall (i) notify Parent in writing of such event and the reasons giving rise to such event, as promptly as practicable following the occurrence of such event, (ii) use reasonable best efforts, and cause each of its Subsidiaries to use reasonable best efforts, to arrange and obtain, as promptly as possible following the occurrence of such event, alternative financing for any such unavailable portion of the Financing from the same or alternative sources to the extent such unavailable portion of the Financing is necessary to fund the Required Amount (taking into account the proceeds of the Financing then available), (A) in an amount sufficient, when added to any portion of the Financing that is and will be available to pay in cash the Required Amount (taking into account the proceeds of the Financings then available) and (B) on terms no less favorable to Buyer Parent than the Financing Commitments as of the date hereof which are the subject of such replacement (in the case of the Debt Financing, taking into account any flex provisions contained in the Debt Financing Commitment), (C) containing conditions that (x) are not more onerous to Buyer Parent than those conditions contained in the Financing Commitments as of the date hereof which are the subject of such replacement and (y) could not reasonably be expected to delay the Closing and (D) which does not contain any Prohibited Modification (any such alternative financing, the “Alternative Financing”) and (iii) obtain a new commitment letter (together with its related term sheets and fee letters, the “Alternative Financing Commitment”) or a new definitive agreement with respect thereto that provides for such Alternative Financing. In the event Buyer Parent obtains Alternative Financing in accordance with this Section 5.33, applicable references to “Debt Financing,” “Equity Financing,” “Financing Sources,” and “Definitive Agreements” (and other like terms in this Agreement) as used in this Agreement shall be deemed to include any Alternative Financing in replacement of the Financing that is the subject of such replacement (and consequently the term “Financing” shall include any available portion of the then-existing Financing and the Alternative Financing), and the term “Financing Commitments” as used in this Agreement shall be deemed to include any Alternative Financing Commitment. (d) Each of Buyer and Buyer Parent expressly acknowledges and agrees that (i) obtaining the Financing is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, Buyer and Buyer Parent’s obligations hereunder are not conditioned in any manner upon Buyer Parent obtaining the Financing, or any other financing. Section 5.34 PLR Inventory. Buyer shall, at Closing, pay to Parent an amount equal to the value of any inventory that exists immediately prior to the Closing produced by Parent or any of its Affiliates (including the Transferred Entities) as reasonably determined by Parent to provide such inventory to the Business following the Closing until Buyer or its Affiliates (including the Transferred Entities) have the Permits necessary to produce such inventory (such inventory, the “PLR Inventory”); provided that, for purposes of the payment at Closing, in no event shall the amount paid by Buyer exceed $10,000,000.

144 Section 5.35 Post-Closing Payments. Within sixty (60) days following the Closing, Buyer shall pay to Parent each of: the amount by which (a) Closing Cash exceeds $250,000,000, if any and (b) the value of the PLR Inventory exceeds $10,000,000, if any. Section 5.36 Restructuring Covenant. Prior to Closing, Buyer, Buyer Parent, and their Affiliates shall and shall cause their Affiliates to, take all actions to cause Buyer, Buyer Parent, and the entities shown on Section 5.36 of the Parent Disclosure Schedule (the “Rollover Disclosure Schedule”) to be in the structure and with the relevant relationships, jurisdictions of organization, and U.S. federal income tax classifications, depicted on the Rollover Disclosure Schedule, including, if necessary, by the formation of entities, the transfer of entities, or any other action. At Closing, Buyer, Buyer Parent and their Affiliates (including any entities reflected on the Rollover Disclosure Schedule), shall, and shall cause their Affiliates to, take all actions necessary to cause (a) the entity identified on the Rollover Disclosure Schedule as the “Rollover Entity” (the “Rollover Entity”) to issue an amount of its membership interests with a value equal to the Rollover Amount (the “Rollover Membership Interests”) to an applicable Equity Seller (as reasonably identified by Parent) in exchange for a portion of the interests in Danisco LLC in a transaction described in Section 721 of the Code (the “Rollover Transferred Equity Interests”), and (b) the Rollover Entity to contribute the Rollover Transferred Equity Interests down the chain to the entity identified as Buyer on the Rollover Disclosure Schedule in a series of transactions either disregarded for U.S. federal income tax purposes, or qualifying as transfers described in Section 351 of the Code, for U.S. federal income tax purposes. Immediately following the issuance set forth in clause (a) of the preceding sentence, such applicable Equity Seller will be the owner of the Rollover Membership Interests free and clear of all Liens (other than Liens under securities Laws or under the definitive agreement in respect of the Governance Term Sheet). Notwithstanding the foregoing, Buyer may modify the Rollover Disclosure Schedule, provided that Parent’s prior written consent (which consent shall not be unreasonably withheld) shall be required for any modifications that would reasonably be expected to be material and adverse to Parent or its Affiliates (other than the Transferred Entities). ARTICLE VI CERTAIN TAX MATTERS Section 6.1 Tax Indemnification by Parent. (a) Effective as of and after the Closing, Parent shall pay or cause to be paid, and shall indemnify Buyer and its Affiliates (collectively, the “Buyer Tax Indemnified Parties”) and hold each Buyer Tax Indemnified Party harmless from and against any liability for (1) Restructuring Taxes and (2) Seller Taxes (collectively, “Indemnified Taxes”). This Article VI shall survive until ninety (90) days after the expiration of the applicable statute of limitations. (b) To assert a claim for indemnification pursuant to this Section 6.1 and in accordance with the procedures set forth in Section 6.3(b), a Buyer Tax Indemnified Party shall deliver to Parent a certificate signed by an officer of Buyer (a “Claim Certificate”): (i) stating that (A) a Buyer Tax Indemnified Party has incurred Indemnified Taxes that become due and payable in a given taxable year or (B) in accordance with Section 6.3(b),

145 such Tax Claim is being paid, or is otherwise necessary or advisable to pay in order to contest the Tax Claim or are necessary or advisable to pay in order to contest a Tax Claim, (ii) stating the amount of such Indemnified Taxes; and (iii) describing in reasonable detail the Indemnified Taxes. If Parent objects in writing to any claim by the Buyer Tax Indemnified Party made in a Claim Certificate, Buyer and Parent shall attempt in good faith to resolve such objection. Parent shall make any indemnification payment pursuant to this Section 6.1 to the Buyer Tax Indemnified Party using immediately available funds by wire transfer to an account designated in writing by the Buyer Tax Indemnified Party. Section 6.2 Tax Returns. (a) Following the Closing, Parent shall, at its sole cost and expense, be responsible for preparing or causing to be prepared (i) any combined, consolidated, unitary or similar Tax Return that includes any member of the Parent Group, on the one hand, and any of the Transferred Entities, on the other hand (a “Parent Combined Tax Return”) and (ii) any Tax Return (other than any Parent Combined Tax Return) that is required to be filed by or with respect to any of the Transferred Entities for any taxable period that ends on or before the Closing Date that reflects Indemnified Taxes or a transaction pursuant to the Pre-Closing Reorganization (a “Pre-Closing Tax Return”). All Pre-Closing Tax Returns (other than Parent Combined Tax Returns) shall be prepared in a manner consistent with past practices of the relevant Transferred Entity or its predecessor (or of Parent with respect to such Transferred Entity or its predecessor, as the case may be) except as otherwise at least “more likely than not” required by applicable Law, and consistent with the tax treatment for the transactions undertaken pursuant to the Pre-Closing Reorganization (except as required by a “determination” (if any) within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or non-U.S. Tax Law). In the case of Pre- Closing Tax Returns (but not Parent Combined Tax Returns) relating to Income Taxes or other material Taxes that are required to be filed after Closing, Parent shall provide drafts of such Pre-Closing Tax Returns to Buyer for its review and approval (such approval not to be unreasonably withheld, conditioned, or delayed) no less than five ten (10) days prior to the due date (including extensions) for timely filing of such Pre-Closing Tax Returns (or if the due date is within ten (10) days of the Closing Date, as promptly as practicable after the Closing Date). With respect to any draft of such Pre-Closing Tax Returns, Parent shall consider in good faith any reasonable comments from Buyer, but shall not be obligated to accept such comments. (b) Except for any Tax Return required to be prepared by Parent pursuant to Section 6.2(a), following the Closing, Buyer shall prepare and timely file or cause to be prepared and timely filed, all Tax Returns with respect to the Transferred Entities. In the case of any such Tax Return for a Straddle Period which reflects Indemnified Taxes or a transaction pursuant to the Pre-Closing Reorganization (a “Straddle Period Tax Return”), Buyer shall prepare or cause to be prepared such Straddle Period Tax Return in a manner consistent with past practices of the relevant Transferred Entity or its predecessor (or of Parent with respect to such Transferred Entity or its predecessor, as the case may be) except as otherwise at least “more likely than not” required by applicable Law, and consistent with the tax treatment for the transactions undertaken pursuant to the Pre-Closing Reorganization. Buyer shall deliver to Parent for its review and approval (such approval

146 not to be unreasonably withheld, conditioned, or delayed) a draft copy of any Straddle Period Tax Return relating to Income Taxes or other material Taxes at least ten (10) days prior to the due date (including extensions) for timely filing of such Straddle Period Tax Returns (or if the due date is within ten (10) days of the Closing Date, as promptly as practicable after the Closing Date); provided that if Parent does not provide a written notice of objection to any such Straddle Period Tax Return within five (5) days of (or if the due date is within five (5) days of the Closing Date, as promptly as practicable after) Parent’s receipt of such Straddle Period Tax Return, then Parent shall be deemed to have approved such Straddle Period Tax Return. (c) Notwithstanding anything to the contrary in Section 6.2(a) or Section 6.2(b), Buyer shall be entitled to file or cause to be filed any Pre-Closing Tax Returns relating to Income Taxes or other Taxes that are required to be filed after Closing and Straddle Period Tax Returns, in each case, by the due date for such Pre-Closing Tax Returns or Straddle Period Tax Return; provided that if Buyer or Parent does not approve (or is not deemed to have approved) any such Pre-Closing Tax Returns or Straddle Period Tax Return pursuant to Section 6.2(a) or Section 6.2(b), respectively, by such due date, then the Parties shall cooperate in good faith to resolve any such dispute and, upon the resolution of such dispute, Buyer shall amend such Pre-Closing Tax Returns or Straddle Period Tax Returns, as applicable, in accordance with the Parties’ resolution; provided, further, that if Buyer files or causes to be filed any such Straddle Period Tax Return prior to Parent approving (or being deemed to approve) such Straddle Period Tax Return, Parent shall only be required to indemnify Buyer for the amount of Indemnified Taxes with respect to such Straddle Period Tax Return agreed by Parent, until such dispute is resolved. (d) Notwithstanding anything to contrary in this Agreement or any governance documents, Parent and Buyer agree to take (or cause to be taken) (i) all steps such that the election under Section 754 of the Code (and any similar elections available under applicable Tax Law) with respect to the Transferred Entities and (ii) commercially reasonable efforts such that the election under Section 754 of the Code (and any similar elections available under applicable Tax Law) with respect to the Transferred Joint Ventures, in each case, that are treated as a partnership for U.S. federal income tax purposes, will be made, or will be in effect for, and apply to, the transactions contemplated by this Agreement, including with respect to the Pre-Closing Reorganization. Section 6.3 Tax Contests. (a) If a claim shall be made by any Taxing Authority, that, if successful, could reasonably be expected to result in a payment by Parent to Buyer under Section 6.1 for Indemnified Taxes or a payment by Buyer to Parent under Section 6.5(b), the Party against which such claim is made shall promptly notify the other Party in writing (a “Tax Notice”) of such claim (a “Tax Claim”); provided, however, that the failure to provide such Tax Notice shall not release Parent from any of its obligations under Section 6.1 or Buyer from its obligations under Section 6.5(b) except and solely to the extent Parent or Buyer, as applicable, is materially prejudiced by such failure.

147 (b) With respect to any Tax Claim for any (i) Tax period ending on or prior to the Closing Date and (ii) Straddle Period where the majority of the Taxes for such Straddle Period are allocable to Parent under the principles of Section 6.4 (each, a “Pre-Closing Tax Claim”), Parent shall, at its sole cost and expense, have the right to control and conduct, or cause its designee to control and conduct, all proceedings and negotiations in connection with such Pre-Closing Tax Claim (including selection of counsel; provided that, an election under Section 6226 of the Code (or any corresponding or similar election under state or local income Tax Law) with respect to any adjustments made by the IRS or applicable state or local taxing authority to any item of income, gain, loss, deduction or credit of a Transferred Subsidiary that is a partnership for U.S. federal (and applicable state and local) income tax purposes shall be mandatory), and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Pre-Closing Tax Claim in any permissible manner; provided that if Parent elects, in its sole discretion, to control and conduct the proceedings and negotiations in connection with any Pre-Closing Tax Claim, Parent shall notify Buyer in writing of its intention to control and conduct the proceedings and negotiations in connection with such Pre-Closing Tax Claim; provided, further, that if Parent chooses to sue for a refund then it shall first indemnify the Buyer Tax Indemnified Parties for the amount of Indemnified Taxes paid, and any subsequent refund of such Taxes shall be paid over to Parent. Buyer or its designee shall have the right to participate, at its own expense, in such proceedings and negotiations (including with counsel of its choice) in connection with any Pre-Closing Tax Claim that Parent timely and properly elects to conduct and control pursuant to this Section 6.3(b) and Parent shall keep Buyer reasonably informed and reasonably cooperate with Buyer and its accountants and other representatives in connection with such participation; provided that Parent shall not settle or abandon any Pre-Closing Tax Claim (other than with respect to any Tax Return of a consolidated, combined, unitary or similar group that includes any member of the Parent Group (including any Parent Combined Tax Return)) without Buyer’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent the settlement or abandonment of any such Pre-Closing Tax Claim could reasonably be expected to adversely affect the Tax Liability of Buyer or any of its Affiliates (including, after the Closing, the Transferred Entities and the Transferred Joint Ventures) in a Post-Closing Tax Period or give rise to an indemnity obligation under Section 6.5(b). In the case of any proceedings and negotiations in connection with any Pre- Closing Tax Claim that Parent does not elect to control and conduct pursuant to this Section 6.3(b) or in connection with any Tax Claim for any Straddle Period (other than a Pre-Closing Tax Claim), Buyer may control and conduct, or cause its designee to control and conduct, such proceedings and negotiations in any permissible manner, and Parent shall have the right to participate, at its own expense, in such proceedings and negotiations (including with counsel of its choice) and Buyer shall keep Parent fully informed (including by sharing any correspondence with any Taxing Authority with Parent) and reasonably cooperate with Parent and its accountants and other representatives in connection with such participation; provided that Buyer shall not settle or abandon any such Tax Claim without Parent’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). (c) Notwithstanding anything to the contrary in this Agreement, Parent shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates

148 shall be entitled to participate in, any Tax Claim with respect to (i) any Tax Return of Parent or a member of a Parent Group; and (ii) any Tax Return of a consolidated, combined, unitary or similar group that includes any member of the Parent Group (including any Parent Combined Tax Return); provided that Parent shall not settle or abandon any such Tax Claim without Buyer’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent the settlement of any such Tax Claim could reasonably be expected to give rise to an indemnity obligation under Section 6.5(b). Section 6.4 Straddle Period. (a) To the extent permitted or required by applicable Law, the taxable year of each of the Transferred Entities and Transferred Joint Ventures that includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent not permitted or required by applicable Law, for all purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date, and the taxable year of any other partnership, pass-through entity or “controlled foreign corporation” within the meaning of Section 957 of the Code that any Transferred Entity or Transferred Joint Venture owns, directly or indirectly, shall be deemed to end at the end of the Closing Date for such purposes; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period. (b) Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that all items of Income Tax deductions or other Tax assets relating to any Closing Transaction Expenses shall be allocated, to the extent at least “more likely than not” permitted by Law, to the taxable year ending on the Closing Date and treated as allocable to, and a Tax item arising in, a Pre-Closing Tax Period (“Transaction Tax Deductions”), and the Parties shall not take any position inconsistent with such treatment (except as required by a “determination” (if any) within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or non-U.S. Tax Law). Section 6.5 Post-Closing Actions. (a) After the Closing, other than (1) as otherwise permitted under this Article VI or (2) pursuant to the transactions contemplated by this Agreement, neither Buyer nor any of its Affiliates shall, or shall cause or permit any of the Transferred Entities to, (i) amend, re-file or otherwise modify any Tax Return of any Transferred Entity, (ii) make, change or revoke any Tax election, or (iii) initiate any voluntary disclosure program or similar program with any Governmental Entity in respect of Taxes or Tax Returns of a Transferred Entity, in each case for clauses (i) through (iii), that would have a

149 retroactive effect to any taxable period ending on or prior to the Closing Date, and which could reasonably be expected to increase the Tax Liability of Parent or any of its Affiliates (for the avoidance of doubt, not including the Transferred Entities) without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. (b) Neither Buyer nor any of its Affiliates shall, or shall cause or permit any Transferred Entities to, undertake any action that is in violation of the restrictions set forth in Section 6.5(b) of the Parent Disclosure Schedule with respect to the transactions listed therein (the “Specified Restructuring Transactions”) or file any Tax Return inconsistent with the tax treatment of the Specified Restructuring Transactions or the tax treatment of any transaction undertaken pursuant to the Pre-Closing Reorganization (except as required by a “determination” (if any) within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or non-U.S. Tax Law); provided that Parent shall reasonably cooperate and provide Buyer with such documentation and support necessary to allow Buyer to file or cause to be filed all such Tax Returns. If a violation by Buyer or its Affiliates of this Section 6.5(b) results in any Taxes imposed on Parent or its Affiliates with respect to the Specified Restructuring Transactions, Buyer shall indemnify Parent for such Taxes; provided that Buyer shall have no such indemnification obligation with respect to actions that occur after the expiration of the applicable statute of limitations with respect to each respective transaction listed on Section 6.5(b) of the Parent Disclosure Schedule. To the extent any Tax Claim asserts Taxes that are or may be indemnified under this Section 6.5(b), Buyer shall be entitled to the same rights with respect to such Tax Claim as Parent is entitled pursuant to Section 6.3(b) with respect to a “Pre-Closing Tax Claim”, mutatis mutandis. Section 6.6 Transfer Taxes and VAT. (a) All Transfer Taxes payable as a result of the Acquisition (or payable in respect, or as a result of, the entering into, performance or completion of this Agreement) shall be borne by Buyer when due, and Buyer shall, at its own expense, file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and fees, provided that if the value ultimately determined pursuant to Section 2.5 of this Agreement for any Transferred Entity or Transferred Joint Venture or asset set forth on Section 6.6 of the Parent Disclosure Schedule exceeds the threshold value for such Transferred Entity or Transferred Joint Venture or asset, set forth on Section 6.6 of the Parent Disclosure Schedule, any Transfer Taxes imposed as a result of such excess hall be borne one half (1/2) by Buyer and one half (1/2) by Parent. All Transfer Taxes imposed on transactions undertaken pursuant to the Pre-Closing Reorganization shall be borne by Parent when due, and Parent shall, at its own expense, file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and fees. Each of the Parties shall cooperate on a reasonable basis in connection with the preparation and filing of all Tax Returns and other documentation with respect to, and the payment of, any such Transfer Taxes, including joining (or causing any applicable Affiliate to join) in the execution of any such Tax Returns and other documentation. If one Party incurs Transfer Taxes that are the responsibility of another Party pursuant to this

150 Section 6.6, the Party responsible for such Transfer Taxes shall indemnify the other Party for such Transfer Taxes. (b) Except as otherwise provided in this Section 6.6(b), the consideration for the transfer of the Equity Interests is exclusive of any applicable VAT. If any VAT is chargeable in connection with the transactions contemplated under this Agreement and Parent (or any of its Affiliates) is the VAT-taxpayer required to account to the relevant Taxing Authority for such VAT, then Buyer (or the relevant Buyer designee) shall pay to Parent (or the relevant Affiliate of Parent) the amount of such VAT in addition to the consideration at the Closing unless and to the extent the VAT is caused by a non-compliance of Parent (or the relevant Affiliate of Parent) not to waive any VAT exemption. Parent (or its relevant Affiliate, as applicable) shall issue to Buyer (or the relevant Buyer designee) a VAT invoice in respect of such VAT and such VAT invoice shall be prepared in compliance with applicable VAT Law. If any VAT is chargeable on any supply or service by Parent (or any of its Affiliates), and Buyer (or any of its Buyer designee) is the VAT-taxpayer required to account to the relevant Taxing Authority for such VAT, then such VAT shall be borne exclusively by Buyer and the relevant Buyer designees. Neither Parent nor any of its Affiliates shall waive any VAT exemption in relation to the transfer of the Equity Interests. (c) The Parties agree that the following principles shall apply with respect to Section 6.6(b) and that the Parties shall cooperate in good faith to ensure, to the extent in compliance with applicable VAT Law, that the economic results to both Parties are in accordance with these principles: (i) input VAT and output VAT and VAT payments and VAT recoveries should be matched up such that neither Party bears the cost of any VAT that would be recoverable by either Party; and (ii) the Parties shall cooperate to obtain the maximum VAT recoveries possible. (d) For the avoidance of doubt and irrespective of any other provision under this Agreement, this Agreement shall not provide (i) a direct claim or right to request any transfer of German Real Property (unmittelbarer Anspruch auf Grundstücksübereignung), or (ii) a direct claim or right to request any transfer of shares or interests in an entity directly or indirectly holding German Real Property. Parent and Buyer shall reasonably cooperate in connection with the proper and timely preparation and filing of notifications for German real estate Transfer Tax purposes (including, for the avoidance of doubt, any precautionary filings). Parent and Buyer shall cause the respective entities to file notifications for German real estate Transfer Tax purposes in compliance with applicable Laws and within the statutory filing periods. Section 6.7 Tax Cooperation. Each of Parent and Buyer shall reasonably cooperate, as and to the extent reasonably requested by the other Party and at the requesting Party’s expense, in connection with: (a) the preparation and filing of Tax Returns, (b) the conduct of any Tax audit or other Proceeding relating to Taxes of the Transferred Entities, and (c) the matter(s) set forth on Section 6.8(a) of the Parent Disclosure Schedule. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

151 Section 6.8 Refunds, Credits and Carrybacks. (a) Except to the extent (1) specifically taken into account in the calculation of Closing Net Working Capital or Closing Indebtedness (in each case, as finally determined pursuant to Section 2.3) (2) relating to any Taxes which Buyer bore pursuant to Section 6.5(b), or (3) arising as the result of a carryback of a loss or other Tax Benefit from a Post- Closing Tax Period of the Transferred Entities, Parent shall be entitled to any refunds (or credits in lieu thereof, and including the recovery or offset of any VAT paid prior to Closing recovered or offset against VAT collected following the Closing) of any Taxes (including any overpayments related thereto): (i) that are Indemnified Taxes, (ii) which Parent bore pursuant to Section 6.6(b) or (iii) in connection with the matter(s) set forth on Section 6.8(a) of the Parent Disclosure Schedule (provided that the Tax required to be paid with respect to such mutual proceedings have been remitted to the appropriate Taxing Authority), in each case, on an “as and when realized” basis (collectively, “Parent Tax Refunds”). Buyer shall be entitled to any refunds of or credits for any Taxes of the Transferred Entities other than Parent Tax Refunds. Any Parent Tax Refunds relating to any Straddle Period shall be equitably apportioned between Parent and Buyer in accordance with the principles set forth in Section 6.4. If any Tax Claim for which Parent has indemnified a Buyer Indemnified Party creates an entitlement or potential entitlement of any Transferred Entity to a refund (or credit in lieu thereof) of any Taxes or entitlement to file a claim pursuant to a mutual agreement proceeding for any refund, reduction, credit or other Tax Benefit, at the request of Parent, Buyer, at Parent’s sole cost and expense, shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to claim such refund (or credit in lieu thereof), including through the filing of amended Tax Returns, commencement of a competent authority proceeding, mutual agreement procedures, or other similar Tax Proceeding, or otherwise. Parent shall be entitled to any such refund (or credits in lieu thereof) of Taxes. Parent shall have the right to conduct, continue and/or initiate any Tax Proceeding (including any mutual agreement proceeding or similar proceeding, regardless of whether described in Section 6.8(a) of the Seller Disclosure Schedule) seeking any refund (or application of a credit in lieu thereof) in connection with the matters set forth on Section 6.8(a) of the Parent Disclosure Schedule, and Buyer, at Parent’s sole cost and expense, shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Parent in conducting, initiating or causing any such Tax Proceeding to be initiated; provided that with respect to any such Tax Proceeding described in this sentence, Parent shall have the control rights and Buyer shall have the participation and consent rights, in each case, consistent with the control rights and participation and consent rights, as the case may be, for Parent and Buyer set forth in Section 6.3(b) in relation to Tax Claims. Buyer shall notify Parent as soon as reasonably practicable of the receipt of any Parent Tax Refunds and pay Parent such Parent Tax Refund (net of any Taxes and any documented out-of-pocket costs and expenses incurred by Buyer or any of its Affiliates in connection with obtaining or paying over such Parent Tax Refund) promptly upon the actual receipt or utilization of the Parent Tax Refund. Buyer shall use commercially reasonable efforts to seek any Parent Tax Refunds which Parent specifically identifies, at Parent’s request and at Parent’s sole cost and expense. To the extent any Parent Tax Refund is subsequently disallowed or required to be returned to the applicable Governmental Entity, Parent agrees to repay promptly to Buyer the amount of such Parent

152 Tax Refund, together with any interest, penalties or other additional amounts imposed by such Governmental Entity. (b) Unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed) or as required by Law, neither Buyer nor any Transferred Entity shall (i) permit the carryback to any Tax Return for a Pre-Closing Tax Period of any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any of the Transferred Entities (a “Carryback”) arising in a Post-Closing Tax Period or (ii) make any affirmative election to claim any such Carryback with respect to any Tax Return for a Pre-Closing Tax Period. Section 6.9 Tax Sharing Agreements. Subject to Section 5.30 and Section 6.10, any Tax Sharing Agreements in effect between the Transferred Entities, on the one hand, and Parent Group and any of Parent Group’s Affiliates (other than the Transferred Entities), on the other hand, shall be terminated no later than the day immediately preceding the Closing Date. Section 6.10 German VAT Group; German Tax Allocation Agreements. The Parties are aware that the German Fiscal Parent and the German Company form part of a VAT group (umsatzsteuerliche Organschaft) with the German Fiscal Parent as controlling company (Organträger) (the “German VAT Group”). The Parties assume that the German VAT Group continues to exist until the Closing Date. Against this background, the Parties agree upon the following: (a) Any VAT liability of the German Fiscal Parent which relates to the German Company and Pre-Closing Tax Period (“German VAT Group Liability”) shall be solely borne by Parent, and Parent shall not raise any claims for the reimbursement of the amount of any German VAT Group Liability against the German Company or Buyer, unless and to the extent the corresponding liability is reflected as a deductible item in the Closing Net Working Capital and has thereby reduced the Preliminary Purchase Price or the Final Purchase Price. Buyer shall pay to Parent an amount equal to any enforceable claim of the German Company against a third party for recovery of an amount in respect of any German VAT Group Liability unless and to the extent such amount has been reflected as an item in the Closing Net Working Capital and has thereby increased the Final Purchase Price. (b) Conversely, any refund of VAT which relates to the German Company and a Pre-Closing Tax Period shall be solely for the benefit of Parent. Hence, subject to the completion of Closing, Buyer shall pay to Parent an amount equal to any such liability the German Fiscal Parent may have against the German Company due to a claim of the German Company against the German Fiscal Parent for the reimbursement of such VAT refund, unless and to the extent (i) such claim is reflected as an item in the Closing Net Working Capital and has thereby increased the Final Purchase Price. (c) Any amounts payable to a Party pursuant to this Section 6.10 shall be due and payable twenty (20) Business Days after the Party which is obliged to make a payment to the respective other Party pursuant to this Section 6.10 has been notified by the respective other Party of relevant amount and available supporting information in reasonable detail.

153 (d) Subject to Section 5.30, Section 6.10(a) through Section 6.10(c) and Section 6.10(e), the following shall apply in connection with any German Tax Allocation Agreement (as defined below): Parent shall terminate or cause to be terminated, on or before the Closing Date, all Tax Sharing Agreements or similar arrangements, if any, which the German Company is or was party to, other than the DPLTA which shall exclusively be governed by Section 5.30 (each, a “German Tax Allocation Agreement”). The Parties shall procure that after the Closing Date, neither Parent, Parent’s Affiliates, Buyer, Buyer’s Affiliates nor the German Company assert any claims under any German Tax Allocation Agreement. Notwithstanding anything to the contrary in this Section 6.10(d), (i) Parent shall indemnify and hold harmless Buyer, and upon request by Buyer, the German Company from and against any liabilities of the German Company vis-à-vis Parent or any of Parent’s Affiliates under, or in relation to, any German Tax Allocation Agreement, unless and to the extent such liabilities have been taken into account as Closing Indebtedness or as deductible item in the Closing Net Working Capital, and have led to a reduction of the Final Purchase Price, and (ii) Buyer shall indemnify and hold harmless Parent, and upon request by Parent, any of Parent’s Affiliates from and against any liabilities of Parent or any of Parent’s Affiliates vis-à-vis Buyer or the German Company under, or in relation to, any German Tax Allocation Agreement, unless and to the extent the corresponding amounts have been included in the Closing Cash or as item in the Closing Net Working Capital, and have led to an increase of the Final Purchase Price. (e) Notwithstanding anything to the contrary in this Agreement, any claims of the Parties under this Section 6.10 shall not be subject to any limitations under this Agreement. Section 6.11 Certain Tax Elections and Additional Matters. (a) Notwithstanding anything herein to the contrary, Buyer shall not, and shall cause its Affiliates not to, make any election under Section 338(g) or Section 338(h)(10) of the Code with respect to any Transferred Entity, without the prior, written consent of Parent (such consent to be provided in Parent’s sole discretion). If Parent so requests in writing, Buyer shall, and shall cause its Affiliates (including, after the Closing, the Transferred Entities) to, make an election under Section 338(g) or Section 338(h)(10) of the Code, with respect to one or more Transferred Entities as a result of the transactions contemplated by this Agreement, to the extent any such election is permitted under applicable Law. (b) With respect to any Transferred Entity that is a controlled foreign corporation immediately before the Closing, Parent shall be entitled to make an election under Treasury Regulations Section 1.245A-5(e)(3)(i) to close the taxable year of such Transferred Entity as of the Closing Date for U.S. federal income tax purposes (and any comparable provisions of applicable state, local or non-U.S. Tax Law) (the “245A Election”). Buyer and Parent shall reasonably cooperate with each other to take all actions necessary and appropriate (including entering into any agreements and filing such additional forms, returns, or other documents as may be required) to effect and preserve the 245A Election in accordance with the provisions of Treasury Regulations Section 1.245A-5(e)(3)(i) (or any comparable provisions of state, local or non-U.S. Tax

154 Law). Buyer and Parent further agree to file all Tax Returns and any other filings in a manner consistent with the 245A Election (except as required by a “determination” (if any) within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or non-U.S. Tax Law. (c) For the avoidance of doubt, (i) in no event will the fact that any amount subject to indemnification in favor of the Buyer Tax Indemnified Parties under Section 6.1 may also constitute an “Assumed Liability” under the terms of this Agreement limit or otherwise reduce the indemnification obligations in favor of the Buyer Tax Indemnified Parties under Section 6.1; and (ii) in no event will the indemnities in favor of the Parent Indemnified Parties under Section 10.3 be interpreted to provide indemnification in favor of the Parent Indemnified Parties in respect of any amounts recoverable by the Buyer Indemnified Parties under Section 6.1 (and in no event will any other provision of this Agreement providing for any Buyer Tax Indemnified Party to be responsible for Assumed Liabilities or the Acquired Assets limit the obligations owed to the Buyer Tax Indemnified Parties under Section 6.1). (d) In the event that Parent or Buyer shall determine (in either such Person’s sole discretion), within thirty (30) days following the date hereof, that the Specific Transaction may give rise to a material risk of withholding Tax under Danish law, then Parent and Buyer shall each cooperate together in good faith to amend the Pre-Closing Restructuring Steps and this Agreement to implement an alternative structure that is mutually agreed to eliminate or mitigate such risk. ARTICLE VII CERTAIN EMPLOYEE MATTERS Section 7.1 Transfer of Business Employees. (a) Parent has provided to Buyer a list of each Business Employee, by employee identification number and position, as of the date hereof (the “Business Employee List”). Within a reasonable time period (subject to applicable Law, including applicable Data Security Law and Antitrust Law) prior to the Offer Deadline (as defined below), Parent will make available to Buyer an updated list of each Offer Business Employee. No later than thirty (30) Business Days prior to the Closing Date, Parent will make available to Buyer an updated Business Employee List reflecting updates between the date hereof and the Closing Date (including to reflect new hires, employee terminations, transfers, replacements, other personnel changes, and inadvertent errors or omissions), in each case, subject to Parent’s obligations under this Agreement. No later than ten (10) Business Days following the Closing Date, Parent will make available to Buyer and updated and final Business Employee List. (b) Effective no later than the day prior to the Closing Date, Parent or one of its Affiliates shall, or shall cause, each Non-Business Employee to cease to be employed by any Transferred Entity and to be employed by Parent or a Retained Parent Subsidiary.

155 (c) Except as set forth below with respect to Delayed Transfer Employees, Buyer shall, or shall cause one of its Affiliates (including the Transferred Entities on and following the Closing), to (i) continue the employment as of the Closing Date of each Automatic Transfer Business Employee, Employer Substitution Business Employee, and Transferred Entity Business Employee, and (ii) within a reasonable period of time (but not fewer than sixty (60) Business Days prior to the Closing Date) (the “Offer Deadline”), make an offer of employment (or, where appropriate, to cause an Employer of Record to make an offer of employment) to each Offer Business Employee that provides for terms consistent with the terms of this Agreement, which offer of employment shall be effective as of and contingent upon the occurrence of, the Closing. If requested by Parent, such offers of employment (i) shall be in the form of a tripartite agreement among Buyer (or its designee), Parent (or its designee) and each Offer Business Employee organizing a definitive transfer of employment, and (ii) subject to the express condition that the Offer Business Employee resign from employment with Parent or its applicable Affiliates, or if permitted under applicable Law, that the Offer Business Employee’s acceptance of such offer of employment, or commencement of employment with Buyer or its Affiliates (or, where appropriate, an Employer of Record), be deemed a resignation by the Offer Business Employee from employment with Parent or its applicable Affiliate or a change of employer by application of Law, as applicable. (i) For each Employer Substitution Business Employee, Parent or one of its Affiliates (or, where appropriate, an Employer of Record) shall effectuate an employer substitution on the Closing Date pursuant to which Buyer shall employ the Employer Substitution Business Employee, and shall acknowledge and accept all rights, obligations, duties, and responsibilities with respect to such employees as of the Closing Date (to the extent requested by Parent and permitted by and in accordance with applicable Law, this will be by way of executing a tripartite agreement according to which the respective Employer Substitution Business Employee’s employment agreement shall be transferred to Buyer or one of its Affiliates or an EOR). (ii) Each offer of employment made to an Offer Business Employee pursuant to this Section 7.1(c) will be for a position substantially similar in the nature, status, and scope of duties and responsibilities as in effect as of the Closing Date, at the same work location and with the same terms and conditions with respect to remote work (or a work location no more than twenty-five (25) miles or thirty (30) minutes commuting time from the work location as of the Closing Date, unless otherwise required by applicable Law, an applicable CBA, or a national, sector or industry level collective bargaining agreement), and on terms and conditions consistent with the requirements set forth in Section 7.2 below. Such offers of employment (or, where applicable, the continuation of employment) (i) shall be on terms intended to avoid contractual, statutory or common law severance, termination or separation benefits or any other legally mandated payment obligations, and (ii) shall incorporate all terms and conditions of employment that could not be changed without the consent of the Offer Business Employee had such employee continued in the employment of Parent or one of its Affiliates or, if changed without consent, would have triggered the payment of severance or other termination Liabilities. Prior to the time that such offers of employment are made, Buyer shall provide to Parent (A) the form of offer of employment to be presented to the Offer Business Employees and

156 (B) a list that sets forth for each Offer Business Employee the base compensation, target incentive compensation opportunities and benefits that will be provided to such Offer Business Employees for reasonable review and comment, and shall incorporate any reasonable comments of Parent. Buyer shall provide Parent with regular updates as to the status of offers of employment made to Offer Business Employees (including regular updates as to acceptances and rejections of such offers of employment). (iii) Parent and Buyer shall use commercially reasonable efforts to ensure that the employment of each Transferred Employee shall be transferred to Buyer, one of its Affiliates (which shall include the Transferred Entities on and following the Closing) or an Employer of Record in a manner such that his or her employment or engagement shall be considered continuous and uninterrupted employment or engagement under Law unless prohibited by applicable Law. (iv) If the contract of employment of any Business Employee based in a jurisdiction in which the Transfer Regulations apply does not transfer to Buyer or its Affiliates or any of the Transferred Entities in accordance with the Transfer Regulations (other than a Non-Consenting Employee or a Business Employee who terminates employment before the Closing Date), such Business Employee shall then be an Offer Business Employee and Buyer or its Affiliate shall offer such Business Employee employment in accordance with this Section 7.1(c); provided that such offer shall be on the terms that would have applied, including recognition of continuity of service, had the Business Employee transferred to Buyer, its Affiliates or a Transferred Entity pursuant to the Transfer Regulations. (v) Neither Buyer nor any of its Affiliates will propose any change to any Automatic Transfer Business Employee’s working conditions or terms and conditions of employment or otherwise take any action (including communication with any Business Employee or Employee Representative Body) that is (i) likely to cause a Business Employee to resign prior to the Closing Date, or (ii) in contravention of Transfer Regulations. In the case that, (i) Buyer or one of its Affiliates fails to comply with this Section 7.1(c)(v), and (ii) a Transferred Employee objects to the transfer of their employment relationship, whether such objection occurs before or after the Closing Date, Buyer will indemnify and hold Parent and the Retained Parent Subsidiaries harmless from all Employee Liabilities, including claims for statutory, contractual severance or other separation benefits or other legally mandated payment obligations (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice, court fees or reasonable attorney’s fees), together with the employer-paid portion of any applicable social security contributions or employment or payroll taxes. (vi) Parent and Buyer shall cooperate in good faith to provide any notices to the Transferred Employees and their Employee Representative Bodies that may be required under applicable Law, an applicable CBA or a national, sector or industry level collective bargaining agreement, with respect to events that occur on, from and after the Closing Date; and with respect to any such notices that are required by applicable Law, an applicable CBA or a national, sector or industry level collective bargaining agreement, to be provided to Transferred Employees or their Employee Representative Bodies prior to

157 the Closing Date, Parent will cooperate with Buyer in good faith for Buyer to provide any such notices no later than thirty (30) days prior to the Closing Date or such longer period as required under applicable Law, an applicable CBA or a national, sector or industry level collective bargaining agreement. Notwithstanding the foregoing, Parent shall retain prior approval rights over all communications with Business Employees and their Employee Representative Bodies through the Closing Date, and Buyer will provide Parent with copies of any such notices for Parent’s review and approval before providing any such notices to any Business Employees prior to the Closing Date (such approval not to be unreasonably withheld or delayed). In the case that, (i) Buyer fails to provide for accurate notices to the Transferred Employees, and (ii) a Transferred Employee objects to the transfer of their employment relationship, whether such objection occurs before or after the Closing Date, Buyer will indemnify and hold Parent and the Retained Parent Subsidiaries harmless from all Employee Liabilities, including claims for statutory, contractual severance or other separation benefits or other legally mandated payment obligations (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice, court fees or reasonable attorney’s fees), together with the employer-paid portion of any applicable social security contributions or employment or payroll; provided, however, that the foregoing shall not apply to the extent such failure or objection was a result of a breach of the obligations of Parent or its Affiliates under this Agreement or the failure of Parent or its Affiliates to provide accurate information to Buyer. (d) Except to the extent otherwise required by applicable Law (including the Transfer Regulations), an applicable CBA or a national, sector or industry level collective bargaining agreement, any Business Employee who is a Delayed Transfer Employee shall remain employed by Parent or one of its Affiliates as of the Closing Date. Within five (5) Business Days of (i) a Delayed Transfer Employee returning to active duty employment, or (ii) Parent advising Buyer that the conditions preventing transfer of such Delayed Transfer Employee have been resolved, as applicable, in each case; provided that such occurs no later than 180 days following the Closing Date, Buyer, one of Buyer’s Affiliates or Employer of Record shall effectuate the transfer to Buyer or one of Buyer’s Affiliates the employment of such Delayed Transfer Employee on terms consistent with those applicable to Offer Business Employees generally under this Article VII. From and following the Closing Date, Buyer shall reimburse and indemnify Parent or its applicable Affiliate for all Employee Liabilities incurred with respect to any Delayed Transfer Employee, regardless of whether such Delayed Transfer Employee becomes a Transferred Employee. Section 7.2 Post-Closing Protected Period. Except to the extent otherwise required by applicable Law (including the Transfer Regulations), an applicable CBA or a national, sector or industry level collective bargaining agreement, for not less than twelve (12) months following the Closing Date (or such shorter period as such Transferred Employee remains employed by Buyer or its applicable Affiliates or an Employer of Record): (a) Buyer shall, or shall cause its applicable Affiliates or an Employer of Record to, provide each Transferred Employee with: (i) base pay or a wage rate, as applicable, that is no less than the base pay or wage rate such Transferred Employee received from Parent and its applicable Affiliates immediately prior to the Closing Date; (ii) target short-term

158 cash incentive compensation opportunities (other than cash incentive compensation which is addressed instead in Section 7.4 of this Agreement) that are no less favorable in the aggregate to those received by such Transferred Employee from Parent and its applicable Affiliates immediately prior to the Closing Date; (iii) target long-term incentive compensation opportunities that are no less favorable in the aggregate to those received by such Transferred Employee from Parent and its applicable Affiliates immediately prior to the Closing Date (it being understood that any post-Closing long-term incentive opportunities are not required to be equity-based and may be in the form of cash, profits interest or other similar long-term incentives); (iv) employee benefits (excluding transaction or retention bonus, equity or equity-based incentives, long-term incentive compensation opportunities, defined benefit pension or retiree medical benefits, or nonqualified deferred compensation) that are substantially comparable in the aggregate to those received by such Business Employee from Parent and its applicable Affiliates immediately prior to the Closing Date (excluding transaction or retention bonus, equity or equity-based incentives, long-term incentive compensation opportunities, defined benefit pension or retiree medical benefits, or nonqualified deferred compensation); and (v) paid time off (e.g., vacation and additional personal paid time off, but excluding disability and other medical-related leaves of absence) no less favorable than the paid time off such Business Employee was eligible for immediately prior to the Closing Date. (b) Buyer shall, or shall cause its applicable Affiliates or an Employer of Record to, provide each Transferred Employee who is terminated without “cause” with severance entitlements that are no less favorable than the severance entitlements such employee would have been eligible to receive for a termination without “cause” under those Business Benefit Plans that provide for severance entitlements in accordance with the terms in effect as of immediately prior to the Closing Date (including subject to an execution of a general release of claims where applicable); provided that such Business Benefit Plans have been disclosed in Section 3.20(a) of the Parent Disclosure Schedule. Such severance entitlements shall factor in the Business Employee’s additional length of service and changes in his or her eligible pay between the Closing Date and the date of his or her termination. Section 7.3 Service Crediting; Pre-Existing Conditions. Except to the extent otherwise required by applicable Law (including the Transfer Regulations), an applicable CBA or a national, sector or industry level collective bargaining agreement: (a) Buyer shall, or shall cause its Affiliates or an Employer of Record to, give each Transferred Employee full credit for all purposes (which, for the avoidance of doubt, shall include full credit for the purpose of determining any severance entitlements) under (i) any Transferred Entity Benefit Plans, (ii) each other employee benefit plan, policy or arrangement of Buyer or its Affiliates or an Employer of Record, in either case maintained or made available for the benefit of Transferred Employees as of and after the Closing Date by Buyer or any of its Affiliates or an Employer of Record, and (iii) Law, for such Transferred Employee’s service prior to the Closing with Parent and its applicable Affiliates and their respective predecessors, to the same extent such service is recognized by Parent and its applicable Affiliates immediately prior to the Closing or, for purposes of any Transferred Entity Benefit Plan, in accordance with the terms of such plan; provided

159 that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service; and (b) Buyer shall, or shall cause its Affiliates or an Employer of Record, use commercially reasonable efforts to: (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable health and welfare plan of Buyer or any of its Affiliates to the extent such Business Employees were covered under a similar benefit plan of Parent or any of its Affiliates and (ii) credit each such Transferred Employee with all deductible payments, co- payments and co-insurance paid by such employee under any medical plan of Parent or any of its Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of Buyer or any of its Affiliates for such year. Section 7.4 Cash Incentives. (a) For the performance period before the performance period in which the Effective Time occurs (“Prior Performance Period”), Buyer shall, or shall cause one of its Affiliates to, pay any short-term cash incentive compensation earned or accrued during the Prior Performance Period by a Transferred Employee and that remains unpaid as of the Effective Time pursuant to the applicable cash incentive compensation plan or program in effect during the Prior Performance Period, including but not limited to any additional mandatory or customary bonus payments, e.g., thirteenth (13th) month or Christmas bonus, solely to the extent included as Current Liabilities in the calculation of Closing Net Working Capital. (b) For the performance period in which the Effective Time occurs (“Closing Performance Period”), Buyer shall, or shall cause one of its Affiliates to, pay the annual short-term cash incentive compensation earned or accrued during the Closing Performance Period, if any, to each Transferred Employee subject to their continued employment as of the bonus payment date (unless continued employment is not required pursuant to the applicable short-term cash incentive compensation plan or program in effect during the Closing Performance Period), pursuant to the applicable cash incentive compensation plan or program in effect during the Closing Performance Period, including but not limited to any additional mandatory or customary bonus payments, solely to the extent included as Current Liabilities in the calculation of Closing Net Working Capital. Section 7.5 Establishment of Transferred Entity Benefit Plans; Certain Non-U.S. Matters. (a) Prior to the Effective Time and in consultation with Buyer, (i) Parent shall be permitted to, or shall cause a Transferred Entity to, establish Transferred Entity Benefit Plans with the terms that are substantially similar to the corresponding Parent Benefit Plans and that Parent reasonably and fairly determines are desirable, necessary or required for the Transferred Entities to operate the Business separate and apart from Parent and the

160 Retained Parent Subsidiaries and to meet their obligations under this Agreement and (ii) Parent and its Affiliates (other than the Transferred Entities) shall assign to the Transferred Entities, and the Transferred Entities shall assume, the Assumed Plans. All Liabilities incurred by Parent in the establishment of such Transferred Entity Benefit Plans and in the assignment and assumption of Assumed Plans shall, in either case, be Assumed Liabilities; provided that, the that Liabilities under the Assumed Plans or Transferred Entity Benefit Plans shall be those that solely arise from or relate to the period on or following the date the Assumed Plan or Transferred Benefit Plan is established (which is expected to be January 1, 2027 for new Transferred Entity Benefit Plans). (b) Except as expressly set forth herein, the provisions of this Agreement shall apply in respect of all jurisdictions wherever situated. Parent shall have the authority to (i) adjust the treatment described in this Agreement with respect to Business Employees who are located outside of the United States in order to address different plans or benefits not addressed herein or to address applicable plans and benefits in a manner appropriate to the jurisdiction, (ii) ensure compliance with applicable Law of countries outside of the United States, and (iii) preserve the tax and/or social security benefits provided under local tax law and/or social security or regulation prior to the Effective Time. Section 7.6 Pension Adjustment. (a) As promptly as reasonably practicable following the Closing, but in no event later than six (6) months following the Closing Date, Parent shall, at its expense, prepare and submit to Buyer a statement (the “Pension Funding Statement”) that sets forth (together with information in a manner sufficient to demonstrate how it determined such amount) the Pension Funding Amount. (b) In the event Buyer disputes the correctness of the calculations in the Pension Funding Statement, Buyer shall notify Parent in writing of its objections within one hundred twenty (120) Business Days after receipt of the Pension Funding Statement (the “Pension Funding Review Period”) and shall set forth, in writing and in reasonable detail, the reasons for Buyer’s objections and Buyer’s proposed adjustments to the Pension Funding Statement (the “Pension Funding Dispute Notice”); provided, however, that only one (1) Pension Funding Dispute Notice is permitted hereunder and the Pension Funding Dispute Notice shall include only objections based on (i) actuarial or other assumptions inconsistent with the terms of this Agreement or that otherwise violate applicable Law or (ii) mathematical errors in the calculation of the amounts in the Pension Funding Statement. (i) To the extent Buyer does not object within the Pension Funding Review Period to a matter in, or component of, the Pension Funding Statement, Buyer shall be deemed to have accepted Parent’s calculation and presentation in respect of the matter or component and the matter or component shall be deemed accepted by Buyer and shall be conclusive and binding on the Parties on the expiry of the Pension Funding Review Period.

161 (ii) Parent and Buyer shall negotiate in good faith to resolve any disputed matters set forth in a Pension Funding Dispute Notice within sixty (60) days after Parent’s receipt of Buyer’s notice of objections, and upon resolution, the Pension Funding Amount reflected in the Pension Funding Statements (as adjusted to reflect the settlement of any dispute) shall be deemed agreed for purposes of this Agreement. (iii) If Parent and Buyer are unable to resolve such disputed matters in writing within such sixty (60) day negotiation period, Parent and Buyer jointly shall, as soon as practicable and in any event within fifteen (15) days after the expiration of such sixty (60) day negotiation period, engage a nationally known and reputable independent actuarial firm mutually agreed in writing by Parent and Buyer, which firm shall not be the then regular actuary of, or have any material relationship with, Parent or Buyer, to resolve solely the matters set forth in the Pension Funding Dispute Notice that remain in dispute. If, however, Parent and Buyer cannot mutually agree on the identity of the independent actuary within five (5) Business Days, then Parent and Buyer shall on the next Business Day each identify an actuarial firm (other than one regularly used by Parent or Buyer), and the independent actuary shall be selected by lot from these two firms by Parent and Buyer. If such actuary identified by lot shall not agree to serve within five (5) Business Days, then additional actuarial firms shall be identified in accordance with the foregoing procedures until one shall agree to serve (such independent actuary determined in accordance with this parenthetical, the “Independent Actuary”). Parent and Buyer shall require the Independent Actuary to determine whether the Pension Funding Statement contains mathematical errors or is based on actuarial or other assumptions inconsistent with the terms of this Agreement or otherwise violate applicable Law. Parent and Buyer shall instruct the Independent Actuary to use every reasonable commercial effort to perform its services within thirty (30) days of submission of the Pension Funding Statement and supporting materials to it and, in any case, as promptly as practicable after submission. The procedures, rights, and obligations of Parent and Buyer with respect to the engagement, submissions to, communications with, and determinations of the Independent Actuary shall apply mutatis mutandis to those set forth in Section 2.3(c) with respect to the Independent Accounting Firm. The determination of the Independent Actuary shall be final and binding on Parent and Buyer, and the Pension Funding Amount reflected in the Pension Funding Statement (as adjusted to reflect the decision of the Independent Actuary) shall be deemed agreed for purposes of this Agreement. Parent and Buyer shall bear its own costs in connection with the cooperation with the Independent Actuary and each bear one-half of the costs of the Independent Actuary. (c) No later than twenty (20) Business Days following the determination of the Pension Funding Amount in accordance with Section 7.6(b) above: (i) In the event that the Pension Funding Amount set forth in the Pension Funding Statement is a positive amount, Parent shall make a cash payment to Buyer in U.S. dollars in an amount equal to the Pension Funding Amount; and (ii) In the event that the Pension Funding Amount set forth in the Pension Funding Statement is a negative amount, Buyer shall make a cash payment to Parent in U.S. dollars in an amount equal to the Pension Funding Amount.

162 Section 7.7 Parent Non-Qualified Deferred Compensation Plans; Certain Section 409A Matters. (a) Effective as of the Closing Date, the active participation of each Business Employee of the United States who is a participant in a nonqualified deferred compensation plan (each, a “Nonqualified Plan Participant”) with a “Plan Account” under the Amended and Restated Parent Trust Agreement shall cease. The Parties acknowledge that none of the transactions contemplated by this Agreement will trigger a payment or distribution of any “Plan Account” and, consequently, that the payment or distribution of any such compensation to which any such participant is entitled will occur upon such participant’s separation from service from a member of Buyer or its Affiliates or at such other time as provided in the applicable nonqualified deferred compensation plan and such participant’s deferral election. (b) Within thirty (30) days following the Closing Date, Parent will provide a separate list of Nonqualified Plan Participants to Buyer, and Buyer shall, or shall cause any Transferred Entity to, promptly notify Parent if any Nonqualified Plan Participant experiences a “separation from service” within the meaning of Section 409A of the Code on or following the Closing Date. Section 7.8 Equity Awards. (a) Parent shall, or shall cause its applicable Affiliate to, treat the Transferred Employee who holds any unvested Parent or Retained Subsidiary equity or equity-based award (a “Seller Equity Award”) as if his or her termination of employment with the Parent Group in connection with the transactions contemplated hereby constitutes a termination not for “cause” (or, if such Transferred Employee is eligible for “Normal Retirement” or “Early Retirement,” a termination due to Normal Retirement or Early Retirement, as applicable (if more favorable to the Transferred Employee)) for purposes of the Seller Equity Awards (including any vesting or continued eligibility to vest as a result thereof). Effective as soon as reasonably practicable following the Effective Time (and after taking into account any vesting or continued eligibility to vest described above), Buyer shall, or shall cause one of its Affiliates to grant to each Transferred Employee a cash or equity incentive award (each, a “Replacement Award” {xe “Replacement Award” \t ”}”) in respect of any unvested Seller Equity Awards that are forfeited as of termination of employment with the Parent Group in connection with the transactions contemplated hereby. Each Replacement Award shall equal the value of any Seller Equity Award (determined by reference to the Parent Trading Price and shall assume any performance conditions, as applicable, are achieved at the target level of performance) and, except as otherwise required by applicable Law (including Section 409A of the Code), shall have substantially the same terms, conditions, and vesting schedule as applied to such Seller Equity Awards immediately prior to the Closing; provided that such Replacement Awards may be subject to solely service-based vesting conditions but shall otherwise remain subject to substantially the same terms, conditions and the same vesting schedule as applied to such Seller Equity Award immediately prior to the Effective Time.

163 (b) For purposes of the vesting and termination provisions of the Replacement Awards, (i) continued service with Buyer or any of its Affiliates shall be considered to be continued service for purposes of such award (and prior service with Parent or any of its Affiliates shall be credited for purposes of any Replacement Award), (ii) all references in such awards to the “Company” shall be references to Buyer, and (iii) any reference to a “change in control,” “change of control,” or similar definition in any agreement applicable to such awards shall be deemed to refer to a “change in control,” “change of control” or similar of Buyer. (c) Not less than thirty (30) calendar days prior to the Effective Time, Parent will make available to Buyer a preliminary census listing, on a grant by grant basis and by employee identification number, each award of Seller Equity Award held by each individual expected to be a Business Employee through the Effective Time, including the number of shares of Parent’s common stock subject to such Seller Equity Awards, the grant date, vesting schedule, and date of retirement eligibility (the “Company Equity Award Schedule”). Within fifteen (15) calendar days after the Effective Time, Parent will make available to such person an updated and final Company Equity Award Schedule. Section 7.9 Benefit Plan Participation; M&A Qualified Beneficiaries. Effective as of the Closing Date and except as otherwise provided in this Article VII, the Business Employees shall no longer actively participate in any Business Benefit Plan other than any Assumed Plan or Transferred Entity Benefit Plan (such Business Benefit Plans, “Parent Benefit Plans”). Notwithstanding the foregoing, Parent or a Retained Parent Subsidiary shall retain all Liabilities with respect to claims incurred by each Business Employee prior to the Closing under those Parent Benefit Plans that provide medical, dental, vision and prescription drug coverage, life, accidental death and dismemberment and business travel accident insurance, work-related illness or accident provisions and workers’ compensation or disability coverage; provided that Buyer shall, or shall cause its Affiliates to, reimburse Parent or a Retained Parent Subsidiary for the amount of payments made in respect of any such claims (which such claims shall be deemed to be incurred upon the event giving rise to such benefits, supplies or health-related services). Section 7.10 PTO. (a) Except to the extent prohibited by applicable Law, an applicable CBA or a national, sector or industry level collective bargaining agreement, effective as of the Closing Date, Buyer shall, or shall cause its Affiliates to, assume all Liabilities for earned but unused PTO of the Business Employees (including Non-Consenting Employees) through the Closing Date (the “Assumed Vacation Liabilities”). Parent and all members of the Parent Group shall be relieved of such Assumed Vacation Liabilities as of such date. Except for any such earned but unused PTO paid out to Business Employees, including pursuant to Section 7.10(b) hereof, Buyer shall not, and shall not permit its Affiliates to, take away from any Transferred Employee any such earned but unused PTO benefits, except in accordance with applicable Law, an applicable CBA or a national, sector or industry level collective bargaining agreement. (b) Notwithstanding anything to the contrary in this Agreement, where required by applicable Law, an applicable CBA or a national, sector or industry level collective

164 bargaining agreement, as soon as administratively practicable before, on or following the Closing Date (but no later than the earlier of the dates required by applicable Law, an applicable CBA or a national, sector or industry level collective bargaining agreement), Parent shall, or shall cause its applicable Affiliate to, pay out all earned but unused PTO benefits to each Business Employee and Non-Consenting Employee entitled to be paid such benefits by reason of (i) the occurrence of the Effective Time, or (ii) any internal reorganization to facilitate the Pre-Closing Reorganization or the transactions contemplated by this Agreement (and, for the avoidance of doubt, such earned but unused PTO shall not be included within Assumed Vacation Liabilities). Buyer shall reimburse Parent or the applicable member of the Parent Group for the amount of any such payments. During the remainder of the calendar year in which the Effective Time occurs, Buyer shall, or shall cause its Affiliates to, permit any Business Employee who receives payment of his or her earned but unused PTO benefits in accordance with Section 7.10(b) to take PTO attributable to such earned but unused PTO benefits after the Closing Date; provided that any such PTO attributable to the earned but unused PTO benefits paid in accordance with this Section 7.10(b) may be on an unpaid basis. Section 7.11 Payroll and Related Taxes. (a) Except as provided in Section 7.11(b) below or as required by applicable Law, each entity that is the employing legal entity of any Person during any portion of the employment tax year in which the Effective Time occurs shall, in respect of the period of its employment, be responsible in respect of such employee for all payroll obligations, Tax withholdings, other applicable payroll deductions (including garnishments, union dues and Benefit Plan contributions), and Tax reporting obligations (including delivery of a Form W- 2 or similar earnings statement required by applicable Laws covering such year). This obligation is not limited to in-scope employees, or active employees at Closing, but is inclusive of any employee employed during the employment tax year. The applicable employer shall separately account for any such withholdings or deductions and apply them exclusively in satisfaction of the obligation in respect of which they were withheld or deducted. (b) The Parties shall cooperate in good faith to administer payroll for any payroll period in effect as of the Closing Date, and Buyer shall respond within five (5) Business Days and, subject to applicable Law, provide Parent with any such information Parent requires to administer payroll for any such period. Subject to the foregoing, the entity that is the employing legal entity (“Post-Closing Entity”) of any Person at the end of the payroll period that is in process on the Closing Date shall process payroll for such Person in respect of the period the employee was employed by the Post-Closing Entity during the payroll period and remit to a true-up process between parties for any amounts withheld from or otherwise owing in respect of the payment (whether in respect of Taxes, Benefit Plan contributions or otherwise) in respect of the portion of the payroll period preceding the Closing Date. Section 7.12 Labor Matters. Notwithstanding anything to the contrary in this Agreement and to the extent permissible under applicable Law, as of the Closing Date, Buyer shall, or shall cause its Affiliates to, (a) assume, in accordance with their terms, each of the CBAs and national,

165 sector or industry level collective bargaining agreements covering Business Employees as of immediately prior to the Effective Time and any and all Liabilities thereunder whether arising before, on or after the Closing Date and provide to the Transferred Employees whose employment is subject to a CBA or a national, sector or industry level collective bargaining agreement, terms and conditions of employment in accordance with such CBA and national, sector or industry level collective bargaining agreement until its expiration, modification or termination in accordance with its terms and applicable Law; provided, however, in the event any such CBA and national, sector or industry level collective bargaining agreement also covers any Parent employees who are not Business Employees, Buyer shall, or shall cause its Affiliates to, assume such CBA and national, sector or industry level collective bargaining agreement only with respect to Business Employees, and (b) with respect to any represented Business Employees working under an expired CBA, continue existing terms and conditions of employment and continue to negotiate with the applicable Employee Representative Body for a new CBA. With the exception of the French Put Option and related obligations, Parent and Buyer shall reasonably cooperate in good faith to comply with any other information and/or consultation obligations required to be completed by the Transfer Regulations or any other applicable Law, an applicable CBA or a national, sector or industry level collective bargaining agreement after the date hereof in relation to the Pre-Closing Reorganization or the Closing, transfer of any Business Employees, the transactions contemplated by this Agreement or any other consequence of the transactions contemplated by this Agreement, including by providing all documents and information necessary to complete such information and/or consultation requirements within five (5) Business Days of Parent’s request, unless Parent consents otherwise (such consent not to be unreasonably withheld). Further, Buyer agrees to consider in good faith any lawful requests from an Employee Representative Body arising from information, consultation or bargaining sessions, in each case relating to this Agreement or the transactions contemplated by this Agreement, that are conducted by Parent and/or Buyer prior to the Closing Date. Parent shall control all communications with Business Employees and any Employee Representative Body through the Closing Date (subject to consultation with Buyer to the extent relating to terms and conditions of employment that will continue in effect following the Closing Date). In the case that Buyer fails to comply with its obligations under this Section 7.12, Buyer shall indemnify and hold Parent and the Retained Parent Subsidiaries harmless from all Employee Liabilities in connection with any claims for failure to inform and/or consult, except where such failure arises as a result of any act or omission of Parent or any of its Affiliates. Section 7.13 Employment Loss or Layoff. For a period of ninety (90) days after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, cause (a) a “plant closing” (as defined in the Worker Adjustment and Retraining and Notification Act of 1988 (the “WARN Act”) or by applicable Law) affecting any site of employment of the Transferred Entities without complying with the WARN Act or other applicable Law or (b) a “mass layoff” (as defined in the WARN Act or other applicable Law) affecting any site of employment of the Transferred Entities without complying with the WARN Act or other applicable Law (the “Lay Off Rules”) or initiate any applicable works council consultation process, or any similar applicable process, to that effect. If Buyer, or any Affiliate of Buyer, breaches this Section 7.13, Buyer shall, or shall cause an Affiliate of Buyer to, reimburse and otherwise fully indemnify Parent, or its applicable direct or indirect Subsidiary, for all Liabilities that Parent or any of its direct and indirect Subsidiaries incurs under the applicable Lay Off Rules (for the avoidance of doubt, including any such Liabilities to Non-Consenting Employees or other current or former employees who are not Business Employees).

166 Section 7.14 Immigration Compliance. From and after the date hereof and following the Closing Date, Parent and Buyer shall, or shall cause its applicable Affiliates to, use reasonable best efforts to process and support visa, work permit, green card or similar applications with respect to Business Employees as of the Closing Date. Buyer and its Affiliates, as applicable, shall use commercially reasonable efforts to employ any Transferred Employees who are foreign nationals working in visa status (the “Foreign National Employees”) under terms and conditions such that Buyer and its Affiliates, as applicable, qualify as a “successor employer” under applicable immigration Laws effective as of the Closing Date. As of the Closing Date, Buyer and its Affiliates agree to assume all immigration-related liabilities and responsibilities with respect to such Foreign National Employees provided Parent shared or cause its applicable Affiliates to share all useful information to allow Buyer to immediately comply with any immigration-related liabilities and responsibilities. Section 7.15 No Third-Party Beneficiaries. Nothing contained in this Article VII, express or implied, is intended to confer upon any Person not a party hereto (including any Business Employee or any beneficiary thereof) any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, any right to a particular term or condition of employment or any right to any specific compensation or benefits. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan or similar arrangement. Section 7.16 Workers’ Compensation Liabilities. Effective no later than the Closing Date, the Transferred Entities shall assume all Liabilities for Business Employees and Former Business Employees related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, and the Transferred Entities (and following the Closing, Buyer and the Transferred Entities) shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities; provided that if the Transferred Entities are unable to assume any such Liability or the administration of any such claim because of applicable Law or Contract, Parent, or the applicable member of the Parent Group, shall administer and/or discharge such Liabilities, as applicable, and Buyer and its Affiliates (including the Transferred Entities) shall reimburse and indemnify Parent, or the applicable member of the Parent Group, for all such Liabilities that arise from or relate to the period on or following the Closing Date. Parent and the Retained Parent Subsidiaries shall assume all Liabilities. Section 7.17 Non-Competition; Non-Solicitation. Unless prohibited by applicable Law: (a) Other than the direct or indirect ownership of the Rollover Membership Interests, Parent agrees that during the period from the Closing Date until the date that is four (4) years following the Closing Date (the “Restricted Period”), it shall not, and shall not permit any of its controlled Affiliates (so long as they remain controlled Affiliates of Parent) to, directly or indirectly, (i) market or sell (including by way of distribution) any products in any jurisdiction where the Business is conducted as of the Closing Date, solely to the extent such marketing or sale activities are undertaken for the primary purpose of directly competing with the marketing and sale of products of the Business as conducted as of the Closing Date (any such marketing or sales activities, a “Restricted Activity”) (provided that a Restricted Activity shall not include: (A) activities consisting of

167 distributing and reselling products substantially as acquired, without material changes or additions, including, in each case, as an embedded component of, bundled with or ancillary to a product, service or offering, and (B) such marketing and sale activities with respect to Biotech Products which do not involve the marketing or sale of antimicrobial non-live cell products, fermentates, Biopolymer and Polysaccharide Hydrocolloids or enzyme ecosystems consisting of improver systems (as such term is customarily understood in the improver industry), in each case of the foregoing clause (A) and (B), solely to the extent used for food protection end-use applications), or (ii) have an interest in any Person that engages, directly or indirectly, in a Restricted Activity; provided that, with respect to the foregoing (i) and (ii), in no event shall the conduct of any Non-Restricted Parent Business (as defined below) be considered a Restricted Activity for any purpose under this Agreement. (b) Notwithstanding anything to the contrary in Section 7.17(a), nothing in Section 7.17(a) shall be construed to prohibit Parent or any of its Affiliates or its or their successors or assigns from: (i) engaging in any research and development, application, manufacturing or production, in each case, solely to the extent such activities are in connection with the Non-Restricted Parent Business;; (ii) engaging in the Excluded Parent Businesses, or any extensions thereof or adjacencies thereto, including as part of Excluded Parent Businesses’ organic or inorganic growth reasonably consistent with Excluded Parent Businesses’ activities (collectively, the “Non-Restricted Parent Businesses”), including the research, development, manufacturing, production, marketing, sale and other commercialization, and the use, application or other exploitation of, products (regardless of end-use application) of the Non-Restricted Parent Businesses and providing products, services or offerings that are provided by the Non-Restricted Parent Businesses (including, in each case, as an embedded component of, bundled with or ancillary to a product, service or offering); (iii) fulfilling Parent’s and its Affiliates’ obligations, and exercising its and their respective rights under, the Acquisition Documents; (iv) owning, directly or indirectly, securities of any Person engaged in a Restricted Activity, if Parent does not, directly or indirectly in the aggregate with all of its Affiliates, own fifteen percent (15%) or more of any class of securities of such Person (without any board, consent, consultation or other management rights) engaged in a Restricted Activity; (v) investing in any fund in which Parent or any of its Affiliates exercise no discretion or participation with respect to the investment strategy of such fund; (vi) transacting or communicating in all cases with respect to the Non- Restricted Parent Businesses with any actual or prospective client, customer, supplier,

168 licensor or licensee of the Business, or any other Person that has or may have a business relationship with the Business; (vii) acquiring, by merger, consolidation or otherwise, a Person or business that, prior to the consummation of such acquisition, engages in a Restricted Activity, so long as: (A) in the most recent fiscal year ended prior to the date of such acquisition, the revenues derived from the Restricted Activity accounted for (1) less than twenty percent (20%) of such Person’s or business’s total consolidated annual revenues, globally, taken as a whole or (2)(I) twenty percent (20%) or more of such Person’s or business’s total consolidated annual revenues, globally, taken as a whole and (2) within twelve (12) months following such acquisition, Parent (or such acquired Person or business) uses commercially reasonable efforts to cease engaging in such Restricted Activity, subject to a right of first offer in all cases in favor of Buyer or divests sufficient assets or lines of business such that the revenues of the remaining portion derived from such Restricted Activity do not exceed such threshold; provided that, in each case of clauses (1) and (2), any such acquired Person’s pre-existing activities shall not be attributed to Parent prior to the expiration of such twelve (12)-month period for purposes of determining compliance with Section 7.17(a) or; (B) the aggregate purchase price paid or payable in connection with all such acquisitions made by Parent and/or its Affiliates after the Closing (whether in one or multiple transactions) is less than $200,000,000.00 in the aggregate. For the avoidance of doubt, an acquisition under this Section 7.17(b) shall not be considered ownership of securities for purposes of Section 7.17(b)(iv); (viii) sourcing, purchasing, or otherwise procuring any products or services (including through tolling, contract manufacturing or private label arrangements) from any third-party supplier, or from incorporating, embedding, bundling, or reselling products or services as components of Parent’s or its Affiliates’ products, services, solutions or offerings, in each case, solely to the extent such activities are in connection with the conduct of the Non-Restricted Parent Businesses; (ix) continuing, renewing or entering into collaboration, joint development, joint venture, partnership, distribution, co-manufacturing, private label, tolling or similar arrangements with third parties, including related communications and transactions, and fulfilling obligations or exercising rights under such arrangements, in each case, solely to the extent such activities are in connection with the conduct of the Non- Restricted Parent Businesses; or (x) researching, developing, making, having made, selling or licensing products, services or offerings of the Non-Restricted Parent Businesses or assisting third parties in the production of products, services or offerings of the Non-Restricted Parent Businesses that may incorporate products, services or offerings procured by Parent in each case, solely to the extent such activities are in connection with the conduct of the Non- Restricted Parent Businesses. For the avoidance of doubt, (i) the divestiture, sale, transfer or contribution by Parent or any of its Affiliates of a portion of the Excluded Parent Businesses (including businesses that may include offerings that could be viewed as competing with the Business) to any third party (that is

169 not an Affiliate of Parent) shall not, by itself, constitute a breach of this Section 7.17, and (ii) any entity or assets subsequently sold, directly or indirectly, by Parent to a third party (that is not a controlled Affiliate of Parent) shall not be subject to the provisions of this Section 7.17. Buyer acknowledges and agrees that an end-user’s application of any product or service offered by the Non-Restricted Parent Businesses does not violate the provisions of this Section 7.17. (c) Parent agrees that, for a period commencing on the Closing Date and continuing for two (2) years after the Closing Date, it shall not, and shall cause each of its direct and indirect Subsidiaries not to, without the prior written consent of Buyer, directly or indirectly (i) solicit for employment or engagement (whether as an employee, consultant or otherwise) any management-level or higher Business Employee, or hire or engage any individual who is a management-level or higher Business Employee, or (ii) induce, or attempt to induce, any management-level or higher Business Employee to terminate his or her employment with, or otherwise cease his or her relationship with, Buyer or any of its Affiliates; provided that nothing in this Section 7.17(c)(ii) shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of Buyer or any of its Affiliates (and subsequent hiring of such Person), so long as Parent and its Subsidiaries have not encouraged or advised such firm to approach any such employee. Notwithstanding anything to the contrary set forth in this Section 7.17, Parent and its Subsidiaries shall be permitted to solicit any individual whose employment is terminated by Buyer or any of its Affiliates without cause, for a period of at least six (6) months prior to any such solicitation. (d) Buyer agrees that, for a period commencing on the date hereof and continuing for twenty-four (24) months after the Closing Date, it shall not, and shall cause each of its direct and indirect Subsidiaries not to, without the prior written consent of Parent, directly or indirectly, (i) solicit for employment or engagement (whether as an employee, consultant or otherwise) or hire any individual who is a management-level employee of Parent or any of its Subsidiaries (other than any Business Employees) and (x) with whom Buyer or its Subsidiaries had dealings or contact or (y) about whom Buyer or its Subsidiaries received confidential information, in each case in connection with the transactions contemplated by this Agreement (each, a “Parent Transaction Employee”); or (ii) induce, or attempt to induce, any Parent Transaction Employee to terminate his or her employment with, or otherwise cease his or her relationship with, Parent or any of its Subsidiaries; provided that nothing in this Section 7.17(d) shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of Parent or any of its Subsidiaries (and

170 subsequent hiring of such Person), so long as Buyer and its Subsidiaries not encouraged or advised such firm to approach any such employee. Notwithstanding anything to the contrary set forth in this Section 7.17, Buyer and its Subsidiaries shall be permitted to solicit any individual whose employment is terminated by Parent or any of its Affiliates without cause for a period of at least six (6) months prior to any such solicitation. (iii) The Parties agree that irreparable damage would occur in the event that the provisions of this Section 7.17 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this Section 7.17 in any court of the United States or in the courts of any state having jurisdiction, or in the courts of any other country or locality thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. (iv) The obligations set forth in this Section 7.17 are in addition to, and shall not supersede, the non-solicitation obligations set forth in the Non-Disclosure Agreement. ARTICLE VIII CONDITIONS PRECEDENT TO THE CLOSING Section 8.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Parent and Buyer to effect the Closing are subject to the satisfaction (or written waiver by Parent and Buyer to the extent permitted by Law) at or prior to the Closing of the following conditions: (a) Regulatory Approvals. The waiting period (including any extension thereof) applicable to, or clearance or approvals with respect to, the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law or Foreign Investment Law of the jurisdictions set forth on Section 8.1(a) of the Parent Disclosure Schedule (it being agreed (i) that Buyer may amend such schedule, acting in good faith, within seventy-five (75) days of the date hereof; provided that it reasonably consults with Parent, and (ii) that all references herein to such schedule shall be to the schedule as amended) shall have expired, been terminated or been obtained, as applicable. (b) No Injunctions or Restraints. No statute, rule, regulation, injunction or other Judgment shall have been enacted, entered, promulgated, issued or enforced by any court of competent jurisdiction or other Governmental Entity in a jurisdiction set forth on Section 8.1(a) or Section 8.1(b) of the Parent Disclosure Schedule (it being agreed (i) that Buyer may amend such schedule, acting in good faith, within seventy-five (75) days of the date hereof; provided that it reasonably consults with Parent, and (ii) that all references herein to such schedule shall be to the schedule as amended) which has the effect of making the consummation of the transactions contemplated by this Agreement illegal or otherwise prevents the consummation of the Acquisition.

171 Section 8.2 Conditions to Obligations of Buyer to Close. The obligation of Buyer to effect the Closing is subject to the satisfaction (or written waiver by Buyer to the extent permitted by Law) at or prior to the Closing of the following additional conditions: (a) Representations and Warranties. The representations and warranties of Parent (i) contained in Section 3.1(a), Section 3.2 and Section 3.19 shall be true and correct in all material respects (disregarding all materiality and “Business Material Adverse Effect” qualifications set forth therein) at and as of the Closing as if made at and as of the Closing, (ii) contained in Section 3.8(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing, (iii) contained in Section 3.5(b) and Section 3.5(d) shall be true and correct in all respects as of the Closing as if made at and as of the Closing except for de minimis inaccuracies and (iv) contained in Article III (other than those that are the subject of clause (i) or (ii)) shall be true and correct in all respects (disregarding all materiality and “Business Material Adverse Effect” qualifications set forth therein) at and as of the Closing as if made at and as of the Closing, except where such inaccuracy of a representation or warranty (individually or when aggregated with other such inaccuracies of representations or warranties) would not constitute a Business Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii) or (iii), as applicable) only as of such date or period. (b) Performance of Obligations of Parent. The covenants and agreements of Parent to be performed and complied with on or before the Closing Date shall have been performed and complied with in accordance with this Agreement in all material respects. (c) Officer’s Certificate. Buyer shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied. (d) French Pre-Closing Reorganization. The French Pre-Closing Reorganization shall have been completed; provided that, in any event, such condition shall not be deemed satisfied unless Parent (and/or its relevant Subsidiary) has exercised the French Put Option in accordance with Section 2.4 and the French Put Option letter. Section 8.3 Conditions to Obligations of Parent to Close. The obligation of Parent to effect the Closing is subject to the satisfaction (or written waiver by Parent to the extent permitted by Law) at or prior to the Closing of the following additional conditions: (a) Representations and Warranties. The representations and warranties of Buyer (i) contained in Section 4.1(a), Section 4.2 and Section 4.8 shall be true and correct at and as of the Closing as if made at and as of the Closing and (ii) contained in Article IV (other than those that are the subject of clause (i)) shall be true and correct in all respects (disregarding all materiality qualifications set forth therein) at and as of the Closing as if made at and as of the Closing, except where such inaccuracy of a representation or warranty (individually or when aggregated with other such inaccuracies of representations or warranties) would not constitute a Buyer Material Adverse Effect; provided that

172 representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period. (b) Performance of Obligations of Buyer. The covenants and agreements of Buyer to be performed and complied with on or before the Closing Date shall have been performed and complied in accordance with this Agreement in all material respects. (c) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Buyer by an executive officer of Buyer, stating that the conditions specified in Section 8.3(a), Section 8.3(b) have been satisfied. Section 8.4 Frustration of Closing Conditions. Neither Parent nor Buyer may rely on the failure of any condition set forth in this Article VIII to be satisfied if such Party’s breach of any provision of this Agreement or failure to use the efforts to cause the Closing to occur required by this Agreement, including Section 5.1, was a principal cause of such failure. ARTICLE IX TERMINATION; EFFECT OF TERMINATION Section 9.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing: (a) by mutual written consent of Parent and Buyer; (b) by Parent, if any of Buyer’s representations and warranties contained in Article IV of this Agreement shall fail to be true and correct or Buyer shall have failed to perform or comply with in any material respect any of its covenants or other agreements contained in this Agreement, such that such failure would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and has not been cured by the earlier of (i) the date that is forty-five (45) days after the date that Parent has notified Buyer in writing of such failure and (ii) the Outside Date; provided that Parent is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would fail to be satisfied; (c) by Buyer, if any of Parent’s representations and warranties contained in Article III of this Agreement shall fail to be true and correct or Parent shall have failed to perform or comply with in any material respect any of its covenants or other agreements contained in this Agreement, such that such failure would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and has not been cured by the earlier of (i) the date that is forty-five (45) days after the date that Buyer has notified Parent in writing of such failure and (ii) the Outside Date; provided that Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would fail to be satisfied;

173 (d) by Parent or by Buyer, if the Closing shall not have occurred on or prior to 11:59 p.m. (New York City time) on May 28, 2027 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date; or (e) by Parent or by Buyer, if (i) any Governmental Entity in the jurisdictions set forth on Section 8.1(a) of the Parent Disclosure Schedule that must grant a Regulatory Approval required by Section 8.1(a) shall have denied such Regulatory Approval and such denial shall have become final and nonappealable, (ii) a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction or other Governmental Entity in the jurisdictions set forth on Section 8.1(a) of the Parent Disclosure Schedule shall have become final and nonappealable, preventing, restraining or enjoining the consummation of the Acquisition or the transaction contemplated by this Agreement or the Acquisition Documents or (iii) if there shall be any statute, rule or regulation promulgated, issued or enforced in the jurisdictions set forth on Section 8.1(a) of the Parent Disclosure Schedule after the date hereof which has the effect of making the consummation of the transactions contemplated by this Agreement illegal or otherwise prevents the consummation of the Acquisition; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall have used its reasonable best efforts to, in the case of clause (i), obtain such Regulatory Approval, or, in the case of clause (ii), to prevent the entry of such permanent injunction or other permanent Judgment, in each case, to the extent required by Section 5.1; or (f) by Parent, if (i) all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than any condition which by its nature is to be satisfied at the Closing and which was, as of the date the Closing should have occurred pursuant to Section 2.1, capable of being satisfied), (ii) Buyer has failed to consummate the transactions contemplated by this Agreement by the date the Closing should have occurred pursuant to Section 2.1, (iii) Parent has confirmed by written notice to Buyer that all conditions set forth in Section 8.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 8.3, (iv) Parent stood ready, willing and able to consummate the transactions contemplated by this Agreement during the entirety of the three (3) Business Day period after the delivery of the notice contemplated by clause (iii) and (v) Buyer fails to consummate the transactions contemplated by this Agreement within such three (3) Business Day period after delivery of such notice. Section 9.2 Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3 (Confidentiality), Section 5.32(d), this Section 9.2, Section 9.4 and Article XI (General Provisions). (b) Subject to Section 9.4, nothing in this Article IX shall be deemed to release any Party from any Liability with respect to Fraud or for Intentional Breach by such Party

174 of the terms and provisions of this Agreement or any Acquisition Document or from the covenants that expressly survive termination. Section 9.3 Notice of Termination. In the event of termination by Parent or Buyer pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement. Section 9.4 Reverse Termination Fee. (a) In the event that (i) Parent terminates this Agreement (A) pursuant to Section 9.1(b) as a result of a breach by Buyer of a covenant or agreement set forth in this Agreement or (B) pursuant to Section 9.1(f) or (ii) Buyer or Parent terminates this Agreement pursuant to Section 9.1(d) and at such time Parent could have terminated this Agreement pursuant to Section 9.1(b) or Section 9.1(f), Buyer shall pay, or cause to be paid, to Parent (or one or more affiliate designated by Parent) an amount equal to $276,900,000 in cash by wire transfer of same-day funds (the “Reverse Termination Fee”) within three Business Days following such termination. (b) Parent, on the one hand, and Buyer, on the other hand, acknowledge and agree that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, that the Reverse Termination Fee represents liquidated damages in a reasonable amount and not a penalty and that, without these agreements, neither Parent nor Buyer would have entered into this Agreement. If Buyer fails to pay the Reverse Termination Fee when due and the Reverse Termination Fee is subsequently paid or subsequently adjudicated by final determination of a court of competent jurisdiction to be due and payable, Buyer shall, subject to Section 9.4(d), pay Parent’s and its respective Affiliates’ out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, and including amounts contemplated by Section 5.32 in connection with seeking such payment (the “Parent’s Collection Fees and Expenses”). In no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion. Subject to the right of Parent to specific performance of this Agreement pursuant to Section 11.7, in the event that the Reverse Termination Fee and Parent’s Collection Fees and Expenses (if any) are paid in accordance with Section 9.4(a) the receipt of the Reverse Termination Fee and Parent’s Collection Fees and Expenses (if any) shall be the sole and exclusive remedy for Parent or its former, current or future general or limited partners, parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and their present and former directors, officers, shareholders, equityholders, members, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns (the “Parent Related Parties”) and any other Person against Buyer, the Financing Sources, the members of the CVC Network and any of their respective former, current or future direct or indirect general or limited partners, stockholders, equityholders, managers, members, directors, officers, affiliates, employees, agents, attorneys or other representatives, successors, beneficiaries, heirs and assigns, or any former, current or future direct or indirect general or limited partners, stockholders, equityholders, managers, members, directors, officers, affiliates, employees, agents, attorneys or other representatives, successors, beneficiaries, heirs and assigns of any of the foregoing (the “Buyer Related Parties”) relating to, arising out of or in connection with

175 this Agreement, the Debt Financing or the Debt Financing Commitment, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination (including in the event of Intentional Breach) or in respect of any other document or theory of Law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity in contract, in tort or otherwise, and no Parent Related Party or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Buyer Related Parties relating to, arising out of or in connection with this Agreement, the Debt Financing or the Debt Financing Commitment, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination (including in the event of Intentional Breach) or in respect of any other document or theory of Law or equity. Upon payment of the Reverse Termination Fee and, if applicable, any Parent’s Collection Fees and Expenses, in full, neither Buyer nor any other Buyer Related Party shall have any further liabilities or obligations to Parent, any Parent Related Party or any other Person relating to, or arising out of, this Agreement, the Acquisition Documents, or any theory of law or equity or in respect of any oral representations or warranties made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. None of Parent, any Parent Related Party or any other Person may seek to recover or be entitled to Losses or any other damages in excess of the Reverse Termination Fee and, if applicable, any Parent’s Collection Fees and Expenses. (c) Notwithstanding anything to the contrary contained in this Agreement, if Buyer breaches this Agreement (whether such breach is knowing, deliberate, willful, unintentional, an Intentional Breach or otherwise) or fails to perform hereunder (whether such failure is knowing, deliberate, willful, unintentional, an Intentional Breach or otherwise), then, subject to the right of Parent to specific performance of this Agreement pursuant Section 11.7, the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) against Buyer or any Buyer Related Party for any breach, loss or failure to perform, which recourse shall be sought solely against Buyer to the extent provided herein and subject to the limitations set forth herein, will be (i) if applicable, for Parent to terminate this Agreement in accordance with this Agreement under the circumstances in which the Reverse Termination Fee is payable pursuant to Section 9.4(a) and for Parent to receive the Reverse Termination Fee plus Parent’s Collection Fees and Expenses (if any) from Buyer or (ii) for Parent to terminate this Agreement otherwise and seek to recover monetary damages from Buyer for Intentional Breach; provided that (A) in no event (even in the case of Intentional Breach) shall Buyer be subject to monetary damages in excess of the amount of the Reverse Termination Fee and Parent’s Collection Fees and Expenses in the aggregate (and, for the avoidance of doubt, shall not also be subject to payment of the Reverse Termination Fee and additional monetary damages (other than Parent’s Collection Fees and Expenses)), and (B) except as provided in Section 9.4(a) and Section 9.4(c), none of the Buyer Related Parties will have any liability to any Person, including the Parent Related Parties, relating to, arising out of or in connection with this Agreement or the Debt Financing Commitment, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination (including in the event of an Intentional Breach) or in respect of any other document or theory of Law or equity or in respect of any oral representations

176 made or alleged to be made in connection herewith or therewith, whether at Law or equity in contract, in tort or otherwise. Notwithstanding the foregoing, the foregoing provisions of this Section 9.4(c) shall not limit the right of the Parties to specific performance of this Agreement pursuant to Section 11.7; provided that notwithstanding anything to the contrary in this Agreement, in no event will Parent be entitled to be awarded both (x) the payment of any monetary damages (including the Reverse Termination Fee) and (y) specific performance of this Agreement. (d) Notwithstanding anything in this Agreement to the contrary, in no event shall Parent’s Collection Fees and Expenses exceed $4,000,000 in the aggregate. ARTICLE X SURVIVAL; INDEMNIFICATION Section 10.1 Survival. None of the representations, warranties, covenants or agreements of the Parties in this Agreement or in any instrument delivered by the Parties pursuant to this Agreement shall survive the Closing; provided, however, that this Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing or the covenants or agreements of the Parties contained in Article II, which covenant or agreement shall survive until fully performed, or Buyer’s right of recovery under the RWI Policy. Section 10.2 Indemnification by Parent. Except for claims with respect to Taxes, which shall be governed exclusively by Section 6.1 and the remainder of Article VI, and subject to the provisions of this Article X and without limitation to Section 2.1(b), effective as of and after the Closing, Parent shall indemnify, defend and hold harmless Buyer and its Affiliates and its and their respective directors, officer, agents, successors and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred or suffered by any of the Buyer Indemnified Parties, to the extent arising out of, relating to or resulting from: (a) any Excluded Assets (other than Assumed Liabilities), (b) any Retained Liabilities or (c) any breach of any post- Closing covenant or agreement of Parent or any of its Affiliates contained in this Agreement. The amount of any Losses for which indemnification is provided under this Section 10.2 and Section 6.1 shall be net of any Tax Benefit actually realized by the Buyer Indemnified Parties or any of their Affiliates in the taxable year of the applicable Loss, any preceding taxable year, or the immediately succeeding two (2) taxable years. In the event that any Tax Benefit that would have reduced the relevant indemnity payment pursuant to the foregoing sentence is realized (in the taxable year of the applicable Loss, any preceding year, or the immediately succeeding two (2) taxable years) after such payment is made (such that such indemnification payment was not reduced by the amount of such Tax Benefit), the Buyer Indemnified Parties shall pay to Parent the amount of such Tax Benefit no longer than fifteen (15) days after such Tax Benefit is actually realized. The realization of any such Tax Benefit by the Buyer Indemnified Parties or any of their Affiliates shall in no way limit, diminish or waive any remedy of any Buyer Indemnified Parties under this Agreement, subject to Parent’s right to receive the amount of such Tax Benefit pursuant to the immediately preceding sentence if, when and to the extent such Tax Benefit is actually realized in accordance with this Section 10.2.

177 Section 10.3 Indemnification by Buyer. Subject to the provisions of this Article X and without limitation to Section 2.1(b), effective as of and after the Closing, Buyer shall indemnify, defend and hold harmless Parent and its Affiliates and its and their respective directors, officer, agents, successors and representatives (collectively, the “Parent Indemnified Parties”) from and against any and all Losses incurred or suffered by any of the Parent Indemnified Parties, to the extent arising out of, relating to or resulting from (a) any Assumed Liabilities, (b) any Acquired Assets (other than Retained Liabilities) or (c) any breach of any covenant or agreement of Buyer (including after Closing, the Transferred Entities) contained in this Agreement; provided that the indemnity reduction and repayment provisions for Tax Benefits set forth in Section 10.2 shall apply mutatis mutandis to Buyer and Parent under this Section 10.3. Section 10.4 Procedures. (a) Except as otherwise provided in Section 6.1 (related to Tax indemnification), a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand (to the extent then known); provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. (b) Except as otherwise provided in Article VI (related to certain Tax matters) and subject to the provisions of this Section 10.4, with respect to any Third Party Claim, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder, it shall within twenty (20) days of the Indemnified Party’s written notice of the assertion of such Third Party Claim pursuant to Section 10.4(a), notify in writing the Indemnified Party of its intent to do so; provided that the Indemnifying Party must conduct its defense of the Third Party Claim reasonably diligently thereafter, including in order to preserve its rights in this regard. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to control the defense of any Third Party Claim if (1) such Third Party Claim relates to or arises in connection with any criminal claim involving the Indemnified Party as a defendant, (2) the matter that is the subject of such Third Party Claim seeks the imposition of an injunction or equitable relief against the Indemnified Party that would be material to the business of the Indemnified Party, taken as a whole or (3) the matter that is the subject of such Third Party Claim is material to the operations or other liabilities of the Indemnified Party and has been brought by or on behalf of any

178 Governmental Entity. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder or fails to notify the Indemnified Party of its election as herein provided (or fails to conduct its defense of the Third Party Claim reasonably diligently), or otherwise does not have the right to control the defense of any Third Party Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim with counsel of its own choosing (at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel)) and the Indemnifying Party shall have the right to participate, at its own expense, in any such defense with separate counsel. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. Each Party agrees to provide reasonable access to each other Party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.4 to the contrary, no Indemnified Party shall, without the prior written consent of the Indemnifying Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any Judgment with respect to any Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall not consent to a settlement or compromise of, or the entry of Judgment arising from, any Third Party Claim without the consent of any Indemnified Party unless (A) the sole relief provided is monetary damages and the Indemnifying Party pays (or causes to be paid) all amounts arising out of such settlement, compromise or Judgment that are due at the effectiveness of such settlement, compromise or Judgment concurrently therewith, (B) there is no finding or admission of any violation of Law or any violation of the rights of any Person, and (C) the Indemnified Party is granted an unconditional release from all Liability with respect to such claim. Section 10.5 Exclusive Remedy and Release. Buyer and Parent acknowledge and agree that, except with respect to Fraud and as provided for in the RWI Policy, and without limiting any right or obligation under any other Acquisition Documents, following the Closing, the indemnification provisions of Article VI and this Article X and specific performance of this Agreement pursuant to Section 11.7 shall be the sole and exclusive remedies of the Parent Indemnified Parties and the Buyer Indemnified Parties, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Acquisition or the other transaction contemplated by this Agreement, including any failure by any Party to perform or comply with any covenant or agreement that, by its terms,

179 was to have been performed, or complied with, under this Agreement and the other Acquisition Documents (other than any indemnification obligations or other rights set forth in such other Acquisition Document). Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. Section 10.6 Remediation Liability Procedures. (a) Except as provided in this Section 10.6, Section 1.1(n) of the Parent Disclosure Schedule, the Parties shall follow the general procedures for indemnification set forth in Section 10.4 with respect to any claim for indemnification under this Article X relating to Environmental Liabilities. In the event that Remediation is required at (i) any real property owned by Parent or any of its Affiliates after the Closing where a Transferred Entity (or any assignee thereof or successor thereto) is a lessee, whether or not the Remediation Liability is an Assumed Liability or Retained Liability or (ii) any real property owned by a third party where (A) a Transferred Entity (or any assignee thereof or successor thereto) is a lessee and (B) the Remediation Liability is a Retained Liability, Parent shall retain the right, but not the obligation, to conduct such Remediation; provided that such right shall be subject to the terms of any lease with third parties. Parent shall retain the right to undertake Remediation at real property owned by Parent or any of its Affiliates, whether or not the Remediation Liability is an Assumed Liability or Retained Liability, subject to the terms of any lease with a Transferred Entity (or any assignee thereof or successor thereto). For purposes of clarification, the obligation to provide indemnification is governed by the allocation of liabilities in this Agreement and any relevant conditions to the right to obtain indemnification and not by provisions establishing which Party has the right or obligation to conduct Remediation pursuant to this Section 10.6(a). (b) The Party performing the Remediation shall be referred to as the “Performing Party”. The following conditions shall apply to the performance of any Remediation conducted on property owned or leased by the non-Performing Party regardless of which Party is the Performing Party: (i) The Performing Party shall take reasonable precautions to minimize any interference with or disruption of the non-Performing Party or any third party’s operations and business, including obtaining the non-Performing Party’s prior written approval of any Remediation that is not required by Environmental Law or a Governmental Entity if such Remediation could reasonably be expected to substantially or unreasonably interfere with or disrupt the operation of the affected real property, which approval shall not be unreasonably withheld, conditioned or delayed; (ii) The non-Performing Party shall provide reasonable access to its owned or leased premises (as the case may be) and reasonably cooperate with the Performing Party in its performance of such Remediation. Such access may be memorialized by the Parties in a written access agreement, the terms of which shall not be inconsistent with this Agreement;

180 (iii) The Performing Party shall use reasonable efforts to avoid any harm to any Persons or damage to real or personal property, and shall be responsible for any harm or damages resulting from the performance of any such Remediation, except to the extent such harm or damage results from the negligence of the non-Performing Party or any representative thereof; (iv) All required Remediation shall be diligently performed in compliance with all applicable Environmental Laws; and (v) The Performing Party shall: (A) provide notice to the other Party at least three (3) business days prior to prior to commencing or performing any Remediation; (B) keep the other Party reasonably informed of the progress of any Remediation and provide copies of any (w) final proposed response, remediation, investigation or sampling plans and the results of sampling and analysis (including any final status reports of work in progress or other final reports), in each case required to be submitted to any Governmental Entity or third party, (x) material notices or other material letters or documents received from any Governmental Entity relating to the Remediation, and (y) notices of material meetings with any Governmental Entity relating to the Remediation; (C) provide the other Party, at its sole cost and expense, with a reasonable opportunity to review and comment on any material proposed response, remediation, investigation or sampling plans or reports prior to submission to a Governmental Entity; (D) provided that the Governmental Entity does not object and the other Party does not take a position contrary to the Performing Party, provide the other Party with the opportunity to attend, at its sole cost and expense, any planned meeting with any Governmental Entity regarding a Remediation; and (E) provide the other Party an opportunity to observe, at its sole cost and expense, any Remediation and to obtain, at its sole cost and expense, splits of any samples obtained in the course of conducting any Remediation (other than samples obtained in the course of conducting of routine sampling, monitoring, maintenance or similar activities performed in the ordinary course). (c) If a Remediation subject to this Section 10.6 at real property owned by Parent or its Affiliate is an Assumed Liability, the Remediation shall meet the least stringent applicable standards, regulations and requirements of applicable Law, including applicable Environmental Law or, where a Governmental Entity is asserting jurisdiction or supervising such Remediation, required by such Governmental Entity, and be consistent with the use of the property as of the Closing Date (the “Appropriate Remediation Standard”); provided that if a Transferred Entity or Buyer determines that the application of such Appropriate Remediation Standard would prevent or materially interfere with its business plans or reasonable future expansion of its operations on such real property, the Transferred Entity or Buyer may request Parent (such request not to be unreasonably denied, conditioned or delayed) to undertake a more expensive Remediation and the Transferred Entity or Buyer shall be responsible for the additional costs and expenses of such Remediation; provided, further, that if Parent determines on its own volition to remediate such property to a more stringent standard and incurs additional costs and expenses in so doing, Parent shall be liable for such additional costs and expenses. In furtherance of and to the extent consistent with the foregoing, Parent, its Affiliates, the Transferred Entities and Buyer agree to accept reasonable institutional controls and

181 engineering controls (including capping, signs, fences, environmental covenants and deed restrictions on the use of real property, soils or groundwater) required to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls. (i) Once (A) a no further action or equivalent determination (including, where an action is not conducted under the auspices of a Governmental Entity, a determination issued by a qualified and licensed environmental consultant) has been issued with respect to a Remediation conducted at real property owned by Parent or its Affiliate or (B) if a no further action or equivalent determination has not been issued, the only ongoing obligation with respect to impacts to groundwater is semi-annual or annual monitoring for purposes of evaluating whether such conditions have achieved a steady- state condition or that natural attenuation is occurring (“Periodic Groundwater Monitoring”), if the Remediation Liability at issue was an Assumed Liability, Buyer and its Affiliates (including the Transferred Entities) shall have no further obligations with respect to such Remediation or the portion of such Remediation subject to the no further action or equivalent determination, except, as applicable, any obligation to conduct Periodic Groundwater Monitoring (other than with respect to any Losses arising out of any Third Party Claims in connection with such matters). In such instance, Buyer and its Affiliates shall be responsible for ongoing operation and maintenance costs, if any, required with respect to the Remediation, including inspections, repair of any engineering controls, ongoing groundwater monitoring, Periodic Groundwater Monitoring and related reporting and provision of financial assurance, that are required after the issuance of the no further action notice or equivalent determination. Notwithstanding the foregoing and except as provided in Section 1.1(n) of the Parent Disclosure Schedule, in the event that a Governmental Entity reopens or otherwise modifies any determination related to the no further action notice or equivalent determination in connection with such Assumed Liability, or such determination is otherwise reopened pursuant to applicable Environmental Law, or additional investigation or development and/or implementation of an alternative or additional remedy is required based on the results of such Periodic Groundwater Monitoring, such that in each case additional investigation or remedial action is required under applicable Environmental Law, Buyer shall indemnify Parent and its Affiliates for any Losses associated with the reopening or modification of such determination or the additional work required as a result of the Periodic Groundwater Monitoring. (d) If a Remediation subject to this Section 10.6 is a Retained Liability, and Buyer and its Affiliates (including the Transferred Entities) is the Performing Party, the Remediation shall be consistent with the Appropriate Remediation Standard. If Parent or an Affiliate of Parent is the Performing Party, Parent shall design and implement the Remediation to achieve the Appropriate Remediation Standard or unrestricted use standards, subject to the requirements of applicable Environmental Law or the Governmental Entity asserting jurisdiction or supervising such Remediation. In furtherance of and to the extent consistent with the foregoing, Buyer shall agree to (and shall cause its Affiliates including the Transferred Entities to) accept any reasonable institutional controls and engineering controls (including capping, signs, fences, environmental covenants and deed restrictions on the use of real property, soils or groundwater) required to satisfy the

182 Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls. If the owner of the real property where such Remediation Liability exists is a third party, the rights of the Parties hereunder are subject to the relevant leases of the parties at such property. (i) Once a no further action or equivalent determination (including, where an action is not conducted under the auspices of a Governmental Entity, a determination issued by a qualified and licensed environmental consultant) has been issued with respect to a Remediation subject to this Section 10.6(d) in either case where such Remediation has been conducted at real property owned by a third party, Parent and its Affiliates shall have no further obligations with respect to such Remediation or the portion of such Remediation subject to the no further action or equivalent determination, except, as applicable, the obligation to conduct Periodic Groundwater Monitoring (other than with respect to any Losses arising out of any Third Party Claims in connection with such matters). In such instance, Parent and its Affiliates shall be responsible for ongoing operation and maintenance costs, if any, required with respect to the Remediation, including inspections, repair of any engineering controls, ongoing groundwater monitoring, Periodic Groundwater Monitoring and related reporting and provision of financial assurance, that are required after the issuance of the no further action notice or equivalent determination. Notwithstanding the foregoing, in the event that a Governmental Entity reopens or otherwise modifies any determination related to the no further action notice or equivalent determination in connection with such Retained Liability, or such determination is otherwise reopened pursuant to applicable Environmental Law, or additional investigation or development and/or implementation of an alternative or additional remedy is required based on the results of such Periodic Groundwater Monitoring, such that in each case additional investigation or remedial action is required under applicable Environmental Law, Parent shall indemnify the Transferred Entity, Buyer and its Affiliates for any Losses associated with the reopening or modification of such determination or the additional work required as a result of the Periodic Groundwater Monitoring. (e) With respect to any Remediation Liability at property owned or leased by Buyer or any of its Affiliates (including the Transferred Entities), which in either case is a Retained Liability, Parent shall not be responsible or liable for indemnification hereunder for any liability and Losses to the extent incurred and arising as a result of the following: (i) any voluntary environmental investigation involving sampling or testing of any soil or groundwater performed by or on behalf of Buyer or any of its Affiliates (including the Transferred Entities) after the Closing, other than any investigation undertaken by or on behalf of Buyer or any of its Affiliates (including the Transferred Entities) that is: (A) required by a Governmental Entity, required by or to attain compliance with any Environmental Law or Environmental Permit or which Buyer or any of its Affiliates (including the Transferred Entities) agrees to conduct in response to a threatened Action or Judgment by a Governmental Entity; (B) conducted in connection with defending against or otherwise responding to a Third Party Claim; (C) conducted in response to facts or conditions indicating a potential material risk to health or the environment; (D) conducted to comply with any lease requirements pertaining to any

183 leased real property or any requirements in site services agreements; (E) conducted in good faith to investigate a known or reasonably suspected Release of Hazardous Substances continuing or first occurring after the Closing; or (F) undertaken with the written consent of Parent (such consent to be provided in Parent’s sole discretion); provided that, with respect to such clause (F), if such consent is not provided within thirty (30) days, it shall be understood that Parent has not provided consent for such voluntary investigation. For purposes of clarification, the foregoing provision shall not be interpreted as providing Buyer or any of its Affiliates (including the Transferred Entities) with a right to conduct an environmental investigation involving sampling or testing of any soil or groundwater at property leased by Buyer or any of its Affiliates (including the Transferred Entities) from Parent or any Affiliate of Parent, for any reason, without obtaining the written consent of Parent or its applicable Affiliate in accordance with the terms of the lease for such facility. (ii) the voluntary disclosure of Contamination to a Governmental Entity by Buyer or any of its Affiliates (including the Transferred Entities) after the Closing, unless (A) Buyer or its applicable Affiliate reasonably believes that such disclosure was required by it under applicable Environmental Laws or Environmental Permits or required by a Governmental Entity or such disclosure is made in response to a threatened Action or Judgment by a Governmental Entity, (B) such disclosure is made in connection with defending against or otherwise responding to a Third Party Claim, (C) such disclosure is made in good faith in response to facts or conditions indicating an imminent material risk to health or the environment or (D) such disclosure is made with the consent of Parent (such consent to be provided in Parent’s sole discretion); provided that, with respect to such clause (D), if such consent is not provided within thirty (30) days, it shall be understood that Parent has not provided consent for such voluntary disclosure; or (iii) the exacerbation (which shall not, for the avoidance of doubt, include any actions consistent with the ordinary course operations of the Business prior to the Closing), after the Closing, by Buyer or any of its Affiliates (including the Transferred Entities) of Contamination that first occurred prior to the Closing; provided that this clause (iii) shall in no way relieve Parent of any Liability for a Remediation that is a Retained Liability if the exacerbation of Contamination that occurred prior to the Closing arises as a result of any action or inaction on the part of Buyer or any of its Affiliates (including the Transferred Entities) that does not rise to the level of negligence; provided, further, that Parent shall only be relieved of responsibility or liability for any additional cost of Remediation to the extent such cost is caused by such exacerbation. For purposes of clarification, any Delayed Asset shall be deemed to be owned by Buyer as of the Closing for all purposes of allocating Liabilities among the Parties under this Agreement and the other Acquisition Documents (including, for purposes of clarity, Article II and this Article X). Section 10.7 Additional Indemnification Provisions. (a) Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third

184 parties (other than pursuant to the RWI Policy) with respect to the indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party to the extent permitted by the applicable Contract. (b) Each Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided, further, that Buyer Indemnified Parties shall have no obligation to seek to first collect or first recover any Insurance Proceeds or Third Party Proceeds, in each case with respect to any Loss arising under or relating to Environmental Laws prior to obtaining indemnification from the Indemnifying Party pursuant to this Article X. Section 10.8 Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement (including Article VI and this Article X), after the Closing, neither Party shall be liable to the other Party or its Affiliates or any other Person, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, for, and “Losses” shall not include any amounts for any special, incidental, consequential or punitive damages (except, in the case of incidental and consequential damages only, to the extent such damages are a reasonably foreseeable consequence of the matter giving rise to the applicable Loss); provided that nothing herein shall prevent any Buyer Indemnified Party or Parent Indemnified Party from being indemnified pursuant to this Article X and Article VI for all components of awards against them in any Third Party Claim, including components of such Third Party Claim relating to special, incidental, consequential or punitive damages, fines, penalties and attorneys’ fees. Notwithstanding any provision herein to the contrary, no indemnity may be sought hereunder in respect of any Losses to the extent that the amount of the Losses has already been taken into account in the final determination of the Final Purchase Price pursuant to Section 2.3 (including through the calculation of Closing Cash, Closing Indebtedness, Closing Transaction Expenses or Closing Net Working Capital), it being the intent of this sentence solely to prevent double recovery and not otherwise limit or bar any claim for indemnification hereunder. Section 10.9 Indemnity Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law), Parent, Buyer and their respective Affiliates shall treat any and all payments pursuant to Section 2.3, Article VI or this Article X as an adjustment to the Final Purchase Price, for Tax purposes. Section 10.10 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. Any Losses subject to indemnification pursuant to this Article X shall be calculated (a) net of insurance proceeds actually received by the Indemnified Party for such Liability that actually reduce the amount of the Loss (“Insurance Proceeds”) and (b) net of any indemnity or contribution proceeds actually received by the Indemnified Party from any third party for such Liability that actually reduce the amount of the Loss (“Third Party Proceeds”); provided that for purposes of this Section 10.10, Insurance Proceeds and Third Party Proceeds shall be calculated net of any deductible, retention amount or increased insurance premiums and net of reasonable and documented costs of recovery incurred by the Indemnifying Party in obtaining such recovery. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this

185 Article X to any Indemnified Party pursuant to this Article X shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Loss. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Loss for which the Indemnified Party seeks indemnification pursuant to this Article X; provided, however, that in no event shall the Indemnified Party be required to (A) file one or more lawsuits or commence any other Proceeding against any insurer, reinsurer or Affiliate thereof (in its capacity as such) or (B) seek to first recover under the RWI Policy, any insurance policy or any other third party; provided, further, that the Indemnified Party’s inability, following such efforts, to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts, subject to the immediately preceding proviso) shall not limit the Indemnifying Party’s obligations hereunder; provided, further, that Buyer Indemnified Parties shall have no obligation to seek to first collect or first recover any Insurance Proceeds or Third Party Proceeds, in each case with respect to any Loss arising under or relating to Environmental Laws prior to obtaining indemnification from the Indemnifying Party pursuant to this Article X. ARTICLE XI GENERAL PROVISIONS Section 11.1 Entire Agreement. This Agreement and the other Acquisition Documents, and the Schedules, Annexes and Exhibits hereto and thereto, and the Non-Disclosure Agreement, along with the Parent Disclosure Schedule and the Buyer Disclosure Schedule constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, relating to such subject matter. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Section 11.2 Conflicts; Privileges. It is acknowledged by each of the Parties that Parent has retained each of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and the firms set forth on Section 11.2 of the Parent Disclosure Schedule (collectively, together with Skadden, the “Parent Law Firms”) to act as its counsel in connection with the transactions contemplated hereby and that the Parent Law Firms have not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Parent Law Firms for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Transferred Entities and the Transferred Joint Ventures) and Parent or any of its Affiliates, each of the Parent Law Firms may represent Parent or any such Affiliate in such dispute

186 even though the interests of Parent or such Affiliate may be directly adverse to Buyer or any of its Affiliates and even though the Parent Law Firms, as applicable, may have represented the Business or one of the Transferred Entities or Transferred Joint Ventures in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or the Business or one of the Transferred Entities or Transferred Joint Ventures, and Buyer hereby waives, on behalf of itself and each of its Affiliates (including, after the Closing, the Transferred Entities and the Transferred Joint Ventures), any conflict of interest in connection with such representation by the Parent Law Firms, as applicable. Buyer further agrees that, as to all communications, whether written or electronic, among the Parent Law Firms, Parent, the Business the Transferred Entities and the Transferred Joint Ventures, and all files, attorney notes, drafts or other documents, that (i) relate in any way to the transactions contemplated by this Agreement and (ii) predate the Closing, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Parent and may be controlled by Parent and shall not pass to or be claimed by Buyer or the Business or any of the Transferred Entities. Parent and Buyer agree to take, and to cause their respective Affiliates to take, the reasonable steps necessary to implement the intent of this Section 11.2. Parent and Buyer further agree that the Parent Law Firms and their respective partners and employees are third party beneficiaries of this Section 11.2. Section 11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred in whole or in part, by operation of Law or otherwise, by either of the Parties without the prior written consent of the other Party hereto (not to be unreasonably withheld, conditioned or delayed); provided that (a) Parent may, upon prior written notice to Buyer, transfer or assign, in whole or in part, its rights and interests (but not its obligations) hereunder to any Subsidiary of Parent and (b) Buyer may, upon prior written notice to Parent, transfer or assign, in whole or in part, its rights, interests and obligations hereunder to (i) any Affiliate of Buyer, (ii) the RWI Policy provider (but solely in the case of Fraud), or (iii) to the Financing Sources or other lenders or any collateral agent for the lenders as collateral security for the purposes of securing the Debt Financing pursuant to the terms thereof, in each case of clauses (i), (ii) and (iii), so long (x) as Buyer remains liable for the performance of its obligations under this Agreement and (y) such assignment will not impede or delay the consummation of the transactions contemplated hereby or otherwise materially impede the rights of the Transferred Entities pursuant to this Agreement. Any purported assignment in violation of the preceding sentence shall be void ab initio. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Section 11.4 Amendments and Waivers. Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, modification or supplement, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay on the part of any Party in the exercise of any right, power or privilege hereunder shall impair such right, power or privilege or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or covenant herein, nor shall any single or partial exercise of such right, power or privilege preclude other or further exercise thereof or any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

187 Section 11.5 No Third Party Beneficiaries. Except for Section 10.2, Section 10.3, Section 11.2, and Section 11.16 which are intended to benefit, and to be enforceable by, the parties specified therein, this Agreement, together with the other Acquisition Documents and the Annexes, Exhibits and Schedules hereto and thereto are for the sole benefit of the Parties and their permitted successors and assigns and nothing herein (express or implied) is intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof. Section 11.6 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including email transmission, so long as a receipt of such email is requested and received) and shall be given: (a) if to Parent, International Flavors & Fragrances Inc. 521 West 57th Street New York, New York 10019 Attention: Steven Landsman Email: Steve.Landsman@IFF.com with a copy (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 Attention: Brandon Van Dyke, Esq.; C. Michael Chitwood, Esq. Email: Brandon.VanDyke@skadden.com; Michael.Chitwood@skadden.com (b) if to Buyer, Foxtrot US Bidco, Inc. c/o CVC Advisors (U.S.), Inc. New York, NY 10010 Attention: James Christopolous; Thomas Schneider Email: jchristopoulos@cvc.com; tschneider@cvc.com with a copy (which shall not constitute notice) to: White & Case LLP 1221 Avenue of the Americas New York, NY 10010 Attention: Oliver Brahmst; Daniel Kozin; Ben Von Maur Email: obrahmst@whitecase.com; daniel.kozin@whitecase.com; ben.vonmauer@whitecase.com Section 11.7 Specific Performance.

188 (a) The Parties acknowledge and agree that irreparable harm for which monetary damages (even if available) would not be an adequate remedy would occur (i) in the event of any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and in addition to any other remedy to which they are entitled in Law or in equity. Subject to Section 11.7(b), each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Subject to Section 11.7(b), each of the Parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. (b) Notwithstanding the Section 11.7(a) or anything to the contrary contained in this Agreement, it is explicitly agreed that the right of Parent to an injunction, specific performance or other equitable remedies in connection with enforcing Buyer’s obligation to cause the Equity Financing to be funded to consummate the Closing (but not the right of Parent to such injunctions, specific performance or other equitable remedies for any other reason, including to enforce Parent’s rights under Section 5.33) shall be subject to the terms of this Agreement and the Equity Commitment Letter and the requirement that (i) all conditions in Sections 8.1 and 8.2 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their nature are to be satisfied at the Closing and which conditions are capable of being satisfied at the Closing), (ii) the Debt Financing (or Alternative Financing in accordance with Section 5.33) has been funded in accordance with the terms thereof, or will be funded in accordance with the terms thereof at the Closing if the Equity Financing were funded, and (iii) Parent has irrevocably confirmed in a written notice to Buyer that if the Equity Financing and Debt Financing are funded, then it will take such actions that are required of it by this Agreement to cause the Closing to occur. Section 11.8 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Acquisition or the other transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or

189 other request for leave from any such court and (iii) agrees that it will not bring any Proceeding relating to this Agreement or the Acquisition or the other transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Service of process, summons, notice or document to any Party’s address and in the manner set forth in Section 11.6 shall be effective service of process for any such action. The Parties further agree, to the extent permitted by Law, that a final and unappealable Judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the Judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such Judgment. Section 11.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 11.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 11.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term,

190 provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in Article IX and Article X be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Party’s liability or obligations hereunder or under the Financing Commitments or the Limited Guarantee. Section 11.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by facsimile, email, or otherwise) to the other Party. Section 11.12 Expenses. Whether or not the Closing takes place, and except as set forth otherwise in this Agreement, all costs and expenses (including legal fees, accounting fees, investment banking fees and filing fees) incurred in connection with this Agreement and the Acquisition and the other transactions contemplated hereby shall be paid by the Party incurring such expense. Section 11.13 Interpretation; Absence of Presumption. The specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Parent Disclosure Schedule or the Buyer Disclosure Schedule does not imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Parent Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Parent Disclosure Schedule is or is not material for purposes of this Agreement. Any information, item or other disclosure set forth in any section or subsection of the Parent Disclosure Schedule shall be deemed to have been set forth in any other section or subsection thereof, if the relevance of such disclosure to another section or subsection thereof is reasonably apparent on the face of such disclosure. Nothing herein (for the avoidance of doubt, including the Parent Disclosure Schedule) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding or Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the other Acquisition Documents shall mean “including without limitation” unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form;

191 (h) the table of contents and headings contained in this Agreement and the other Acquisition Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Acquisition Documents; (i) Parent and Buyer have each participated in the negotiation and drafting of this Agreement and the other Acquisition Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Acquisition Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or the other Acquisition Documents; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Contract or Law shall be deemed to refer to such Contract or Law, as amended, and, with respect to Laws, to any rules or regulations promulgated thereunder, in each case, as of such date); (n) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (o) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (p) the words “made available to Buyer” or “delivered to Buyer” or words of similar import refer to materials (1) posted to the virtual data room hosted by SS&C Intralinks under the title “Project Foxtrot” on or prior to the date hereof, (2) provided via electronic mail or in person at least one (1) Business Day prior to the date hereof or (3) solely with respect to Material Contracts, filed or furnished to the SEC as an exhibit to a Form 8-K, 10-Q or 10-K and publicly available on the SEC EDGAR reporting system on or after January 1, 2024 at least one (1) Business Day prior to the date of this Agreement; (q) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (r) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party; (s) any capitalized term used in any Exhibit, Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; (t) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not simply mean “if.”; (u) the word “any” shall mean “any and all”; and (v) the word “shall” shall have the same meaning as the word “will”. In the case of any ambiguity or conflict between the terms and conditions of this Agreement and the terms and conditions contained in Exhibits, Schedules, Conveyancing and Assumption Instruments or Acquisition Documents (unless in such Acquisition Document, any such conflicting provision is specifically and expressly agreed by the parties thereto to take precedence for the limited purposes of such Acquisition Document) the terms and conditions of this Agreement shall take precedence. Parent shall have sole rights to exercise all rights and remedies of any Seller under this Agreement. Parent makes no representations or warranties, express or implied, with respect to the Transferred Joint Ventures, except as expressly set forth in Section 3.4 (Non-contravention), Section 3.5(d) (Transferred Entities and Transferred Joint Ventures), Section 3.6 (Financial Data), Section 3.7 (No

192 Undisclosed Liabilities), Section 3.10(a)(iv) (Material Contracts) and Section 3.25 (No Other Representations and Warranties); and Parent makes no covenants with respect to the Transferred Joint Ventures, except as expressly set forth in Section 5.2(d) (Covenants Relating to the Conduct of the Business), Section 5.6 (Production of Witnesses and Individuals), Section 5.10(a)-(b) (Obligations Regarding Non-Assignable Assets and Non-Assumable Liabilities) and Section 5.11(a)-(b) (Pre-Closing Reorganization). Section 11.14 Foreign Exchange Rate. All payments to be made by a Party under this Agreement shall be made in U.S. dollars unless otherwise consented to in writing by the other Party. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 p.m. New York City Time on the date that is two Business Days before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Losses for payments made to third parties, the date shall be the Business Day before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party. Section 11.15 Financing Sources Protective Provisions. (a) Notwithstanding anything in this Agreement to the contrary, each of the Parties (i)(x) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Related Parties in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York and (y) agrees that any such action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Source Related Parties, relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance thereof, shall be subject to the exclusive jurisdiction of any State or Federal court sitting in the Borough of Manhattan in the City of New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (ii) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (iii) agrees service of process upon any such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.6, (iv) knowingly, intentionally and voluntarily waives any right to trial by jury in respect of any such action, cause of action, claim, cross-claim or third party claim and (v) agrees that any such action, cause of action, claim, cross-claim or third party claim shall be governed by, and construed and enforced

193 in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State. (b) Except to the extent a named party to this Agreement (and then only to the extent of the specific representations, warranties, or other obligations undertaken by such named party in this Agreement and not otherwise), no Financing Source or any of its respective former, current or future direct or indirect general or limited partners, stockholders, equityholders, managers, members, directors, officers, affiliates, employees, agents, attorneys or other representatives, successors, beneficiaries, heirs and assigns, or any former, current or future direct or indirect general or limited partners, stockholders, equityholders, managers, members, directors, officers, affiliates, employees, agents, attorneys or other representatives, successors, beneficiaries, heirs and assigns of any of the foregoing (together with the Financing Sources, the “Financing Source Related Parties”) shall have any liability (whether in contract, in tort, in law, in equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of Parent, the Transferred Entities or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby; provided that this sentence shall not apply to the Buyer and its affiliates with respect to the Debt Commitment Letter, the Debt Financing or the transactions contemplated thereby. Notwithstanding anything in this Agreement to the contrary, (x) neither Parent, the Transferred Entities nor any of their respective controlled Affiliates or Representatives (i) will have any rights or claims, regardless of the legal theory under which such right or claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, and (ii) will seek any such rights or claims against any of the Financing Source Related Parties in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or the performance of services hereunder and thereunder and (y) no Financing Source Related Party shall have any liability to Parent, the Transferred Entities or any of their respective controlled Affiliates or Representatives for any obligations or liabilities of the Parties or for any claim (regardless of the legal theory under which such claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory), based on, in respect of, or by reason of, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Financing or the performance of services hereunder or thereunder. For the avoidance of doubt, nothing in this Section 11.15(b) shall in any way limit or qualify the rights and obligations of the Financing Sources and the other parties to the Debt Commitment Letter or the Debt Financing (or the Definitive Agreements related thereto) to each other thereunder or in connection therewith. (c) Notwithstanding anything in this Agreement to the contrary, in the event that any Party seeks an amendment, modification, consent or waiver to this Section 11.15 or the definition of “Financing Source” or “Financing Source Related Parties” herein, in each case, that directly and adversely affects the Financing Sources, the prior written consent of the Financing Sources party to the Debt Commitment Letter shall be required before any such amendment, modification, consent or waiver may become effective.

194 (d) Notwithstanding anything in this Agreement to the contrary, the Financing Source Related Parties shall be express third party beneficiaries of and have the right to rely upon and enforce this Section 11.15 (in each case to the extent relating directly to such Financing Source Related Parties). Section 11.16 No Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement or the Limited Guarantee may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations of such party and subject to the terms, conditions and limitations set forth herein or therein. Except to the extent a named party to this Agreement (and then only to the extent of the specific representations, warranties, or other obligations undertaken by such named party in this Agreement and not otherwise) and except as provided in the Limited Guarantee (and then only to the extent with respect to the Guarantors and to the extent provided therein) or the Equity Financing Commitment (and then only to the extent with respect to the Equity Investors and only to the extent provided therein), no Buyer Related Party shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of Parent or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. In no event shall any Party or any of their respective Affiliates, and each Party agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Person not a Party to this Agreement, including such Party’s Non- Recourse Parties, except with respect to Buyer for the Equity Investors in accordance with the terms of the Limited Guarantee and the Equity Financing Commitment. [Remainder of page intentionally left blank]

[Signature Page to Transaction Agreement] IN WITNESS WHEREOF, Parent and Buyer have duly executed this Agreement as of the dates set forth below. PARENT: INTERNATIONAL FLAVORS & FRAGRANCES INC. By: Name: Steve Landsman Title: EVP, General Counsel Date: May 28, 2026 /s/ Steve Landsman

[Signature Page to Transaction Agreement] BUYER: FOXTROT US BIDCO, INC. By: Name: James Christopoulos Title: President and Treasurer Date: May 28, 2026 BUYER PARENT: FOXTROT US MIDCO LP By: FOXTROT TOPCO GP LLC, its General Partner By: Name: James Christopoulos Title: President and Treasurer Date: May 28, 2026 /s/ James Christopoulos /s/ James Christopoulos